As filed with the Securities and Exchange Commission on June 28, 2005

Registration No. 333-124311

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 2

to

FORM S-4

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

MIKOHN GAMING CORPORATION

(Exact name of registrant as specified in its charter)

Nevada	3990	88-0218876
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

920 Pilot Road

Las Vegas, Nevada 89119

(702) 896-3890

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Russel H. McMeekin

President and Chief Executive Officer

Mikohn Gaming Corporation

d/b/a Progressive Gaming International Corporation

920 Pilot Road

Las Vegas, Nevada 89119

(702) 896-3890

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Steven M. Przesmicki Charles S. Kim Cooley Godward LLP 4401 Eastgate Mall San Diego, California 92121 (858) 550-6000	Daniel Donahue Preston Gates & Ellis LLP 1900 Main Street, Suite 600 Irvine, CA 92614 (949) 253-0900

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effectiveness of this registration statement and the satisfaction or waiver of all other conditions under the merger agreement described herein.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission acting pursuant to said Section 8(a) may determine.

MERGER PROPOSED—YOUR VOTE IS VERY IMPORTANT

Dear Stockholders of VirtGame Corp.:

Together with the other members of the VirtGame board of directors, I cordially invite you to attend the special meeting of VirtGame stockholders which will be held on             , 2005, at 9:00 a.m. local time at              located at              to consider the acquisition of VirtGame through a merger with Mikohn Gaming Corporation, d/b/a Progressive Gaming International Corporation (Progressive). The VirtGame board of directors has unanimously approved the merger of VirtGame into a wholly-owned subsidiary of Progressive. We are proposing the merger because we believe it provides VirtGame stockholders with growth and strategic opportunities that would not be available to us on a stand-alone basis. At the special meeting, we will ask you to consider and vote on the approval and adoption of the merger, the merger agreement and the associated transactions. This document is being furnished to you in connection with the solicitation of proxies by the VirtGame board of directors for its use at the special meeting.

In the merger:

•	Progressive will issue up to 2,000,000 shares of Progressive common stock in connection with the transaction, subject to potential adjustments for working capital deficiencies, projected new contract revenue and a credit facility provided to VirtGame by Progressive. This includes shares to be issued upon the closing of the transaction in exchange for outstanding shares of VirtGame common stock and preferred stock, as well as shares that might be issued in the future upon the exercise of VirtGame options and warrants that are assumed by Progressive. The maximum number of shares of Progressive common stock to be issued in connection with the transaction is referred to in this proxy statement/prospectus as the “maximum transaction shares”.

•	Holders of VirtGame common stock will receive, for each share of VirtGame common stock that they own, a fraction of a share of Progressive common stock based on an exchange ratio that will be determined as of the closing of the transaction.

•	Holders of VirtGame preferred stock will receive, for each share of VirtGame preferred stock that they own, the number of shares of Progressive common stock that they would have received had they converted their VirtGame preferred stock into VirtGame common stock immediately prior to the closing of the transaction.

•	If the exchange ratios were calculated as of the date of this proxy statement/prospectus, each outstanding share of VirtGame common stock would be converted into approximately ..03024 shares of Progressive common stock in the transaction. Similarly, each share of VirtGame Series A Preferred Stock and Series B Preferred Stock would be converted into approximately 79.59 and 43.21 shares of Progressive common stock, respectively.

•	Holders of VirtGame common stock, preferred stock, options and warrants will also be entitled to receive a portion of the number of Progressive shares, if any, below the maximum transaction shares, that remain unissued following the expiration of all of the VirtGame options and warrants assumed by Progressive. Those remaining shares are referred to in this proxy statement/prospectus as the “balance shares”.

Based on a Progressive per share price of $             on              2005, and assuming 2,000,000 shares of Progressive stock will be issued, the aggregate value of all shares issued in connection with the merger will be approximately $            .

The estimated exchange ratios above are based on the approximately 61.7 million shares of VirtGame common stock currently outstanding on a fully diluted basis (which assumes the exercise of all outstanding options and warrants and conversion of all outstanding shares of preferred stock), as well as VirtGame’s current working capital level, projected new contract revenue and the aggregate amount currently outstanding under the Progressive credit facility. The actual common stock and preferred stock exchange ratios, however, will likely be different due to expected changes to VirtGame’s working capital level, projected new contract revenue and the amounts outstanding under the Progressive credit facility between the date of this proxy statement/prospectus and the closing of the transaction.

You will receive cash for any fractional share of Progressive common stock or preferred stock that you would be entitled to receive in the merger after aggregating all fractional shares to be received by you. Progressive common stock is traded on the Nasdaq National Market under the trading symbol “PGIC,” and VirtGame common stock is traded on the OTC Bulletin Board under the trading symbol “VGTI.OB.” Progressive stockholders will continue to own their existing shares, which will not be converted in the merger.

The VirtGame board of directors carefully reviewed and considered the terms and conditions of the proposed merger agreement and merger. Based on its review, the VirtGame board of directors has determined that the merger agreement and the merger are fair to and in the best interest of VirtGame and its stockholders and has declared the merger to be advisable to its stockholders. The VirtGame board of directors has unanimously approved and adopted the merger, the merger agreement and the transactions contemplated by the merger agreement and recommends that you vote “FOR” the approval and adoption of the merger, the merger agreement and the transactions contemplated by the merger agreement and that you vote “FOR” the potential adjournment or postponement of the meeting.

Your vote is important. The transaction cannot be completed unless the VirtGame stockholders approve and adopt the merger agreement, approve an amendment to the VirtGame certificate of incorporation and approve the merger. These matters are included in the proposals to be voted on at the special meeting of VirtGame. The obligations of Progressive and VirtGame to complete the transaction also are subject to the satisfaction or waiver of several conditions. Whether or not you plan to attend the special meeting, please take the time to vote by completing and mailing to us the enclosed proxy card or by submitting your voting instructions over the Internet or by telephone if these options are available to you. If your shares are held in an account at a brokerage firm, bank or other nominee, you should instruct your broker, bank or nominee how to vote in accordance with the voting instruction form furnished by your broker, bank or nominee. If you fail to submit a signed proxy or vote in person at the special meeting or you do not instruct your broker, bank or nominee how to vote, your shares will not be voted and it will have the same effect as a vote against approval and adoption of the merger, the merger agreement and the transactions contemplated by the merger agreement.

The enclosed proxy statement/prospectus provides you with detailed information about the merger. We encourage you to read the proxy statement/prospectus carefully in its entirety, including all of its annexes, before voting. IN PARTICULAR, YOU SHOULD CAREFULLY CONSIDER THE MATTERS DISCUSSED UNDER “RISK FACTORS” BEGINNING ON PAGE 22.

Mark Newburg

President and Chief Executive Officer

VirtGame Corp.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the shares of Progressive common stock to be issued in connection with the transaction described in this proxy statement/prospectus or determined whether this proxy statement/prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This proxy statement/prospectus is dated             , 2005 and is first being mailed to stockholders of VirtGame on or about             , 2005.

VIRTGAME CORP.

5900 Pasteur Court, Suite 110

Carlsbad, California 92008

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON             , 2005

To the Stockholders of VirtGame Corp.:

NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders of VIRTGAME CORP., a Delaware corporation (“VirtGame”), will be held on             , 2005, at 9:00 a.m. local time at              located at              for the following purposes:

(1)	To consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger and Reorganization, dated as of February 19, 2005, by and among Mikohn Gaming Corporation d/b/a Progressive Gaming International Corporation, or Progressive, Viking Acquisition Sub, Inc., a wholly-owned subsidiary of Progressive, Viking Merger Subsidiary, LLC, a Delaware Limited Liability Company and wholly-owned subsidiary of Progressive, and VirtGame, and to approve the merger. In the merger contemplated by the merger agreement:

•	Viking Acquisition Sub, Inc. will merge with and into VirtGame, and immediately following the effectiveness of that first merger, VirtGame will merge with and into Viking Merger Subsidiary, LLC, whereby VirtGame will cease to exist; and

•	each outstanding share of VirtGame common stock and preferred stock will be converted into shares of Progressive common stock, except that shares of VirtGame common stock held by any VirtGame stockholders who validly exercise dissenters’ rights will be subject to appraisal in accordance with Delaware corporation law.

(2)	To consider, vote upon and approve an amendment to VirtGame’s Certificate of Incorporation to amend the Certificate of Designations of Series B Preferred Stock to delete section 7(c)(viii), which sets forth certain rights of the preferred stockholders of VirtGame in the event of a merger, sale of assets or recapitalization of VirtGame, from the Certificate of Designations (referred to in this document as the “charter amendment”).

(3)	To vote on the adjournment or postponement of the special meeting to another time and date if such action is necessary for the board of directors to solicit additional proxies in favor of proposals 1 and 2.

(4)	VirtGame may also transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

THE EFFECTIVENESS OF PROPOSAL 1 IS CONDITIONED ON STOCKHOLDER APPROVAL OF PROPOSAL 2. ACCORDINGLY, IN THE EVENT THAT PROPOSAL 2 DOES NOT RECEIVE THE REQUISITE STOCKHOLDER VOTES, NEITHER PROPOSAL 1 NOR 2 WILL BECOME EFFECTIVE AND THE MERGER TRANSACTION WILL NOT BE CONSUMMATED.

These items of business are described in the attached proxy statement/prospectus. Only VirtGame stockholders of record at the close of business on             , 2005, the record date for the special meeting, are entitled to notice of, and to vote at, the special meeting and at any adjournment or postponement thereof.

Your vote is important. All VirtGame stockholders are cordially invited to attend the special meeting in person. However, to ensure your representation at the special meeting, we urge you to complete, sign and return the enclosed proxy card as promptly as possible in the enclosed postage-prepaid envelope or submit your voting instructions over the Internet or by telephone if that option is available to you. You may revoke your proxy in the manner described in the accompanying proxy statement/prospectus at any time before it is voted at the special meeting.

Please do not send any stock certificates representing your VirtGame common stock or preferred stock at this time.

By Order of the Board of Directors

Mark Newburg

President and Chief Executive Officer

Carlsbad, California

            , 2005

REFERENCE TO ADDITIONAL INFORMATION

This proxy statement/prospectus “incorporates by reference” important business and financial information about Mikohn Gaming Corporation, d/b/a Progressive Gaming International Corporation, from documents that are not included in or delivered with this proxy statement/prospectus. For a more detailed description of the information incorporated by reference into this proxy statement/prospectus and how you may obtain it, see “Additional Information—Where You Can Find More Information” on page 105.

You can obtain any of the documents incorporated by reference into this proxy statement/prospectus from Progressive or from the Securities and Exchange Commission, or the SEC, through the SEC’s web site at www.sec.gov. Documents incorporated by reference are available from Progressive without charge, excluding any exhibits to those documents, unless the exhibit is specifically incorporated by reference as an exhibit in this proxy statement/prospectus. VirtGame stockholders may request a copy of such documents by contacting the Progressive investor relations department at:

Progressive Gaming International Corporation

Attention: Investor Relations

920 Pilot Road

Las Vegas, Nevada 89119

(702) 896-3890

In order for you to receive timely delivery of the documents in advance of the VirtGame special meeting, Progressive should receive your request no later than             , 2005.

Annex A—Agreement and Plan of Merger and Reorganization

Annex B—Opinion of Trenwith Valuation, LLC

Annex C—Section 262 of the Delaware General Corporation Law

i

QUESTIONS AND ANSWERS ABOUT THE TRANSACTION

Q: Why am I receiving this proxy statement/prospectus?

A: VirtGame has agreed to be acquired by Progressive under the terms of a merger agreement that is described in this proxy statement/prospectus. A copy of the Agreement and Plan of Merger and Reorganization is attached to this proxy statement/prospectus as Annex A. The agreement and plan of merger and reorganization is referred to as the merger agreement.

In order to complete the merger transaction, VirtGame stockholders must vote to approve and adopt the merger agreement and approve the merger and an amendment to VirtGame’s Certificate of Incorporation, which is referred to in this document as the charter amendment, to amend the Certificate of Designations of Series B Preferred Stock to delete section 7(c)(viii) from the Certificate of Designations.

VirtGame is holding a special meeting of their stockholders to obtain necessary approvals. This proxy statement/prospectus contains important information about the proposed transaction and the special meeting of the stockholders of VirtGame. You should read it carefully.

Your vote is important. We encourage you to vote as soon as possible.

Q: What vote is required by VirtGame stockholders to approve and adopt the merger agreement and approve the proposed transaction?

A: The affirmative vote of (i) the holders of a majority of the shares of VirtGame common stock and Series A Preferred Stock, on an as converted to common stock basis, outstanding as of the record date, (ii) the holders of a majority of the Series A Preferred Stock outstanding as of the record date and (iii) the holders of a majority of the Series B Preferred Stock outstanding as of the record date are required to approve and adopt the merger agreement and approve the merger. The affirmative vote of the holders of a majority of the shares of VirtGame common stock and preferred stock, on an as converted to common stock basis, outstanding as of the record date, and at least 75% of the Series B Preferred Stock outstanding as of the record date are required to approve and adopt the charter amendment. The proposal regarding the potential adjournment or postponement of the special meeting must only receive the affirmative vote of the holders of a majority of the shares of VirtGame common stock present in person or represented by proxy entitled to vote and actually voting on the proposal. As of the record date, there were                  shares of VirtGame common stock,          shares of VirtGame Series A Preferred Stock and          shares of VirtGame Series B Preferred Stock outstanding.

Q: Does VirtGame’s board of directors recommend voting in favor of approval and adoption of the merger agreement and approval of the merger?

A: Yes. After careful consideration, VirtGame’s board of directors determined that the transaction is advisable and is fair to, and in the best interests of, VirtGame and its stockholders. VirtGame’s board of directors unanimously recommends that VirtGame stockholders vote FOR approval and adoption of the merger agreement and approval of the merger, FOR approval of the charter amendment and FOR the proposal to adjourn or postpone the meeting, if necessary.

For a description of the factors considered by the VirtGame board of directors in making its determination, see page 37.

Q: When do you expect to complete the proposed transaction?

A: Progressive and VirtGame are working to complete the transaction as quickly as possible. Progressive and VirtGame hope to complete the transaction during the third quarter of 2005. However, we cannot predict the exact timing of the completion of the transaction because the transaction is subject to several conditions and may be subject to state and Federal regulatory approvals. There may be a substantial period of time between the approval of the proposals by VirtGame stockholders at the special stockholders’ meeting and the effectiveness of the transaction.

For a description of the conditions to completion of the transaction, see page 60.

Q: What do I need to do now?

A: Progressive and VirtGame urge you to carefully read and consider the information contained in this proxy statement/prospectus, including the annexes, and to consider how the transaction will affect you as a stockholder. You also may want to review the documents referenced under the section entitled “Where You Can Find More Information” on page 105. If applicable, you should then vote as soon as possible in accordance with the instructions provided in this proxy statement/prospectus and on the enclosed proxy card or submit your voting instructions by internet or by telephone if that option is available to you.

Q: How do I vote?

A: If you are a VirtGame stockholder of record, you may vote in person at the special meeting or by submitting a proxy for the meeting. You can submit your proxy by completing, signing, dating and returning the enclosed proxy card in the accompanying pre-addressed postage paid envelope. If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or nominee, you must provide the record holder of your shares with instructions on how to vote your shares. Please refer to your proxy card or the voting instruction card used by your broker, bank or nominee to see if you may submit voting instructions using the internet or telephone.

Q: What happens if I do not vote?

If you do not submit a proxy card or vote at the special meeting, your proxy will not be counted as present for the purpose of determining the presence of a quorum, and will have the same effect as a vote against approval and adoption of the merger agreement and approval of the merger. If you submit a proxy card and affirmatively elect to abstain from voting, your proxy will be counted as present for the purpose of determining the presence of a quorum but will not be voted at the special meeting. As a result, your abstention also will have the same effect as a vote against approval and adoption of the merger agreement and approval of the merger. Broker non-votes will also have the same effect as a vote against approval and adoption of the merger agreement and approval of the merger.

Q: If my VirtGame shares are held in “street name,” will my broker, bank, or nominee vote my shares for me on the merger transaction proposals?

A: No. Your broker, bank, or nominee cannot vote your shares unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank, or nominee.

For a more complete description of voting shares held in “street name,” see page 31.

Q: Can I change my vote after I have mailed my signed proxy or direction form?

A: Yes. If you are a record holder, you can change your vote at any time before your proxy is voted at your stockholder meeting by:

•	delivering to the corporate secretary of VirtGame, a signed notice of revocation;

•	granting a new, later-dated proxy, which must be signed and delivered to the corporate secretary of VirtGame; or

•	attending your stockholder meeting and voting in person; however, your attendance alone will not revoke your proxy.

If your shares are held in street name and you have instructed your broker or nominee to vote your shares, you must follow your broker or nominee’s directions in order to change your vote or revoke your proxy.

Q: Should VirtGame stockholders send in their stock certificates now?

A: No. VirtGame stockholders should not send in their stock certificates now. After the transaction is completed, you will be sent written instructions for exchanging your VirtGame stock certificates for the merger consideration.

Q: What should I do if I receive more than one set of voting materials?

A: You may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive.

Q: Is the approval of Progressive stockholders required to effectuate the transaction?

A: No. Progressive is not required to obtain the approval of its stockholders.

Q: What if I object to the proposed transaction? Do I have appraisal rights?

A: If the transaction is completed, under applicable Delaware corporation law, holders of VirtGame common stock who do not vote in favor of approving and adopting the merger agreement and approving the merger will have the right to seek appraisal of the fair value of their shares as determined by the Delaware Court of Chancery, but only if they submit a written demand for an appraisal prior to the vote on the approval and adoption of the merger agreement and approval of the merger and they comply with the Delaware corporation law procedures explained in this proxy statement/prospectus. For a more complete description of your rights and the procedures for demanding appraisal of your shares of VirtGame common stock, see page 79.

Q: Whom should I call with questions?

A: If you have any questions about the transaction or if you need additional copies of this proxy statement/prospectus or the enclosed proxy card, you should contact:

VirtGame Corp.

5900 Pasteur Ct., Suite 110

Carlsbad, California 92008

(760) 438-1247

Attn: Investor Relations

You may also obtain additional information about Progressive and VirtGame from documents filed with the Securities and Exchange Commission by following the instructions on page 105.

SUMMARY OF THE PROXY STATEMENT/PROSPECTUS

Progressive and VirtGame are sending this proxy statement/prospectus to VirtGame stockholders. This summary highlights selected information from this proxy statement/prospectus and does not contain all of the information that is important to you. To better understand the transaction, you should read this entire document carefully, including the Agreement and Plan of Merger and Reorganization attached as Annex A and incorporated by reference into this document. The opinion of Trenwith Valuation, LLC attached as Annex B and the other documents to which Progressive and VirtGame refer. In addition, Progressive incorporates by reference into this proxy statement/prospectus important business and financial information about Progressive. You may obtain the information incorporated by reference into this proxy statement/prospectus without charge by following the instructions in the section entitled “Where You Can Find More Information” on page 105. Progressive and VirtGame have included page references parenthetically to direct you to a more complete description of the topics presented in this summary.

The Companies

Mikohn Gaming Corporation

d/b/a Progressive Gaming International Corporation

920 Pilot Road

Las Vegas, Nevada 89119

(702) 896-3890

Progressive is a leading developer and marketer of technology-based products for the gaming industry. Their business consists of three distinct segments: (1) slot and table games; (ii) product sales and (iii) systems. These business units offer different products and services.

VirtGame Corp.

5900 Pasteur Ct., Suite 110

Carlsbad, California 92008

(760) 438-1247

VirtGame is a networked gaming software provider to the regulated gaming and lottery industries. It offers to licensed casinos and sports wagering and lottery operations a comprehensive suite of software products that provide: (i) distribution of server-based casino games, sports wagering and lotteries through various distribution channels, including local area networks within a casino (such as over-the-counter, stand-alone kiosks and in-room wagering) and wider area networks such as online closed-loop Intranets or the Internet, (ii) open architecture supporting multiple operating system platforms and databases that require no special or proprietary hardware and (iii) customer management solutions, including managerial and financial reports and client data mining.

Summary of the Transaction (see page 34)

If the transaction is completed, Progressive will acquire VirtGame through a merger. To effect the merger, Viking Acquisition Sub, Inc., a newly formed wholly-owned subsidiary of Progressive, will merge with and into VirtGame, with VirtGame then immediately merging with and into Viking Merger Subsidiary, LLC, a Delaware limited liability company and wholly-owned subsidiary of Progressive, and VirtGame stockholders will be entitled to receive Progressive common stock issued by Progressive. Upon consummation of the transaction, VirtGame will cease to exist.

Based on a Progressive per share price of $                 or                 , 2005, and assuming 2,000,000 shares of Progressive stock will be issued, the aggregate value of all shares issued in connection with the merger will be approximately $                .

How the Exchange Ratios Will be Determined

Maximum Transaction Shares

Progressive will issue no more than 2,000,000 shares of Progressive common stock in connection with the transaction. This includes shares to be issued upon the closing of the transaction in exchange for outstanding shares of VirtGame common stock and preferred stock, as well as shares that might be issued in the future upon the exercise of VirtGame options and warrants that are assumed by Progressive. The maximum number of shares of Progressive common stock to be issued in connection with the transaction is referred to in this proxy statement/prospectus as the maximum transaction shares.

Reduction of Maximum Transaction Shares

The number of maximum transaction shares will be reduced to give effect to the value of:

•	The amount by which VirtGame’s net working capital (calculated in the manner set forth in the merger agreement) is less than $100,000 as of the closing of the transaction,

•	any amount owed by VirtGame under the credit facility provided by Progressive in connection with the transaction (discussed below), less the amount, up to $425,000, of expenses that VirtGame has incurred in connection with the merger, and

•	any indebtedness of VirtGame (other than the Progressive credit facility) outstanding immediately prior to the closing that was not reflected in VirtGame’s 10-QSB for the quarter ended September 30, 2004.

Any potential reduction to the number of maximum transaction shares will be offset to give effect to the value of cash payments that Progressive and VirtGame believe will be received by VirtGame within one year after the closing of the merger under certain new contracts (referred to in this proxy statement/prospectus as new contract revenue).

The net effect of all of these items will be translated to an adjustment to the number of maximum transaction shares based on a Progressive stock price of $11.97 per share, which was the ten-day average price of Progressive’s common stock prior to the date of the merger agreement.

The following example illustrates how the number of maximum transaction shares would be reduced based on, as of June 1, 2005, (i) VirtGame’s net working capital of ($200,000), (ii) $1.8 million outstanding under the Progressive credit facility, (iii) the accrual by VirtGame of more than $425,000 in transaction expenses, (iv) the absence of any other VirtGame indebtedness, and (v) VirtGame’s and Progressive’s agreement that new contract revenue is valued at $60,000:

Item	Value	Dollar Adjustment
VirtGame net working capital	$(200,000)	$(300,000)
Credit facility balance	$1,800,000	$(1,375,000)
Other indebtedness	—	—
New Contract Revenue	$60,000	$60,000

Net Dollar Adjustment		$(1,615,000)
divided by Progressive per share price		$11.97

Net reduction to maximum transaction shares		134,920
Maximum transaction shares		1,865,080

On the closing of the transaction, Progressive and VirtGame are required to reasonably and mutually agree upon a balance sheet of VirtGame as of the Closing Date and a calculation setting forth the foregoing adjustments.

Common Stock Exchange Ratio

Once the number of maximum transaction shares is determined, the VirtGame common stock exchange ratio will be determined by dividing the maximum transaction shares by VirtGame’s fully diluted common shares outstanding at closing. VirtGame’s fully diluted common shares will equal the sum of its actual common shares outstanding, plus the number of common shares issuable upon the exercise of all options and warrants outstanding, plus the number of common shares issuable upon the conversion of all outstanding VirtGame Series A Preferred Stock and Series B Preferred Stock. The following example illustrates how VirtGame’s fully diluted common shares and the resulting common stock exchange ratio will be determined:

maximum transaction shares	= Common Stock Exchange Ratio

VirtGame fully diluted common shares

Common stock outstanding	36,901,814
Shares issuable upon exercise of options	6,841,600
Shares issuable upon exercise of warrants	10,382,520
Shares issuable upon conversion of preferred stock	7,547,556
VirtGame fully diluted common shares	61,673,490
divided into maximum transaction shares	1,865,080
Common Stock Exchange Ratio	.03024

Each share of outstanding VirtGame common stock would be entitled to receive .03024 of a share of Progressive common stock in the transaction.

Preferred Stock Exchange Ratios

In the merger, holders of VirtGame preferred stock will receive, for each share of VirtGame preferred stock that they own, the number of shares of Progressive common stock that they would have received had they converted their VirtGame preferred stock into VirtGame common stock immediately prior to the closing of the transaction.

For example, each share of VirtGame Series A Preferred Stock is convertible into approximately 2,632 shares of VirtGame common stock. Accordingly, based on the common stock exchange ratio illustrated above, the Series A Preferred Stock exchange ratio would be approximately 79.59 (2,632 multiplied by .03024), and each share of outstanding VirtGame Series A Preferred Stock would be entitled to receive 79.59 shares of Progressive common stock in the transaction.

Similarly, each share of VirtGame Series B Preferred Stock is convertible into approximately 1,429 shares of VirtGame common stock. Accordingly, based on the common stock exchange ratio illustrated above, the Series A Preferred Stock exchange ratio would be approximately 43.21 (1,429 multiplied by .03024), and each share of outstanding VirtGame Series B Preferred Stock would be entitled to receive 43.21 shares of Progressive common stock in the transaction.

Exchange Ratios Will Likely Change

The actual common stock and preferred stock exchange ratios will likely be different than those illustrated above due to expected changes to VirtGame’s working capital level, projected new contract revenue and the amounts outstanding under the Progressive credit facility between the date of this proxy statement/prospectus and the closing of the transaction.

While neither VirtGame nor Progressive expect any material change in the number of VirtGame fully diluted common shares, the number of maximum transaction shares is expected to vary from the numbers illustrated above. As a result, the actual number of Progressive common shares issued to holders of VirtGame common stock, holders of VirtGame Series A Preferred Stock and Series B Preferred Stock, as well as those Progressive shares reserved for issuance upon assumed VirtGame options and warrants, will vary.

The following table depicts the number of shares that would be issued to holders of VirtGame common stock and preferred stock, or reserved for issuance upon assumed VirtGame options and warrants, if the net dollar adjustment described above is increased in increments of $600,000:

(In thousands except per share data)	Illustration above	Alternative 1	Alternative 2	Alternative 3
Scenario
Net dollar adjustment	$(1,615)	$(2,215)	$(2,815)	$(3,415)
Progressive 10 day average per share price	$11.97	$11.97	$11.97	$11.97

Net purchase price adjustment in shares	(135)	(185)	(235)	(285)
Maximum number of shares to be issued	2,000	2,000	2,000	2,000

Adjusted shares to be issued in the merger	1,865	1,815	1,765	1,715
Fully diluted VirtGame common stock	61,673	61,673	61,673	61,673

Fully diluted common stock exchange ratio	0.03024	0.02943	0.02862	0.02780
Progressive shares issued to holders of VirtGame
Common stock	1,116	1,086	1,056	1,026
Series A Preferred stock	155	150	146	142
Series B Preferred stock	74	72	70	68

Subtotal	1,344	1,308	1,272	1,236
Shares reserved for the exercise of VirtGame
Options	207	201	196	190
Warrants	314	306	297	289

Total shares issued or to be issued	1,865	1,815	1,765	1,715

While the above scenarios depict what could happen if the net purchase price adjustment is increased, thereby reducing the number of Progressive shares issued to VirtGame holders, there is also the possibility that the net dollar adjustment could be less as a result of additional projected new contract revenues.

Value of Progressive Stock to be Issued in the Merger

The number of maximum transaction shares will not be adjusted for changes in the values of Progressive or VirtGame common stock. As a result, before the completion of the transaction, the aggregate value of the Progressive common stock that VirtGame stockholders will receive in the transaction will vary as the market price of Progressive’s common stock changes. Progressive and VirtGame encourage VirtGame stockholders to obtain current market quotations for both Progressive and VirtGame common stock.

Balance Shares

Holders of VirtGame common stock, preferred stock, options and warrants will also be entitled to receive a portion of the number Progressive shares, if any, below the maximum transaction shares, that remain unissued following the expiration of all of the VirtGame options and warrants assumed by Progressive. Those remaining shares are referred to in this proxy statement/prospectus as the “balance shares”. Following the expiration of the last VirtGame option or warrant that is assumed by Progressive (currently expected to occur in             ), Progressive will determine the total number of shares of Progressive common stock actually issued in connection with the transaction. If the difference between the total number of shares actually issued and the maximum transaction shares is greater than 5,000, Progressive will issue the balance shares to the former holders of VirtGame common stock and preferred stock and the holders of assumed VirtGame options and warrants who exercised those options or warrants after the closing of the transaction.

The following example illustrates how the number of balance shares would be calculated if approximately one-half (1/2) of the VirtGame options and warrants that are assumed by Progressive in the transaction expire without being exercised.

(In thousands)
Adjusted maximum transaction shares (from illustration above)	1,865

Progressive shares issued to holders of VirtGame Common Stock, Series A Preferred Stock and Series B Preferred Stock outstanding as of the closing	1,344

Shares issued upon the exercise of VirtGame
Options	103
Warrants	157

Total Progressive shares issued	1,604
Balance Shares (1,865 – 1,604)	261

Divided by total Progressive shares issued	1,604

Additional fraction of Progressive share to be issued with respect to each Progressive share issued prior to issuance of Balance Shares	0.1627

Treatment of Outstanding VirtGame Options and Warrants

Upon consummation of the transaction, Progressive will assume all outstanding options and warrants to purchase VirtGame common stock. The number of shares issuable upon the exercise of these options and warrants will be taken into account for purposes of determining the exchange ratios applicable to the holders of VirtGame common stock and preferred stock. For more information about how VirtGame stock options and warrants will be affected by the transaction, see page 56.

Progressive and VirtGame have attached the merger agreement, which is the legal document that governs the transaction, as Annex A to this proxy statement/prospectus. Progressive and VirtGame encourage you to read the merger agreement carefully.

Credit Facility Provided to VirtGame by Progressive (see page 49)

Concurrent with the execution of the merger agreement, Progressive entered into a credit facility with VirtGame pursuant to which Progressive has agreed to lend VirtGame up to $2,500,000, subject to certain restrictions on the use of funds provided. VirtGame’s obligations under the credit facility are secured by a first priority lien on all of its assets pursuant to a security agreement between Progressive and VirtGame.

Recommendation of the VirtGame Board of Directors (see page 40)

We believe that the combination of the two companies will provide substantial strategic benefits to the VirtGame stockholders. The VirtGame board of directors believes the merger provides VirtGame stockholders with growth and strategic opportunities that would not have been available to VirtGame on a stand-alone basis. The VirtGame board of directors also believes that the merger agreement and the merger are fair to and in the best interest of VirtGame and its stockholders, has declared the merger to be advisable to its stockholders and unanimously recommends that VirtGame stockholders vote “FOR” approval and adoption of the merger, the merger agreement and the transactions contemplated by the merger agreement, and FOR approval of the charter amendment.

Opinion of VirtGame’s Financial Advisor (see page 40)

In connection with the proposed transaction, VirtGame’s financial advisor with respect to fairness, Trenwith Valuation, LLC (“Trenwith”), delivered a written opinion to the VirtGame board of directors to the effect that, as of February 19, 2005 and based upon and subject to the various considerations set forth in the opinion, from a financial point of view, the exchange ratio (as defined in the merger agreement) is fair to the stockholders of VirtGame (other than Progressive). The full text of Trenwith’s written opinion, dated February 19, 2005, is attached to this proxy statement/prospectus as Annex B. VirtGame encourages you to read this opinion carefully and in its entirety for a description of the procedures followed, assumptions made, matters considered and limitations on the review undertaken. Trenwith’s opinion is addressed to the VirtGame board of directors and is one of many factors considered by the VirtGame board of directors in deciding to approve the merger. It does not constitute a recommendation to any stockholder as to any matters relating to the transaction. Trenwith has delivered a consent to the inclusion of its opinion as Annex B to this proxy statement/prospectus, which consent is filed as an exhibit to the registration statement of which this proxy statement/prospectus forms a part.

Prior to its engagement by VirtGame, Trenwith advised the VirtGame board of directors that BDO Seidman, LLP was both an affiliate of Trenwith and the auditor of Progressive.

Overview of the Merger Agreement

Conditions to the Completion of the Transaction (see page 60)

Progressive’s and VirtGame’s obligations to complete the transaction are subject to satisfaction or waiver of closing conditions, including the following:

Closing Conditions of both Progressive and VirtGame:

•	the requisite approval and adoption by the VirtGame stockholders of the charter amendment, the merger agreement and the merger.

•	the absence of any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which has the effect of making the transaction illegal;

•	the effectiveness of the registration statement on Form S-4, of which this proxy statement/prospectus is a part, under the Securities Act of 1933, as amended, or the Securities Act, and the absence of any stop order or proceedings seeking a stop order initiated or threatened by the Securities and Exchange Commission, or the SEC;

•	the absence of any voluntary agreement between Progressive or VirtGame and the Federal Trade Commission or the Department of Justice pursuant to which Progressive or VirtGame has agreed not to consummate the transaction for any period of time; and

•	the approval of the listing of the shares of Progressive common stock to be issued in the transaction on the Nasdaq National Market, subject to notice of issuance.

Each of the closing conditions can, to the extent legally permissible, be waived by written mutual consent of Progressive and VirtGame.

Additional Closing Conditions of VirtGame:

•	satisfaction or waiver of representations and warranties and other agreements and covenants in the merger agreement by Progressive;

•	absence of any continuing effect, change, event or circumstance that, considered together with all other effects, changes, events or circumstances, is or could reasonably be expected to be or to become materially adverse to, or has or could reasonably be expected to have or result in a material adverse effect on: (a) the business, condition (financial or otherwise), capitalization, assets, liabilities, operations, financial performance or prospects of Progressive and its subsidiaries taken as a whole; or (b) the ability of Progressive to consummate the transaction or to perform any of its obligations under the merger agreement;

•	any governmental authorization required to be obtained prior to the merger from the Nevada Gaming Commission shall have been obtained and shall remain in full force; and

•	VirtGame shall have received a written opinion regarding tax matters from its counsel.

These closing conditions are waivable, to the extent legally permissible, in writing, by VirtGame.

Additional Closing Conditions of Progressive:

•	satisfaction or waiver of representations and warranties and other agreements and covenants in the merger agreement by VirtGame;

•	the receipt of all material consents required to be obtained in connection with the transaction;

•	Progressive shall have received executed agreements from affiliates of VirtGame;

•	Progressive shall have received executed release agreements from all VirtGame employees employed as of December 31, 2004;

•	Progressive shall have received executed noncompetition agreements from certain specified employees of VirtGame;

•	Progressive shall have received a written opinion regarding tax matters from its counsel;

•	Progressive shall have received a satisfactory update letter from VirtGame’s certified public accountants as to certain matters related to the registration statement of which this proxy statement/prospectus is a part;

•	Progressive shall have received executed notification agreements from each beneficial owner of 5% or more of the shares of VirtGame common stock;

•	Progressive shall have received the resignations of VirtGame’s officers and directors, effective immediately after the effective time of the transaction;

•	Mark Newburg, Arnaldo Galassi and Victoria (Tori) Abajian shall not have ceased to be employed by VirtGame, nor, in the case of Ms. Abajian, expressly stated that she intends to terminate her employment with VirtGame after the transaction or to decline to accept employment with Progressive;

•	absence of any continuing effect, change, event or circumstance that, considered together with all other effects, changes, events or circumstances, is or could reasonably be expected to be or to become materially adverse to, or has or could reasonably be expected to have or result in a material adverse effect on: (a) the business, condition (financial or otherwise), capitalization, assets, liabilities, operations, financial performance or prospects of VirtGame and its subsidiaries taken as a whole; (b) the ability of VirtGame to consummate the transaction by August 1, 2005 or to perform any of its obligations under the merger agreement; or (c) Progressive’s ability to vote, transfer, receive dividends with respect to or otherwise exercise ownership rights with respect to any of the interests of VirtGame immediately following the first merger;

•	the expiration or termination of any waiting period applicable to the consummation of the transaction under any applicable foreign laws, rules or regulations, and the absence of any voluntary agreement between Progressive or VirtGame and any foreign governmental body pursuant to which Progressive or VirtGame has agreed not to consummate the transaction for any period of time;

•	the satisfaction of any applicable antitrust, competition law or regulation, gaming laws or other legal requirements, and the absence of any materially burdensome term, limitation, condition or restriction (as determined by Parent in good faith) imposed by such requirements;

•

the absence of any pending or threatened legal proceedings by a governmental body (a) challenging or seeking to restrain or prohibit the consummation of the transaction; (b) relating to the transaction and seeking to obtain from Progressive or VirtGame, any damages or other relief that may be material to Progressive or VirtGame; (c) seeking to prohibit or limit in any material respect Progressive’s ability to vote, transfer, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of VirtGame; (d) that could materially and adversely affect the right or ability of Progressive or VirtGame to own the assets or operate the business of VirtGame; or (e) seeking to compel any of the VirtGame, Progressive or any subsidiary of Progressive to dispose of or hold separate any material assets as a result of the transaction;

•	neither the chief executive officer nor the chief financial officer of VirtGame shall have failed to provide, with respect to any document filed (or required to be filed) by VirtGame with the SEC after the date of the merger agreement any necessary certification in the form required under Rule 13a-14 under the Exchange Act and 18 U.S.C. §1350; and

•	No more than 3% holders of VirtGame common stock outstanding, as of the effective time of the transaction, shall have validly made, and not withdrawn, a demand for appraisal with respect to their shares of VirtGame common stock under Delaware corporation law.

These closing conditions are waivable, to the extent legally permissible, in writing, by Progressive.

Termination of the Merger Agreement (see page 62)

Progressive and VirtGame have the right to terminate the merger agreement before the transaction is completed:

•	if they mutually agree in writing;

•	if the transaction has not been completed by August 1, 2005 (as long as the terminating party in not in breach of the merger agreement);

•	if a court or other governmental entity issues a final and nonappealable ruling that permanently restrains or otherwise prohibits completion of the transaction;

•	if VirtGame’s stockholders have not approved the charter amendment, the merger agreement and the merger, provided that the termination right is not available to a party if the failure to obtain the stockholder approval is attributable to a failure on the part of such party to perform any consent or obligation of VirtGame’s under the merger agreement; and

•	if the other party is in breach of any representation, warranty, covenant or other agreement in the merger agreement, subject to certain limited conditions.

Progressive may terminate the merger agreement at any time prior to the approval and adoption by the stockholders of VirtGame, if a triggering event (as defined in the merger agreement) with respect to VirtGame shall have occurred.

Termination Fees and Expenses (see page 63)

Subject to certain exceptions, if the merger agreement is terminated (i) by either party because (a) the merger has not been consummated by August 1, 2005 or the required VirtGame stockholder vote is not received and (b) a triggering event has occurred or an acquisition proposal regarding VirtGame was disclosed, announced, commenced, submitted or made (and subsequently completed within 12 months), or (ii) by Progressive because a triggering event has occurred, then VirtGame shall make a nonrefundable cash payment to Progressive in an amount equal to $500,000, plus the amount (not to exceed $3 million) of Progressive’s transaction expenses in connection with the merger agreement and the merger. Moreover:

•	If the merger agreement is terminated by either party for any reason, then VirtGame will be required to repay to Progressive (in addition to the amounts payable by VirtGame described above) all amounts then outstanding under the Progressive credit facility.

•	Subject to certain exceptions, if the merger agreement is terminated by Progressive because VirtGame has not complied with or performed each of its covenants or obligations in the merger agreement in all material respects, then VirtGame shall pay to Progressive, a nonrefundable fee in the amount equal to $500,000.

•	Subject to certain exceptions, if the merger agreement is terminated by VirtGame because Progressive has not complied with or performed its covenants or obligations in the merger agreement in all material respects, then Progressive shall pay to VirtGame, a nonrefundable fee in the amount equal to $500,000.

Finally, if either party fails to pay when due any amount payable described above, then the party failing to make the payment shall reimburse the party to whom such payment is to have been made for all costs and expenses incurred in connection with the collection of such overdue amount and interest on the overdue amount.

No Solicitation (see page 58)

The merger agreement contains detailed provisions prohibiting VirtGame, as well as its officers, directors, employees, subsidiaries and representatives from taking any action to solicit a competing acquisition proposal. However, the merger agreement provides that under certain circumstances, if VirtGame receives an unsolicited acquisition proposal from a third party, it may furnish nonpublic information to that third party and enter into discussions with that third party. The circumstances under which VirtGame may furnish nonpublic information to a third party is conditioned on VirtGame’s compliance with its non-solicitation obligations and other conditions. Prior to furnishing any such nonpublic information or entering into such discussions, VirtGame must give Progressive written notice of the identity of such third party and of VirtGame’s intention to furnish nonpublic information to or enter into discussions with such third party. VirtGame is also required to receive from such third party an executed confidentiality agreement. If VirtGame provides non-public information to a third party, VirtGame must furnish such nonpublic information to Progressive if it has not been previously furnished by VirtGame to Progressive.

The board of directors of VirtGame may withhold, withdraw or change its recommendation relating to the transaction if: (i) an unsolicited, bona fide written offer to purchase all of the outstanding shares of VirtGame common stock and preferred stock is received by VirtGame and is not withdrawn; (ii) VirtGame provides Progressive with prior notice of any meeting of VirtGame’s board of directors at which such board of directors will consider and determine whether such offer is a superior offer; (iii) VirtGame’s board of directors determines in good faith that such offer constitutes a superior offer (as defined in the merger agreement); (iv) VirtGame’s board of directors determines in good faith, after consulting with VirtGame’ outside legal counsel, that, in light of such superior offer, the withdrawal or modification of its recommendation is required in order for VirtGame’ board of directors to comply with its fiduciary obligations to VirtGame’ stockholders under applicable law; and (vi) its recommendation is not withdrawn or modified in a manner adverse to Progressive at any time within five business days after Progressive receives written notice of such superior offer.

Meeting of VirtGame’s Stockholders (see page 30)

The obligation of VirtGame to call, hold and convene its stockholders’ meeting in order to obtain the required approval of its stockholders in relation to the transaction is not limited or affected by the commencement, disclosure, announcement or submission of another acquisition proposal or a permitted change of recommendation by the board of directors.

Interests of Directors, Officers and Affiliates of VirtGame and Progressive (see page 49)

When considering the recommendation of Progressive’s and VirtGame’s boards of directors, you should be aware that some of the directors and executive officers of each company have interests in the transaction that are different from, or are in addition to, yours. These interests include:

•	Progressive will indemnify each present and former VirtGame officer and director against liabilities arising out of that person’s services as an officer or director, and VirtGame will extend its directors’ and officers’ liability insurance to cover former VirtGame directors and officers for the next two years, subject to certain limitations;

•	Progressive has indicated that it does not intend to retain any of the executive officers of VirtGame. Pursuant to their respective employment agreements with VirtGame, each executive officer of VirtGame will receive a severance payment as a result of the transaction. Mr. Newburg is expected to receive a lump sum payment equal to $175,000. Mr. Galassi is expected to receive a lump sum payment of up to $148,000, plus a reasonable amount of outplacement assistance (not to exceed $15,000). Mr. Wichinsky is expected to continue to be paid his annual salary of $138,000 for a period of one year following the closing of the transaction; and

•	The VirtGame board members have unvested options to purchase 1,100,000 shares of VirtGame common stock that will vest upon the closing of this transaction. Those options, along with all other outstanding VirtGame options, will be assumed by Progressive. Based on recent market prices for Progressive common stock, the options held by VirtGame directors subject to acceleration have recently been “in-the-money” by approximately $0.07 per share, on average, which may provide them with value in the event of the merger. These options will remain in-the-money if Progressive’s stock price remains above $13 per share, with each increment of $0.35 in market price of Progressive stock above $13 per share representing approximately $0.01 per share in the value of these options, based on the spread between the exercise price and the market price of the underlying Progressive shares following the merger.

The board of directors of VirtGame took into account these interests in considering the fairness of the transaction to the VirtGame stockholders.

Material United States Federal Income Tax Consequences of the Transaction (see page 44)

In the opinion of Cooley Godward, counsel to Progressive, and in the opinion of Preston Gates & Ellis, counsel to VirtGame, which opinions rely upon certain representations and are subject to the other limitations and qualifications set forth under the heading “The Merger Transaction—Material United States Federal Income Tax Consequences,” the two mergers, taken as a whole together (which we refer to as the “integrated mergers”) will qualify as a reorganization under Section 368(a) of the Internal Revenue Code. The consummation of the transaction is conditioned on the receipt by each of Progressive and VirtGame of opinions from their respective counsel to the effect that the integrated mergers will so qualify. Notwithstanding qualification of the integrated mergers as a reorganization, VirtGame stockholders will recognize gain (or loss) to the extent any cash received in lieu of fractional Progressive common stock exceeds (is less than) the basis of such fractional share.

Progressive stockholders will have no United States federal income tax consequences as a result of the integrated mergers.

No gain or loss will be recognized by VirtGame or Progressive as a result of the integrated mergers; however, the integrated mergers may result in a limitation on use of the existing tax net operating losses of one or both companies.

Progressive and VirtGame strongly encourage VirtGame stockholders to consult with their own tax advisors to determine their particular tax circumstances. For a more complete description of the United States federal income tax consequences of the integrated mergers, see page 44.

Risk Factors (see page 22)

In evaluating the merger agreement, the principal terms of the transaction or the issuance of Progressive common stock in the transaction, you should carefully read this proxy statement/prospectus and especially consider the factors discussed in the section entitled “Risk Factors” on page 22 as well as the risk factors listed in the annual report of Progressive on Form 10-K for the year ended December 31, 2004.

Ability to Sell Progressive Stock (see page 48)

All shares of Progressive common stock received by VirtGame stockholders in connection with the transaction will be freely transferable unless you are considered an affiliate of VirtGame or Progressive under the Securities Act. Shares of Progressive common stock received by entities that are affiliates of VirtGame at the time the merger is submitted to VirtGame stockholders for vote may only be sold pursuant to Rule 145 of the Securities Act (which restricts the volume of securities that can be sold) or pursuant to a registration statement or exemption from the registration requirements of the Securities Act. Shares of Progressive common stock received by VirtGame stockholders in connection with the transaction will be listed for trading on the Nasdaq National Market.

A condition to the closing of the transaction is that Progressive shall have received executed notification agreements from each beneficial owner of 5% or more of the shares of VirtGame common stock. Pursuant to these agreements, beneficial holders of 5% or more of the shares of VirtGame common stock will agree not to, subject to certain limitations, for the one (1) year period immediately following the transaction without providing not less than ninety (90) days advance written notice to the Chief Executive Officer or the Chief Financial Officer of Progressive (A) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any of the shares of Progressive common stock received in the transaction, or (B) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any of the shares of Progressive common stock received in the transaction.

Comparative Market Price Information (see page 20)

Progressive common stock is listed on the Nasdaq National Market under the trading symbol “PGIC.” On February 18, 2005, the last full trading day prior to the public announcement of the agreement and plan of merger and reorganization, Progressive common stock closed at $11.90 per share.

VirtGame’s common stock is listed on the OTC Bulletin Board under the trading symbol “VGTI.OB” On February 18, 2005, the last full trading day prior to the public announcement of the agreement and plan of merger and reorganization, VirtGame common stock closed at $0.35 per share.

Stockholders of Progressive and stockholders of VirtGame are encouraged to obtain current market quotations.

Regulatory Approval (see page 47)

The transaction is subject to antitrust laws. However, the transaction between Progressive and VirtGame is not believed to be subject to the reporting and waiting provisions of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, or the HSR Act. Thus, no filings have been made or are presently contemplated with the United States Department of Justice and the United States Federal Trade Commission. Nevertheless, either the Department of Justice or the Federal Trade Commission as well as a foreign regulatory agency or government, state or private person, may challenge the transaction at any time before or after its completion.

The Nevada Gaming Control Act and the regulations promulgated thereunder (Nevada Act) provide that the acquisition of control of a registered publicly traded corporation such as VirtGame must be approved by the Nevada Gaming Commission (Nevada Commission). The Nevada State Gaming Control Board (Nevada Board) reviews and investigates applications and makes recommendations on those applications to the Nevada Commission for final action. Progressive has filed applications with the Nevada Board for approval of the acquisition of control of VirtGame and related amendments to its existing Order of Registration.

The Nevada Commission may also require certain of the individuals who will be appointed as officers, directors, and key employees of VirtGame in connection with the merger to be investigated and licensed or found suitable as part of the approval process relating to the transaction.

The Nevada Commission, the Nevada Board and applicable county and municipal regulatory authorities (collectively, Nevada Gaming Authorities) may deny an application for licensing for any cause that it deems reasonable. A finding of suitability is comparable to licensing, and both require submission of detailed personal and financial information followed by a thorough investigation.

Appraisal Rights (see page 79)

Under Delaware corporation law, if the transaction is completed, holders of VirtGame common stock who do not vote in favor of approving and adopting the merger agreement and approving the merger will have the right to seek appraisal of the fair value of their shares as determined by the Delaware Court of Chancery, but only if they submit a written demand for an appraisal prior to the vote on the approval and adoption of the merger agreement and approval of the merger and they comply with Delaware corporation law procedures explained in this proxy statement/prospectus.

Comparison of Stockholder Rights (see page 65)

The rights of VirtGame stockholders as stockholders of Progressive after the transaction will be governed by Progressive’s articles of incorporation and bylaws. Those rights differ from the rights of VirtGame stockholders under VirtGame’s certificate of incorporation and bylaws. See page 65.

SELECTED SUMMARY HISTORICAL AND PRO FORMA COMBINED FINANCIAL INFORMATION

The following tables present summary historical financial data, summary unaudited pro forma combined financial data, comparative per share data and market price and dividend data for Progressive and VirtGame.

Selected Summary Historical Financial Data of Progressive

(in thousands, except per share amounts)

The following summary financial data of Progressive is presented to you in your analysis of the financial aspects of the transaction. The information below was derived from the audited financial statements of Progressive for the years ended December 31, 2000 through 2004 and the unaudited financial statements for the three months ended March 31, 2004 and March 31, 2005. This information is only a summary, and you should read it together with the historical financial statements of Progressive incorporated by reference in this proxy statement/prospectus.

	Three Months Ended March 31,		Year Ended December 31,
	2005	2004	2004	2003	2002	2001	2000
Statement of Operations Data:
Net sales	$22,908	$21,129	$96,374	$91,803	$109,371	$104,740	$88,441
Cost of sales	10,341	9,742	42,882	46,849	58,591	47,932	44,337

Gross profit	12,567	11,387	53,492	44,954	50,780	56,808	44,104
Selling, general and administrative expenses	5,991	6,389	43,245	49,615	53,247	49,125	44,108
Other expense / asset write-downs	3,315	4,896	564	5,807	16,653	1,656	9,852

Operating income (loss)	3,261	102	9,683	(10,468)	(19,120)	6,027	(9,856)
Interest expense	(2,304)	(2,480)	(9,684)	(14,324)	(15,689)	(11,720)	(10,498)
Loss on early retirement of debt			—	(9,524)	—	(3,135)	—
Other income, net	—	25	195	87	375	1,620	(62)

Income (loss) from continuing operations before income taxes	957	(2,353)	194	(34,229)	(34,434)	(7,208)	(20,416)
Income tax (provision) benefit	—	—	65	13	(1,480)	(847)	(574)

Income (loss) from continuing operations	957	(2,353)	259	(34,216)	(35,914)	(8,055)	(20,990)
Income (loss) from discontinued operations (net of taxes)	—	—	—	—	(1,989)	(1,645)	(1,115)

Net income (loss)	$957	$(2,353)	$259	$(34,216)	$(37,903)	$(9,700)	$(22,105)

Weighted average common shares outstanding:
Basic	22,567	21,731	21,884	14,689	12,843	11,750	10,968

Diluted	25,491	21,731	22,359	14,689	12,843	11,750	10,968

Basic and diluted income (loss) per share:
Income (loss) from continuing operations	$0.04	$(0.11)	$0.01	$(2.33)	$(2.80)	$(0.69)	$(1.92)
Income (loss) from discontinued operations	—	—	—	—	(0.15)	(0.14)	(0.10)

Net income (loss)	$0.04	$(0.11)	$0.01	$(2.33)	$(2.95)	$(0.83)	$(2.02)

Balance Sheet Data:
Total assets	$119,736	$117,520	$117,520	$109,172	$141,993	$175,587	$166,746

Total debt / obligations	$106,523	$107,280	$107,280	$82,903	$123,967	$124,982	$113,488

Stockholders’ equity (deficit)	$13,213	$10,240	$10,240	$7,389	$(6,912)	$28,654	$29,205

Selected Summary Historical Financial Data of VirtGame

The following summary financial data of VirtGame is presented to you in your analysis of the financial aspects of the transaction. The information below was derived from the audited financial statements of VirtGame for the year’s ended December 31, 2000 through 2004 and the unaudited financial statements for the three months ended March 31, 2004 and March 31, 2005. This information is only a summary, and you should read it together with the historical financial statements of VirtGame included elsewhere in this proxy statement/prospectus.

	Three Months Ended March 31,		Year Ended December 31,
	2005	2004	2004	2003	2002	2001	2000
	(Unaudited)
Statement of Operations Data:
Net sales	$73,501	$18,950	$413,800	$601,100	$314,856	$589,227	$473,499
Cost of sales	56,994	6,680	(160,430)	(243,340)	0	0	0

Gross profit	16,507	12,270	253,370	357,760	314,856	589,227	473,499
Selling, general and administrative expenses	219,132	159,184	1,350,029	906,162	1,111,021	915,210	938,960
Other expense / asset write-downs	784,084	110,945	1,533,311	835,683	1,985,448	1,857,236	881,862

Operating income (loss)	(986,709)	(257,859)	(2,629,970)	(1,384,085)	(2,781,613)	(2,183,219)	(1,347,323)
Interest expense	(14,342)	—	0	14,812	52,683	39,547	27,422
Loss on early retirement of debt	—	—	—	—	—	—	—
Other income, net	147	4,090	15,943	168,797	130,666	14,292	6,411

Income (loss) from continuing operations before income taxes	(1,000,904)	(253,769)	(2,614,027)	(1,230,100)	(2,703,630)	(2,208,474)	(1,368,334)
Income tax (provision) benefit	—	(4,817)	(9,072)	(3,343)	(3,556)	(4,420)	(4,782)

Income (loss) from continuing operations	(1,000,904)	(258,586)	(2,623,099)	(1,233,443)	(2,707,186)	(2,212,894)	(1,373,116)
Income (loss) from discontinued operations (net of taxes)	—	—	—	—	—	—	(256,995)

Net income (loss)	$(1,000,904)	$(258,586)	$(2,623,099)	$(1,233,443)	$(2,707,186)	$(2,212,894)	$(1,630,111)

Weighted average common shares outstanding:
Basic	35,040,723	31,361,835	33,472,827	29,852,088	24,091,248	15,537,933	11,920,790

Diluted	35,040,723	31,361,835	33,472,827	29,852,088	24,091,248	15,537,933	11,920,790

Basic and diluted income (loss) per share:
Net income (loss)	$(0.03)	$(0.01)	$(0.08)	$(0.04)	$(0.11)	$(0.14)	$(0.14)

Balance Sheet Data:
Total assets	$1,701,043	$1,670,297	$1,670,297	$3,825,609	$1,002,112	$1,348,873	$1,332,243

Total debt / obligations	$1,775,577	$744,452	$744,452	$341,191	$920,175	$879,719	$515,722

Stockholders’ (deficit) equity	$(74,534)	$925,845	$925,845	$3,484,418	$81,937	$469,154	$816,521

Selected Unaudited Pro Forma Condensed Consolidated

Financial Information of Progressive and VirtGame

(in thousands, except per share amount)

Progressive and VirtGame have included in this proxy statement/prospectus the selected unaudited pro forma condensed consolidated financial information set forth below after giving effect to the transaction as a purchase of VirtGame by Progressive using the purchase method of accounting and the assumptions and adjustments described in the unaudited pro forma condensed consolidated financial statements and notes thereto contained elsewhere in this document.

The unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 2004 and the three months ended March 31, 2005 is presented as if the transaction was consummated on January 1, 2004 and combines the historical results of Progressive and VirtGame for the year ended December 31, 2004 and the three months ended March 31, 2005. The unaudited pro forma condensed consolidated balance sheet as of March 31, 2005 gives effect to the proposed transaction as if it occurred on March 31, 2005 and combines the historical balance sheets of Progressive and VirtGame at March 31, 2005.

The selected unaudited pro forma condensed consolidated financial information is based on estimates and assumptions, which are preliminary. This data is not intended to represent or be indicative of the consolidated results of operations or financial condition of Progressive that would have been reported had the transaction been completed as of the dates presented, and should not be taken as representative of future consolidated results of operations or financial condition of Progressive. This selected unaudited pro forma condensed consolidated financial information should be read in conjunction with the summary selected historical financial data and the unaudited pro forma condensed consolidated financial statements and accompanying notes contained elsewhere in this document and the separate historical financial statements and accompanying notes of Progressive that are incorporated by reference into this proxy statement/prospectus and the separate historical financial statements and accompanying notes of VirtGame that are included elsewhere in this proxy statement/prospectus.

	Year Ended December 31, 2004	Three Months Ended March 31, 2005
Statement of Operations Data:
Total revenues	$96,787	$22,982
Total cost of revenue	43,042	10,398
Income (loss) from operations	6,319	2,069
Interest income (expense), net	(9,683)	(2,304)
Net income (loss)	(3,113)	235
Basic and diluted loss per share	$(0.13)	$(.01)
Weighted average shares
Basic	23,884	24,567
Diluted	23,884	24,567

	March 31, 2005
Balance Sheet Data:
Cash and cash equivalents	$4,736
Accounts receivable, net	14,468
Intangible assets, net	63,722
Goodwill	21,792
Total assets	142,808
Total current liabilities	26,751
Long-term debt and notes payable, net	64,262
Deferred tax liabilities	16,114
Accumulated deficit	(106,947)
Total stockholders’ equity	35,681

Comparative Per Share Data

The following table shows (1) the basic and diluted earnings (loss) per common share and book value per share data for each of Progressive and VirtGame on a historical basis, and (2) the unaudited basic and diluted earnings (loss) per common share and book value per share for the combined company on a pro forma basis.

Because the number of maximum transaction shares to be issued in the transaction will not be known until the date of the closing of the transaction, VirtGame pro forma equivalent per share data cannot be computed at this time. Hypothetical VirtGame pro forma equivalent per share data is presented below using a hypothetical exchange ratio of .03024 (determined as if such date was the closing date of the merger) determined based on the approximately 61.7 million shares of VirtGame common stock currently outstanding on a fully diluted basis (which assumes the exercise of all outstanding options and warrants and conversion of all outstanding shares of preferred stock), as well as VirtGame’s current working capital level, projected new contract revenue and the aggregate amount currently outstanding under the Progressive credit facility. The actual exchange ratio, however, will likely be different due to expected changes to VirtGame’s working capital level, projected new contract revenue and the amounts outstanding under the Progressive credit facility between the date of this proxy statement/prospectus and the closing of the transaction.

The following information should be read in conjunction with (1) the separate historical financial statements and related notes of Progressive incorporated by reference in this document, (2) the separate historical financial statements and related notes of VirtGame included elsewhere in this document and (3) the unaudited pro forma condensed combined financial information included in this document. The pro forma information is not necessarily indicative of the results of operations that would have resulted if the transaction had been completed as of the assumed dates or of the results that will be achieved in the future.

Neither Progressive nor VirtGame has paid any cash dividends on its common stock during the periods presented.

We calculate historical book value per share by dividing stockholders’ equity by the number of shares of common stock outstanding at December 31, 2004 and March 31, 2005, respectively.

We calculate pro forma book value per share by dividing pro forma stockholders’ equity by the pro forma number of shares of Progressive common stock that would have been outstanding had the proposed transaction been consummated as of December 31, 2004 and March 31, 2005, respectively. Pro forma combined loss applicable to common stockholders, pro forma stockholders’ equity and the pro forma number of shares of Progressive common stock outstanding have been derived from the unaudited pro forma condensed combined financial information appearing elsewhere in this proxy statement/prospectus.

	Historical		Pro Forma
	Mikohn	VirtGame	Mikohn and VirtGame combined	VirtGame Equivalent
Basic and diluted loss per common share:
Year ended December 31, 2004	$0.01	$(0.08)	$(0.08)	$—
Book value per share as of:
December 31, 2004	$0.46	$.03	$1.38	$0.04
Cash dividends	$—	$—	$—	$—
Basic and diluted loss per common share:
Quarter ended March 31, 2005	$0.04	$(0.03)	$0.02	$—
Book value per share as of:
March 31, 2005	$0.57	$.03	$1.46	$0.04
Cash dividends	$—	$—	$—	$—

Comparative Per Share Market Price and Dividend Data

Progressive common stock is quoted on the Nasdaq National Market and traded under the symbol “PGIC.” VirtGame’s common stock is quoted on the OTC Bulletin Board and traded under the symbol “VGTI.OB.” The table below sets forth for the periods indicated the high and low sale prices per share of Progressive common stock and VirtGame common stock. For current price information with respect to Progressive common stock and VirtGame common stock, you are urged to consult publicly available sources. No assurance can be given as to future prices of, or markets for, shares of Progressive common stock or VirtGame common stock.

	Progressive Common Stock		VirtGame Common Stock
	High	Low	High	Low
Fiscal year ending December 31, 2003
First Quarter	$3.88	$2.65	$.48	$.25
Second Quarter	6.45	3.00	.53	.28
Third Quarter	8.02	4.66	.85	.50
Fourth Quarter	5.95	3.87	.82	.61
Fiscal year ended December 31, 2004
First Quarter	$6.25	$4.08	$.72	$.43
Second Quarter	5.09	3.73	.55	.39
Third Quarter	5.80	4.25	.55	.29
Fourth Quarter	10.63	5.56	.69	.39
Fiscal year ended December 31, 2005
First Quarter	$13.90	$9.00	$.44	$.24
Second Quarter (through June 1, 2005)	14.82	10.75	.36	.20

Recent Share Price Data

The table below presents the per share closing prices of Progressive common stock and VirtGame common stock on the Nasdaq National Market and the OTC Bulletin Board, respectively, and the market value of a share of VirtGame common stock on an equivalent per share basis, on February 18, 2005, the last trading day before announcement of the merger agreement and             , 2005, the last trading day prior to the date of this proxy statement/prospectus. The equivalent price per share data for VirtGame common stock has been determined by multiplying the last reported sale price of a share of Progressive common stock on each of these dates by a hypothetical exchange ratio of .03024 determined based on the approximately 61.7 million shares of VirtGame common stock currently outstanding on a fully diluted basis (which assumes the exercise of all outstanding options and warrants and conversion of all outstanding shares of preferred stock), as well as VirtGame’s current working capital level, projected new contract revenue and the aggregate amount currently outstanding under the Progressive credit facility. The actual exchange ratio, however, will likely be different due to expected changes to VirtGame’s working capital level, projected new contract revenue and the amounts outstanding under the Progressive credit facility between the date of this proxy statement/prospectus and the closing of the transaction. Changes in the market price of Progressive common stock or VirtGame common stock will not affect the number of shares of Progressive common stock to be received by a VirtGame stockholder.

	Price Per Share
	February 18, 2005
Progressive common stock	$11.40	$
VirtGame common stock	$.35	$
Progressive common stock consideration per share of VirtGame common stock	$.35	$

Dividends

To date, Progressive has not paid cash dividends on its common stock and does not intend to pay any cash dividends in the foreseeable future. VirtGame has not paid any cash dividends on its common stock since its inception and does not contemplate paying dividends on its common stock in the foreseeable future. The holders of VirtGame’s Series A convertible preferred stock and Series B convertible preferred stock will be entitled to participate in any dividends declared by VirtGame on its common stock on a pro rata basis. In that case, the dividends payable to VirtGame’s preferred stockholders would be determined as if the preferred stock had been converted to VirtGame common stock on the record date for determining the stockholders entitled to receive the dividends. During the year ended December 31, 2004, VirtGame made a $51,150 Series A preferred stock dividend and declared an additional $51,150 dividend payable as at December 31, 2004.

RISK FACTORS

In addition to the other information included in this proxy statement/prospectus, including the matters addressed in “Cautionary Statement Concerning Forward-Looking Statements,” you should carefully consider the following risks before deciding whether to vote for approval and adoption of the merger, the merger agreement and the transactions contemplated by the merger agreement. In addition, you should read and consider the risks associated with the business of Progressive because these risks will also affect the combined company. These risks can be found in the Progressive Annual Report on Form 10-K for the year ended December 31, 2004, which is filed with the SEC and incorporated by reference into this proxy statement/prospectus.

Risks Related to the Transaction

The maximum number of Progressive shares to be issued is fixed and will not be adjusted based on share price, which means fluctuations in Progressive’s and VirtGame’s share prices could cause VirtGame stockholders to receive Progressive common stock with a value that is different from that of their shares of VirtGame common stock.

Progressive’s stock price has been volatile in the past and may continue to be volatile in the future. If the exchange ratios were calculated as of the date of this proxy statement/prospectus, each outstanding share of VirtGame common stock would be converted into approximately .03024 shares of Progressive common stock in the transaction. The manner in which the exchange ratio is calculated will not change, even if the market price of either or both the VirtGame common stock and Progressive common stock fluctuate. In addition, neither party may withdraw from the merger agreement or re-solicit the vote of its stockholders solely because of changes in the market price of VirtGame common stock or Progressive common stock. The specific dollar value of Progressive common stock that VirtGame stockholders will receive upon completion of the transaction will depend on the market value of Progressive common stock at that time. The market price of Progressive common stock at the closing of the transaction will likely vary from the market price as of the date of this proxy statement/prospectus and as of the date of the VirtGame stockholders meeting. Any reduction in Progressive’s stock price will result in VirtGame stockholders receiving less value in the transaction from shares of Progressive common stock received. Conversely, any increase in Progressive’s stock price will result in VirtGame stockholders receiving greater value in the transaction from shares of Progressive common stock received. Stockholders will not know the exact value of Progressive common stock to be issued to VirtGame stockholders in the transaction at the time of the meeting of VirtGame stockholders.

Variations in the market price of Progressive common stock or VirtGame common stock may be caused by a number of factors, including, among others, changes in the businesses, operations or prospects of Progressive or VirtGame, the timing of the transaction, regulatory considerations and general market, gaming industry and economic conditions. Progressive and VirtGame urge Progressive and VirtGame stockholders to obtain recent market quotations for Progressive and VirtGame common stock.

Progressive and VirtGame may not realize the benefits they expect from the transaction.

The integration of the VirtGame technology may be time consuming and expensive, and may disrupt Progressive’s business. After the acquisition, Progressive will need to overcome significant challenges in order to realize any benefits or synergies from the proposed merger. These challenges include the timely, efficient and successful execution of a number of post-transaction integration activities, including:

•	integrating the technologies of the two companies;

•	successfully completing the development of VirtGame’s technology and developing commercial products based on that technology;

•	obtaining in a timely manner all gaming regulatory approvals required for the sale of central server based slot games and other newly integrated products based on VirtGame’s technology;

•	retaining and assimilating the key personnel of each company;

•	attracting additional customers for products based on VirtGame’s technology; and

•	implementing and maintaining uniform standards, controls, processes, procedures, policies and information systems.

The process of integrating operations and technology could cause an interruption of, or loss of momentum in, the activities of one or more of Progressive’s businesses and the loss of key personnel. The diversion of management’s attention and any delays or difficulties encountered in connection with the acquisition and the integration of VirtGame’s technology could have an adverse effect on Progressive’s business, results of operations or financial condition. Progressive may not succeed in addressing these risks or any other problems encountered in connection with the transaction. The inability to successfully integrate the technology and personnel of VirtGame, or any significant delay in achieving integration, could have a material adverse effect on Progressive and, as a result, on the market price of Progressive’s common stock.

Failure to complete the transaction could negatively affect VirtGame’s stock prices and future business and operations.

If the transaction is not completed for any reason, the price of VirtGame’s common stock may decline to the extent that the current market price of VirtGame’s common stock reflects a positive market assumption that the transaction will be completed. In addition, if the merger agreement is terminated, VirtGame may be unable to find a third party willing to engage in a similar transaction on terms as favorable as those set forth in the merger agreement, or at all. This could limit VirtGame’s ability to pursue its strategic goals in an atmosphere of increased uncertainty.

General uncertainty related to the transaction could harm Progressive and VirtGame.

Although neither Progressive nor VirtGame are aware that any of their customers have, as of the date hereof, delayed, deferred or cancelled any purchasing decisions with respect to existing agreements, there is a risk they may delay, defer or cancel such purchasing decisions in response to the announcement of the proposed transaction or delay of its completion. If Progressive’s or VirtGame’s customers delay, defer or cancel such decisions, the revenues of Progressive and VirtGame, respectively, and the revenues of the combined company, could be reduced, their respective businesses could be harmed, or the anticipated benefits of the transaction may not be realized.

Speculation regarding the likelihood of the closing of the transaction could increase the volatility of Progressive’s and VirtGame’s share prices.

Some of VirtGame’s officers and directors have interests in the transaction that may influence them to support or approve the transaction.

Some of the directors of VirtGame who recommend that you vote in favor of the transaction, and the officers of VirtGame who provided information to the VirtGame board of directors relating to the transaction, have employment, indemnification and severance benefit arrangements and rights to acceleration of stock options that provide them with interests in the transaction that may differ from yours. The receipt of compensation or other benefits in the transaction may have influenced VirtGame’s directors in making their recommendation that you vote in favor of the transactions called for by the merger agreement, and the officers in making recommendations to the board of directors relating to the transaction.

Specifically, with respect to VirtGame, VirtGame’s executive officers, Mark Newburg, VirtGame’s President, Chief Executive Officer and a director, Arnaldo Galassi, VirtGame’s Vice President, Finance, and Chief Financial Officer, and Glenn Wichinsky, General Counsel, and the independent members of the VirtGame board of directors, Paul A. Harvey and Vincent DiVito, each have interests that may differ from those of yours. Progressive has indicated that it does not intend to retain any of the executive officers of VirtGame. Pursuant to their respective employment agreements with VirtGame, each executive officer of VirtGame will receive a severance payment as a result of the transaction. Mr. Newburg is expected to receive a lump sum payment equal to $175,000. Mr. Galassi is expected to receive a lump sum payment of up to $148,000, plus a reasonable amount of outplacement assistance (not to exceed $15,000). Mr. Wichinsky is expected to continue to be paid his annual salary of $138,000 for a period of one year following the closing of the transaction.

Charges to operations resulting from the application of the purchase method of accounting may adversely affect the market value of Progressive common stock following the transaction.

If the benefits of the transaction are not achieved, Progressive’s financial results, including earnings (loss) per common share, could be adversely affected. In accordance with United States generally accepted accounting principles, the combined company will account for the transaction using the purchase method of accounting. Progressive will allocate the total estimated purchase price to VirtGame’s net tangible assets, amortizable intangible assets, and in-process research and development based on their fair values as of the date of completion of the transaction, and record the excess of the purchase price over those fair values as goodwill. The combined company will incur additional amortization expense over the estimated useful lives of certain of the intangible assets acquired in connection with the transaction, which is expected to be approximately $1.2 million on an annual basis. In addition, to the extent the value of goodwill or intangible assets with indefinite lives becomes impaired, the combined company may be required to incur material charges relating to the impairment of those assets. The additional charges could adversely affect Progressive’s financial results, including earnings (loss) per common share, which could cause the market price of Progressive common stock to decline.

Progressive and VirtGame will incur substantial costs whether or not the transaction is completed.

Progressive and VirtGame will incur substantial costs related to the transaction whether or not the transaction is completed. These costs include fees for financial advisors, attorneys and accountants, filing fees and financial printing costs. Progressive currently expects to incur approximately $             million in costs, approximately $             million of which are not contingent on the completion of the transaction. VirtGame currently expects to incur approximately $             million in costs, approximately $             million of which are not contingent on the completion of the transaction. In addition, if either party terminates the merger agreement, it may be obligated to pay a termination fee to the other party under certain circumstances.

In addition, if the transaction does not occur, VirtGame would be required to repay the outstanding balance under the $2.5 million credit facility provided by Progressive to VirtGame. In this event, VirtGame will need to secure additional financing to repay the credit facility, which it may be unable to do on favorable terms, if at all. If VirtGame is unable to obtain additional funding to repay the credit facility, there is substantial doubt about VirtGame’s ability to continue as a going concern. As the debt represented by the credit facility is secured by substantially all of the assets of VirtGame, if VirtGame fails to pay the credit facility when due, Progressive may choose to foreclose on the security interest. In order to repay the credit facility when due, VirtGame would be required to obtain additional financing. To the extent VirtGame were to issue and sell more shares of its capital stock in order to repay the credit facility, such sales would result in additional dilution for VirtGame’s existing stockholders and may be on undesirable terms.

The market price of Progressive common stock may decline as a result of the transaction.

The market price of Progressive common stock may decline as a result of the transaction for a number of reasons, including if:

•	the integration of Progressive and VirtGame is not completed in a timely and efficient manner;

•	the combined company does not achieve the expected benefits of the transaction as rapidly or to the extent anticipated by financial or industry analysts;

•	the effect of the transaction on the combined company’s financial results are dilutive for a number of years;

•	the effect of the transaction on the combined company’s financial results is not consistent with the expectations of financial or industry analysts; or

•	significant stockholders of Progressive and VirtGame decide to dispose of their shares of Progressive common stock following completion of the transaction.

Risks Related to VirtGame’s Business

VirtGame has a history of losses, expects to incur additional losses and may never achieve profitability.

VirtGame commenced revenue producing operations in September 1997. During its fiscal year ended December 31, 2004, it generated only $413,800 of revenue and realized a net loss $2,623,099. From its inception of revenue producing operations in September 1997 through March 31, 2005, it incurred an accumulated deficit of $27,043,056. VirtGame has yet to generate profits from operations and consequently it is unable to predict with any certainty whether its operations will become a commercially viable business. In order for VirtGame to become profitable, it will need to generate and sustain a significant amount of revenue while maintaining reasonable cost and expense levels.

VirtGame’s independent auditors’ report raises substantial doubt about its ability to continue as a going concern.

VirtGame’s independent auditors have prepared their report on VirtGame’s 2004 financial statements assuming that it will continue as a going concern. Their report has an explanatory paragraph stating that its recurring losses from operations since inception, limited operating revenue and limited capital resources raise substantial doubt about its ability to continue as a going concern.

VirtGame will require additional capital in order to carry out its plan of operations, but it does not have adequate commitments to obtain such capital and it may not be able to obtain adequate capital as and when required.

As of March 31, 2005, VirtGame had a working capital deficit of $1,466,314 and total cash and cash equivalents of $183,887. VirtGame’s working capital deficit has increased since year end due to continuing losses from operations. In connection with its agreement to acquire VirtGame, Progressive has agreed to lend VirtGame up to $2.5 million, subject to certain restrictions on the use of funds provided. VirtGame believes that the Progressive credit facility will be sufficient to fund its operations and transactional expenses through the close of the merger transaction. However, in the event that the transaction with Progressive does not occur, VirtGame will need significant additional working capital in order to fund its continued gaming software development during fiscal 2005 and, if necessary, to finance future losses from operations as it endeavors to build revenue and reach a profitable level of operations. If no effect is given to VirtGame’s proposed acquisition by Progressive, including the $2.5 million credit facility, VirtGame estimates that it would need approximately $5 million of additional capital over the next 12 months in order to fund continued development and expected operating losses. In the event the merger with Progressive does not occur, VirtGame will endeavor to raise additional required funds through various financing sources by issuing additional shares of its securities. However, such funds may not be available on commercially reasonable terms, if at all. Should VirtGame be unable to raise the required funds, its ability to continue as a going concern will be materially adversely affected.

VirtGame may not complete its proposed acquisition by Progressive and, in the event it is unable to do so, VirtGame may be required to pay certain fees and expenses to Progressive.

Pursuant to the merger agreement, Progressive’s obligation to consummate the proposed merger is subject to a number of conditions, including, without limitation, the absence of any material adverse change in VirtGame’s business, assets or prospects; the accuracy and completeness of VirtGame’s representations and warranties included in the merger agreement; VirtGame’s satisfaction of certain covenants on its part; the approval of the transaction by the Nevada Commission and VirtGame’s common and preferred stockholders; the absence of claims for dissenters rights by VirtGame’s shareholders holding, as a group, not more than 3% of VirtGame’s common shares; and the closing of the merger by no later than August 1, 2005, which can be extended for up to 90 days under certain circumstances. Some of the conditions, including certain covenants, stockholder and Nevada Commission approval and absence of dissenters rights, are outside of VirtGame’s control.

If the merger does not occur, VirtGame may be required to pay certain fees and expenses to Progressive. If the merger agreement is terminated by Progressive in the context of what is referred to in the merger agreement as a “triggering event”, which includes a number of scenarios but all of which, for all practical purposes, relate to VirtGame’s board of directors’ decision to no longer pursue or support the proposed acquisition by Progressive, VirtGame may be required to pay Progressive $500,000 plus their out of pocket expenses incurred in the merger transaction. If the merger agreement fails to close or is terminated by either Progressive or VirtGame under certain other circumstances, VirtGame may be required to pay Progressive up to $500,000. In the event the merger agreement is terminated for any reason, VirtGame will be required to repay Progressive all amounts borrowed and outstanding under the $2.5 million credit facility within 90 days of the termination of the merger agreement. In the event that the merger agreement is terminated, it is unlikely that VirtGame will have sufficient funds with which to pay any fees or expenses owed to Progressive. This would be in addition to VirtGame’s need to find an alternative source of capital to fund its continued operations, as described in the risk factor above.

VirtGame does not have a significant operating history and, as a result, there is a limited amount of information about the company on which to make an investment decision.

Throughout its early history, VirtGame’s primary business focus was the operation of casino-style gaming operations over the Internet. In 1999, VirtGame decided to wind up its Internet casino operations and focus on developing and licensing software products for the regulated casino, sports wagering and lottery industries. VirtGame has completed the development of a suite of software products that offers the regulated gaming and lottery industries a complete turnkey solution for conducting server-based casino, sports wagering and lottery operations over-the-counter, at stand-alone kiosks and remotely via both closed-loop Intranet and the Internet. VirtGame has entered into a few contracts for the provision of turnkey solutions to land-based casinos and lottery operators. However, VirtGame has not derived a significant amount of revenue from these activities and these activities remain a relatively new pursuit for the company. Accordingly, there is little operating history upon which to judge VirtGame’s current operations.

If VirtGame’s gaming products are not accepted in the competitive market for networked gaming software, VirtGame may be unable to compete in the gaming software market.

VirtGame’s success as a gaming software supplier is dependent upon numerous factors, including its ability to design, manufacture, market and service networked gaming software that achieves player and casino acceptance while maintaining product quality and acceptable margins. If its software fails to be accepted by the gaming market and it is otherwise unable to develop gaming software that offers technological advantages, VirtGame will be unable to generate the revenues necessary to compete effectively. Consequently, its results of operations could suffer.

An adverse change affecting the gaming industry, such as a change in gaming regulations or a decrease in the rate of growth and popularity of casino or Internet gaming, will negatively impact VirtGame’s profitability and potential for growth.

VirtGame’s ability to grow its business and operate profitably is substantially dependent upon the expansion of the gaming and Internet gaming industry and factors that are beyond its control. These factors include, among others:

•	the pace of development;

•	changes in gaming regulation; and

•	the continued popularity of casino gaming as a leisure activity.

An adverse change in any of these political, legal and other factors may negatively impact VirtGame’s results of operations.

Our failure to obtain or retain required gaming licenses could prevent VirtGame from expanding its market and prohibit it from generating revenue in certain jurisdictions.

In the United States, the manufacture and distribution of networked gaming software is subject to numerous federal, state, provincial, tribal, international and local regulations. In particular, VirtGame is currently subject to extensive regulation in Nevada. These regulations are constantly changing and evolving, and may curtail gaming in various jurisdictions in the future, which would decrease the number of jurisdictions from which it can generate revenues.

Together with its key personnel, VirtGame undergoes extensive investigation before each jurisdictional license is issued. Its networked gaming software is subjected to independent testing and evaluation prior to approval from each jurisdiction in which it does business. Generally, regulatory authorities have broad discretion when granting, renewing or revoking these game approvals and licenses. The failure to obtain or retain a required license or approval in one jurisdiction could negatively impact its ability to obtain or retain required licenses and approvals in other jurisdictions. The failure to obtain or retain a required license or approval in any jurisdiction would decrease the geographic areas where VirtGame may operate and generate revenues, decrease its share in the gaming marketplace and put it at a disadvantage compared with its competitors. Consequently, the market price of its common stock may suffer.

Regulatory authorities may require stockholders to submit to background investigations and respond to questions from regulatory authorities, and may deny a license or revoke VirtGame’s licenses based upon their findings. These licensing procedures and background investigation may inhibit potential investors from becoming significant stockholders of VirtGame.

The future revenue growth of VirtGame’s gaming business depends on its ability to improve the effectiveness and breadth of its sales organizations.

VirtGame will need to improve the effectiveness and breadth of its sales operations nationally and internationally in order to increase market awareness and sales of its gaming products. VirtGame’s gaming products require sophisticated sales efforts targeted at selected people within the gaming industry. Competition for qualified sales personnel is intense, and it might not be able to hire the kind and number of sales personnel it is targeting. In addition, VirtGame will need to effectively train and educate its sales force if it is to be successful in selling into the gaming market.

VirtGame’s future plan of operations is to offer to the regulated gaming industry a software solution that will enable it to provide server-based casino games, sports wagering and lotteries over the Internet and closed-loop Intranets, however this is not an established industry and no one to date has successfully conducted online gaming on a large scale.

While the gaming and lottery industries are well-established and have recently experienced significant growth and profitability, online and interactive gaming applications are relatively recent developments and remain an unproven segment of the industry. To VirtGame’s knowledge, no business has conducted regulated gaming or lottery operations on an ongoing and large scale basis over either the Internet or a closed-loop Intranet. The incipient nature of this industry segment and the number of well-capitalized companies likely to seek entry into the market present a number of special risks both to VirtGame and to its current and potential future customers, including:

•	the risk that a competitor will be able to implement standards of operations that will, in effect, become the industry standard, thus inhibiting market acceptance of competing operations;

•	the possibility that gaming technology will experience a rapid succession of material developments resulting in a technology “leap frog” effect that outdates existing technologies and standards every few years; and

•	laws and regulations may be imposed in jurisdictions in which VirtGame or its customers operate which prohibit or regulate such services in a manner which negatively affects profitability.

In addition to the fact that online gaming is an incipient industry, at the present time it is for the most part prohibited in all 50 states.

Federal and state prosecutors and courts have consistently applied the U.S. Wire Act and similar state laws to Internet-based gaming. Consequently, both land-based and online gaming in the U.S. is prohibited unless authorized by the state from which and into which the transmission is made. VirtGame believes that states that permit land-based gaming have been reluctant to sponsor or license online gaming within their jurisdictions out of concern that they will not be able to prevent inappropriate persons from participating. VirtGame believes that it offers a viable solution to the dilemma facing U.S. regulators and legislators, and has received approval from the Nevada Gaming Control Board to offer on behalf of a chain of Las Vegas casinos an online closed-loop wagering system. However, there is, to VirtGame’s knowledge, no pending legislation that would legalize Internet-based gaming or lotteries to any significant degree.

VirtGame may not be able to protect its proprietary rights and may incur significant costs in attempting to do so.

VirtGame’s success and ability to compete are dependent to a significant degree on its proprietary technology. VirtGame relies on a combination of copyright, trade secret and trademark laws, as well as confidentiality and licensing agreements to protect our proprietary rights. However, it may be possible for a third party to copy or otherwise obtain and use its software or other proprietary information without authorization or to develop similar software independently. In addition, litigation may be necessary in the future to enforce VirtGame’s intellectual property rights, to protect its trade secrets, to determine the validity and scope of the proprietary rights of others, or to defend against claims of infringement or invalidity. Such litigation, whether successful or unsuccessful, could result in substantial costs and diversions of resources, either of which could have a material adverse affect on VirtGame’s business, financial condition or operating results.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus and the documents incorporated by reference into this proxy statement/prospectus contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to Progressive’s financial condition, results of operations and businesses and the expected impact of the proposed transaction with VirtGame on Progressive’s financial performance. Words such as “anticipates,” “expects,” “intends,” “plans,” “predicts,” “believes,” “seeks,” “estimates,” “could,” “would,” “will,” “may,” “can,” “continue,” “potential,” “should,” and the negative of these terms or other comparable terminology often identify forward-looking statements. Statements in this proxy statement/prospectus and the other documents incorporated by reference that are not historical facts are hereby identified as “forward-looking statements” for the purpose of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act. These forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results to differ materially from the results contemplated by the forward-looking statements, including the risks discussed in this proxy statement/prospectus, in Progressive’s Annual Report on Form 10-K, as amended, for fiscal year ended December 31, 2004 in Item 1 under “Risk Factors,” as well as in Item 7A “Quantitative and Qualitative Disclosures about Market Risk” and the risks detailed from time to time in Progressive’s future SEC reports. Many of the important factors that will determine these results are beyond Progressive’s ability to control or predict. Progressive and VirtGame stockholders are cautioned not to put undue reliance on any forward-looking statements, which speak only as of the date of the proxy statement/prospectus or, in the case of documents incorporated by reference, as of the date of such documents. Except as otherwise required by law, Progressive does not assume any obligation to publicly update or release any revisions to these forward-looking statements to reflect events or circumstances after the date of this proxy statement/prospectus or to reflect the occurrence of unanticipated events.

SPECIAL MEETING OF VIRTGAME STOCKHOLDERS

General

VirtGame is furnishing this proxy statement/prospectus to holders of VirtGame common stock in connection with the solicitation of proxies by the VirtGame board of directors for use at the VirtGame special meeting of stockholders to be held on             , 2005 and at any adjournment or postponement thereof.

Date, Time and Place

The VirtGame special meeting of stockholders will be held on             , 2005 at 9:00 a.m., local time, at              located at             .

Purpose of VirtGame Special Meeting

The VirtGame special meeting is being held for the following purposes:

To consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger and Reorganization, dated as of February 19, 2005, by and among Mikohn Gaming Corporation, d/b/a/ Progressive Gaming International Corporation, Viking Acquisition Sub, Inc., a wholly-owned subsidiary of Progressive, Viking Acquisition Subsidiary, LLC, and VirtGame and to approve the merger.

To consider, vote upon and approve an amendment to VirtGame’s Certificate of Incorporation to amend the Certificate of Designations of Series B Preferred Stock to delete section 7(c)(viii) from the Certificate of Designations (referred to in this document as the “charter amendment”).

VirtGame may also transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

Recommendation of the VirtGame Board of Directors

The VirtGame board of directors has approved the charter amendment, the merger agreement and the merger, and recommends that VirtGame’s stockholders vote FOR the approval and adoption of the charter amendment, FOR the approval and adoption of the merger agreement and the approval of the merger and FOR the proposal to adjourn or postpone the special meeting, if necessary, to solicit additional proxies in favor of the charter amendment and merger agreement. See “VirtGame Board of Directors’ Reasons for the Transaction” on page 37.

Record Date; Outstanding Shares

Only VirtGame stockholders of record at the close of business on             , 2005, the record date for the special meeting, are entitled to notice of and to attend and vote at the special meeting and any adjournment or postponement thereof. As of the close of business on             , 2005, there were                  shares of VirtGame common stock,              shares of Series A Preferred Stock and          shares of Series B Preferred Stock,            , outstanding and entitled to vote at the special meeting, held by approximately              holders of record. A list of VirtGame stockholders will be available for review at VirtGame’s principal executive offices during regular business hours for a period of ten days before the special meeting for any purpose germane to the special meeting. Each holder of record of VirtGame common stock on the record date will be entitled to one vote for each share held on all matters to be voted upon at the special meeting. Each holder of preferred stock will be entitled to one vote for each share of common stock into which the holder’s shares of preferred stock are convertible.

Quorum and Vote of VirtGame Stockholders Required

All votes will be tabulated by the inspector of election appointed for the meeting, who will separately tabulate affirmative and negative votes and abstentions. The inspector also will determine whether or not a quorum is present. In general, Delaware corporation law provides that a quorum consists of a majority of the issued and outstanding shares entitled to vote and present in person or represented by proxy. Abstentions and broker “non-votes,” discussed below, count as present for establishing a quorum. We believe that the tabulation procedures to be followed by the inspector are consistent with the general statutory requirements in Delaware concerning voting of shares and determination of a quorum.

The affirmative vote of (i) the holders of a majority of the shares of VirtGame common stock and Series A Preferred Stock, on an as converted to common stock basis, outstanding as of the record date, (ii) the holders of a majority of the Series A Preferred Stock outstanding as of the record date and (iii) the holders of a majority of the Series B Preferred Stock outstanding as of the record date, are required to approve and adopt the merger agreement and approve the merger. The affirmative vote of the holders of a majority of the shares of VirtGame common stock and preferred stock, on an as converted to common stock basis, outstanding as of the record date, and at least 75% of the Series B Preferred Stock outstanding as of the record date, are required to approve and adopt the charter amendment. The proposal regarding the potential adjournment or postponement of the special meeting must only receive the affirmative vote of the holders of a majority of the shares of VirtGame common stock present in person or represented by proxy entitled to vote and actually voting on the proposal. Abstentions, withheld votes and broker non-votes will have the effect of a vote AGAINST approval and adoption of the charter amendment, the merger agreement and approval of the merger.

Voting of Proxies

You may vote by proxy or in person at the special meeting.

Voting in Person

If you plan to attend the VirtGame special meeting and wish to vote in person, you will be given a ballot at the special meeting. Please note, however, that if your shares are held in “street name,” which means your shares are held of record by a broker, bank or other nominee, and you wish to vote at the special meeting, you must bring to the special meeting a proxy from the record holder of the shares authorizing you to vote at the special meeting.

Voting by Proxy

You should vote your proxy even if you plan to attend the special meeting. You can always change your vote at the special meeting. Voting instructions are included on your proxy card. If you properly give your proxy and submit it to VirtGame in time to vote, one of the individuals named as your proxy will vote your shares as you have directed. Any proxy that is signed, dated and returned using the form of proxy enclosed and which is not marked as to a particular item will be voted as follows: FOR the approval and adoption of the merger agreement and the approval of the merger, FOR the approval and adoption of the charter amendment and FOR the proposal to adjourn or postpone the special meeting, if necessary, to solicit additional proxies in favor of the other proposals.

The method of voting by proxy differs for shares held by a record holder and shares held in “street name.” VirtGame stockholders of record may vote through the mail by completing their proxy card, and signing, dating and returning it in the enclosed, pre-addressed, postage-paid envelope or otherwise mailing to VirtGame. To be valid, a returned proxy by mail must be signed and dated.

VirtGame stockholders who hold their shares of VirtGame stock in street name, which means their shares are held of record by a broker, bank or other nominee, will receive instructions from their broker, bank or other nominee that they must follow in order to vote their shares. The broker, bank or nominee holding your shares may allow you to deliver your voting instructions by telephone or over the internet. VirtGame stockholders whose shares are held by a bank, broker or other nominee should refer to the voting instruction card forwarded by the bank, broker or other nominee holding the shares. If your voting instruction card does not include telephone or internet instructions, please complete and return your voting instruction card by mail.

Revocation of Proxies

Stockholders of record may revoke their proxy at any time before the proxy is voted by delivering to the Secretary of VirtGame at its principal executive offices, VirtGame Corp., 5900 Pasteur Ct., Suite 110, Carlsbad, California 92008, (i) a signed notice of revocation (bearing a date later than the date of the proxy) stating that the proxy is revoked or (ii) a later-dated signed proxy relating to the same shares, or (iii) by attending the special meeting in person and revoking the proxy by voting in person. Attendance at the special meeting does not by itself revoke a proxy. If your shares are held in “street name,” you may change your vote by submitting new voting instructions to your broker, bank or other nominee. Please contact your broker, bank or other nominee and follow its directions in order to change your vote or revoke your proxy.

Abstentions and Broker Non-Votes

Shares of VirtGame common stock and preferred stock held by persons attending the VirtGame special meeting but not voting, and shares of VirtGame common stock and preferred stock for which VirtGame has received proxies but with respect to which holders of those shares have abstained from voting, will be counted as present for purposes of determining whether there is a quorum for the transaction of business at the VirtGame special meeting. Abstentions will have the same effect as voting AGAINST approval and adoption of the merger agreement and approval of the merger.

Brokers, banks and other nominees who hold shares of VirtGame common stock or preferred stock in street name for a beneficial owner of those shares typically have the authority to vote on “routine” proposals such as election of directors and ratification of independent registered public accounting firms when they have not received instructions from beneficial owners. However, brokers, banks and other nominees are not allowed to exercise their voting discretion with respect to the approval of non-routine matters, such as the approval and adoption of the charter amendment, the merger agreement or approval of the merger, or any proposal to adjourn or postpone the special meeting solely relating to the solicitation of additional proxies to approve and adopt the charter amendment and the merger agreement without specific instructions from the beneficial owner. These non-voted shares are referred to as “broker non-votes.” If your broker, bank or other nominee holds your VirtGame common stock or preferred stock in street name, your broker, bank or other nominee will vote your shares on non-routine matters only if you provide instructions on how to vote by filling out the voter instruction form sent to you by your broker with the proxy statement/prospectus. Shares represented by proxies that reflect a broker non-vote will be counted for purposes of determining whether a quorum exists. Broker non-votes will have the same effect as voting AGAINST approval and adoption of the merger agreement and approval of the merger.

Proxy Solicitation

VirtGame is soliciting proxies from the VirtGame stockholders for the VirtGame special meeting. VirtGame will pay the cost of solicitation of proxies from the stockholders of VirtGame, including preparation, assembly, printing and mailing of this proxy statement/prospectus and the proxy cards. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of VirtGame common stock or preferred stock beneficially owned by others to forward to such beneficial owners. VirtGame may reimburse persons representing beneficial owners of VirtGame stock for their costs of forwarding solicitation materials to such beneficial owners. In addition to solicitation by use of the mails, proxies may be solicited by VirtGame’s directors, officers and employees, and Georgeson Shareholder Communications, in person or by telephone, telegram or other means of communication. No additional compensation for soliciting proxies will be paid to directors, officers or regular employees of VirtGame for such services, but Georgeson Shareholder Communications will be paid its customary fee, excluding expenses, of approximately $15,000 for soliciting proxies on behalf of VirtGame.

Other Business; Adjournments

As of the date of this proxy statement/prospectus, the VirtGame board of directors does not know of any matter other than the proposals presented in this proxy statement/prospectus that will be brought before the VirtGame special meeting. However, if other matters are properly presented at the meeting or any adjournment or postponement of the meeting, the persons named as proxies will vote in accordance with their best judgment with respect to those matters. Under VirtGame’s Amended and Restated Bylaws, no business may be raised at the VirtGame special meeting unless proper notice to the VirtGame stockholders has been given.

Adjournments may be made for the purpose of, among other things, obtaining a quorum on a later date. If a quorum is present at the special meeting but there are not sufficient votes at the time of the special meeting to approve the other proposals, holders of common stock may also be asked to vote on a proposal to approve the adjournment or postponement of the special meeting to permit further solicitation of proxies. An adjournment may be made from time to time by approval of the holders of shares representing a majority of the votes present in person or by proxy at the special meeting, whether or not a quorum exists, without further notice other than by an announcement made at the meeting. Proxies voting against the proposed charter amendment and against the proposal to approve and adopt the merger agreement and approve the merger will not be voted in favor of adjourning the special meeting unless such proxies specifically indicate a vote in favor of adjourning or postponing the meeting.

Assistance

If you need assistance in completing your proxy card or have questions regarding the VirtGame special meeting, please contact:

VirtGame Corp.

Attention: Investor Relations

5900 Pasteur Ct., Suite 110

Carlsbad, California 92008

(760) 438-1247

VIRTGAME PROPOSAL 1—THE MERGER TRANSACTION

APPROVAL AND ADOPTION OF THE

MERGER AGREEMENT AND

APPROVAL OF THE MERGER

THE TRANSACTION

This section of the proxy statement/prospectus describes material aspects of the proposed transaction, including the merger agreement. While Progressive and VirtGame believe that the description covers the material terms of the transaction and the merger agreement, this summary may not contain all of the information that is important to you. You should read carefully this entire document and the other documents to which Progressive and VirtGame refer, including the merger agreement that is attached as Annex A, for a more complete understanding of the transaction and the merger agreement.

Background of the Transaction

In the second quarter of 2004, the VirtGame board decided to strengthen the management team and in August 2004 brought on board Mark Newburg as president and chief executive officer and shortly thereafter Mr. Galassi joined as chief financial officer. After coming on board, Mr. Newburg and Mr. Galassi commenced an analysis of VirtGame’s strategic plans and options, which would continue throughout the fourth quarter of 2004. As part of the process, VirtGame retained Merriman Curhan Ford & Co., an NASD member investment banking firm, in October 2004 to assist VirtGame in analyzing its various options for maximizing shareholder value.

Along with conducting the strategic analysis of VirtGame’s options, Mr. Newburg and Mr. Galassi continued the development and planned roll-out of VirtGame’s server-based technologies and products initiated by prior management, including the VirtStation technology, planned for commercialization in 2006, and the SBX kiosks, which were planned for roll-out in the first quarter of 2005.

During 2004, and prior to Mr. Newburg’s employment by VirtGame, members of VirtGame management, including Bruce Merati, the former Chief Executive Officer, Glenn Wichinsky, President and General Counsel, and Paul Harvey, a member of the VirtGame board, held preliminary discussions with members of Progressive management concerning various business opportunities, ranging from licensing arrangements to potential business combinations. In early October 2004, Mr. Newburg followed-up on those earlier discussions by contacting Mr. Russel McMeekin, president and chief executive officer of Progressive, to discuss a potential game content software licensing and distribution agreement for the VirtStation technology, as well as strategic business combination opportunities involving the two companies. VirtGame’s management considered that Progressive had a number of qualities, including gaming content and distribution, and capital and human resources that would allow Progressive to advance VirtGame’s technologies to the next generation and expand the market for central server-based and downloadable games and centrally managed sports betting. VirtGame considered that these qualities would provide VirtGame stockholders with growth and strategic opportunities that would not have been available to VirtGame on a stand-alone basis. After the October 2004 meeting, Mr. McMeekin informally raised for discussion Progressive’s potential acquisition of VirtGame. Shortly afterwards, Progressive delivered a mutual confidentiality and non-disclosure agreement and formally expressed its interest in pursuing merger discussions. On October 6, 2004, VirtGame signed and returned Progressive’s confidentiality and non-disclosure agreement after which Progressive began its due diligence investigation of VirtGame, including VirtGame’s business, finances, products and employees, and began providing similar due diligence information to representatives of VirtGame.

During this period, VirtGame received two other unsolicited inquiries from third parties concerning potential transactions with VirtGame. The day preceding Progressive’s delivery of a confidentiality and non-disclosure agreement, a larger Nevada-based gaming device manufacturer delivered to VirtGame a mutual confidentiality and non-disclosure agreement and expressed a general interest in a transaction with VirtGame. VirtGame entered into this confidentiality and non-disclosure agreement. After conducting certain due diligence, however, the larger Nevada-based gaming device manufacturer abandoned any further discussions with VirtGame without making an offer. On October 11, 2004, VirtGame received and signed a confidentiality agreement with another gaming company that had expressed an interest in purchasing the PrimeLine and SBX portions of VirtGame’s business. The company and VirtGame entered into discussions and the potential acquirer made an offer for the Primeline and SBX assets. However, the offer made was far below the value assigned to those assets by VirtGame management based upon, among other things, analysis provided by Merriman. The discussions were eventually terminated when it became clear that the potential acquirer and VirtGame were too far apart on the valuation of the assets.

During October 2004, VirtGame continued its discussions with Progressive. Progressive provided VirtGame with a due diligence checklist and the parties discussed a proposed timeline for a potential transaction as well as possible methodologies to be employed with respect to a valuation of VirtGame. At the same time, VirtGame continued to work with Merriman in analyzing VirtGame’s various options for maximizing shareholder value. The options fell into two broad categories. The first option was to seek either a strategic alliance, which would most likely result in an exclusive technology license or exclusive marketing or distribution arrangement, and a consequent loss of control over that aspect of the business, or an outright sale of the company. The second option was to continue to operate as a stand alone company and continue to develop and ultimately market the VirtGame products. In the course of the strategic analysis, the VirtGame board was presented with information and analysis regarding its alternatives and valuations. Based on the facts and circumstances summarized in the section “VirtGame Board of Directors’ Reasons for the Transaction” immediately following this section, the VirtGame board determined that a sale of the company or a strategic alliance might be the strongest and most viable alternative for maximizing shareholder value. During its deliberations, the VirtGame board considered the increasing risks of competition and the company’s loss of its early lead in the development of server-based technologies for the gaming industry. The VirtGame board was also presented with information, analysis and recommendations that if the company were to continue to operate as an independent gaming device manufacturer, it would have to raise significant additional capital, which could result in significant dilution to existing shareholders.

In November 2004, the VirtGame board authorized Merriman to contact likely acquirers concerning a potential acquisition of VirtGame or a strategic alliance. Merriman subsequently contacted 12 of the principal manufacturer and distributors of gaming devices concerning an acquisition of some or all of VirtGame. After conducting a check of the market for potential acquirers, Merriman reported that it did not receive an indication of initial interest from any of the 12 parties it had contacted concerning a possible acquisition. Meanwhile, VirtGame continued its discussions with Progressive.

On November 2, 2004, Mr. McMeekin and Mr. Newburg met and discussed the broad merits of a business combination. On November 8-9, 2004, both parties met at Progressive’s offices to discuss further the strategic benefits of a possible transaction; however, no definitive terms were discussed at this time. Participants in the meeting included, on behalf of Progressive, Michael A. Sicuro (Chief Financial Officer) and Michael Dreitzer (General Counsel) as well as Progressive’s financial representatives, Roth Capital Partners LLC (“RCP”). Participating on behalf of VirtGame were Mark Newburg, Arnold Galassi (Chief Financial Officer) and Victoria Abajian (Vice President of Operations), as well as representatives of Merriman.

Commencing on November 10, 2004, the parties engaged in intensive negotiations surrounding the framework and economics of a proposed transaction between Progressive Gaming and VirtGame. Between November 10, 2004 and December 20, 2004, Mr. McMeekin, Mr. Sicuro and representatives of RCP had a number of conversations regarding the valuation of VirtGame relative to the valuation of Progressive Gaming, including the relative market capitalizations of each company, the number of outstanding shares of VirtGame and the number of shares of common stock issuable upon the exercise of outstanding VirtGame options and warrants. In December 2004, Merriman terminated its engagement with VirtGame.

In expectation of a merger proposal from Progressive, VirtGame engaged Trenwith Valuation, LLC (“Trenwith”) in December 2004 to render an opinion to the board of directors of VirtGame as to the fairness from a financial point of view to the holders of capital stock of VirtGame of the consideration to be paid by Progressive for a proposed acquisition of VirtGame.

As a result of these negotiations and evaluations between the companies, Mr. McMeekin, on behalf of Progressive Gaming, proposed on December 20, 2004 a stock-for-stock merger in which VirtGame would become a wholly owned subsidiary of Progressive Gaming.

On January 5, 2005, representatives of VirtGame, Trenwith and Preston Gates & Ellis (“Preston Gates”), outside counsel to VirtGame, joined members of Progressive’s senior management and representatives of RCP and Cooley at Progressive’s offices in Las Vegas and engaged in a general discussion of merger structure, capitalization, valuation and exchange ratio issues and a proposed timeline.

From January 6, 2005 to January 21, 2005, representatives of Progressive and VirtGame, including Progressive’s outside advisors, Trenwith and Preston Gates, conducted due diligence reviews of both companies.

On January 17, 2005, the Progressive board of directors held a telephonic meeting in which they reviewed detailed information regarding the proposed transaction, including a summary of financial and operational information related to VirtGame’s current and planned businesses, an overview of VirtGame’s personnel and facilities, and a proposed structure and timeline for a potential transaction. After a review of the materials and discussions regarding strategy, structure and due diligence, the board authorized Progressive management to negotiate a definitive merger agreement with VirtGame.

On January 18, 2005, Cooley Godward LLP (“Cooley Godward”), Progressive’s outside counsel, delivered an initial draft merger agreement to VirtGame and its outside counsel, and Progressive had a meeting at its offices in Las Vegas which included all of its advisors including Cooley and RCP. The due diligence process, results and continued strategy were all discussed in detail.

On January 19, 2005, VirtGame, Progressive and their respective legal advisors met in Progressive’s offices in Las Vegas and engaged in extensive negotiations regarding the terms of the definitive merger agreement and the ancillary agreements. They also discussed the desirability of formalizing their preliminary understandings regarding a potential transaction by executing an exclusivity agreement with a non-binding term sheet attached as an exhibit. Over the course of the next few days, representatives of Cooley and Preston Gates exchanged drafts of the proposed exclusivity agreement and term sheet.

The VirtGame board of directors, at a meeting held later in the day on January 21, 2005, unanimously approved the execution of an exclusivity agreement with Progressive with a non-binding term sheet attached as an exhibit providing for VirtGame’s acquisition by Progressive. Following this board meeting, Progressive and VirtGame entered into an exclusivity agreement, which was announced by the companies on January 23, 2005. On January 24, 2005, the following business day, Progressive held a conference call to discuss the transaction with its stockholders.

From January 18, 2005 to February 19, 2005, VirtGame, Progressive and their respective legal advisors engaged in extensive negotiations regarding the terms of the definitive merger agreement and the ancillary agreements and exchanged numerous drafts of these agreements as a result. These discussions included a series of conversations between Progressive’s senior management, VirtGame’s senior management, and representatives of RCP, Cooley Godward, and Preston, Gates and Ellis (“Preston Gates”), outside counsel to VirtGame, relating to, among other things, the capitalization of VirtGame and the resulting exchange ratio. In particular, discussions regarding VirtGame’s capitalization focused on the significant number of outstanding VirtGame options and warrants, the uncertainty as to whether those options or warrants would be exercised prior to termination, and the most appropriate transaction structure that took the outstanding VirtGame options and warrants into account, while assuring that Progressive would issue no more than 2,000,000 shares of its common stock in the transaction. During early February, the financial due diligence and definitive documents were finalized. On February 11 and 12, 2005, both parties, along with their respective counsel, met at the offices of Cooley Godward in San Diego to finalize the merger agreement, supporting schedules and ancillary documents.

From January 18, 2005 to February 19, 2005, VirtGame, Progressive and their respective legal advisors also continued to conduct due diligence and exchange extensive information concerning each party’s business, financial and legal affairs. The due diligence process also included numerous meetings and telephone conversations regarding VirtGame’s product technology, customer relationships and contracts, historical and projected revenues, and the company’s capitalization including outstanding options and warrants.

On February 14, 2005, Progressive’s board of directors held a telephonic meeting attended by Progressive’s senior management and financial advisors. Prior to the meeting, the board of directors received a package of information which included drafts of the proposed definitive merger agreement and related documents as well as a financial analysis of VirtGame and the transaction prepared by RCP, including a summary of financial and operational information related to VirtGame’s historical and planned businesses, VirtGame’s historical stock price performance, a range of potential values for VirtGame and the aggregate proposed transaction value based on the maximum transaction shares and Progressive’s recent stock price performance. Progressive’s senior management reviewed with the Progressive board of directors information regarding Progressive and VirtGame, and provided an update on its business, legal and financial due diligence investigations of VirtGame. Senior management also made presentations on the outcome of final negotiations of the terms of the proposed definitive agreements. RCP provided the Progressive Gaming board of directors with a detailed financial analysis of the proposed transaction as well as an oral opinion, subsequently confirmed in writing, that as of that date, February 14, 2005, and based upon and subject to the various considerations and assumptions described in the written opinion, the consideration to be issued in the merger was fair, from a financial point of view, to Progressive. Following extensive discussions and consideration, Progressive’s board of directors, by unanimous vote, approved the merger agreement and the transaction contemplated by the merger agreement.

From February 14, 2005 to February 19, 2005, the parties worked to finalize the definitive merger agreement and other transaction documents.

On February 16, 2005, Trenwith made an oral presentation to the board of directors of VirtGame at which Trenwith provided detailed financial analysis of Progressive, VirtGame and the proposed merger transaction. At that meeting, Trenwith provided a comprehensive summary of the documents and financial information concerning VirtGame and Progressive reviewed by Trenwith in conducting its analysis, including historical and projected financial information for both companies and the historical trading in each company’s common stock. Trenwith also provided an analysis of the range of present values of VirtGame, using the income approach/discounted cash flow, transaction method and guideline company method analyses. Trenwith then provided a comparative analysis of those values to the merger consideration being offered by Progressive. On February 19, 2005, Trenwith presented to the VirtGame board of directors its written opinion that, as of such date, and based upon and subject to certain matters stated in its opinion, the exchange ratio (as defined in the merger agreement) was fair from a financial point of view to the stockholders of VirtGame (other than Progressive). On February 19, 2005, the VirtGame board approved the merger agreement, after which VirtGame and Progressive executed the definitive merger agreement and related documents. The transaction was announced in a joint press release on the following business day, February 22, 2005.

VirtGame Board of Directors’ Reasons for the Transaction

The VirtGame board of directors has unanimously approved the merger agreement, has unanimously determined that the merger, including the issuance of Progressive common stock as contemplated by the merger agreement, is advisable, fair to and in the best interests of VirtGame and its shareholders and unanimously recommends a vote FOR the proposal to approve the merger as contemplated by the merger agreement.

In concluding to approve the merger, the board of directors of VirtGame considered the following:

•	VirtGame was an early leader in the development of server-based technology for the gaming industry. VirtGame commenced the development of server-based, networked gaming software for regulated gaming applications in 1999, and achieved some early success. However, in the second half of 2004, management of VirtGame became aware of the entry of other gaming device manufacturers into the server-based technology market. Certain of these competitors were much larger than VirtGame, and had far greater financial and management resources. The VirtGame board became aware that at least one of these larger gaming device manufactures was further ahead in the development and gaming approval of certain of server-based, networked gaming software products directly competitive with VirtGame’s products as well as protocol to deliver the communication channel between the server and the gaming device. In addition, these gaming device manufacturers had other business lines and products, including gaming content and distribution, that ultimately would provide them with strategic advantages over VirtGame in the marketing of any competitive products and technologies. The VirtGame board believed that even if VirtGame had the capital and human resources required to compete with these gaming device manufactures, VirtGame appeared to have lost its early lead in the development of server-based, networked gaming software for regulated gaming applications and that it would soon face intense competition from others who had stronger market positions and competitive advantages, in addition to having far greater financial and human resources.

•	VirtGame’s ability to develop and ultimately market these products has throughout been constrained by a lack of capital and access to sales channels. As of September 30, 2004, VirtGame had working capital of $710,546 and cash and cash equivalents of $644,337. Meanwhile, VirtGame continued to experience losses from operations, including negative net cash flows from operations of $1,171,852 for the nine months ended September 30, 2004. In the fourth quarter of 2004, the VirtGame board was advised that the company required a minimum of $5 million over the next 12 months in order to fund its planned roll-out of technologies and, at the same time, fund continuing losses from operations. VirtGame management conducted informal discussion with sources of investment capital, including parties who had recently provided or arranged for the provision of investment capital, and did not receive any indication of interest in their provision of additional capital. Based on conversations with Merriman, the VirtGame board was advised that any equity financing round would be dilutive to the current shareholders and at a per share price below the market price per share for common stock at that time. The VirtGame board was concerned that the pursuit of an equity financing round would substantially dilute the current shareholders of VirtGame while, in light of VirtGame’s declining competitive position, not providing sufficient assurances that the financing would in time lead to an increase in share price.

•

The VirtGame board of directors believes that there is a strategic fit between the business of the companies, and that the combination of the two companies will provide VirtGame stockholders with growth and strategic opportunities that would not have been available to VirtGame on a stand-alone basis. The VirtGame board considered that Progressive had a number of qualities, including gaming content and distribution, and capital and human resources that would allow Progressive to advance VirtGame’s technologies to the next generation and expand the market for central server-based and downloadable games and centrally managed sports betting. Progressive is a leading developer and marketer of technology-based products for the gaming industry world-wide. It develops and distributes an expanding array of slot and table games, plus management and progressive jackpot software systems. The VirtGame board of directors believes that Progressive is unique in the industry in offering management, progressive systems and games as a modular yet integrated solution. Progressive indicated that it expects to incorporate the VirtGame technology into its CasinoLink® architecture to provide two additional modules, CasinoLink Game Station and CasinoLink Sports Station, and that it intends to license these modules to its installed base world-wide. In addition, Progressive indicated that it expects to integrate the VirtGame modules into an integrated yet modular casino management system to be named CasinoLink Enterprise Edition. The VirtGame board of directors also considered that

Progressive does not intend to operate the sports wagering business in Nevada, but expects to monetize the intellectual property through licensing transactions with third parties.

•	The VirtGame board considered that while the exchange ratio at the time of the initial public announcement of the proposed merger terms on January 23, 2005 may not have offered VirtGame shareholders a premium over the then current market price for VirtGame shares, the exchange ratio nonetheless offered VirtGame shareholders shares of Progressive common stock that:

•	had greater liquidity due to higher trading volumes and analyst coverage;

•	was listed on the Nasdaq Stock Market as opposed to the OTCBB Bulletin Board;

•	based on the exchange ratio, was at or about the same price as the current market price of VirtGame common shares; and

•	represented ownership in a public company with a more secure future and greater upside potential.

The VirtGame board of directors consulted with VirtGame’s management and its financial and legal advisors and considered the advice of consultants that it had retained in the past to provide advice for the formulation strategies and options for maximizing shareholder value. In addition to considering the strategic factors outlined above, the VirtGame board of directors considered the following additional factors in reaching its conclusion to approve the merger and recommend that the VirtGame stockholders approve the acquisition by Progressive pursuant to the merger agreement:

•	general market conditions for VirtGame’s products and services;

•	opportunities and competitive factors within the gaming industry;

•	the potential benefits to VirtGame’s stockholders as a result of growth opportunities following the merger;

•	historical and current information about Progressive and its businesses, prospects, financial performance and condition, operations, technology, management and competitive position, including public reports filed with the SEC, analyst estimates, market data and management’s knowledge of the gaming industry;

•	financial market conditions, historical market prices, volatility and trading information with respect to each company’s common stock, including the greater liquidity of the Progressive common stock based on its listing on the Nasdaq/NMS, higher trading volumes and analyst coverage;

•	the opinion of Trenwith Valuation, LLC rendered in writing on February 19, 2005 to the VirtGame board of directors that, as of such date, and based upon and subject to certain matters stated in its opinion, the exchange ratio (as defined in the merger agreement) was fair from a financial point of view to the stockholders of VirtGame (other than Progressive);

•	the terms and conditions of the merger agreement and ancillary agreements, including:

•	the terms of the $2.5 million credit facility provided by Progressive, including the effect of the outstanding balance under the facility at the close of the merger on the number of Progressive common shares being offered to VirtGame shareholders in the merger and its resulting effect on the exchange ratios;

•	the no-solicitation provisions governing VirtGame’s ability to engage in negotiations with, provide any confidential information or data to, and otherwise have discussions with, any person relating to an alternative acquisition proposal;

•	the exchange ratio at which VirtGame shares will be exchanged for Progressive shares in the merger, including the range of number of Progressive common shares that might be issued to the VirtGame shareholders based on the variable factors included in the exchange ratio and the fairness of those share amounts to the VirtGame shareholders;

•	the conditions to each party’s obligation to effect the merger;

•	the limited ability of the parties to terminate the merger agreement;

•	the possible effects of the provisions regarding termination fees payable by VirtGame; and

•	the likelihood that the companies will be able to complete the merger.

The above discussion of the material factors is not intended to be exhaustive, but does set forth the principal factors considered by the VirtGame board of directors. After due consideration, the VirtGame board of directors unanimously determined that the merger, including the issuance of Progressive common stock as contemplated by the merger agreement, is advisable, fair to and in the best interests of VirtGame and its shareholders.

In view of the wide variety of factors considered by the VirtGame board of directors in connection with the evaluation of the merger and the complexity of these matters, the board did not consider it practical to quantify, rank or otherwise assign relative weights to the foregoing factors, and it did not attempt to do so. Rather, the board made its recommendation based on the totality of the information presented to it, and the investigation conducted by it. The VirtGame board of directors considered all these factors and determined that these factors, as a whole, supported the conclusions and recommendations described above.

Recommendation of the VirtGame Board of Directors

After careful consideration, the VirtGame board of directors determined that the merger agreement and the merger are advisable, and fair to, and in the best interest of, VirtGame and its stockholders and has approved the merger agreement and merger. The VirtGame board of directors recommends that VirtGame stockholders vote “FOR” the approval and adoption of the merger agreement and approval of the merger.

Opinion of VirtGame’s Financial Advisor

In December 2004, VirtGame engaged Trenwith Valuation, LLC (“Trenwith”) to render an opinion to the board of directors of VirtGame as to the fairness from a financial point of view to the holders of capital stock of VirtGame of the consideration to be paid by Progressive for its acquisition of VirtGame. VirtGame selected Trenwith because of its reputation and experience in the areas of valuation and financial advisory services. Trenwith is regularly engaged in the valuation of businesses and their securities in connection with a variety of business combination transactions, as well as for estate, tax, corporate, litigation and other purposes. Trenwith’s staff includes chartered financial analysts, certified public accountants and accredited senior appraisers of the American Society of Appraisers.

Pursuant to a letter agreement, dated December 28, 2004, VirtGame paid Trenwith a fee of $150,000, the final portion of which was payable upon delivery of its written opinion. In addition, VirtGame reimbursed Trenwith for all of its out-of-pocket expenses (including the fees and expenses of outside counsel) reasonably incurred by it in connection with the engagement, and VirtGame has agreed to indemnify Trenwith, its managing directors, personnel and affiliates against potential liability relating to its services. Trenwith had not provided any services to VirtGame or any affiliate of VirtGame during the two years preceding the present engagement.

At a meeting of the board of directors of VirtGame on February 16, 2005, Trenwith presented to the board a comprehensive summary of its analysis of the exchange ratio in the merger, including the different methodologies applied to the underlying data. On February 19, 2005, Trenwith delivered its written opinion to the board of directors of VirtGame that, as of such date and based upon and subject to the assumptions, qualifications and limitations set forth therein, the exchange ratio (as defined in the merger agreement) was fair, from a financial point of view, to the stockholders of VirtGame (other than Progressive).

The following is a brief summary of the Trenwith opinion and all material information about the opinion and the methodologies that Trenwith employed in arriving at its opinion.

The full text of Trenwith’s written opinion, dated February 19, 2005, which sets forth, among other things, the assumptions made, matters considered and qualification and limitations of the review undertaken by Trenwith in rendering its opinion, is attached as Annex B to this proxy statement/prospectus and is incorporated by reference. VirtGame stockholders are urged to read this opinion carefully and in its entirety. Trenwith’s advisory services and opinion were provided for the information and assistance of the VirtGame board of directors in connection with its consideration of the merger. Trenwith’s opinion is not intended to be and does not constitute a recommendation to any stockholder of VirtGame as to how such stockholder should vote with respect to the proposed transaction and should not be relied upon by any stockholder as such. Trenwith was not requested to opine as to, and the Trenwith opinion does not in any manner address, VirtGame’s underlying business decision to proceed with or effect the transaction, or any aspect of the merger other than the fairness from a financial point of view of the exchange ratio (as defined in the merger agreement) to the stockholders of VirtGame (other than Progressive).

In arriving at its opinion, Trenwith, among other things:

•	considered a draft dated February 14, 2005 of the merger agreement;

•	considered certain financial and other information relating to VirtGame and Progressive that was publicly available or furnished to Trenwith by VirtGame, including financial forecasts;

•	met with members of VirtGame’s management to discuss the business, operations, historical financial results and future prospects of VirtGame and Progressive;

•	considered certain financial and securities data of VirtGame and Progressive and compared that data with similar data for other publicly-held companies in businesses similar to those of VirtGame and Progressive;

•	considered the financial terms of certain recent acquisitions of companies in businesses similar to those of VirtGame;

•	performed a discounted cash flow analysis, a transaction method analysis and a guideline company method analysis; and

•	considered such other information, financial studies, analyses and investigations and financial, economic and market criteria as Trenwith deemed relevant and appropriate for purposes of its opinion.

Application of Income and Market Approach

Trenwith utilized both the income approach and market approach to valuation in its analysis of VirtGame. With respect to the income approach, Trenwith utilized the discounted cash flow method of valuation in its analysis. With respect to the market approach, Trenwith utilized the guideline company method and the transaction method of valuation in its analysis.

Income Approach

Discounted Cash Flow Method of the Income Approach

The discounted cash flow method is designed to represent the present value of a company based on its projected future cash flows. This approach is based on the assumptions that: (i) the income derived from a company will, to a large extent, determine the value of the company to its owners; (ii) the future cash flows of a company are reasonably predictable; and (iii) the cost of capital and investors’ required rate of return on invested capital can be estimated.

In connection with the application of the discounted cash flow method, VirtGame’s management provided detailed projections for the 2004 to 2008 fiscal years, and Trenwith quantified the debt-free cash flows for those periods. A terminal year value was estimated, reflecting the value of VirtGame at the end of the projection period. Trenwith applied terminal growth rates ranging from 4.0% to 6.0% to estimate a range of values of VirtGame at the end of the detailed projection period. The projected annual debt-free cash flows and the terminal value were then discounted to present value at risk-based discount rates to arrive at a range of indicated value under this approach. Trenwith concluded that a range of discount rates from 30% to 40%, with a midpoint of 35%, was appropriate for this transaction and a range of terminal growth rates from 4% to 6%, with a midpoint of 5%, was a reasonable range of supportable, perpetual growth percentages.

Based on the discounted cash flow method and the aforementioned assumptions, the indicated value of VirtGame as of the date of Trenwith’s opinion ranged from $7.918 million to $13.350 million.

Market Approach

Guideline Company Method of the Market Approach

The guideline company method results in an indication of value by comparing the subject company to the publicly available financial information of comparable publicly traded guideline companies. After guideline companies are identified, various market-based valuation multiples are developed, such as (i) total invested capital to earnings before interest, taxes, depreciation and amortization, and (ii) total invested capital to revenue. These multiples, after considering adjustments for dissimilarities between the subject company and guideline companies in growth, size, profitability and markets, among other factors, are then applied to the subject company’s earnings, revenues or other measures to estimate its value. The market-based valuation multiples are then applied to the subject company’s financial characteristics, resulting in indications of value for the subject company.

The application of the guideline company method includes: (i) the identification of reasonably similar publicly-traded companies operating in the same or a similar industry as VirtGame; (ii) analysis of the guideline companies’ financial and operating performance relative to VirtGame; (iii) calculation of market-based valuation multiples for the selected guideline companies; (iv) adjustment of the market-based valuation multiples for differences between the guideline companies and VirtGame; and (v) application of the market-based valuation multiples to VirtGame’s financial characteristics to arrive at an indication of fair market value.

Comparable companies identified were Alliance Gaming Corp., Gametech International, Inc., Gaming Partners International Corp., International Game Technology, Mikohn Gaming Corp., Multimedia Games, Shuffle Master, Inc., WMS Industries, Inc. and Youbet.com, Inc. Because VirtGame had negative earnings, Trenwith could apply only multiples of total invested capital to revenue to arrive at an indication of value for VirtGame. The median total invested capital to revenue multiple for the above-listed comparable companies was approximately 3.0x. A discount was then applied to reflect the size and operating history, among other factors, of VirtGame relative to comparable companies, resulting in a range of multiples of total invested capital to revenue from 2.0x to 3.0x, with a midpoint of 2.5x. Based on the above-described guideline company method, the indicated value of VirtGame as of the date of Trenwith’s opinion ranged from $9.037 million to $13.556 million.

Transaction Method of the Market Approach

The transaction method provides an indication of value by comparing the subject company to comparable companies recently acquired through arm’s-length transactions. After comparable companies are identified, multiples of transaction price to revenue in the precedent transactions can be applied to the subject company’s financial characteristics, resulting in an indication of value for the subject company.

Trenwith researched publicly available information regarding transactions involving companies in related industries with SIC codes 7371 (Computer programming services), 7372 (Prepackage software) and 7373

(Computer system integrated design), which occurred from January 1, 2004 to January 12, 2005. This research yielded a group of 93 transactions during this timeframe. Trenwith considered all 93 precedent transactions and utilized the median total invested capital to revenue multiple of these transactions, which was 1.8x, as the basis for its analysis. In light of VirtGame’s small size and operational history, among other factors, Trenwith adjusted the median total invested capital to revenue multiple of the 93 precedent transactions and utilized multiples of total invested capital to revenue that ranged from 1.5x to 2.0x, with a midpoint of 1.75x. Based on the above-described transaction method, the indicated value of VirtGame as of the date of Trenwith’s opinion ranged from $6.778 million to $9.037 million.

Net Operating Loss Carry Forward

According to VirtGame’s management, VirtGame had a net operating loss carry forward (“NOL”) of $20.0 million. Trenwith valued the NOL under three alternative scenarios: (i) if the NOL had no value, (ii) if the value of the NOL were to be limited under Section 382 of the Internal Revenue Code, or (iii) if VirtGame were to have unrestricted use of the NOL and the NOL could be freely transferred. As of the date of Trenwith’s opinion, the estimated value of the NOL ranged from $0 to $2.431 million, with a midpoint value of $1.215 million.

Summary

The following table summarizes the income approach and market approach, as of the date of Trenwith’s opinion, resulting in a concluded range of value of VirtGame from $6.778 million to $13.556 million, without the NOL included, and $6.778 million to $15.987 million, with the NOL included.

(Value in 000’s)	Minimum Value	Midpoint Value	Maximum Value
Income approach
Discounted Cash Flow Method	$7,918	$10,634	$13,350
Market Approach
Guideline Company Method	9,037	11,297	13,556
Transaction Method	6,778	7,908	9,037

Range of Values	$6,778	$10,167	$13,556
NOL Range of Values	0	1,216	2,431
Range of Values including NOL	$6,778	$11,383	$15,987

Trenwith relied upon and assumed, without independent verification, the accuracy and completeness of all financial and other information that was publicly available or furnished to it by VirtGame or Progressive. Trenwith did not make an independent evaluation or appraisal of the assets of VirtGame, including VirtGame’s software and other proprietary information, nor was Trenwith furnished with any such appraisals. Trenwith’s opinion did not address, and should not be construed to address, a view as to the allocation of the consideration paid in the merger among the holders of VirtGame common stock, preferred stock, options and warrants. Additionally, Trenwith assumed that the definition of common stock exchange ratio in the merger agreement was entirely consistent with the respective rights of the holders of VirtGame common stock, preferred stock, options and warrants under the applicable agreements between VirtGame and such holders, the by-laws of VirtGame, the certificate of incorporation of VirtGame, as amended, and applicable Delaware law.

Trenwith did not solicit third party indications of interest, and its opinion does not address whether the consideration to be received by the stockholders of VirtGame represents the highest price obtainable. Also, Trenwith performed no procedures to determine the solvency of VirtGame or Progressive, and its opinion does not constitute a solvency opinion.

Trenwith’s opinion was necessarily based on economic, market and other conditions as in effect on, and the information provided to Trenwith, as of, the date of its opinion. It should be understood that subsequent developments may affect the opinion and that Trenwith does not have any obligation to update, revise, or reaffirm its opinion.

Prior to its engagement by VirtGame, Trenwith advised the VirtGame board that BDO Seidman, LLP was both an affiliate of Trenwith and the auditor of Progressive.

Material United States Federal Income Tax Consequences

In the opinion of Cooley Godward LLP, counsel to Progressive, and Preston Gates & Ellis, counsel to VirtGame, the following summarizes the material United States federal income tax consequences of the combination of the merger of a wholly-owned subsidiary of Progressive with and into VirtGame, which we refer to as the “first merger,” followed by the merger of the surviving corporation with and into a limited liability company wholly-owned by Progressive. We refer to the combination of these two mergers as the “integrated mergers.” This summary is based on the Internal Revenue Code of 1986, as amended, which we refer to as the Code, applicable Treasury Regulations, and administrative and judicial interpretations thereof, each as in effect as of the date hereof, and all of which may change, possibly with retroactive effect. Any such change could affect the accuracy of the statements and conclusions discussed below and the tax consequences of the integrated mergers. This summary does not address all tax consequences that may be relevant to particular holders in light of their individual circumstances, or to other types of holders that may be subject to special tax rules, including, without limitation:

•	banks, insurance companies or other financial institutions;

•	broker-dealers;

•	traders;

•	non-United States persons for United States federal income tax purposes, including expatriates;

•	tax-exempt organizations;

•	persons who are subject to the alternative minimum tax;

•	persons for whom the VirtGame common stock or preferred stock is not a capital asset;

•	persons who hold VirtGame common stock as a position in a “straddle” or as part of a “hedging,” “conversion” or other risk reduction transaction;

•	persons deemed to sell their VirtGame common stock or preferred stock under the constructive sale provisions of the Code;

•	persons that have a functional currency other than the United States dollar;

•	entities treated as partnerships for United States federal income tax purposes;

•	hybrid entities treated as corporations by some countries and fiscally transparent entities by other countries;

•	persons whose VirtGame common stock is qualified small business stock for purposes of Section 1202 of the Code; or

•	persons who acquired their VirtGame common stock through stock option or stock purchase programs or other compensation arrangements (including, for example, stock subject to a “substantial risk of forfeiture,” and stock received on exercise of an “incentive stock option,” both as defined in the Code).

This discussion does not address the tax consequences of (i) transactions effectuated before, after or at the same time as the integrated mergers, whether or not they are in connection with the integrated mergers, including, without limitation, transactions in which VirtGame common stock is acquired or Progressive common stock is disposed of, (ii) the receipt of Progressive common stock other than in exchange for VirtGame common stock, or (iii) the integrated mergers under state, local or foreign laws. In addition, this discussion does not address the tax consequences to holders of VirtGame stock options or warrants that are assumed, exercised or converted, as the case may be, in connection with the integrated mergers.

No ruling has been or will be sought from the Internal Revenue Service as to the United States federal income tax consequences of the integrated mergers, and the following summary is not binding on the Internal Revenue Service or the courts. As a result, the Internal Revenue Service could adopt a contrary position, and a contrary position could be sustained by a court.

Each holder of VirtGame common stock is urged to consult such holder’s own tax advisor regarding the United States federal income or other tax consequences of the integrated mergers to such holder.

The consummation of the first merger is conditioned on, among other things, (i) the receipt by Progressive of an opinion from Cooley Godward LLP, counsel to Progressive, dated the date of the effective time of the first merger, to the effect that, for United States federal income tax purposes, the integrated mergers, taken together as a whole, will qualify as a reorganization within the meaning of Section 368(a) of the Code and (ii) the receipt by VirtGame of an opinion from Preston Gates & Ellis, counsel to VirtGame, dated the date of the effective time of the first merger, to the effect that, for United States federal income tax purposes, the integrated mergers, taken together as a whole, will qualify as a reorganization within the meaning of Section 368(a) of the Code. The opinions will be based on representations contained in representation letters provided by Progressive and VirtGame, all of which must continue to be true and accurate in all respects as of the effective time of the transaction, and on certain customary factual assumptions. In addition, the opinions will assume that the integrated mergers will be completed according to the terms of the merger agreement. The opinions of counsel to be delivered in connection with the integrated mergers represent the best legal judgment of counsel to Progressive and counsel to VirtGame and are not binding on the Internal Revenue Service or the courts.

Progressive, VirtGame and the Stockholders of Progressive

The integrated mergers will have no United States federal income tax consequences for Progressive stockholders.

VirtGame and Progressive will recognize no gain or loss as a result of the integrated mergers; however, the integrated mergers may result in a limitation on use of the existing tax net operating losses of one or both companies.

Exchange of VirtGame Common Stock or Preferred Stock for Progressive Common Stock

In the opinion of Cooley Godward, counsel to Progressive, and in the opinion of Preston Gates & Ellis, counsel to VirtGame, which opinions rely upon the representations described above and are subject to the other limitations and qualifications set forth above, the integrated mergers will, taken together as a whole, be treated as a “reorganization” within the meaning of section 368(a) of the Internal Revenue Code. Accordingly, subject to the limitations and qualifications referred to herein, the following tax consequences will result for the VirtGame stockholders:

•	a VirtGame stockholder will not recognize any gain or loss for federal income tax purposes when it exchanges its VirtGame common stock or preferred stock for Progressive common stock in the first merger, except in connection with any cash received in lieu of a fractional share (as discussed below);

•	a VirtGame stockholder’s aggregate tax basis in the Progressive common stock that it receives in the first merger will be the same as its aggregate tax basis in the VirtGame common stock or preferred stock surrendered in exchange for Progressive common stock (reduced by any amount of tax basis allocable to any fractional share interest exchanged for cash);

•	a VirtGame stockholder’s holding period with respect to the shares of Progressive common stock received in the first merger will include the holding period of the VirtGame common stock or preferred stock exchanged for Progressive common stock; and

•	a VirtGame stockholder who receives cash instead of a fractional share of Progressive common stock will generally recognize capital gain or loss based on the difference between the amount of the cash received instead of a fractional share and the portion of the VirtGame stockholder’s aggregate adjusted tax basis in the VirtGame common stock or preferred stock surrendered allocated to that fractional share interest. Such gain or loss generally will constitute long-term capital gain or loss if the VirtGame stockholder’s holding period in the VirtGame common stock or preferred stock surrendered in the first merger is more than one year as of the effective date of the first merger. The deductibility of capital losses is subject to limitations.

Dissenting Stockholders

A dissenting holder of VirtGame common stock or preferred stock who perfects dissenters’ rights will generally be treated as having received a distribution in redemption of his, her or its shares subject to the provisions and limitations of Sections 302 and 356(a)(2) of the Code. While the tax consequences of such a redemption depend on a stockholder’s particular circumstances, a dissenting stockholder who, after the transaction, does not own (actually or constructively) any common stock or preferred stock of either VirtGame or Progressive will generally recognize gain or loss with respect to a share of VirtGame common stock or preferred stock equal to the difference between the amount of cash received and his, her or its basis in such share. This gain or loss should be capital gain or loss.

Consequences of IRS Challenge

A successful challenge by the Internal Revenue Service to the reorganization status of the integrated mergers would result in the VirtGame stockholders recognizing taxable gain or loss with respect to each share of VirtGame common stock surrendered equal to the difference between each stockholder’s basis in such share and the fair market value, as of the effective time of the first merger, of the Progressive common stock received in exchange therefor. In such event, a VirtGame stockholder’s aggregate basis in the Progressive common stock so received would equal its fair market value, and the holding period of such shares would begin the day after the first merger becomes effective.

Backup Withholding

Noncorporate holders of VirtGame common stock may be subject to backup withholding on any cash payments received in the first merger in lieu of fractional shares of Progressive common stock. A VirtGame stockholder will not be subject to backup withholding, however, if the holder (i) furnishes a correct taxpayer identification number and certifies that such holder is not subject to backup withholding on the substitute Internal Revenue Service Form W-9 or successor form included in the letter of transmittal to be delivered to such holder following the consummation of the first merger; or (ii) is otherwise exempt from backup withholding.

Any amounts withheld under the backup withholding rules may be allowed as a refund or credit against a holder’s United States federal income tax liability, provided the holder furnishes the required information to the Internal Revenue Service.

Tax Returns

Each VirtGame stockholder will be required to attach a statement to its tax return for the year in which the integrated mergers occur that contains the information listed in Treasury Regulations Section 1.368-3(b). Such statement must include the holder’s tax basis in that holder’s VirtGame shares and a description of the shares of Progressive common stock received in the first merger.

TAX MATTERS ARE VERY COMPLICATED, AND THE TAX CONSEQUENCES OF THE INTEGRATED MERGERS TO A VIRTGAME STOCKHOLDER WILL DEPEND ON SUCH HOLDER’S PARTICULAR TAX SITUATION. THE SUMMARY OF MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES SET FORTH ABOVE IS NOT INTENDED TO BE A COMPLETE ANALYSIS OR DESCRIPTION OF ALL POTENTIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE INTEGRATED MERGERS. VIRTGAME STOCKHOLDERS ARE ENCOURAGED TO CONSULT THEIR TAX ADVISORS REGARDING THE SPECIFIC TAX CONSEQUENCES OF THE INTEGRATED MERGERS, INCLUDING TAX RETURN REPORTING REQUIREMENTS, THE APPLICABILITY OF FEDERAL, STATE, LOCAL AND FOREIGN TAX LAWS AND THE EFFECT OF ANY PROPOSED CHANGE IN THE TAX LAWS.

Regulatory Matters; Hart-Scott-Rodino Act and Antitrust

The transaction is not believed to be subject to the requirements of the HSR Act, which prevents transactions meeting certain size tests, and not otherwise exempt, from being completed until required information and materials are furnished to the Antitrust Division of the United States Department of Justice and the United States Federal Trade Commission and the related waiting period expires or is terminated early. It is not anticipated that either the size-of-person determination or the transaction valuation will change in such a way that prior to closing HSR filings would be required.

Whether or not the parties are subject to the notice and waiting period requirements of the HSR Act, and if so, even if the waiting period has been terminated or expired, the Department of Justice or the Federal Trade Commission, as well as a foreign regulatory agency or government, state or private person, may challenge the transaction at any time before or after its consummation. Progressive and VirtGame cannot assure you that the Department of Justice or Federal Trade Commission will not try to prevent the transaction or seek to impose restrictions or conditions on Progressive as a condition of not challenging the transaction. Depending on the nature of any restrictions or conditions, these restrictions or conditions may jeopardize or delay completion of the transaction, or lessen the anticipated benefits of the transaction.

Other Approvals

Additional governmental approvals or actions, including, but not limited to, Nevada state gaming approvals, are required. Progressive and VirtGame intend to try to obtain them, however, it is possible that Progressive and VirtGame may not be able to obtain any required approvals or actions. It is not certain if the transaction would proceed in the event that certain closing conditions cannot be satisfied. For example, if any required gaming approvals are not received, it is unlikely that the parties would consummate the transaction. However, there may be other approvals or closing conditions that, if not received or satisfied, would be waived by the parties to facilitate completion of the transaction.

The Nevada Act provides that the acquisition of control of a registered publicly traded corporation such as VirtGame must be approved by the Nevada Commission. The Nevada Board reviews and investigates applications and makes recommendations on those applications to the Nevada Commission for final action. Progressive has filed applications with the Nevada Board for approval of the acquisition of control of VirtGame and related amendments to its existing Order of Registration.

The Nevada Commission may also require certain of the individuals who will be appointed as officers, directors, and key employees of VirtGame in connection with the merger to be investigated and licensed or found suitable as part of the approval process relating to the transaction. The Nevada Gaming Authorities may investigate any individual who has a material relationship to, or material involvement with Progressive or its licensed subsidiary in order to determine whether the individual is suitable or should be licensed as a business associate of a gaming licensee. All individuals required to file applications for findings of suitability and/or licensing in connection with the merger as officers, directors and key employees of VirtGame have filed applications with the Nevada Gaming Authorities.

The Nevada Gaming Authorities may deny an application for licensing for any cause that it deems reasonable. A finding of suitability is comparable to licensing, and both require submission of detailed personal and financial information followed by a thorough investigation.

Accounting Treatment

The acquisition will be accounted for as a “purchase” transaction for accounting and financial reporting purposes, in accordance with United States generally accepted accounting principles. After the transaction, the results of operations of VirtGame will be included in the consolidated financial statements of Progressive. The purchase price will be allocated based on the fair values of the assets acquired and the liabilities assumed. Pursuant to Statements of Financial Accounting Standards No. 141, “Business Combinations” and No. 142, “Goodwill and Other Intangible Assets,” goodwill will be subject to at least an annual assessment for impairment based on a fair value test. Identified intangible assets with finite lives are amortized over those lives. A final determination of the intangible asset values and required purchase accounting adjustments, including the allocation of the purchase price to the assets acquired and liabilities assumed based on their respective fair values, has not yet been made. Progressive will determine the fair value of assets and liabilities and will make appropriate business combination accounting adjustments based on an appraisal to be performed by an independent third party. However, for purposes of disclosing unaudited pro forma information in this proxy statement/prospectus, Progressive has made a preliminary determination of the purchase price allocation, based upon current estimates and assumptions, which is subject to revision upon consummation of the transaction.

Restrictions on Sales of Shares by Affiliates of VirtGame

The shares of Progressive common stock to be issued to VirtGame stockholders and holders of options to purchase VirtGame common stock in connection with the transaction will be registered under the Securities Act. These shares will be freely transferable under the Securities Act, except for shares of Progressive common stock issued to any person who is deemed to be an “affiliate” of VirtGame at the time of the VirtGame special meeting. Persons who may be deemed to be affiliates include individuals or entities that control, are controlled by, or are under common control of VirtGame, and may include some of the officers and directors, as well as its principal stockholders. Affiliates at the time of the VirtGame special meeting may not sell their shares of Progressive common stock acquired in connection with the transaction except pursuant to (1) an effective registration statement under the Securities Act covering the resale of those shares, (2) an exemption under paragraph (d) of Rule 145 under the Securities Act, which principally limits the volume of securities that can be sold in a three month period or (3) any other applicable exemption under the Securities Act. Progressive’s registration statement on Form S-4, of which this proxy statement/prospectus is a part, does not cover the resale of shares of Progressive common stock to be received by affiliates of VirtGame in the transaction.

We expect that approximately              shares of Progressive common stock held by affiliates of VirtGame will be restricted and not immediately eligible for resale upon completion of the transaction, based on              shares of VirtGame common stock and              shares of preferred stock held by affiliates of VirtGame on             , 2005. In addition, we expect that approximately              shares of Progressive common stock underlying outstanding options held by affiliates of VirtGame will be restricted and not immediately eligible for resale upon completion of the transaction, based on outstanding options to acquire an aggregate of              shares of VirtGame common stock held by affiliates of VirtGame on             , 2005.

Interests of Directors, Officers and Affiliates

In considering the recommendation of the VirtGame board of directors that VirtGame stockholders vote in favor of approval of the merger agreement and the principal terms of the transaction, VirtGame stockholders should be aware that some VirtGame executive officers and directors may have interests in the transaction that may be different from, or in addition to, their interests as stockholders of VirtGame. These interests relate to or arise from, among other things:

•	Progressive will indemnify each present and former VirtGame officer and director against liabilities arising out of that person’s services as an officer or director, and VirtGame will extend its directors’ and officers’ liability insurance to cover former VirtGame directors and officers for the next two years, subject to certain limitations; and

•	Progressive has indicated that it does not intend to retain any of the executive officers of VirtGame. Pursuant to their respective employment agreements with VirtGame, each executive officer of VirtGame will receive a severance payment as a result of the termination of their services in consideration with the transaction. Specifically, VirtGame is obligated to pay Mr. Newburg a lump sum payment equal to one year’s annual salary, which is currently $175,000. Similarly, VirtGame is obligated to pay Mr. Galassi a lump sum payment equal to Mr. Galassi’s annual salary for the remainder of the two year term of his agreement, currently due to expire in August 2006, plus a proportionate amount of any unpaid bonus deemed earned in the year of termination and a reasonable amount of outplacement assistance not to exceed 15% of Mr. Galassi’s annual salary. Mr. Galassi’s current salary is $100,000 per year. Also, VirtGame is obligated to continue to pay Mr. Wichinsky his annual salary for a period of one year from the date of termination or the expiration of the agreement, whichever occurs first. Mr. Wichinsky’s current salary is $138,000 and his agreement is due to expire in September 2006.

The board of directors of VirtGame took into account these interests in considering the fairness of the transaction to the VirtGame stockholders.

Indemnification; Directors’ and Officers’ Insurance

Progressive has agreed to cause to be maintained VirtGame’s bylaw provisions with respect to indemnification and advancement of expenses, and indemnification contracts with executive officers and directors, each as in effect on the date the merger agreement was signed and for a period of two years after the transaction. Progressive also will maintain VirtGame’s existing directors’ and officers’ liability insurance policy(ies) for two years, covering those persons who are covered by VirtGame’s directors’ and officers’ liability insurance policy as of the date of the merger agreement. However, the cost of the continued coverage shall not exceed $135,000.

Stock Options and Warrants

At the effective time of the transaction, Progressive will assume each outstanding and unexercised VirtGame option and warrant in accordance with the terms of the stock option or warrant agreement under which it was granted.

VirtGame 401(k) Plan

If requested by Progressive, VirtGame shall terminate any and all 401(k) plans effective as of the day immediately prior to the effective time of the transaction.

Credit Facility Provided to VirtGame by Progressive

Concurrent with the execution of the Merger Agreement, VirtGame entered into a credit facility with Progressive pursuant to which Progressive has agreed to lend VirtGame up to $2,500,000 prior to any termination of the merger agreement, subject to certain restrictions on the use of funds provided. The advances under the credit facility bear interest at the rate of seven percent (7%) per annum. All principal and interest under the credit facility are due and payable on the 90th day following any termination of the merger agreement. VirtGame’s obligations under the credit facility are secured by a first priority lien on all of its assets pursuant to a security agreement between VirtGame and Progressive dated February 19, 2005.

Listing on the Nasdaq National Market of Progressive Common Stock To Be Issued in the Transaction

It is a condition to the completion of the transaction that the shares of Progressive common stock to be issued in the transaction be approved for listing on the Nasdaq National Market, subject to official notice of issuance. This condition can be waived, in writing, by mutual agreement of VirtGame and Progressive.

Delisting and Deregistration of VirtGame Common Stock After the Transaction

If the transaction is completed, VirtGame shares will no longer be listed on the Over-the-Counter Bulletin Board and will be deregistered under the Exchange Act, and VirtGame will no longer file periodic reports with the SEC.

THE VIRTGAME BOARD OF DIRECTORS RECOMMENDS

APPROVAL AND ADOPTION OF THE MERGER AGREEMENT

AND APPROVAL OF THE MERGER.

THE MERGER AGREEMENT

The following is a description of the material aspects of the merger agreement. While we believe that the following description covers the material terms of the merger agreement, the description may not contain all of the information that is important to you. We encourage you to read carefully this entire document, including the merger agreement, for a more complete understanding of the transaction. The merger agreement is comprised of the agreement and plan of merger and reorganization attached as Annex A to this proxy statement/prospectus. The following description is subject to, and is qualified in its entirety by reference to, the merger agreement.

Structure of the Transaction

Pursuant to the merger agreement, Progressive will acquire VirtGame through a merger. To effect the merger, Viking Acquisition Sub, Inc., a wholly-owned subsidiary of Progressive, will merge with and into VirtGame (referred to in this document as the “first merger”), and immediately following the effectiveness of the first merger, a merger of VirtGame with and into Viking Acquisition Subsidiary, LLC, a wholly-owned subsidiary of Progressive (referred to in this document as the “second merger”). Following the transaction, VirtGame will cease to exist and Viking Merger Subsidiary, LLC will continue as the surviving entity in the transaction and will succeed to and assume the rights and obligations of VirtGame or Viking Merger Sub, Inc. The directors of Viking Acquisition Sub, Inc. immediately preceding the effective time of the transaction will be the managers of Viking Acquisition Subsidiary, LLC after completion of transaction.

Effective Time of the Transaction

The closing of the first merger contemplated by the merger agreement will occur no later than the fifth business day after the last of the conditions to the transaction have been satisfied or waived, or at another time as Progressive and VirtGame may agree. Contemporaneously with, or as soon as practicable after the closing, Progressive and VirtGame will file certificates of merger with the Secretary of State of the State of Delaware. The transaction will become effective upon the filing of these certificates or at another time as Progressive and VirtGame agree in writing and specify in the certificates of merger. Progressive and VirtGame currently expect that the closing of the first merger will take place by the end of the second calendar quarter of 2005. However, because the transaction is subject to governmental and stockholder approvals and other customary conditions, Progressive and VirtGame cannot predict exactly when the closing will occur.

The Transaction Consideration and Conversion of Securities

General

Progressive will issue no more than 2,000,000 shares of Progressive common stock in connection with the transaction. This includes shares to be issued upon the closing of the transaction in exchange for outstanding shares of VirtGame common stock and preferred stock, as well as shares that might be issued in the future upon the exercise of VirtGame warrants and options that are assumed by Progressive. The maximum number of shares of Progressive common stock to be issued in connection with the transaction, referred to in this proxy statement/prospectus as the maximum transaction shares, is subject to potential adjustments for working capital deficiencies, projected new contract revenue and a credit facility provided to VirtGame by Progressive. In the merger, holders of VirtGame common stock will receive, for each share of VirtGame common stock that they own, a fraction of a share of Progressive common stock based on an exchange ratio that will be determined as of the closing of the transaction. Holders of VirtGame preferred stock will receive, for each share of VirtGame preferred stock that they own, the number of shares of Progressive common stock that they would have received had they converted their VirtGame preferred stock into VirtGame common stock immediately prior to the closing of the transaction. Based on a Progressive per share price of $         on                     , 2005, and assuming 2,000,000 shares of Progressive stock will be issued, the aggregate value of all shares in connection with the merger will be approximately $        . If the exchange ratios were calculated as of the date of this proxy statement/prospectus, each outstanding share of VirtGame common stock would be converted into approximately .03024 shares of Progressive common stock in the transaction. Similarly, each share of VirtGame Series A Preferred Stock and Series B Preferred Stock would be converted into approximately 79.59 and 43.21 shares of Progressive common stock, respectively. These estimated exchange ratios are based on the approximately 61.7 million shares of VirtGame common stock currently outstanding on a fully diluted basis (which assumes the exercise of all outstanding options and warrants and conversion of all outstanding shares of preferred stock), as well as VirtGame’s current working capital level, projected new contract revenue and the aggregate amount currently outstanding under the Progressive credit facility. The actual common stock and preferred stock exchange ratios, however, will likely be different due to expected changes to VirtGame’s working capital level, projected new contract revenue and the amounts outstanding under the Progressive credit facility between the date of this proxy statement/prospectus and the closing of the transaction. The number of shares of Progressive common stock that VirtGame stockholders will receive in the transaction also will be appropriately adjusted for any stock splits, combinations and other similar events that occur between the date of the merger agreement and the completion of the transaction.

Reduction of Maximum Transaction Shares

At the close of the transaction, the number of maximum transaction shares to be issued by Progressive will be reduced by a number equal to

(A) the sum of:

(x) all amounts owed by VirtGame to Progressive under the credit facility between them as of the closing of the transaction, minus all fees and expenses, not to exceed $425,000 in the aggregate, owed by VirtGame to its legal and financial advisors in connection with the transaction, and minus further the value of all New Company Revenue (defined below) immediately prior to the closing, plus

(y) any indebtedness of VirtGame (other than the credit facility) outstanding immediately prior to the closing of the transaction that was not reflected on VirtGame’s Quarterly Report on Form 10-QSB for the quarter ended September 30, 2004, plus

(z) the amount, if any, by which VirtGame’s working capital immediately prior to the closing is less than $100,000 (provided, however, that for purposes of this subsection (z), working capital shall be determined without giving effect to any cash and cash equivalents held by VirtGame and any amounts owed by VirtGame to Progressive under the credit facility);

Divided by

(B) 11.971, which represents the average last sale price for Progressive’s common stock over the ten (10) trading days up to and including the execution date of the merger agreement.

As used in the merger agreement and above, the term “New Company Revenue” means the aggregate net cash payments that each of (i) Progressive’s Chief Executive Officer or Chief Financial Officer, (ii) Progressive’s independent registered public accounting firm and (iii) VirtGame’s Chief Executive Officer or Chief Financial Officer reasonably agree would be collected by VirtGame during the one year period immediately following the closing of the transaction pursuant to certain written agreements contemplating a license of VirtGame’s products that are entered into by VirtGame after the date of the merger agreement and prior to the closing of the transaction.

As of the date of this proxy statement/prospectus, based on VirtGame’s current working capital level, projected New Company Revenue and the aggregate amount currently outstanding under the Progressive credit facility, the number of maximum transaction shares is expected to be approximately 1,865,080.

Balance Shares

Holders of VirtGame common stock, preferred stock, options and warrants will also be entitled to receive a portion of the number Progressive shares, if any, below the maximum transaction shares, that remain unissued following the expiration of all of the VirtGame options and warrants assumed by Progressive. Those remaining shares are referred to in this proxy statement/prospectus as the “balance shares”. Following the expiration of the last VirtGame option or warrant that is assumed by Progressive (currently expected to occur in             ),

Progressive will determine the total number of shares of Progressive common stock actually issued in connection with the transaction. If the difference between the total number of shares actually issued and the maximum transaction shares is greater than 5,000, Progressive will issue the balance shares to the former holders of VirtGame common stock and preferred stock and the holders of assumed VirtGame options and warrants who exercised those options or warrants after the closing of the transaction.

No Fractional Shares

Progressive will not issue fractional shares of common stock in the transaction. Instead, each VirtGame stockholder otherwise entitled to a fractional share of Progressive common stock (after aggregating all fractional shares of Progressive common stock to which that stockholder is entitled) will receive an amount of cash (rounded to the nearest whole cent), without interest, equal to the product of that fraction multiplied by the closing price for one share of Progressive common stock on the date on which the effective time of the transaction occurs, as reported on the Nasdaq National Market.

Procedures for Payment of Transaction Consideration

Promptly after the transaction becomes effective, Progressive will deposit with an exchange agent (i) certificates representing the shares of Progressive common stock issuable in exchange for outstanding shares of VirtGame common stock and preferred stock, (ii) nontransferable certificates representing the right to receive a portion of the Balance Shares (as defined in the merger agreement) or a certificate representing such rights to be deposited with the Depository Trust Company, and (iii) cash in an amount sufficient for the payments in lieu of fractional shares of Progressive common stock and preferred stock.

VirtGame stockholders should not submit their VirtGame stock certificates for exchange unless and until they receive the transmittal instructions and a letter of transmittal from the exchange agent.

Promptly after the transaction becomes effective, the exchange agent will mail to VirtGame stockholders a letter of transmittal and instructions for use to effect the surrender of their VirtGame stock certificates in exchange for Progressive common stock certificates. Upon surrender of a VirtGame stock certificate to the exchange agent, along with a completed and properly executed letter of transmittal and any other required documents, the VirtGame stock certificate will be canceled and the VirtGame stockholder will receive a certificate representing the number of whole shares of Progressive common stock to which such holder is entitled, cash in lieu of fractional shares which such holder has the right to receive, and dividends or distributions payable under the merger agreement.

VirtGame stockholders are not entitled to receive any dividends or other distributions on their Progressive common stock with a record date after the transaction becomes effective, or any cash payment in lieu of fractional shares of Progressive common stock until they have surrendered their VirtGame stock certificates. If there is any dividend or other distribution on Progressive common stock with a record date after the transaction becomes effective and a payment date prior to the date a VirtGame stock certificate is surrendered, the surrendering stockholder will receive any such dividend or other distribution with respect to the whole shares of Progressive common stock issued promptly after the certificate is surrendered. If there is any dividend or other distribution on Progressive common stock with a record date after the transaction and a payment date after a VirtGame stock certificate is surrendered, the surrendering stockholder will receive any such dividend or other distribution with respect to the whole shares of Progressive common stock received promptly on the payment date.

Progressive, the exchange agent and the surviving corporation are entitled to deduct and withhold from the transaction consideration otherwise payable such amounts as are required by applicable law.

Transfers of Ownership and Lost Stock Certificates

Following the transaction, all shares of VirtGame common stock and preferred stock outstanding immediately prior to the effective time of the transaction, shall automatically be canceled and retired, and all

VirtGame stockholders shall cease to have any rights as stockholders of VirtGame. No further transfers of shares of VirtGame common stock and preferred stock shall be made on the stock transfer books after the effective time of the transaction. If, after such time, any VirtGame stock certificates are presented to the exchange agent, Progressive or the surviving corporation, they will be cancelled and exchanged for the transaction consideration.

Progressive will only issue certificates for shares of Progressive common stock in a name other than that in which the surrendered certificates for shares of VirtGame common stock are registered if the surrendered certificates are properly endorsed, in proper form for transfer, and either the persons requesting the exchange have paid to Progressive (or any designated agent) the transfer or other taxes associated with such name change, or have established to the reasonable satisfaction of Progressive (or any designated agent) that such tax has been paid or is not payable.

In the event any share certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming the share certificate to be lost, stolen or destroyed and, if required by Progressive, the posting by that person of a bond in the amount that Progressive may reasonably direct as indemnity against any claim that may be made against it, VirtGame or the exchange agent with respect to the lost, stolen or destroyed share certificate, the exchange agent shall issue, in exchange for such lost, stolen or destroyed share certificate, the transaction consideration.

Unclaimed Amounts

Any portion of the transaction consideration deposited with the exchange agent that remains undistributed to VirtGame stockholders 180 days after the effective time of the transaction shall be delivered to Progressive upon demand, and any VirtGame stockholders who have not surrendered their certificates by then can only look to Progressive for satisfaction of their claims for the transaction consideration.

Representations and Warranties

The merger agreement contains customary representations and warranties of VirtGame relating to, among other things:

•	corporate organization, authority and qualifications;

•	capital structure;

•	obligations with respect to capital stock;

•	authorization to enter into the merger agreement and consummate the associated transactions;

•	SEC filings and financial statements;

•	absence of material changes or events;

•	title to assets;

•	receivables, customers and inventory;

•	intellectual property rights and agreements;

•	contracts, agreements and commitments;

•	sale of products and performance of services;

•	liabilities;

•	compliance with legal requirements;

•	certain business matters;

•	permits and compliance with applicable laws;

•	tax matters;

•	employee benefit plans;

•	employee and labor matters;

•	environmental matters;

•	insurance;

•	transactions with affiliates;

•	state takeover statutes;

•	VirtGame stockholder votes required for approval of the charter amendment, the merger agreement and associated transactions;

•	the accuracy of information supplied in connection with this proxy statement/prospectus and the registration statement of which it is a part;

•	board of director approval of the merger agreement, the transaction and the associated agreements; and

•	the receipt of a fairness opinion from its financial advisor.

Progressive made customary representations and warranties relating to:

•	corporate organization, authority and qualifications;

•	capital structure;

•	SEC filings and financial statements;

•	absence of material changes or events;

•	authorization to enter into the merger agreement and consummate the associated transactions;

•	valid issuance of the merger consideration; and

•	disclosure and tax matters.

Of the representations and warranties, those relating to the following are qualified, at least partially, by reference to a material adverse effect:

•	foreign corporate qualification;

•	material agreements, contracts and commitments;

•	compliance with legal requirements;

•	absence of material changes or events; and

•	governmental authorizations.

The representations and warranties made by the parties to the merger agreement will not survive the effective date of the transaction, but their accuracy forms the basis of one of the conditions to the obligations of both Progressive and VirtGame to close the transaction.

Conduct of Business Prior to Completion of the Transaction

Progressive has agreed that it will not, without prior written consent of VirtGame, (i) declare, accrue, set aside or pay any cash dividend or make any other cash distribution in respect of any shares of capital stock; or (ii) amend or permit the adoption of any amendment to its articles of incorporation or bylaws so as to adversely affect the holders of VirtGame common stock or VirtGame preferred stock after the effective time of the merger in a manner different than the holders of Progressive common stock in general.

VirtGame has agreed that it will conduct its business in the ordinary course, in accordance with past practices and in compliance with all applicable laws, rules and regulations.

VirtGame has also agreed that it will refrain from doing any of the following prior to the effectiveness of the transaction without the prior written consent of Progressive:

•	declare, accrue or pay any dividend (except dividends payable on outstanding shares of VirtGame’s Series B Preferred stock) or repurchase, redeem or reacquire any securities;

•	issue, deliver, sell, authorize or grant any share of capital stock, convertible securities, subscriptions, rights, warrants or options, except for limited exceptions;

•	amend, modify or waive any stock repurchase rights or material terms of options, stock option plans, exchange options or warrants or authorize cash payments in exchange for the same;

•	amend its certificate of incorporation or bylaws;

•	become a party to a merger, consolidation, stock split, reverse stock split or similar transaction;

•	form any subsidiary or acquire any interest in another entity;

•	make any capital expenditure;

•	create, modify, amend or terminate material contracts, or waive, delay the exercise of release or assign any material rights or material claims thereunder, except in the ordinary course of business;

•	acquire, lease or license any right or other asset to any third party or sell or otherwise dispose of, or lease or license (other than licenses in the ordinary course of business consistent with past practices), any right or other asset to any third party, or waive or relinquish any material right;

•	write off as uncollectible, or establish any extraordinary reserve with respect to, any receivable or other indebtedness;

•	make any pledge of any of its assets or permit any of its assets to become subject to any encumbrances;

•	lend money to any person, or incur or guarantee any indebtedness;

•	establish, adopt, enter into or amend any employee benefit plan or agreement, pay any bonus or in any way increase the compensation payable to, any of its directors, officers or other employees;

•	hire any employee;

•	change any pricing, product return, service, personnel, accounting or other business policies;

•	make any tax election or file any tax return;

•	commence or settle any legal proceeding;

•	enter into any material transaction or take any other material action outside the ordinary course of business or inconsistent with past practices, including entering into or modifying any commitment with respect to potential gaming activities in any jurisdiction; or

•	agree or otherwise commit to take any of the actions described above.

Treatment of VirtGame Stock Options and Warrants; 401(k) Plans

After the transaction becomes effective, Progressive will assume each outstanding option and warrant to purchase shares of VirtGame common stock. Each assumed option will continue to have, and be subject to, the same terms and conditions set forth in the applicable plan and/or agreement under which it was originally issued, except that (1) each assumed option and warrant will be (or will become) exercisable for that number of whole shares of Progressive common stock equal to the product of the number of shares of VirtGame common stock that were issuable upon the exercise of the assumed option or warrant immediately prior to the effective time of the transaction multiplied by the exchange ratio applicable to the VirtGame common stock, rounded down to the nearest whole number of shares of Progressive common stock; and (2) the per share exercise price for the shares of Progressive common stock issuable upon exercise of the assumed option or warrant will be equal to the quotient determined by dividing the exercise price per share of VirtGame common stock at which such assumed option was exercisable immediately prior to the effective time of the transaction by the exchange ratio applicable to the VirtGame common stock, rounded up to the nearest whole cent.

Each assumed option, as of the effective time of the transaction, will be vested as to the same percentage of the total number of shares subject to the option as it was vested immediately prior to the effective time of the transaction.

If requested by Progressive, VirtGame shall terminate any and all 401(k) plans effective as of the day immediately prior to the closing date.

Meeting of Stockholders

VirtGame is obligated under the merger agreement to hold and convene a meeting of its stockholders for the purposes of considering the approval and adoption of the charter amendment, the merger agreement and the approval of the merger.

The above obligation to call, give notice of, convene and hold a stockholders meeting is not affected by the commencement, disclosure, announcement or submission of any acquisition proposal, or by any withdrawal, amendment or modification of VirtGame’s board recommendation in favor of the transaction and associated agreements.

Other Agreements

Progressive and VirtGame have each agreed:

•	to file, as promptly as practicable after execution of the merger agreement, this proxy statement/prospectus with the SEC, and that Progressive will prepare and file the registration statement in which the proxy statement/prospectus is to be included; each of Progressive and VirtGame shall use reasonable efforts to cause the Form S-4 Registration Statement and the Proxy statement/prospectus to comply with the applicable rules and regulations promulgated by the SEC, to respond promptly to any comments of the SEC or its staff and to have the Form S-4 Registration Statement declared effective under the Securities Act as promptly as practicable after it is filed with the SEC; and that VirtGame will use reasonable efforts to mail the proxy statement/prospectus to its stockholders at the earliest practicable time after the registration statement is declared effective by the SEC;

•	VirtGame will provide reasonable access to its books and records to Progressive and its directors, officers, employees and other representatives, who agree to comply with their obligations under the existing confidentiality agreement between the parties;

•	subject to certain exceptions, not to issue any press release or public statements about the transaction unless Progressive and VirtGame shall have approved in writing;

•	to use reasonable efforts to take all actions necessary to consummate the transaction, comply with all legal requirements with respect to the transaction, and make all filings reasonably determined by the parties to be required by any governmental entity in connection with the transaction;

•	up until the time the transaction becomes effective both Progressive and VirtGame will provide prompt notice to the other party when either party becomes aware that any of its representations or warranties have become untrue or inaccurate, or that it has failed to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under the merger agreement;

•	that VirtGame employees who continue employment with Progressive will have substantially the same benefits as those similarly situated employees of Progressive;

•	that Progressive will cause the Progressive common stock issued in the transaction or issuable upon the exercise of converted VirtGame’s stock options to be approved for listing on the Nasdaq National Market;

•	that VirtGame shall use reasonable efforts to cause each person who is or becomes an “affiliate” of VirtGame for purposes of Rule 145 under the Securities Act to execute a written affiliate agreement;

•	to use reasonable efforts to cause the merger to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, and cooperate and use reasonable efforts in order for each party to obtain tax opinions from their respective counsel;

•	that VirtGame will use reasonable efforts to cause an examination of the usability of its net operating losses under Section 382 of the Code to be completed by an accounting firm of nationally recognized reputation jointly selected by VirtGame and Progressive as soon as practicable following the date of the merger agreement, but in no event later than the closing of the transaction;

•	that VirtGame will use reasonable efforts to cause its independent auditors to deliver to Progressive a letter regarding certain financial information of VirtGame included in this proxy statement/prospectus; and

•	that VirtGame shall use reasonable efforts to obtain and deliver to Progressive the resignation of each of its officers and directors, which shall be effective immediately after the consummation of the transaction.

No Solicitation

In the merger agreement, VirtGame agrees that, except in certain circumstances described below, it shall not, and shall not authorize any of its officers, directors or employees to, or authorize any of its representatives to, directly or indirectly:

•	solicit, initiate, encourage, facilitate or induce any inquiry with respect to, or the making, submission or announcement of, any acquisition proposal or acquisition inquiry with respect to itself;

•	furnish to any person any information with respect to VirtGame in connection or in response to any acquisition proposal or acquisition inquiry;

•	engage in discussions or negotiations with any person with respect to an acquisition proposal or acquisition inquiry with respect to itself;

•	approve, endorse or recommend any acquisition proposal, subject to certain exceptions related to a superior offer, as described below; or

•	enter into any letter of intent or similar document or any contract, agreement or commitment contemplating or otherwise relating to any acquisition proposal or transaction contemplated thereby.

Pursuant to the merger agreement, VirtGame further agreed to immediately cease any and all existing discussions with any third parties with respect to any acquisition proposal or inquiry and to promptly request each person that it has entered into a confidentiality agreement with in connection with its consideration of an acquisition proposal to return all confidential information furnished by the party. VirtGame also agreed that it would not release any person from, or waive or permit the waiver of any provision of or right under, any confidentiality, non-solicitation, no hire, “standstill” or similar agreement to which VirtGame is a party or under which it has any rights. It also agreed to enforce each such agreement to the extent requested by Progressive.

As soon as VirtGame (or its respective officers or directors) receives or becomes aware of the receipt of any acquisition proposal, or any request for nonpublic information or inquiry which the party reasonably believes could lead to an acquisition proposal, VirtGame shall promptly (within 24 hours) provide Progressive with both oral and written notice of the material terms and conditions of the acquisition proposal, and the identity of the person or group making the proposal. VirtGame shall also keep Progressive fully informed in all material respects of the status and details of the proposal and any modification or proposed modification thereto.

Notwithstanding these restrictions, the merger agreement provides that under limited circumstances, VirtGame, upon receipt of an unsolicited acquisition proposal from a third party, may furnish nonpublic information to that third party and enter into discussions with that third party. The circumstances under which VirtGame may furnish nonpublic information to a third party is conditioned on VirtGame’s compliance with its non-solicitation obligations and limited to responses to an unsolicited “superior offer” (discussed below) where the board of directors of VirtGame concludes in good faith, after having taken into account the written advice of its outside legal counsel, that such action is required in order for the board of directors of VirtGame to comply with its fiduciary obligations to VirtGame’s stockholders under applicable law. Prior to furnishing any such nonpublic information or entering into such discussions, VirtGame must give Progressive written notice of the identity of such third party and of VirtGame’s intention to furnish nonpublic information to or enter into discussions with such third party. VirtGame is also required to receive from such third party an executed confidentiality agreement containing provisions (including nondisclosure provisions, use restrictions, non-solicitation provisions, no hire provisions and “standstill” provisions) at least as favorable to VirtGame as those contained in the confidentiality agreement between VirtGame and Progressive, and prior to or concurrent with furnishing any such nonpublic information to such third party, VirtGame must furnish such nonpublic information to Progressive if it has not been previously furnished by VirtGame to Progressive.

In response to the receipt of a superior offer, the board of directors of VirtGame may withdraw or modify its recommendation in favor of the transaction if all of the following conditions are met:

•	a superior offer with respect to all of the outstanding shares of VirtGame common stock and preferred stock has been made and has not been withdrawn;

•	the superior offer was not obtained or made as a direct or indirect result of a breach of the merger agreement or the confidentiality agreement between VirtGame and Progressive;

•	VirtGame provides Progressive with prior notice of any meeting of VirtGame’s board of directors at which the board of directors will consider and determine whether such offer is a superior offer;

•	VirtGame’s board of directors determines in good faith, after consulting with an independent financial advisor of nationally recognized reputation, that such offer constitutes a superior offer;

•	VirtGame’s board of directors believes in good faith, after consultation with its outside legal counsel that, in light of the superior offer, the withdrawal or modification of its recommendation is required in order for VirtGame’s board to comply with its fiduciary obligations to the VirtGame stockholders;

•	the VirtGame board recommendation is not withdrawn or modified in an manner adverse to Progressive at any time within five (5) business days after Progressive receives notice of such superior offer.

An “acquisition proposal,” with respect to VirtGame, means any offer or proposal contemplating or otherwise relating to any transaction or series of transactions involving:

•	any merger, consolidation, amalgamation, share exchange, business combination, issuance of securities, reorganization, recapitulation, tender offer, exchange offer or other similar transaction: (i) in which VirtGame or any of its subsidiaries is a constituent corporation; (ii) in which any person or group of persons directly or indirectly acquires more than 15% of VirtGame’s outstanding voting securities of any class; or (iii) in which VirtGame or any of its subsidiaries issues securities representing more than 15% of the outstanding voting securities of any class;

•	any sale, lease, exchange, transfer, license or disposition of (a) 15% or more of the consolidated net revenues, consolidated net income, or consolidated book value of VirtGame (including its subsidiaries taken as a whole); or (b) any business or assets that constitute 15% or more of the consolidated net revenues, consolidated net income, or consolidated book value of VirtGame; or

•	any liquidation or dissolution of VirtGame, other than a liquidation or dissolution of any subsidiary of VirtGame after which it continues to hold all of the assets and rights previously held by such subsidiary;

provided, however, that the transaction contemplated by the merger agreement shall not be deemed an acquisition proposal in any case.

Superior offer means an unsolicited bona fide written offer by a third party to purchase, in exchange for consideration consisting exclusively of cash and/or publicly traded equity securities, all of the outstanding shares of VirtGame common stock, that: (a) was not obtained or made as a direct or indirect result of a breach of the merger agreement, the confidentiality agreement or any “standstill” or similar agreement under which VirtGame has any rights or obligations; and (b) is on terms and conditions that the board of directors of VirtGame determines, in its reasonable, good faith judgment, after consulting with an independent financial advisor of nationally recognized reputation, to be: (i) more favorable, from a financial point of view, to its stockholders than the terms of the transaction; and (ii) make it reasonably likely that the transaction would be consummated; provided, however, that any such offer shall not be deemed to be a superior offer if any financing required to consummate the transaction contemplated by such offer is not committed and is not reasonably capable of being obtained by such third party, or if the consummation of such transaction is contingent on any such financing being obtained.

Conditions to the Completion of the Transaction

The obligations of Progressive and VirtGame to effect the transaction are subject to the satisfaction or waiver of various conditions, which include the following:

•	the requisite approval and adoption by the VirtGame stockholders of the charter amendment, the merger agreement and the merger;

•	the absence of any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which has the effect of making the transaction illegal;

•	the effectiveness of the registration statement on Form S-4, of which this proxy statement/prospectus is a part, under the Securities Act of 1933, as amended, or the Securities Act, and the absence of any stop order or proceedings seeking a stop order initiated or threatened by the Securities and Exchange Commission, or the SEC;

•	the expiration or termination of the waiting period, if any, applicable to the transaction under the Hart-Scott-Rodino Antitrust Improvements Act, and the absence of any voluntary agreement between Progressive or VirtGame and the Federal Trade Commission or the Department of Justice pursuant to which Progressive or VirtGame has agreed not to consummate the transaction for any period of time; and

•	the approval of the listing of the shares of Progressive common stock to be issued in the transaction on the Nasdaq National Market, subject to notice of issuance.

Each of the closing conditions can, to the extent legally permissible, be waived by written mutual consent of Progressive and VirtGame.

In addition, the obligations of VirtGame to effect the transaction are subject to the fulfillment or waiver, prior to the closing date, of each of the following conditions:

•	satisfaction or waiver of representations and warranties and other agreements and covenants in the merger agreement by Progressive;

•	absence of any continuing effect, change, event or circumstance that, considered together with all other effects, changes, events or circumstances, is or could reasonably be expected to be or to become materially adverse to, or has or could reasonably be expected to have or result in a material adverse effect on: (a) the business, condition (financial or otherwise), capitalization, assets, liabilities, operations, financial performance or prospects of Progressive and its subsidiaries taken as a whole; or (b) the ability of Progressive to consummate the transaction or to perform any of its obligations under the merger agreement;

•	any governmental authorization required to be obtained prior to the merger from the Nevada Commission shall have been obtained and shall remain in full force; and

•	VirtGame shall have received a written opinion regarding tax matters from its counsel.

These closing conditions are waivable, to the extent legally permissible, in writing, by VirtGame.

Finally, the obligations of Progressive to effect the transaction are subject to fulfillment or waiver, prior to the closing date, of each of the following conditions:

•	satisfaction or waiver of representations and warranties and other agreements and covenants in the merger agreement by VirtGame;

•	the receipt of all material consents required to be obtained in connection with the transaction;

•	Progressive shall have received executed agreements from affiliates of VirtGame;

•	Progressive shall have received executed release agreements from all VirtGame employees employed as of December 31, 2004;

•	Progressive shall have received executed noncompetition agreements from certain specified employees of VirtGame;

•	Progressive shall have received a written opinion regarding tax matters from its counsel;

•	Progressive shall have received a satisfactory update letter from VirtGame’s certified public accountants as to certain matters related to the registration statement of which this proxy statement/prospectus is a part;

•	Progressive shall have received executed notification agreements from each beneficial owner of 5% or more of the shares of VirtGame common stock;

•	Progressive shall have received the resignations of VirtGame’s officers and directors, effective immediately after the effective time of the transaction;

•	Mark Newburg, Arnaldo Galassi and Victoria (Tori) Abajian shall not have ceased to be employed by VirtGame, nor, in the case of Ms. Abajian, expressly stated that she intends to terminate her employment with VirtGame after the transaction or to decline to accept employment with Progressive;

•	absence of any continuing effect, change, event or circumstance that, considered together with all other effects, changes, events or circumstances, is or could reasonably be expected to be or to become materially adverse to, or has or could reasonably be expected to have or result in a material adverse effect on: (a) the business, condition (financial or otherwise), capitalization, assets, liabilities, operations, financial performance or prospects of VirtGame and its subsidiaries taken as a whole; (b) the ability of VirtGame to consummate the transaction by August 1, 2005 or to perform any of its obligations under the merger agreement; or (c) Progressive’s ability to vote, transfer, receive dividends with respect to or otherwise exercise ownership rights with respect to any of the interests of VirtGame immediately following the first merger;

•	the expiration or termination of any waiting period applicable to the consummation of the transaction under any applicable foreign laws, rules or regulations, and the absence of any voluntary agreement between Progressive or VirtGame and any foreign governmental body pursuant to which Progressive or VirtGame has agreed not to consummate the transaction for any period of time;

•	the satisfaction of any applicable antitrust, competition law or regulation, gaming laws or other legal requirements, and the absence of any materially burdensome term, limitation, condition or restriction (as determined by Parent in good faith) imposed by such requirements;

•

the absence of any pending or threatened legal proceedings by a governmental body (a) challenging or seeking to restrain or prohibit the consummation of the transaction; (b) relating to the transaction and seeking to obtain from Progressive or VirtGame, any damages or other relief that may be material to Progressive or VirtGame; (c) seeking to prohibit or limit in any material respect Progressive’s ability to vote, transfer, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of VirtGame; (d) that could materially and adversely affect the right or ability of Progressive or VirtGame to own the assets or operate the business of VirtGame; or (e) seeking to compel any of the VirtGame, Progressive or any subsidiary of Progressive to dispose of or hold separate any material assets as a result of the transaction;

•	neither the chief executive officer nor the chief financial officer of VirtGame shall have failed to provide, with respect to any document filed (or required to be filed) by VirtGame with the SEC after the date of the merger agreement any necessary certification in the form required under Rule 13a-14 under the Exchange Act and 18 U.S.C. §1350;

•	No more than 3% holders of VirtGame common stock outstanding, as of the effective time of the transaction, shall have validly made, and not withdrawn, a demand for appraisal with respect to their shares of VirtGame common stock under Delaware corporation law.

These closing conditions are waivable, to the extent legally permissible, in writing, by Progressive.

Termination of the Merger Agreement

The merger agreement may be terminated at any time before the effective time of the merger by either party’s board, whether before or after the requisite stockholder approvals have been obtained, under the following circumstances:

•	by mutual written consent of Progressive and VirtGame;

•	by either Progressive or VirtGame if the merger has not been completed by August 1, 2005 (which date may be extended by Progressive for up to 90 days in certain circumstances related to pending gaming approvals), although the right to terminate the merger agreement shall not be available to any party whose action or failure to act has been the principal cause of the failure to complete the transaction by August 1, 2005 and the action or failure to act constitutes a breach of the merger agreement;

•	by either Progressive or VirtGame if a governmental entity, including a court or administrative agency, has issued a final and nonappealable order, decree or ruling or taken any other action which has the effect of permanently restraining, enjoining or otherwise prohibiting the transaction;

•	by either Progressive or VirtGame, if the special meeting is held and the stockholders of VirtGame have not approved and adopted the charter amendment and the merger agreement and approved the transaction, provided that the termination right is not available to a party if the failure to obtain the stockholder approval is attributable to a failure on the part of such party to perform any covenant or obligation of that party under the merger agreement;

•	by Progressive, at any time prior to VirtGame obtaining its requisite stockholder approval of the merger, if a triggering event with respect to VirtGame has occurred;

•	by either Progressive or VirtGame if the other party has breached any of its representations, warranties, covenants or agreements set forth in the merger agreement such that not all of the terminating party’s conditions to closing cannot be satisfied, and the breach is not cured within the time period specified by the merger agreement.

A “triggering event,” with respect to VirtGame, has occurred if: (a) the board of directors of VirtGame shall have failed to recommend that VirtGame’s stockholders vote to adopt and approve the merger agreement, or shall have withdrawn or modified in a manner adverse to Progressive, VirtGame’s board recommendation; (b) VirtGame shall have failed to include in the proxy statement/prospectus its recommendation; (c) the board of directors of VirtGame fails to reaffirm publicly VirtGame’s board recommendation, within ten business days after Progressive requests in writing that such recommendation or determination be reaffirmed publicly (or five business days if such request is made by Progressive within ten business days of the VirtGame stockholders’ meeting); (d) the board of directors of VirtGame shall have approved, endorsed or recommended any other acquisition proposal; (e) VirtGame shall have executed any letter of intent, memorandum of understanding or similar document relating to another acquisition proposal or any contract accepting any other acquisition proposal; (f) a tender or exchange offer relating to securities of VirtGame shall have been commenced and

VirtGame shall not have sent to its securityholders, within ten business days after the commencement of such tender or exchange offer, a statement disclosing that VirtGame recommends rejection of such tender or exchange offer; (g) VirtGame or any representative of VirtGame shall have materially breached its obligations not to solicit an acquisition proposal (see page 58); or (h) VirtGame shall have failed to hold VirtGame Stockholders’ meeting as promptly as practicable and in any event within 45 days after the Form S-4 Registration Statement is declared effective under the Securities Act.

Termination Fees and Expenses

Following negotiations, Progressive and VirtGame agreed that the parties would pay termination fees, repay advance payments and reimburse expenses in the event that the transaction is terminated in certain circumstances. The amount of the termination fee and maximum expense reimbursement were determined based on dollar values acceptable to each of Progressive and VirtGame, with reference to what was generally viewed as within the range of acceptable amounts for similar transactions.

VirtGame Termination Fee and Expenses

Subject to certain exceptions, if the merger agreement is terminated (i) by either party because (a) the merger has not been consummated by August 1, 2005 (which date may be extended by Progressive in certain circumstances where gaming approvals are pending) or the special meeting is held and the VirtGame stockholder vote required to adopt and approve the merger agreement and the related charter amendment has not been obtained and (b) at or prior to the time of the termination of the merger agreement a triggering event has occurred or an acquisition proposal regarding VirtGame was disclosed, announced, commenced, submitted or made, or (ii) by Progressive because a triggering event has occurred, then VirtGame shall make a nonrefundable cash payment to Progressive in an amount equal to $500,000, plus the aggregate amount (not to exceed $3 million) of Progressive’s transaction expenses, which are defined to include all out-of-pocket fees and expenses (including all attorneys’ fees, accountants’ fees, fees and expenses paid in connection with filings under gaming laws, financial advisory fees and filing fees) that have been paid or that may become payable by or on behalf of Progressive in connection with the preparation and negotiation of the merger agreement and otherwise in connection with the merger and the transactions contemplated thereby. However, if the merger agreement is terminated by either party because (x) the merger has not been completed by August 1, 2005 or the VirtGame stockholder vote required to adopt and approve the merger agreement and the related charter amendment has not been obtained and (y) at or prior to the time of the termination of the merger agreement an acquisition proposal regarding VirtGame has been disclosed, announced, commenced, submitted or made but no triggering event has occurred, the termination expenses described above shall be payable only if within 12 months of the termination of the merger agreement an acquisition transaction is consummated with the party who made such acquisition proposal. Moreover:

•	If the merger agreement is terminated by either party because the merger has not been completed by August 1, 2005 or the VirtGame stockholder vote required to adopt and approve the merger agreement and the related charter amendment has not been obtained, any nonrefundable payment required to be made as described above shall be made within two days of such termination.

•	If the merger agreement is terminated by either party for any reason, then VirtGame will be required to repay to Progressive (in addition to the amounts payable by VirtGame described above) all amounts then outstanding under the Progressive credit facility.

•	Subject to certain exceptions, if the merger agreement is terminated by Progressive because VirtGame has not complied with or performed each of its covenants or obligations in the merger agreement in all material respects, then VirtGame shall pay to Progressive, in cash within two business days of such termination, a nonrefundable fee in the amount equal to $500,000.

•	Subject to certain exceptions, if the merger agreement is terminated by VirtGame because Progressive has not complied with or performed its covenants or obligations in the merger agreement in all material respects, then Progressive shall pay to VirtGame, in cash within two business days after such termination, a nonrefundable fee in the amount equal to $500,000.

Finally, if either party fails to pay when due any amount payable described above, then (i) the party failing to make such payment shall reimburse the party to whom such payment is to have been made for all costs and expenses (including fees and disbursements of counsel) incurred in connection with the collection of such overdue amount and the enforcement by the party to whom such payment is to have been made of its rights, and (ii) the party failing to make such payment shall pay to the party to whom such payment is to have been made interest on such overdue amount (for the period commencing as of the date such overdue amount was originally required to be paid and ending on the date such overdue amount is actually paid in full) at an annual rate three percentage points above the prime rate in effect on the date such overdue amount was originally required to be paid.

Other Expenses

Other than as described above, whether or not the transaction is completed, all fees and expenses incurred in connection with the merger agreement and the transactions contemplated thereby will be paid by the party incurring the fees or expenses. However, the parties will share equally (i) all fees and expenses (other than attorneys’ fees) incurred in connection with the printing and filing of this proxy statement/prospectus, the registration statement, and any amendments or supplements thereto, and (ii) the filing fee for the Notification and Report Forms filed with the Federal Trade Commission and the Department of Justice under the Hart-Scott Rodino Act or any other filing fees required by other governmental entities.

Indemnification and Insurance

Following the transaction, Progressive agrees to cause the resulting company to fulfill and honor the obligations of VirtGame pursuant to VirtGame’s bylaws as in effect and any indemnification agreements existing immediately prior to the effective time of the transaction with any person who was a director or officer of VirtGame as of the date of the merger, for a period of two years following that date.

Progressive also will maintain VirtGame’s existing directors’ and officers’ liability insurance policy(ies) for two years, covering those persons who are covered by VirtGame’s directors’ and officers’ liability insurance policy as of the date of the merger agreement. However, the cost of the continued coverage shall not exceed $135,000.

Voting Agreements

As a condition to Progressive’s entering into the merger agreement, Progressive entered into stockholder voting agreements with each of the directors and executive officers of VirtGame, whereby those directors and officers agreed to vote their shares of VirtGame’s common stock in favor of the approval of the merger agreement and the principal terms of the transaction.

Amendment and Waiver

Subject to applicable law, the merger agreement may be amended in writing by the parties at any time before or after VirtGame has received its requisite stockholder approvals, except that after obtaining such stockholder approvals, no amendment, which by any applicable law or rule requires further approval of such stockholders, shall be made without obtaining such further approval.

At any time prior to the effective time of the transaction, either party to the merger agreement may (i) extend the time of the performance of any of the obligations or other acts of the other parties thereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained in the merger agreement or in any document delivered pursuant to the merger agreement, and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained in the merger agreement.

COMPARISON OF STOCKHOLDER RIGHTS AND CORPORATE GOVERNANCE MATTERS

Progressive is a corporation incorporated under the laws of the State of Nevada. VirtGame is a corporation incorporated under the laws of the state of Delaware. After the completion of the transaction, stockholders of VirtGame will become stockholders of Progressive, and will become subject to the Nevada Revised Statutes, the articles of incorporation of Progressive, as amended, and the bylaws of Progressive.

While there are substantial similarities between the charters and bylaws of Progressive and VirtGame, a number of differences do exist. The following is a summary of the material differences between the rights of Progressive stockholders and the rights of VirtGame stockholders. While Progressive and VirtGame believe that this summary covers the material differences between the two, this summary may not contain all of the information that is important to you. This summary is not intended to be a complete discussion of the respective rights of Progressive and VirtGame stockholders. Progressive and VirtGame encourage you to refer to Nevada and Delaware law, and the various documents of Progressive and VirtGame referenced in this summary for a more complete discussion of the rights of Progressive and VirtGame stockholders. You should carefully read this entire proxy statement/prospectus and the other documents referenced in this proxy statement/prospectus for a more complete understanding of the differences between being a stockholder of Progressive and being a stockholder of VirtGame. Progressive and VirtGame have filed with the SEC their respective documents referred to herein and will send copies of these documents to you upon your request. See the section entitled “Where You Can Find More Information” on page 105.

	Progressive	VirtGame
Authorized Capital Stock	The authorized capital stock of Progressive consists of 100,000,000 shares of common stock, par value of $0.10 per share, and 5,000,000 shares of preferred stock, par value $0.10 per share, of which 50,000 shares are designated as Series A Junior Participating Preferred Stock. No preferred stock has been issued.	The authorized capital stock of VirtGame consists of 100,000,000 shares of common stock, par value $.00001 per share, and 10,000,000 shares of preferred stock, par value $.00001 per share, of which 3,300 shares are designated as Series A Preferred Stock and 10,000 shares are designated Series B Preferred Stock.

Number of Directors	Nevada law provides that a corporation must have at least one director and may provide in its articles of incorporation or in its bylaws for a fixed number of directors or a variable number, and for the manner in which the number of directors may be increased or decreased. Progressive’s articles of incorporation do not fix the number of directors but provide that the number of directors shall be fixed in accordance with the bylaws. Its bylaws provide that the authorized number of directors shall be between three and fifteen, with the exact number to be set by resolution of the board of directors approved by not less than three-	Delaware law provides that a corporation must have at least one director and that the number of directors shall be fixed by or in the manner provided in the bylaws unless the certificate of incorporation fixes the number of directors. VirtGame’s certificate of incorporation does not provide for the number of directors. Its bylaws provide that the authorized number of directors shall be between three and nine, with the exact number to be set by resolution of the board of directors.

	Progressive	VirtGame
fourths of the directors then holding office. The current number of directors of Progressive is fixed at six.

Cumulative Voting	Nevada law allows a corporation’s articles of incorporation to permit stockholders to cumulate their votes at elections of directors. However, the articles of incorporation of Progressive do not so provide, and accordingly, holders of Progressive common stock have no cumulative voting rights in connection with the election of directors.	Delaware law allows a corporation’s certificate of incorporation to permit stockholders to cumulate their votes at elections of directors. However, the certificate of incorporation of VirtGame does not so provide, and accordingly, holders of VirtGame common stock have no cumulative voting rights in connection with the election of directors.

Classification of Board of Directors	Nevada law permits, but does not require, the articles of incorporation or bylaws of a corporation to provide for a classified board of directors, dividing directors with respect to the duration of their respective terms of office or as to their election by one or more authorized classes or series of shares, as long as at least one-fourth in number of the directors are elected annually. Progressive’s bylaws provide that the board of directors shall be divided into three classes that serve staggered terms of three years each from the time of the director’s election.	Delaware law permits, but does not require, a classified board of directors, divided into as many as three classes with staggered terms under which one-half or one-third of the directors are elected to terms of two or three years, as applicable. However, VirtGame’s bylaws do not provide for such a staggered board of directors. Instead, each director holds office until the next annual meeting and until a successor has been elected and qualified.

Removal of Directors	Under Nevada law, any director may be removed from office, with or without cause, by the vote of stockholders holding not less than two-thirds of the voting power of the issued and outstanding stock entitled to vote.	Under Delaware law, directors may be removed from office, with or without cause, by a majority stockholder vote, though in the case of the corporation whose board is classified, stockholders may effect such removal only for cause, unless otherwise provided in the certificate of incorporation. VirtGame’s bylaws provide that directors may be removed, with or without cause, by a majority stockholder vote.

	Progressive	VirtGame
Vacancies on the Board of Directors	Nevada law provides that vacancies on a corporation’s board of directors, including those caused by an increase in the number of directors, may be filled by a majority of the remaining directors, though less than a quorum, unless the articles of incorporation provide otherwise. Progressive’s articles of incorporation do not provide otherwise.

Delaware law provides that vacancies on a corporation’s board of directors, including those caused by an increase in the number of directors, may be filled by a majority of the remaining directors, though less than a quorum, unless the certificate of incorporation or bylaws provides otherwise.

VirtGame’s certificate of incorporation provides that newly created directorships resulting from any increase in the authorized number of directors or any vacancy resulting from death, resignation, disqualification or other cause may be filled by a majority vote of the directors then in office, even though less than a quorum. The stockholders may elect a director or directors at any time to fill any vacancy or vacancies not filled by the directors, by the written consent of a majority of the stockholders entitled to vote.

Stockholder Action by Written Consent

Nevada law provides that unless otherwise provided in a corporation’s articles of incorporation or bylaws, any action required or permitted to be taken at a meeting of stockholders may be taken without a meeting if, before or after the action, a written consent to the action is signed by stockholders holding at least a majority of the voting power. If a different proportion of voting power is required for an action at a meeting, then that proportion of written consents is required.

Progressive’s bylaws provide that stockholder action may be taken by written consent but only if authorized by the written consent of stockholders holding at least 60% of the voting power.

Delaware law provides that unless otherwise provided in a corporation’s certificate of incorporation or bylaws, any action required or permitted to be taken at a meeting of stockholders may be taken without a meeting if a written consent to the action is signed by stockholders holding at least a majority of the voting power. If a different proportion of voting power is required for an action at a meeting, then that proportion of written consents is required.

VirtGame’s bylaws provide that stockholder action may be taken by written consent.

	Progressive	VirtGame

Amendment of the Articles or Certificate of Incorporation	Under Nevada law, the articles of incorporation may be amended by the affirmative vote of the holders of a majority of the voting power or such greater proportion as may be required in the case of a vote by classes or series or by the articles of incorporation. Progressive’s articles of incorporation do not modify the Nevada standard requiring majority stockholder approval to amend the articles of incorporation.	Under Delaware law, VirtGame’s certificate of incorporation may be amended by the affirmative vote of the holders of a majority of the voting rights of all classes of stock entitled to vote. Neither VirtGame’s certificate of incorporation nor its bylaws modify the Delaware standard requiring majority shareholder approval to amend the certificate of incorporation.

Amendment of bylaws	Nevada law provides that the directors of a corporation may make bylaws, subject to any bylaws adopted by the stockholders. Nevada law also provides that, unless otherwise prohibited by any bylaw adopted by the stockholders, the directors may adopt, amend or repeal any bylaw, including any bylaw adopted by the stockholders. Also, the articles of incorporation of a Nevada corporation may grant the authority to adopt bylaws exclusively to the directors. Progressive’s bylaws provide that the stockholders or the directors may alter, amend or repeal the bylaws or adopt new bylaws upon the affirmative vote of a majority of either the stockholders or the directors, except for those sections requiring a super-majority vote. The sections of Progressive’s bylaws which provide that the affirmative vote of at least 80% of the combined voting power of the then outstanding shares of stock entitled to vote generally in the election of directors, voting together as a single class, shall be required to alter, amend, adopt any provision inconsistent with or repeal are: those dealing with how and when stockholders meetings are called, notice and waiver of	Delaware law provides that a corporation’s stockholders entitled to vote have the power to amend bylaws, although the corporation’s certificate of incorporation may give the board of directors the power to amend bylaws as well. VirtGame’s certificate of incorporation provides that the bylaws may be made, altered or repealed, by the board of directors.

	Progressive	VirtGame

notice of stockholders’ meetings, action by written consent of the stockholders, increasing or decreasing the size of the board and filling vacancies, nominations for the election of directors andindemnification of directors and officers. Any repeal or amendment of the bylaws section related to indemnification of directors and officers shall be prospective and shall not limit the rights to indemnification with respect to any alleged act or omission occurring prior to the time of such repeal or amendment.

Special Meeting of Stockholders	Under Nevada law, special meetings of the stockholders may be called by the entire board of directors, any director or the president, or as otherwise provided in the bylaws. Progressive’s bylaws provide that special meetings of the stockholders may be called by resolution of the board of directors, acting by not less than a majority of the entire board, or by the chairman of the board or president.	Under Delaware law, special meetings of the stockholders may be called by the board of directors or by such person or persons as may be authorized by the certificate of incorporation or by the bylaws. VirtGame’s bylaws provide that special meetings of the stockholders may be called at any time by the board of directors, the chairman of the board (chief executive officer), the president or by one or more of the stockholders holding shares, in the aggregate, entitled to cast not less than ten percent (10%) of the votes at such meeting.

Notice of Stockholder Meetings	Under Nevada law, written notice of any meeting of the stockholders must be given to each stockholder of record entitled to vote at the meeting not less than 10 nor more than 60 days before the date of the meeting and shall specify the place, date, time, and purpose or purposes of the meeting and the means of electronic communications, if any, by which stockholders and proxies will be deemed to be present in person and vote.	Under Delaware law and VirtGame’s bylaws, written notice of any meeting of the stockholders must be given to each stockholder entitled to vote at the meeting not less than 10 nor more than 60 days before the date of the meeting and shall specify the place, date, and hour of the meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called.

	Progressive	VirtGame
Delivery and Notice Requirements of Stockholder Nominations and Proposals

Progressive’s bylaws provide that for a stockholder proposal to be brought properly before a special meeting, the stockholder must notify the corporation’s secretary of Progressive not later than 75 days prior to the anniversary of the date of the immediately preceding annual meeting which was specified in the initial formal notice of such meeting. However, if the actual date of the next annual meeting is more than 30 days after such anniversary date, then notice will also be timely if received by the secretary by the later of the 75th day prior to the forthcoming meeting date and the close of business on the 30th day following the date on which the corporation makes public disclosure of the meeting date.

Progressive’s bylaws also provide that a stockholder may nominate a person for election as a director by giving written notice to the secretary of the corporation not later than, in the case of an annual meeting 75 days prior to the anniversary of the date of the immediately preceding annual meeting and, in the case of any other meeting, the close of business on the 15th day following the date on which the corporation first makes public disclosure of the meeting date.

VirtGame’s bylaws provide that for a stockholder proposal to be brought properly before an annual meeting or for a stockholder to nominate a director for election at the special meeting, the stockholder must notify the principal executive offices of VirtGame not less than 30 days nor more than 60 days prior to the meeting. However, if less than 40 days’ notice is given to stockholders, then notice to VirtGame must be delivered no later than 10 days after the day on which public announcement of the date of the meeting is first made by VirtGame.

Proxy	Under Nevada law and Progressive’s bylaws, at any meeting of the stockholders of Progressive, a stockholder may designate another person or persons to act for such stockholder by proxy, but no such proxy shall be voted or acted upon after six months from the date of its creation, unless the proxy provides for a longer period, which may not exceed seven years from the date of its creation.	Under Delaware law and pursuant to VirtGame’s bylaws, at any meeting of the stockholders of VirtGame, a stockholder may designate another person to act for such stockholder by proxy, but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period.

	Progressive	VirtGame
Preemptive rights	Under Nevada law, absent express provision in a corporation’s articles of incorporation, a stockholder does not, by operation of law, possess preemptive rights to acquire unissued shares of the corporation’s stock. Progressive’s articles of incorporation expressly provide that stockholders do not have any preemptive or other right to acquire any unissued shares, treasury shares or securities convertible into shares of the corporation.	Under Delaware law, absent express provision in a corporation’s certificate of incorporation, a stockholder does not, by operation of law, possess preemptive rights to subscribe to additional issuances of the corporation’s stock. VirtGame’s certificate of incorporation does not provide that stockholders possess any preemptive right to subscribe to additional issuances of its capital stock.

Dividends

Under Nevada law, a corporation may make distributions to its stockholders, including by the payment of dividends, provided that, after giving effect to the distribution, the corporation would not be able to pay its debts as they become due in the usual course of business or the corporation’s total assets would be less than the sum of its total liabilities plus any amount needed, if the corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights of stockholders whose rights are superior to those receiving the distribution.

Progressive has never paid cash dividends on its common stock.

Under Delaware law, a corporation may pay dividends out of surplus or net profits for the current or preceding fiscal year, provided that the capital of the corporation is not less than the aggregate amount of the capital represented by the corporation’s outstanding stock of all classes having a preference upon distribution of assets.

VirtGame has never paid cash dividends on its common stock.

Indemnification of Directors and Officers	Progressive’s articles of incorporation provide that the personal liability of directors and officers for damages shall be eliminated or limited to the fullest extent then so permitted under applicable law. Nevada law provides that, with certain limited exceptions or unless the articles of incorporation provide for greater individual liability, a director or officer is not individually liable to the corporation or its stockholders or creditors for any damages as a result of any act or failure to act in such capacity unless it is proven
VirtGame’s certificate of incorporation provides that a director shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director except for liability (i) for any breach of the director’s loyalty to the corporation or its stockholders, (ii) for any act or omissions not in good faith or which involve intentional misconduct or knowing violation of the law, (iii) under Section 174 of the Delaware General Corporation Law or (iv)

Progressive	VirtGame

that his act or failure to act constituted a breach of his or her fiduciary duties and involved intentional misconduct, fraud or a knowing violation of law.

Nevada law permits and Progressive’s bylaws provide that Progressive shall indemnify any director or officer who was or is a party to any action by reason of the fact that such person is or was a director or officer of the corporation, or is or was serving in any capacity at the request of the corporation, if such person did not breach his or her fiduciary duty (with such breach involving intentional misconduct, fraud or a knowing violation of law), or acted in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action, had no reasonable cause to believe the conduct was unlawful. The board of directors of Progressive may also indemnify employees and other persons as set forth above.

Expenses of officers and directors incurred in defending a civil or criminal action must be paid by Progressive as incurred and before final disposition upon receipt of an undertaking by or on behalf of such person to repay the amount if it is ultimately determined that such person is not entitled to be indemnified by the corporation.

Nevada law and Progressive’s bylaws provide that Progressive has the power to purchase and maintain insurance or make other financial arrangements on behalf of any person who is or was a director, officer, employee or agent of the corporation or who is or was serving in such capacity for another entity at the request of the for any transaction from which the director derived any improper personal benefit.

VirtGame’s bylaws provide that the corporation may indemnify, to the fullest extent permitted by law, any director, officer, employee and agent against expenses, judgments, fines, settlements, and other amounts arising by reason of the fact that such person is or was an agent of the corporation.

Expenses incurred by such person may be paid by VirtGame as incurred and before final disposition of the proceeding upon receipt of an undertaking by or on behalf of such person to repay the amount if it is ultimately determined that such person is not entitled to be indemnified by the corporation.

Delaware law and VirtGame’s bylaws provide that VirtGame has the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, against any liability resulting from that person’s relationship to the corporation, regardless of whether VirtGame would have the power to indemnify such person against losses under Delaware law.

	Progressive	VirtGame
corporation, whether or not the corporation has authority to indemnify such person against such liability and expenses.

Stockholder Rights Plan	Progressive has adopted a stockholder rights plan. Pursuant to the rights plan, Progressive’s board of directors provided that one preferred share purchase right will be attached to each outstanding share of Progressive’s common stock. Each right will entitle stockholders to buy one unit consisting of one one-thousandth of a share of Series A Junior Participating Preferred Stock, par value $.10 per share, at an exercise price of $16 per unit (subject to adjustment) in the event that the rights become exercisable. Subject to limited exceptions, the rights will be exercisable ten business days (i) following a public announcement that a person or group has acquired, or has obtained the right to acquire, 20% or more of Progressive’s common stock, (ii) following the commencement of a tender offer or exchange offer for 20% or more of the common stock of Progressive or (iii) after the board of directors determines that any person has become the beneficial owner of an amount of Progressive’s common stock that the board of directors determines to be substantial (which shall not be less than 10% of the common stock of Progressive) and that (a) such person intends to cause Progressive to repurchase the Common Stock beneficially owned by such person or to exert pressure against Progressive to take any action or enter into any transaction or series of transactions with the effect of providing such person with short-term gains or profits under circumstances in which the board	None.

	Progressive	VirtGame

of directors determines that the long-term interests of Progressive and its stockholders would not be served by taking such action or (b) beneficial ownership by such person is reasonably likely to have a material adverse effect on the business, competitive position, prospects, or financial condition of Progressive and its subsidiaries. If Progressive is acquired in a merger or other business combination transaction which has not been approved by the board of directors, each right will entitle its holder to purchase, at the right’s then-current exercise price, a number of the acquiring company’s common shares having a market value at the time of twice the right’s exercise price.

Voting Rights

The holders of Series A Junior Participating Preferred Stock are entitled to that number of votes on all matters submitted to a vote of the stockholders equal to 1,000 times the number of votes per share to which shares of common stock are entitled, and shall vote together as one class on all matters submitted to a vote of stockholders.

Progressive has no outstanding shares of Series A Junior Participating Preferred Stock at this time.

The holders of Series A Preferred Stock are entitled to vote, on an as converted to common stock basis, on all matters submitted to a vote of the stockholders. The holders of Series B Preferred Stock are not entitled to vote on matters submitted to a vote of the common stockholders.

Both the Series A Preferred Stock and the Series B Preferred Stock have certain series voting rights, as set forth in their respective Certificates of Designations.

Appraisal/Dissenters’ Rights

Nevada law provides that stockholders have the right, in some circumstances, to dissent from certain corporate actions and to instead demand payment of the fair value of their shares.

Unless a corporation’s articles of incorporation provide otherwise, stockholders do not have rights of dissent with respect to a merger or exchange by a corporation, if the shares of any class or series of the

Delaware law provides that stockholders have the right, in some circumstances, to dissent from certain corporate reorganizations and to instead demand payment of the fair cash value of their shares.

Unless a corporation’s certificate of incorporation provide otherwise, dissenters do not have rights of appraisal with respect to a merger or consolidation by a

	Progressive	VirtGame

corporation, at the appropriate record date, are:

•      listed on a national securities exchange;

•      included in the national market system by the National Association of Securities Dealers, Inc., or

•      held by at least 2,000 stockholders of record;

unless the stockholders receive in exchange for their shares anything other than cash, owner’s interests or owner’s interests and cash in lieu of fractional shares of the surviving or acquiring entity, or of any other entity that is publicly corporation, if the shares of the corporation are either:

•      listed on a national securities exchange;

•      designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc.; or

•      held by at least 2,000 stockholders of record;

unless the stockholders receive in exchange for their shares anything other than cash in lieu of fractional shares, shares of the surviving corporation, shares of any other corporation that are listed or held by more than 2,000 holders of owner’s interests, or a combination of the foregoing.

Stockholders of a corporation surviving a merger do not have dissenters’ rights if no vote of the stockholders of the surviving corporation is required to approve the merger.

Dissenters’ rights are not available to Progressive stockholders with respect to the merger.

publicly listed or held by more than 2,000 stockholders, or a combination of the foregoing.

Stockholders of a corporation surviving a merger do not have appraisal rights if no vote of the stockholders of the surviving corporation is required to approve the merger.

VirtGame stockholders have appraisal rights under Delaware law with respect to the transaction. See the section entitled “Appraisal Rights” on page 79 for more information.

Certain Business Combination Restrictions	Nevada law provides that if a person is the beneficial owner of 10% or more of the voting power of a Nevada corporation, such person is an “interested stockholder” and may not engage in certain “business combinations” with the corporation for a period of three years from the date such person first became the beneficial owner of 10% or more of the corporation’s voting power, unless the business combination or the transaction by which the person first became an interested stockholder is approved by the board of directors of the corporation before the person first	Delaware law provides that if a person acquires 15% or more of the voting stock of a Delaware corporation such person is an “interested stockholder” and may not engage in certain “business combinations” with the corporation for a period of three years from the time such person acquired 15% or more of the corporation’s voting stock. The statute contains certain exceptions to this prohibition. If, for example, the board of directors approves the acquisition of stock or the transaction prior to the time that the person becomes an interested stockholder, or if the interested

	Progressive	VirtGame

became an interested stockholder. One other exception to this prohibition is if the transaction by which the person became an interested stockholder is approved by the affirmative vote of the holders of stock representing a majority of the outstanding voting power not beneficially owned by the interested stockholder proposing the combination, no earlier than three years after the date that the person first became an interested stockholder.

A Nevada corporation may elect in its articles of incorporation not to be governed by this particular stockholder owns at least 85% of the outstanding voting stock of the corporation at the time the transaction commences (excluding voting stock owned by directors who are also officers and certain employee stock plans), or if the transaction is approved by the board of directors and by the affirmative vote at a meeting of stockholders of 2/3 of the holders of the outstanding voting stock which is not owned by the interested stockholder, then the three year prohibition concerning a business combination is not applicable.
	Nevada law. Progressive made that election on September 29, 1993 by filing an amendment to its articles which was approved by the unanimous consent of its directors and stockholders. As a result, these Nevada statutes do not apply to Progressive if it did not have 200 or more stockholders of record at the time of the amendment or, if it did, the statutes do not apply to any combination of Progressive with any person who was not an interested stockholder on or before the effective date of the amendment.	A Delaware corporation can elect in its certificate of incorporation or bylaws not to be governed by this particular Delaware law. VirtGame has not made that election.

Certain Preferred Stock Restrictions	Progressive’s certificate of designation creating the Series A Junior Participating Preferred Stock provides that the holders of shares of such preferred stock will vote together with the holders of common stock as one class on all matters submitted to a vote of stockholders. If at any time dividends on any shares of such preferred stock are in arrears in an amount equal to six quarterly dividends, the holders of shares of such preferred stock will have the right, voting as a class, to elect two directors of the corporation.	VirtGame’s certificate of designations requires the company to obtain the affirmative vote of the holders of more than 50% of the outstanding shares of the Series A Preferred Stock to (1) authorize or increase the authorized number of shares of or issue (including on conversion or exchange of any convertible or exchangeable securities or by reclassification) any shares of any class or classes of stock senior to or on parity with the Series A Preferred Stock, or any additional shares of Series A Preferred

Progressive	VirtGame

Also, during any default period, the company will not declare of pay dividends to or redeem any stock ranking junior or on a parity with such stock, except those paid ratably in proportion to which holders of all shares are entitled.

Progressive has no outstanding shares of Series A Junior Participating Preferred Stock at this time.

Stock, (2) authorize, adopt or approve any amendment to the Certificate of Incorporation, the Bylaws or this Certificate of Designations that would increase or decrease the par value of the shares of the Series A Preferred Stock, alter or change the powers, preferences or rights of the shares of Series A Preferred Stock or alter or change the powers, preferences or rights of any other capital stock of the Company if after such alteration or change such capital stock would be senior to or on parity with the Series A Preferred Stock, (3) amend, alter or repeal the Certificate of Incorporation or this Certificate of Designations so as to affect the shares of Series A Preferred Stock adversely, including, without limitation, by granting any voting right to any holder of notes, bonds, debentures or other debt obligations of the corporation, (4) authorize or issue any security convertible into, exchangeable for or evidencing the right to purchase or otherwise receive any shares of any class or classes of senior to or on parity with the Series A Preferred Stock or (5) authorize or approve grants of more than 750,000 options in a twelve month period or to grant options below a certain threshold price.

VirtGame’s certificate of designations requires the company to obtain the affirmative vote of the holders of more than 75% of the outstanding shares of the Series B Preferred Stock to (1) authorize or increase the authorized number of shares of or issue (including on conversion or exchange of any convertible or exchangeable securities or by reclassification) any shares of any class or classes of stock senior to

Progressive	VirtGame

or on parity with the Series B Preferred Stock, or any additional shares of Series B Preferred Stock, (2) authorize, adopt or approve any amendment to the Certificate of Incorporation, the Bylaws or this Certificate of Designations that would increase or decrease the par value of the shares of the Series B Preferred Stock, alter or change the powers, preferences or rights of the shares of Series B Preferred Stock or alter or change the powers, preferences or rights of any other capital stock of the Company if after such alteration or change such capital stock would be senior to or on parity with the Series B Preferred Stock, (3) amend, alter or repeal the Certificate of Incorporation or this Certificate of Designations so as to affect the shares of Series B Preferred Stock adversely, including, without limitation, by granting any voting right to any holder of notes, bonds, debentures or other debt obligations of the company or (4) authorize or issue any security convertible into, exchangeable for or evidencing the right to purchase or otherwise receive any shares of any class or classes of senior to or on parity with the Series B Preferred Stock.

APPRAISAL RIGHTS

Holders of shares of VirtGame common stock and preferred stock who do not vote in favor of the approval and adoption of the merger agreement and approval of the merger and who properly demand appraisal of their shares will be entitled to appraisal rights in connection with the merger under Section 262 of the General Corporation Law of the State of Delaware, or the General Corporation Law.

Although the following discussion contains all material information about the law pertaining to appraisal rights under the General Corporation Law, it is not complete and is qualified in its entirety by the full text of Section 262 which is attached to this proxy statement as Annex C. The following summary does not constitute any legal or other advice nor does it constitute a recommendation that stockholders exercise their appraisal rights under Section 262. All references in Section 262 and in this summary to a “stockholder” are to the record holder of the shares of VirtGame common stock or preferred stock as to which appraisal rights are asserted. A person having a beneficial interest in shares of VirtGame common stock held of record in the name of another person, such as a broker, fiduciary, depositary or other nominee, must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner to perfect appraisal rights.

Under Section 262, persons who hold shares of VirtGame common stock and preferred stock who do not vote in favor of the approval and adoption of the merger agreement and approval of the merger and who otherwise follow the procedures set forth in Section 262 will be entitled to have their shares appraised by the Delaware Court of Chancery and to receive payment in cash of the “fair value” of the shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, as determined by the court.

Under Section 262, where a merger is to be submitted for approval at a meeting of stockholders, as in the case of the approval and adoption of the merger agreement and approval of the merger by VirtGame’s stockholders, the corporation, not less than 20 days prior to the meeting, must notify each of its stockholders entitled to appraisal rights that appraisal rights are available and include in the notice a copy of Section 262. This proxy statement/prospectus shall constitute the notice, and the full text of Section 262 is attached to this proxy statement as Annex C. Any holder of VirtGame common stock or preferred stock who wishes to exercise appraisal rights, or who wishes to preserve such holder’s right to do so, should review the following discussion and Annex C carefully because failure to timely and properly comply with the procedures specified will result in the loss of appraisal rights. Moreover, because of the complexity of the procedures for exercising the right to seek appraisal of shares of common stock or preferred stock, VirtGame believes that if a VirtGame stockholder considers exercising such rights, such stockholder should seek the advice of legal counsel.

Filing Written Demand. Any VirtGame stockholder wishing to exercise appraisal rights must deliver to VirtGame, before the vote on the approval and adoption of the merger agreement and the approval of the merger at VirtGame’s special meeting, a written demand for the appraisal of the stockholder’s shares, and that stockholder must not vote in favor of the approval and adoption of the merger agreement and the approval of the merger. A holder of shares of VirtGame common stock or preferred stock wishing to exercise appraisal rights must hold of record the shares on the date the written demand for appraisal is made and must continue to hold the shares of record through the effective time of the merger, since appraisal rights will be lost if the shares are transferred prior to the effective time of the merger. The holder must not vote in favor of the approval and adoption of the merger agreement and approval of the merger. A proxy which is signed and does not contain voting instructions will, unless revoked, be voted in favor of the approval and adoption of the merger agreement and approval of the merger, and it will constitute a waiver of the stockholder’s right of appraisal and will nullify any previously delivered written demand for appraisal. Therefore, a stockholder who votes by proxy and who wishes to exercise appraisal rights must vote against the approval and adoption of the merger agreement and approval of the merger or abstain from voting on the merger agreement. Neither voting against the approval and adoption of the merger agreement and approval of the merger (in person or by proxy), nor abstaining from voting or failing to vote on the proposal to approve and adopt the merger agreement and approval of the merger will in and of itself constitute a written demand for appraisal satisfying the requirements of Section 262. The written demand for appraisal must be in addition to and separate from any proxy or vote. The demand must reasonably inform VirtGame of the identity of the holder as well as the intention of the holder to demand an appraisal of the “fair value” of the shares held by the holder. A stockholder’s failure to make the written demand prior to the taking of the vote on the approval and adoption of the merger agreement and approval of the merger at VirtGame’s special meeting of stockholders will constitute a waiver of appraisal rights.

Only a holder of record of shares of VirtGame common stock or preferred stock is entitled to assert appraisal rights for the shares registered in that holder’s name. A demand for appraisal in respect of shares of VirtGame common stock or preferred stock should be executed by or on behalf of the holder of record, fully and correctly, as the holder’s name appears on the holder’s stock certificates, should specify the holder’s name and mailing address and the number of shares registered in the holder’s name and must state that the person intends thereby to demand appraisal of the holder’s shares in connection with the merger. If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand should be made in that capacity, and if the shares are owned of record by more than one person, as in a joint tenancy and tenancy in common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including an agent for two or more joint owners, may execute a demand for appraisal on behalf of a holder or record; however, the agent must identify the record owner or owners and expressly disclose that, in executing the demand, the agent is acting as agent for the record owner or owners. If the shares are held in “street name” by a broker, bank or nominee, the broker, bank or nominee may exercise appraisal rights with respect to the shares held for one or more beneficial owners while not exercising the rights with respect to the shares held for other beneficial owners; in such case, however, the written demand should set forth the number of shares as to which appraisal is sought and where no number of shares is expressly mentioned the demand will be presumed to cover all shares of VirtGame common stock or preferred stock held in the name of the record owner. Stockholders who hold their shares in brokerage accounts or other nominee forms and who wish to exercise appraisal rights are urged to consult with their brokers to determine the appropriate procedures for the making of a demand for appraisal by such a nominee.

All written demands for appraisal pursuant to Section 262 should be sent or delivered to VirtGame Corp., 5900 Pasteur Court, Suite 110, Carlsbad, California 92008, Attention: Secretary.

Any holder of VirtGame common stock or preferred stock may withdraw his, her or its demand for appraisal and accept the consideration offered pursuant to the merger agreement by delivering to the surviving corporation a written withdrawal of the demand for appraisal. However, any such attempt to withdraw the demand made more than 60 days after the effective date of the merger will require written approval of the surviving corporation. No appraisal proceeding in the Delaware Court of Chancery will be dismissed without the approval of the Delaware Court of Chancery, and such approval may be conditioned upon such terms as the Court deems just. If the surviving corporation does not approve a request to withdraw a demand for appraisal when that approval is required, or if the Delaware Court of Chancery does not approve the dismissal of an appraisal proceeding, the VirtGame stockholder will be entitled to receive only the appraised value determined in any such appraisal proceeding, which value could be less than, equal to or more than the consideration being offered pursuant to the merger agreement.

Notice by the Surviving Corporation. Within ten days after the effective time of the merger, the surviving corporation must notify each holder of VirtGame common stock or preferred stock who has made a written demand for appraisal pursuant to Section 262, and who has not voted in favor of the approval and adoption of the merger agreement and approval of the merger, that the merger has become effective.

Filing a Petition for Appraisal. Within 120 days after the effective time of the merger, but not thereafter, the surviving corporation or any holder of VirtGame common stock or preferred stock who has so complied with Section 262 and is entitled to appraisal rights under Section 262 may file a petition in the Delaware Court of

Chancery demanding a determination of the fair value of the shares held by all dissenting holders. The surviving corporation is under no obligation to and has no present intention to file a petition and holders should not assume that the surviving corporation will file a petition. Accordingly, it is the obligation of the holders of VirtGame common stock or preferred stock to initiate all necessary action to perfect their appraisal rights in respect of shares of VirtGame common stock within the time prescribed in Section 262.

Within 120 days after the effective time of the merger, any holder of VirtGame common stock or preferred stock who has complied with the requirements for exercise of appraisal rights will be entitled, upon written request, to receive from the surviving corporation a statement setting forth the aggregate number of shares not voted in favor of the approval and adoption of the merger agreement and approval of the merger and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. The statement must be mailed within ten days after a written request therefor has been received by the surviving corporation or within ten days after the expiration of the period for delivery of demands for appraisal, whichever is later.

Under the merger agreement, VirtGame has agreed to provide Progressive notice of any demands for appraisal received by it. Progressive will have the right to participate in and direct all negotiations and proceedings with respect to demands for appraisal under Section 262 of the General Corporation Law. VirtGame will not voluntarily make any payments with respect to, or settle or offer to settle, any demand for appraisal without the prior written consent of Progressive.

If a petition for an appraisal is timely filed by a holder of shares of VirtGame common stock or preferred stock and a copy thereof is served upon the surviving corporation, the surviving corporation will then be obligated within 20 days to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares and with whom agreements as to the value of their shares have not been reached. After notice to the stockholders as required by the court, the Delaware Court of Chancery is empowered to conduct a hearing on the petition to determine those stockholders who have complied with Section 262 and who have become entitled to appraisal rights thereunder. The Delaware Court of Chancery may require the stockholders who demanded payment for their shares to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceeding; and if any stockholder fails to comply with the direction, the Court of Chancery may dismiss the proceedings as to the stockholder.

Determination of Fair Value. After determining the holders of VirtGame common stock and/or preferred stock entitled to appraisal, the Delaware Court of Chancery will appraise the “fair value” of their shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining fair value and, if applicable, a fair rate of interest, the Court of Chancery of Delaware will take into account all relevant factors. In Weinberger v. UOP, Inc., the Supreme Court of Delaware discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods that are generally considered acceptable in the financial community and otherwise admissible in court” should be considered, and that “fair price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the merger that throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Supreme Court of Delaware also stated that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.”

Stockholders considering seeking appraisal should be aware that the fair value of their shares as so determined could be more than, the same as or less than the merger consideration they would receive pursuant to the merger (.03024 shares of Progressive common stock for each one share of VirtGame common stock, 79.59 shares of Progressive common stock for each one share of VirtGame Series A preferred stock, and 43.21 shares of Progressive common stock for each one share of VirtGame Series B preferred stock) if they did not seek appraisal of their shares and that an investment banking opinion as to fairness from a financial point of view is not necessarily an opinion as to fair value under Section 262. Although VirtGame believes that the merger consideration is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court of Chancery, and stockholders should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the merger consideration. Neither VirtGame nor Progressive anticipate offering more than the applicable merger consideration to any VirtGame stockholder exercising appraisal rights, and reserve the right to assert, in any appraisal proceeding, that for purposes of Section 262, the “fair value” of a share of VirtGame common stock and preferred stock is less than the applicable merger consideration, and that the methods which are generally considered acceptable in the financial community and otherwise admissible in court should be considered in the appraisal proceedings. In addition, Delaware courts have decided that the statutory appraisal remedy, depending on factual circumstances, may or may not be a dissenter’s exclusive remedy. The Delaware Court of Chancery will also determine the amount of interest, if any, to be paid upon the amounts to be received by persons whose shares of VirtGame common stock and preferred stock have been appraised. If a petition for appraisal is not timely filed, then the right to an appraisal will cease. The costs of the action may be determined by the Court and taxed upon the parties as the Court deems equitable under the circumstances. The Court may also order that all or a portion of the expenses incurred by a stockholder in connection with an appraisal, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts utilized in the appraisal proceeding, be charged pro rata against the value of all the shares entitled to be appraised.

If any stockholder who demands appraisal of shares of VirtGame common stock under Section 262 fails to perfect, or successfully withdraws or loses, such holder’s right to appraisal, the stockholder’s shares of VirtGame common stock and/or preferred stock will be deemed to have been converted at the effective time of the merger into the right to receive shares of Progressive common stock (and cash in lieu of any fractional shares) that constitutes the merger consideration under the merger agreement. A stockholder will fail to perfect, or effectively lose or withdraw, the holder’s right to appraisal if no petition for appraisal is filed within 120 days after the effective time of the merger or if the stockholder delivers to the surviving corporation a written withdrawal of the holder’s demand for appraisal and an acceptance of the merger, in accordance with Section 262.

From and after the effective time of the merger, no dissenting stockholder shall have any rights of a VirtGame stockholder with respect to that holder’s shares for any purpose, except to receive payment of fair value and to receive payment of dividends or other distributions on the holder’s shares of VirtGame common stock or preferred stock, if any, payable to VirtGame stockholders of record as of a time prior to the effective time of the merger; provided, however, that if a dissenting stockholder delivers to the surviving company a written withdrawal of the demand for an appraisal within 60 days after the completion of the merger or subsequently with the written approval of the surviving company, or, if no petition for appraisal is filed within 120 days after the completion of the merger, then the right of that dissenting stockholder to an appraisal will cease and the dissenting stockholder will be entitled to receive only the merger consideration. Once a petition for appraisal is filed with the Delaware court, the appraisal proceeding may not be dismissed as to any VirtGame stockholder without the approval of the court.

Failure to comply strictly with all of the procedures set forth in Section 262 of the General Corporation Law will result in the loss of a stockholder’s statutory appraisal rights. Consequently, any stockholder wishing to exercise appraisal rights is urged to consult legal counsel before attempting to exercise those rights.

PROGRESSIVE GAMING INTERNATIONAL CORPORATION

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

The following unaudited pro forma condensed consolidated balance sheet of Progressive Gaming International Corporation as of March 31, 2005 and unaudited pro forma statements of operations for the three months ended March 31, 2005 and year ended December 31, 2004, give effect to the VirtGame acquisition and the financing of the VirtGame acquisition as if they occurred, for balance sheet purposes, on March 31, 2005 and, for statement of operations purposes, on January 1, 2004. The unaudited pro forma financial statements are not necessarily indicative of the results that would have been reported had such transactions actually occurred on the dates specified, nor are they indicative of our future results of operations or financial condition. The unaudited pro forma financial statements are based on and should be read in conjunction with, and are qualified in their entirety by, the historical financial statements and notes thereto of Progressive, and the historical financial statements and notes thereto of VirtGame (including “Management’s Discussion and Analysis of Financial Condition and Results of Operations”), incorporated by reference in this proxy statement/prospectus.

PROGRESSIVE GAMING INTERNATIONAL CORPORATION

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

AS OF MARCH 31, 2005

(in thousands)

	Progressive	Virtgame	Adjustments(1)		As Adjusted
Cash and cash equivalents	$6,552	$184	$(2,000	)(c)	$4,736
Accounts receivable, net	14,370	98			14,468
Installment sales receivable, net	5,178				5,178
Inventory	11,778				11,778
Prepaid expenses	4,836	27	(1,172	)(d)	3,691
Deferred tax asset	3,313				3,313

Total current assets	46,027	309	(3,172)		43,164
Installment sales and notes receivable
Property and equipment, net	9,156	196			9,352
Intangible assets, net	54,179	1,190	(1,189	)(e)	63,722
			9,542	(a)
Goodwill	5,596		16,196	(b)	21,792
Other assets	4,778	6	(6	)(e)	4,778

Total assets	$119,736	$1,701	$21,371		$142,808

Trade accounts payable	$10,165	$319			$10,484
Customer deposits	3,018				3,018
Current portion of long-term debt and notes payable	309	1,172	(1,172	)(d)	309
Accrued liabilities	9,979	285			10,264
Deferred revenues and license fees	2,676				2,676

Total current liabilities	26,147	1,776	(1,172)		26,751

Long-term debt and notes payable, net	63,314				63,314
Other long-term liabilities	948				948
Deferred tax liabilities	16,114				16,114

Total liabilities	106,523	1,776	(1,172)		107,127
Stockholders’ equity	121,053	26,968	(26,968	)(f)	143,521
			22,468	(g)
Accumulated deficit	(106,947)	(27,043)	27,043	(f)	(106,947)

Total stockholders’ equity	14,106	(75)	22,543		36,574
Less treasury stock	(893)				(893)

Total stockholders’ equity	13,213	(75)	22,543		35,681

Total liabilities and stockholders’ equity	$119,736	$1,701	$21,371		$142,808

See Accompanying Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements

PROGRESSIVE GAMING INTERNATIONAL CORPORATION

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE THREE MONTHS ENDED MARCH 31, 2005

(in thousands, except per share numbers)

	Progressive	VirtGame	Adjustments(2)			As Adjusted
Revenues
Slot and table games	$9,978	$74	$			$10,052
Product sales	9,173					9,173
Systems	3,757					3,757

Total revenues	22,908	74				22,982
Cost of revenues
Slot and table games	3,440	57				3,497
Product sales	5,027					5,027
Systems	1,874					1,874

Total cost of revenue	10,341	57				10,398

Gross profit	12,567	17				12,584
Selling, general and administrative	5,991	870				6,861
Slot rent expense
Variable award stock-based compensation		(92)				(92)
Research and development	1,767	128				1,895
Depreciation and amortization	1,548	98		205	(b)	1,851

Total costs and expenses	9,306	1,004		205		10,515
Income (loss) from operations	3,261	(987)		(205)		2,069
Interest income (expense), net	(2,304)	(14)		14	(a)	(2,304)

Income (loss) before income tax provision	957	(1,001)		(191)		(235)
Income tax benefit				(d	)

Net Income (loss)	$957	$(1,001)		$(191)		$(235)

Earnings per share
Basic	$0.04					$(0.01)
Diluted	$0.04					$(0.01)
Weighted average shares
Basic	22,567			2,000		24,567 (c)
Diluted	25,491			2,000		24,567 (c)

See Accompanying Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements

PROGRESSIVE GAMING INTERNATIONAL CORPORATION

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE YEAR DECEMBER 31, 2004

(in thousands, except per share numbers)

	Progressive	VirtGame	Adjustments(2)			As Adjusted
Revenues
Slot and table games	$40,560	$413	$			$40,973
Product sales	40,763					40,763
Systems	15,051					15,051

Total revenues	96,374	413				96,787
Cost of revenues
Slot and table games	11,999	160				12,159
Product sales	23,914					23,914
Systems	6,969					6,969

Total cost of revenues	42,882	160				43,042

Gross profit	53,492	253				53,745
Selling, general and administrative	27,031	1,732				28,763
Slot rent expense	1,204					1,204
Variable award stock-based compensation		121				121
Research and development	6,102	551				6,653
Depreciation and amortization	8,908	479		734	(b)	10,121
Other expense / asset write-downs	564					564

Total costs and expenses	43,809	2,883		734		47,426
Income (loss) from operations	9,683	(2,630)		(734)		6,319
Interest income (expense), net	(9,684)	16		(15	)(a)	(9,683)
Other income, net	195	0				195

Income (loss) before income tax provision	194	(2,614)		(749)		(3,169)
Income tax benefit (provision)	65	(9)		(d	)	56

Net Income (loss)	$259	$(2,623)		$(749)		$(3,113)

Earnings (loss) per share
Basic	$0.01					$(0.13)
Diluted	$0.01					$(0.13)
Weighted average shares
Basic	21,884			2,000		23,884 (c)
Diluted	22,359			2,000		23,884 (c)

See Accompanying Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements

PROGRESSIVE GAMING INTERNATIONAL CORPORATION

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(in thousands, except per share amounts)

The following notes to unaudited pro forma condensed consolidated financial statements give effect to the VirtGame acquisition financing and the VirtGame acquisition as if they had occurred, for balance sheet purposes, on March 31, 2005 and, for statement of operations purposes, on January 1, 2004.

Fair Value of Acquisition	$22,468	(*)
Estimated transaction fees and expense	2,000

Total	$24,468

The preliminary allocation of the pro forma purchase price is as follows:

Net working capital	$(294)
Property, Plant & Equipment	196
Goodwill	16,196
Intangible Assets	9,542
Notes Payable	(1,172)

$24,468

(*)	Calculated as 2,000 shares (Maximum Transaction Shares) multiplied by $11.82 (average price calculated in 1(g)) less $1,172 (credit facility balance at March 31, 2005).

The above purchase price allocation is preliminary and subject to change based on Progressive’s completion of a formal valuation of VirtGame’s assets and liabilities.

1. The following is a brief description of the adjustments to the pro forma condensed consolidated balance sheet to reflect the VirtGame acquisition as if it had occurred March 31, 2005.

(a)	Represents the estimated fair value of intangible assets acquired. The intangible assets consist of core software for VirtGame’s central server-based software, the sportsbook system infrastructure, patents, trademarks, customer lists and other intellectual property.

(b)	Represents the goodwill arising from the acquisition of VirtGame.

(c)	Represents the payment of the transaction costs.

(d)	Represents the elimination of intercompany note receivable / note payable

(e)	Adjustments resulting from the purchase price allocation.

(f)	Represents the elimination of VirtGame shareholder equity.

(g)	Represents the issuance of 2,000 shares of Progressive common stock based on an average price for the two days prior to the announcement of the merger, the day of the announcement and two days after the announcement. The price used was $11.82, which is the average of $12.00, $11.54, $11.40, $11.90 and $12.28, the closing stock prices on February 24th, 23rd , 22nd, 18th and 17th, respectively.

2. The following is a brief description of the adjustments to the pro forma condensed consolidated statement of operations to reflect the VirtGame acquisition as if it had occurred on January 1, 2004.

(a)	Represents an adjustment to eliminate interest income that will not be incurred subsequent to the acquisition.

(b)	Adjustment to Depreciation and Amortization expense related to the assets acquired. Depreciation has been computed using the straight-line method over the following useful lives: furniture, fixtures and equipment—ten years; intangible assets—8 years. The amortization periods assigned to the intangible assets to be acquired are subject to change based on the completion of a formal valuation of VirtGame’s assets and liabilities.

(c)	Basic and diluted weighted average shares outstanding have been adjusted to include 2,000 shares of Progressive common stock that will be issued in connection with the acquisition of VirtGame.

(d)	Progressive has approximately $87,000 of previously reserved net operating loss carryforwards and believes that any income taxes resulting from the pro forma adjustments would be fully offset by these net operating loss carryforwards.

Other Notes

(1)	The unaudited pro forma consolidated statements of operations for the year ended December 31, 2004 and three months ended March 31, 2005 do not include reductions of $1,200 (representing $.05 per fully-diluted share) and $755 (representing $.03 per fully-diluted share), respectively, of costs, that have been or will be eliminated pursuant to the closing of the transaction. Such costs represent employee salaries and benefits, stock compensation, rent utilities, professional fees and other operating expenses.

(2)	We expect to incur $679 in severance costs for employees that will not be retained after the closing of the acquisition. Income taxes are not expected to be realized because of our current net operating loss position.

VIRTGAME PROPOSAL 2 —THE CHARTER AMENDMENT

APPROVAL OF AN AMENDMENT TO VIRTGAME’S CERTIFICATE OF

INCORPORATION TO AMEND THE CERTIFICATE OF

DESIGNATIONS OF SERIES B PREFERRED STOCK TO DELETE

SECTION 7(C)(VIII)

General

Progressive has conditioned its obligation to consummate the merger and acquire VirtGame on an amendment to VirtGame’s certificate of designations of Series B preferred stock to delete section 7(c)(viii). In the absence of the proposed amendment Progressive may be required to issue its own preferred stock to the holders of the VirtGame Series B preferred shares. Progressive is not willing to issue its own preferred shares in exchange for the VirtGame Series B preferred shares and, therefore, has conditioned its obligation to consummate the merger on the approval of the proposed amendment to the Series B certificate of designations.

The proposed amendment to the certificate of designations of Series B preferred stock requires the approval of (i) the holders of a majority of the shares of VirtGame common stock and Series A and Series B Preferred Stock, on an as converted to common stock basis, outstanding as of the record date, and (ii) the holders of at least 75% of the Series B Preferred Stock outstanding as of the record date.

Background

In the fourth quarter of 2003, VirtGame conducted a private placement of units, each unit consisting of 100 shares of its Series B convertible preferred stock and certain common stock purchase warrants. On December 31, 2003, VirtGame filed with the Delaware Secretary of State a certificate of designations of Series B preferred stock that set forth the rights, preferences and privileges of the Series B preferred shares. The certificate of designations, included, among other provisions, the following text at Section 7(c)(viii):

“(viii) If, at any time while shares of Series B Preferred Stock are outstanding, (A) the Company [i.e., VirtGame] effects any merger or consolidation of the Company with or into another Person, (B) the Company effects any sale of all or substantially all of its assets in one or a series of related transactions, (C) any tender offer or exchange offer (whether by the Company or another Person) is completed pursuant to which holders of Common Stock are permitted to tender or exchange their shares for other securities, cash or property, or (D) the Company effects any reclassification of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property (in any such case, a “Fundamental Transaction”), then upon any subsequent conversion of Series B Preferred Stock, the Holder shall have the right to receive, for each Underlying Share [i.e., shares of VirtGame common stock issuable upon conversion of the Series B preferred stock] that would have been issuable upon such conversion absent such Fundamental Transaction, the same kind and amount of securities, cash or property as it would have been entitled to receive upon the occurrence of such Fundamental Transaction if it had been, immediately prior to such Fundamental Transaction, the holder of one share of Common Stock (the “Alternate Consideration”). For purposes of any such conversion, the determination of the Set Price [i.e., $0.70 per share of Series B preferred stock, subject to certain adjustments] shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one (1) share of Common Stock in such Fundamental Transaction, and the Company shall apportion the Set Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration. If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Holder shall be given the same choice as to the Alternate Consideration it receives upon any conversion of the Series B Preferred Stock following such Fundamental Transaction. To the extent necessary to effectuate the foregoing provisions, any successor to the Company or surviving entity in such Fundamental Transaction shall issue to the Holder new Series B Preferred Stock consistent with the foregoing provisions and evidencing the Holder’s right to convert such Series B Preferred Stock into Alternate Consideration. The terms of any agreement pursuant to which a Fundamental Transaction is effected shall include terms requiring any such successor or surviving entity to comply with the provisions of this paragraph (c) and insuring that the Series B Preferred Stock (or any such replacement security) will be similarly adjusted upon any subsequent transaction analogous to a Fundamental Transaction.”

The merger agreement provides that the Series B preferred share holders shall receive in the merger a number of shares of Progressive common stock equal to common stock exchange ratio multiplied by the value determined by dividing (A) the sum of (i) $1,000 plus (ii) the amount of all dividends that have accrued with respect to one share of Series B preferred stock and remain unpaid immediately prior to the effective time of the merger, by (B) $0.70. VirtGame believes that the merger agreement provides for the issuance of Progressive common shares to the VirtGame Series B preferred shareholders on terms consistent with the rights of the Series B shareholders under the Series B certificate of designations.

The text of Section 7(c)(viii) may be interpreted to require Progressive to issue its own shares of preferred stock to the VirtGame Series B shareholders in evidence of their rights to receive Progressive common shares under the merger agreement. Progressive communicated to VirtGame that it considered this requirement to be unnecessary and an unwarranted burden on Progressive. Progressive also conditioned its obligation to consummate the merger and acquire VirtGame on the deletion of Section 7(c)(viii) of the Series B certificate of designations. The VirtGame board believes that, in consideration of all of the circumstances, the proposed amendment is in the best interest of all stockholders of VirtGame, including the Series B preferred stockholders.

The Amendment

Effective as of February 18, 2005, the VirtGame board of directors approved a proposal to amend the certificate of designations of Series B preferred stock by deleting Section 7(c)(viii) of the certificate of designations in its entirety as of the effective time of the merger, pursuant to the terms set forth in the merger agreement attached hereto as Annex A. In the event the merger is not consummated, the amendment shall not be put into effect and Section 7(c)(viii) of the certificate of designations shall remain in full force and effect. The amendment to the certificate of designations of Series B preferred stock shall effected by way of the filing of the certificate of amendment with the Delaware Secretary of State immediately prior to the effective time of the transaction with Progressive.

Vote Required

The affirmative vote of the of (i) the holders of a majority of the shares of VirtGame common stock and VirtGame Series A Preferred Stock and Series B Preferred Stock, on an as converted to common stock basis, outstanding as of the record date, and (ii) the holders of at least 75% of the Series B Preferred Stock outstanding as of the record date, is required for approval of the amendment to the certificate of designations of Series B preferred stock under the Delaware corporate law.

Absence of Dissenters’ Rights

No dissenters’ or appraisal rights are available to our stockholders under the Delaware corporate law in connection with the amendment to the certificate of designations of Series B preferred stock.

THE VIRTGAME BOARD OF DIRECTORS RECOMMENDS

APPROVAL AND ADOPTION OF THE CHARTER AMENDMENT.

VIRTGAME PROPOSAL 3

AUTHORIZATION TO ADJOURN OR POSTPONE THE MEETING TO

SOLICIT ADDITIONAL VOTES FOR APPROVAL

If at the special meeting of shareholders the number of shares of VirtGame common stock voting in favor of the proposals 1 and 2 is insufficient to approve those proposals under Delaware law, VirtGame’s management intends to move to adjourn or postpone the meeting in order to enable it to solicit additional proxies in favor of those proposals. In that event, VirtGame will ask its stockholders to vote only upon the adjournment proposal.

In the adjournment proposal, VirtGame is asking its stockholders to authorize the holder of any proxy solicited by its board of directors to vote in favor of granting management the discretionary authority to adjourn or postpone the special meeting and any later adjournments of that meeting to a later date in order to enable VirtGame’s board to solicit additional proxies in favor of the proposals 1 and 2 if those proposals initially lack a sufficient number of shares voting in favor. If VirtGame’s stockholders approve the adjournment proposal, VirtGame’s management could adjourn the meeting and any adjourned session of the meeting to a later date and use the additional time to solicit additional proxies in favor of the proposals 1 and 2, including solicitation of proxies from stockholders that have previously voted against those proposals.

Vote Required. The proposal to adjourn or postpone the special meeting must receive the affirmative vote of the holders of a majority of the shares of VirtGame common stock present in person or represented by proxy entitled to vote and actually voting on the proposal.

THE VIRTGAME BOARD OF DIRECTORS RECOMMENDS APPROVAL OF THE PROPOSAL

TO ADJOURN OR POSTPONE THE MEETING TO SOLICIT ADDITIONAL VOTES

ADDITIONAL INFORMATION REGARDING VIRTGAME

Description Of Business

General

VirtGame is a provider of open architecture gaming software to the regulated gaming and lottery industries. VirtGame offers to licensed casinos and sports wagering and lottery operations a comprehensive suite of software products that provide:

•	distribution of server-based casino games, sports wagering and lotteries through various distribution channels, including local area networks within a casino (such as over-the-counter, stand-alone kiosks and in-room wagering) and wider area networks such as online closed-loop Intranets or the Internet;

•	open architecture supporting multiple operating system platforms and databases that require no special or proprietary hardware; and

•	customer management solutions, including managerial and financial reports and client data mining.

VirtGame’s business model is based on a strategy of developing a suite of next generation software products for the traditional land-based or “brick-and-mortar” gaming and lottery companies, including a turnkey solution that will enable the operator to offer casino games, sports wagering and lotteries online. VirtGame derives revenue through licensing and software development fees, maintenance fees and transactional fees, and, wherever legally permissible, participation in gaming revenue.

Regulatory Environment

As a software development company, VirtGame does not operate Internet casinos, sportsbooks or lotteries. Instead VirtGame has developed software products that are currently in use by licensed and regulated casinos, sportsbooks and lotteries. While VirtGame intends to derive income directly from gaming activities, it intends to do so pursuant to arrangements with licensed casino, sportsbook and lottery operators in full compliance with applicable federal and state law. However, as a participant in the gaming industry, the regulatory environment in this industry directly affects VirtGame particularly as it relates to online casino gaming, sports wagering and lotteries.

The U.S. Federal Interstate Wire Act provides language that, among other things, makes it a crime to use interstate or international telephone lines to transmit information assisting in the placing of wagers, unless the wagering is authorized in the jurisdiction from which and into which the transmission is made. Federal and state prosecutors and courts have consistently applied the Wire Act to Internet-based gaming. Consequently, both land-based and online gaming in the U.S. is prohibited unless authorized by the state from which and into which the transmission is made. In summary, the regulation of gaming in the U.S. is left to the states.

In furtherance of its commitment to the promotion of regulated online gaming, VirtGame applied for and received manufacturer and distributor gaming licenses in the State of Nevada on October 24, 2002, which were limited for 18 months and expired in April 2004. On April 22, 2004, VirtGame received from the Nevada Commission an unrestricted gaming license without time imitations as a manufacturer and distributor in the state.

Products and Services

VirtGame offers to regulated casinos and lotteries a suite of integrated software products and services designed to provide:

•	distribution of server-based casino games, sports wagering and lotteries through various distribution channels, including over-the-counter, stand-alone kiosks and online via closed-loop Intranets or the Internet;

•	open architecture supporting multiple operating system platforms and databases that require no special proprietary hardware;

•	customer management solutions, including managerial and financial reports and client data mining; and

•	a secure environment that complies with gaming regulations, including jurisdictional screening, age verification and identity authentication.

VirtGameSP™ Server Suite

VirtGame’s software products are based on the VirtGameSP™, a proprietary server platform from which all other members of the software suite operate. The VirtGameSP™ is a highly scalable and customizable software system designed to function as an integration hub, and can run on any secure network with most modern operating systems, including Windows NT, Unix, Linux, Oracle and SQL.

The VirtGameSP™ can be customized to accommodate the operator and has been found to comply with the requirements of a licensed casino.

The VirtGameSP™ server suite includes the following products:

•	The VirtGame Media/Web Server. This product acts as the engine through which front-end access is gained. Graphical user interfaces are customized for each branded entity and engage the system through the VirtGame Game Server to the VirtGame Community Server Platform.

•	The VirtGame Game Server. This product provides game play and game odds to the front end graphical user interfaces.

•	The VirtGame Community Server. This product stores all data, controls all game logic and security functionality and interfaces with the operator’s credit card processor, as well as provides an extensive database management system that collects and manages all gaming customer information and marketing history.

•	The VirtGame Administrative Server. This product allows the independent operator to manage his casino from anywhere in the world with instant, exclusive and secure Internet access to his players’ information, such as account balances, deposits and withdrawals. This server provides international gaming companies the capability to have centralized global risk management for minimizing sports wagering book-making risks.

The VirtGame Product Suite

The VirtGameSP™ acts as the foundation for the rest of the gaming software products offered by VirtGame in much the same way that Microsoft’s Windows acts as a platform for the group of products in the Microsoft Office product group. Thus, as Windows creates optimal value as a myriad of applications are utilized by it, the VirtGameSP™ is the enabling agent for the entire product group offered by VirtGame and the integration interface to existing systems.

Set forth below is a description of VirtGame’s casino, sports wagering and lottery products. All of the products can be deployed in-casino, either over-the-counter or at a stand-alone kiosk, or remotely over the Internet.

•	PrimeLine™ Sports Book. PrimeLine™ Sports Book offers the opportunity to bet on a variety of sporting events played in the United States, Central and South America, Europe and Asia. The sports wagering service is conducted by way of proprietary software internally developed by us. The service is one of only two sports book systems approved as an over-the-counter sports book in Nevada and is the only one which is both web and kiosk enabled.

•	STB (Short Term Betting). STB allows bettors to place wagers in real time on varied and constantly updated betting options that run throughout an entire sporting event. The technology was designed around a unique odds making methodology based on extensive, live betting experience that allows us to offer a truly compelling user experience.

•	PrimeLine™ Race Book. PrimeLine™ Race Book offers a pari-mutuel sports wagering service that allows the client to wager on domestic and foreign horse races. The PrimeLine™ Race Book can be deployed over-the-counter, at a stand-alone kiosk or over the Internet.

•	VirtCasino™. Our VirtCasino™ software module is the enabling technology to all of the current casino table games, such as Blackjack, Baccarat, Craps, Roulette, Poker, PaiGow Poker, Let It Ride, Keno and Slot Games. The front end of the module presents integration options to a variety of customizable graphic user interfaces, offering the opportunity for branding, images, sounds, layout, customized games, content and ease of development. The games have been designed to evoke the sights and sounds similar to a Las Vegas style casino. Computer graphics present the “lobby” of the virtual casino, consisting of several menu items which the customer can choose to enter. The customers use the Windows format of commands to carry out gaming activities. The software module offers audio features, including the sound of shuffling cards, video poker machine pay-outs and general casino background sounds.

Contracts and Strategic Relationships

Las Vegas Dissemination Company. VirtGame has entered into an Exclusive Distributorship Agreement dated July 1, 2002 with Las Vegas Dissemination Company, a provider of pari-mutuel race hub services and equipment throughout Nevada. Pursuant to the agreement, LVDC is the exclusive distributor of VirtGame’s PrimeLine™ Race Book and PrimeLine™ Sports Book throughout Nevada. LVDC also assists VirtGame in the sales process, provides support for POS terminals and assists in the deployment of new PrimeLine systems in Nevada. To date, LVDC has arranged for VirtGame’s issuance of licenses for our PrimeLine™ Race Book and PrimeLine™ Sports Book to six casinos and other gaming locations, including, among other locations, Casino Fandango, Excalibur Hotel and Casino, Casino MonteLago and Club Cal Neva Hotel Casino.

United Coin. In April 2003, VirtGame entered into a Business Development Agreement with United Coin Machine Co., the largest sports route operator in Nevada and the United States, pursuant to which United Coin has agreed to distribute, install and maintain our SBX wagering stations in the Nevada market. To date, United Coin has installed and maintains 24 SBX wagering stations throughout Nevada. In February 2004, we commenced beta testing our SBX product at Bally’s Las Vegas Casino. Bally’s hosted the field trial of the SBX system which resulted in approval of the SBX product by the Nevada Commission in August 2004.

STB Holdings. Pursuant to an Exclusive Licensing Agreement dated September 17, 2004, as amended between us and STB Holdings, VirtGame have acquired from STB an exclusive license to STB’s proprietary software product that allows patrons to wager on a variety of short-term or incremental events taking place throughout an entire sporting event. Pursuant to the agreement, we have obtained the exclusive right to offer the software product as part of our PrimeLine™ Race Book and PrimeLine™ Sports Book and SBX products.

Competition

VirtGame believes that certain casino game manufactures, including International Gaming Technology, Inc, Alliance Gaming Corp. and others are in the process of developing software products competitive with our suite of server based software gaming products. Both companies have reported that they are actively pursuing these gaming solutions and view server based technology as the future for slot machine gaming. VirtGame believes one or more companies are in advanced laboratory testing of technology and products that would put them in direct competition with VirtGame’s products. Timing of the product release is difficult to gauge, however, both IGT and Alliance Gaming Corp have longer operating histories in the gaming market, greater name recognition, larger customer bases and significantly greater financial, technical and marketing resources than us. Such competitors also develop and control content in the form of proprietary software casino games, of which VirtGame has none, and have greater distribution networks. These competitors are also to undertake more extensive marketing campaigns for their gaming software products and services, adopt more aggressive pricing policies and make more attractive offers to potential employees, distribution partners, casino operators and third party content providers. In addition, these competitors have established collaborative relationships with casinos and distributors of casino gaming products.

In addition, there are competitors that share markets with specific software modules included in VirtGame software suite. PrimeLine™ Sports Book and PrimeLine™ Race Book, as stand-alone products, compete directly with the over-the-counter system offered by American Wagering and Scientific Games.

In addition to competition based on comparable services and products, VirtGame’s competitive position is also defined by the limited number of customers for our products and services. The number of potential customers in Nevada and other gaming jurisdictions is small, especially with the trend of large casino mergers. Once merged, the casinos tend to consolidate their race and sports books under a single, larger system, thereby decreasing the opportunities for full software license sales. As noted above, certain competitors of VirtGame’s may have advantages over it by way of their existing relationships and deeper distribution with casino operators.

For the reasons described above, there can be no assurance that VirtGame will be able to compete successfully against its current or future competitors or that competition will not have a material adverse effect on its business, results of operations and financial condition.

Marketing

VirtGame’s customers are the U.S. and foreign operators of licensed casinos, sports books and lotteries. VirtGame markets its products to these customers through its participation in industry conferences and tradeshows and through direct marketing efforts. VirtGame also relies on its product distributors, United Coin and Las Vegas Dissemination Company, and other third parties, for marketing support. VirtGame has also engaged the services of Multimedia Enterprises to assist it in the marketing and sales of PrimeLine systems and SBX product. VirtGame believes that its products and services are well known by most operators of casinos and lotteries in the U.S. and to many casinos and lottery operators worldwide.

An important element of VirtGame’s business strategy is to promote changes in federal and state laws that allow for greater application of our software products by the regulated casino, sports book and lottery industries. To this end, VirtGame endeavors to educate state and federal legislators and state agencies that regulate the U.S. gaming and lottery industries of its ability to offer gaming, sports book and lottery products over a secure system that guarantees jurisdictional screening. VirtGame also believes that gaming regulators are an important source of licensing opportunities and in the past gaming regulators have promoted our software solutions within their jurisdictions.

Research and Development

VirtGame spent approximately $550,600 in research and development in 2004, and approximately $458,000 in 2003, all of which were expensed.

Intellectual Property

VirtGame regards its technology as propriety and attempts to protect it by relying on trademark, service mark, copyright and trade secret laws and restrictions on disclosure and transferring title and other methods. VirtGame generally enters into confidentiality or license agreements with its employees and consultants, and generally controls access to and distribution of its documentation and other proprietary information. Despite these precautions, it may be possible for a third party to copy or otherwise obtain and use VirtGame’s proprietary information without authorization or to develop similar technology independently.

On July 1, 2004, VirtGame filed two provisional patent applications for “Method for Secure Generation of a Random Number in a Gaming System” and “Secure Server-Based Gaming Platform” with the United States Patent and Trademark Office. The first patent application covers a secure methodology for a random number generator (RNG) and involves generating a RNG sequence using a RNG algorithm and RNG seed within a secure gaming system. The second patent application provides a secure server-based gaming platform that ensures the integrity of a client-based gaming system with real-time auditing of game play, real-time monitoring of system integrity and a remote event system that provides real-time notification of all events originating on a client platform to a game server. On November 12, 2004, three additional provisional patent applications were filed to protect novel aspects of a method for a pari-mutuel sportsbook, a method for a video lottery and a method for lottery based on sports events.

In January 2003 and November 2004, VirtGame received two patents from the U.S. Patent and Trademark Office covering a process that verifies the geographic location of players in an online gaming environment. An application is also pending in the European Patent Office covering the same process. VirtGame intends to pursue the registration of our trademarks in the United States and internationally, and have registered in the United States several trademarks, including the trademark “VirtGame.” Effective patent, trademark, service mark, copyright and trade secret protection may not be available in every country in which our services are distributed or made available through the Internet, and policing unauthorized use of our proprietary information will be difficult.

Gaming Regulation

General

The manufacture, sale and distribution of networked gaming software are subject to federal, state, tribal and local regulations in the United States and foreign jurisdictions. While the regulatory requirements vary from jurisdiction to jurisdiction, the majority of these jurisdictions require licenses, registrations, permits, findings of suitability, documentation of qualification including evidence of financial stability and/or other required approvals for companies who manufacture and distribute networked gaming software, as well as the individual suitability or licensing of officers, directors, major stockholders and key employees. Laws of the various gaming regulatory agencies generally serve to protect the public and ensure that gaming related activity is conducted honestly, competitively, and free of corruption.

Various gaming regulatory agencies have issued licenses allowing VirtGame to manufacture and/or distribute its systems. VirtGame and its key personnel have obtained or applied for all government licenses, permits, registrations, findings of suitability and approvals necessary allowing for the manufacture, sale and distribution of our gaming software applications in the jurisdictions where we do business. VirtGame has never been denied a gaming related license, nor has its licenses been suspended or revoked.

Nevada Regulation

The manufacture, sale and distribution of gaming application software in Nevada or for use outside Nevada is subject to the Nevada Act and the regulations of the Nevada Commission, the Nevada Board, and the local laws, regulations and ordinances of the Nevada Gaming Authorities. These laws, regulations and ordinances primarily concern the responsibility, financial stability and character of gaming device and/or gaming software manufacturers, distributors and operators, as well as persons financially interested or involved in gaming operations. The laws, regulations and supervisory procedures of the Nevada Gaming Authorities seek to (i) prevent unsavory or unsuitable persons from having a direct or indirect involvement with gaming at any time or in any capacity, (ii) establish and maintain responsible accounting practices and procedures, (iii) maintain effective control over the financial practices of licensees, including establishing minimum procedures for internal fiscal affairs and the safeguarding of assets and revenues, providing reliable record keeping and requiring the filing of periodic reports with the Nevada Gaming Authorities, (iv) prevent cheating and fraudulent practices, and (v) provide a source of state and local revenues through taxation and licensing fees. Changes in these laws, regulations, procedures, and judicial or regulatory interpretations could have an adverse effect on our operations.

VirtGame’s Nevada gaming licenses require the periodic payment of fees and taxes and are not transferable. Each type of gaming software application VirtGame sells in Nevada must first be approved by the Nevada Commission and may require subsequent modification. VirtGame must also report substantially all loans, leases, sales of securities and similar financing transactions to the Nevada Board and the Nevada Commission, and/or have them approved by the Nevada Commission. VirtGame believed it has obtained all required licenses and/or approvals necessary to carry on its business in Nevada.

VirtGame is registered with the Nevada Commission as a publicly traded corporation and is required periodically to submit detailed financial and operating reports to the Nevada Commission and to furnish any other information that the Nevada Commission may require.

VirtGame’s officers, directors and key employees who are actively engaged in the administration or supervision of gaming and/or directly involved in its gaming activities may be required to file applications with the Nevada Gaming Authorities and may be required to be licensed or found suitable by them.

The Nevada Gaming Authorities may investigate any individual who has a material relationship or involvement with VirtGame in order to determine whether such individual is suitable or should be licensed as a business associate of a gaming licensee. The Nevada Gaming Authorities may deny an application for licensure or finding of suitability for any cause deemed reasonable. A finding of suitability is comparable to licensing and both require submission of detailed personal and financial information followed by a thorough background investigation. The applicant for licensing or a finding of suitability must pay all costs of the investigation. VirtGame must report changes in licensed positions to the Nevada Gaming Authorities. The Nevada Gaming Authorities may disapprove any change in position by one of VirtGame’s officers, directors or key employees, or require it to suspend or dismiss officers, directors or other key employees and sever all relationships with such persons, including those who refuse to file appropriate applications or whom the Nevada Gaming Authorities find unsuitable to act in such capacities. Determinations of suitability or of questions pertaining to licensing are not subject to judicial review in Nevada.

VirtGame is required to submit detailed financial and operating reports to the Nevada Commission. If it were determined that any Nevada gaming laws were violated by VirtGame, its gaming licenses could be limited, conditioned, suspended or revoked, subject to compliance with certain statutory and regulatory procedures. In addition VirtGame, and any persons involved, may be subject to substantial fines for each separate violation of the Nevada gaming laws at the discretion of the Nevada Commission. The Nevada Commission also has the power to appoint a supervisor to operate its gaming software production and management properties and, under certain circumstances, earnings generated during the supervisor’s appointment could be forfeited to the State of Nevada. The limitation, conditioning or suspension of VirtGame’s gaming licenses or the appointment of a supervisor could (and revocation of our gaming licenses would) materially and adversely affect its gaming operations.

The Nevada Commission may require any beneficial holder of VirtGame’s voting securities, regardless of the number of shares owned, to file an application, be investigated, and be found suitable, in which case the applicant would be required to pay all of the costs and fees of the Nevada Board investigation. If the beneficial holder of voting securities who must be found suitable is a corporation, partnership, or trust, it must submit detailed business and financial information including a list of beneficial owners. Any person who acquires more than 5% of VirtGame’s voting securities must report this to the Nevada Commission. Any person who becomes a beneficial owner of more than 10% of our voting securities must apply for a finding of suitability within 30 days after the chairman of the Nevada Board mails the written notice requiring this filing.

Under certain circumstances, an Institutional Investor, as this term is defined in the Nevada Commission regulations, which acquires more than 10%, but not more than 15%, of VirtGame’s voting securities may apply to the Nevada Commission for a waiver of these finding of suitability requirements, provided the Institutional Investor holds the voting securities for investment purposes only. An Institutional Investor that has obtained a waiver may, in certain circumstances, hold up to 19% of VirtGame’s voting securities for a limited period of time. An institutional investor will not be deemed to hold voting securities for investment purposes unless the voting securities were acquired and are held in the ordinary course of its business and not for the purpose of causing, directly or indirectly (i) the election of a majority of VirtGame’s board of directors, (ii) any change in VirtGame’s corporate charter, bylaws, management, policies or operations, or (iii) any other action which the Nevada Commission finds to be inconsistent with holding VirtGame voting securities for investment purposes only. The Nevada Commission considers voting on all matters voted on by stockholders and the making of financial and other informational inquiries of the type normally made by securities analysts, and such other activities as the Nevada Commission may determine, to be consistent with holding voting securities for investment purposes only. If the beneficial holder of voting securities who must be found suitable is a corporation, partnership, limited partnership, limited liability company or trust, it must submit detailed business and financial information including a list of beneficial owners. The applicant is required to pay all costs of the Nevada Board investigation.

Any person who fails or refuses to apply for a finding of suitability or a license within 30 days after being ordered to do so by the Nevada Commission or the chairman of the Nevada Board may be found unsuitable. The same restrictions apply to a record owner who fails to identify the beneficial owner, if requested to do so. Any stockholder found unsuitable and who holds, directly or indirectly, any beneficial ownership of VirtGame’s voting securities beyond that period of time as may be prescribed by the Nevada Commission may be guilty of a criminal offense. VirtGame is subject to disciplinary action, and possible loss of its approvals, if, after it receives notice that a person is unsuitable to be a stockholder or to have any other relationship with VirtGame or any of its licensed gaming subsidiaries, VirtGame (i) pays that person any dividend or interest upon its voting securities, (ii) allows that person to exercise, directly or indirectly, any voting right conferred through securities held by that person, (iii) pays remuneration in any form to that person, for services rendered or otherwise, or (iv) fails to pursue all lawful efforts to require the unsuitable person to relinquish his voting securities for cash at fair market value. Additionally, the Clark County authorities have taken the position that they have the authority to approve all persons owning or controlling the stock of any corporation controlling a gaming licensee.

The Nevada Commission may, in its discretion, require the holder of any of VirtGame’s debt securities to file an application, be investigated and be found suitable to own any of VirtGame’s debt securities. If the Nevada Commission determines that a person is unsuitable to own any of these securities, then pursuant to the Nevada gaming laws, VirtGame can be sanctioned, including the loss of its approvals, if without prior Nevada Commission approval, VirtGame: (i) pays to the unsuitable person any dividend, interest, or any distribution whatsoever; (ii) recognizes any voting right by the unsuitable person in connection with these securities; (iii) pays the unsuitable person remuneration in any form; or (iv) makes any payment to the unsuitable person by way of principal, redemption, conversion, exchange, liquidation, or similar transaction.

VirtGame is required to maintain a current stock ledger in Nevada that may be examined by the Nevada Gaming Authorities at any time. If any of VirtGame’s securities are held in trust by an agent or by a nominee, the record holder may be required to disclose the identity of the beneficial owner to the Nevada Gaming Authorities. A failure to make this disclosure may be grounds for finding the record holder unsuitable. VirtGame is also required to render maximum assistance in determining the identity of the beneficial owner. The Nevada Commission has the power at any time to require VirtGame’s stock certificates to bear a legend indicating that the securities are subject to the Nevada gaming laws and the regulations of the Nevada Commission. To date, the Nevada Commission has not imposed this requirement on VirtGame.

VirtGame may not make a public offering of its securities without the prior approval of the Nevada Commission if the securities or their proceeds are intended to be used to construct, acquire or finance gaming facilities in Nevada, or retire or extend obligations incurred for such purposes.

Changes in control of VirtGame through merger, consolidation, acquisition of assets or stock, management or consulting agreements or any act or conduct by a person whereby he obtains control, may not occur without the prior investigation of the Nevada Board and approval of the Nevada Commission. Entities seeking to acquire control of VirtGame must satisfy the Nevada Board and the Nevada Commission in a variety of stringent standards prior to assuming control. VirtGame’s proposed merger acquisition by Progressive is subject to the prior investigation of the Nevada Board and approval of the Nevada Commission. The Nevada Commission may also require controlling stockholders, officers, directors and other persons having a material relationship or involvement with the entity proposing to acquire control, to be investigated and licensed as part of the approval process relating to the transaction.

The Nevada legislature has declared that some corporate acquisitions opposed by management, repurchases of voting securities and other corporate defense tactics that affect Nevada gaming licensees, and publicly-traded corporations that are affiliated with those operations, may be injurious to stable and productive corporate gaming. The Nevada Commission has established a regulatory scheme to ameliorate the potentially adverse effects of these business practices upon Nevada’s gaming industry and to further Nevada’s policy to (i) assure the financial stability of corporate gaming operators and their affiliates; (ii) preserve the beneficial aspects of conducting business in the corporate form; and (iii) promote a neutral environment for the orderly governance of corporate affairs. Approvals are, in certain circumstances, required from the Nevada Commission before VirtGame can make exceptional repurchases of voting securities above their current market price and before a corporate acquisition opposed by management can be consummated. Nevada’s gaming laws and regulations also require prior approval by the Nevada Commission if VirtGame were to adopt a plan of recapitalization proposed by its board of directors in opposition to a tender offer made directly to VirtGame’s stockholders for the purpose of acquiring control of it.

License fees and taxes, computed in various ways depending on the type of gaming or activity involved, are payable to the State of Nevada and to the cities and counties where VirtGame conducts operations. Depending on the particular fee or tax involved, these fees and taxes are payable monthly, quarterly or annually. Annual fees are payable to the State of Nevada to renew VirtGame’s Nevada gaming licenses.

Any person who is licensed, required to be licensed, registered, required to be registered, or is under common control with such persons (collectively referred to as licensees), and who proposes to participate in the conduct of gaming operations outside of Nevada is required to deposit with the Nevada Board, and thereafter maintain, a revolving fund in the amount of $10,000 to pay the expenses of investigation by the Nevada Board of the licensee’s participation in foreign gaming. This revolving fund is subject to increase or decrease at the discretion of the Nevada Commission. As a licensee, VirtGame is required to comply with certain reporting requirements imposed by the Nevada gaming laws. VirtGame is also subject to disciplinary action by the Nevada Commission if it knowingly violates any laws of the foreign jurisdiction pertaining to its foreign gaming operation, fails to conduct its foreign gaming operations in accordance with the standards of honesty and integrity required of Nevada gaming operations, engages in any activity or enters into any association that is unsuitable because it poses an unreasonable threat to the control of gaming in Nevada, reflects or tends to reflect discredit or disrepute upon the State of Nevada or gaming in Nevada, or is contrary to the gaming policies of Nevada, engage in any activity or enter into any association that interferes with the ability of the State of Nevada to collect gaming taxes and fees, or employ, contract with or associate with any person in the foreign gaming operation who has been denied a license or a finding of suitability in Nevada on the ground of personal unsuitability, or who has been found guilty of cheating at gambling.

Employees

As of the date of this proxy statement/prospectus, VirtGame employed 12 full-time employees, and two full-time consultants, six of whom are involved in administration and eight are involved in software development and engineering.

Description of Properties

Effective as April 1, 2005, VirtGame’s offices are located in Carlsbad, California and consist of approximately 3,580 square feet of leased premises. Prior to that date, VirtGame had leased office space in San Diego, California pursuant to a lease that expired on March 31, 2005. In expectation of consummating its acquisition of VirtGame, Progressive has leased space in Carlsbad, California for VirtGame’s use and VirtGame’s facilities are located in those leased premises effective as April 1, 2005. In the event the proposed merger does not occur, VirtGame intends to relocate to newly leased premises. If required to obtain its own leased premises, VirtGame believes there is an adequate supply of suitable facilities in the San Diego-Carlsbad area at reasonable rates.

Legal Proceedings

There are no pending legal proceedings to which VirtGame or its properties are subject, and VirtGame has no knowledge of any legal proceedings against it contemplated by any government authority.

Market for Common Equity and Related Stockholder Matters

Market Information

VirtGame’s common stock trades on the OTC Bulletin Board under the symbol “VGTI.OB.” The following table shows the high and low bid information of VirtGame’s common stock for the periods indicated as reported by the OTC Bulletin Board. These prices do not include retail markup, markdown or commission and may not represent actual transactions.

	High	Low
2003:
First quarter	$.48	$.25
Second quarter	.53	.28
Third quarter	.85	.50
Fourth quarter	.82	.61

2004:
First quarter	$.72	$.43
Second quarter	.55	.39
Third quarter	.55	.29
Fourth quarter	.69	.39

VirtGame considers its common stock to be thinly traded and, accordingly, reported sale prices may not be a true market-based valuation of its common stock.

Stockholders

As of                 , 2005, there were approximately              record holders of VirtGame common stock.

Dividends

VirtGame has not paid any cash dividends on its common stock since its inception and does not contemplate paying dividends on its common stock in the foreseeable future. It is anticipated that earnings, if any, will be retained for the operation of our business. Although VirtGame does not plan to pay dividends on its common stock, to the extent that it does so in the future, the holders of VirtGame’s Series A convertible preferred stock and Series B convertible preferred stock will be entitled to participate in such dividends on a pro rata basis. In that case, the dividends payable to the preferred stockholders would be determined as if the preferred stock had been converted to common stock on the record date for determining the stockholders entitled to receive the dividends. During the year ended December 31, 2004, VirtGame made a $51,150 Series A preferred stock dividend and declared an additional $51,150 dividend payable as at December 31, 2004.

Recent Sales of Unregistered Securities

During the fiscal year ended December 31, 2004, VirtGame sold unregistered shares of its securities in the following transactions:

•	During 2004, VirtGame issued an aggregate of 61,585 shares of its common stock to consulting firms in consideration of financial relations services. The common shares were issued pursuant to Section 4(2) of the Securities Act of 1933 (“Act”). There was no underwriter involved in this issuance.

•	During 2004, VirtGame issued an aggregate of 545,217 shares of its common stock in connection with the exercise of outstanding common stock purchase warrants held by three warrant holders. The common shares were issued pursuant to Section 4(2) of Act. There was no underwriter involved in this issuance.

Management’s Discussion and Analysis of Financial Condition or Plan of Operations

General

During 2002 and 2003, VirtGame received a total of $6,263,780 of funds from the private placement sale of its equity securities and the exercise of outstanding options. Of this amount, approximately $3,700,000 was raised in the last six months of 2003, including net proceeds of $1,374,585 received in December 2003 from the sale of units consisting of Series B preferred stock and warrants to purchase common stock, and net proceeds of $ 2,304,215 received in July 2003 from the sale of units consisting of Series A preferred stock and warrants to purchase common stock. VirtGame did not raise any equity capital during 2004 other than $7,625 from the exercise of outstanding options and warrants.

The funds acquired from these private placements were applied towards VirtGame’s plan of operation as a software provider to the gaming and lottery industries and our pursuit of a gaming manufacturer and distributor license in Nevada. VirtGame will continue to focus on the development of gaming software applications and licensing opportunities for regulated casinos and sports wagering and lottery operations. Over the last six months, VirtGame has responded to several requests for gaming proposals in the U.S. VirtGame’s plan of operations is to provide software application services and license our software products to distributors of restricted on-line content, including casinos, sports wagering systems and state and national lotteries. VirtGame’s goal is to be the leading back-end application software provider to the licensed and land-based gaming industry.

Results of Operations

Three Months Ended March 31, 2005 Compared to Three Months Ended March 31, 2004

Revenues from software application services were $73,501 for the three months March 31, 2005, compared to $18,950 for the three months ended March 31, 2004. The increase in revenues for the first three months of this year versus the prior year’s first three months was primarily due to maintenance fee revenue generated by contracts signed in the second half of 2004.

Cost of sales increased as a result of additional marketing and selling costs associated with license fees during the quarter ended March 31, 2005

Operating expenses increased by 262% percent to $1,003,216 for the three months ended March 31, 2005 compared to $270,129 during the three months ended March 31, 2004. The increase in operating expenses was due to one-time legal, accounting and advisory fees associated with the anticipated merger with Progressive Gaming and also included higher payroll due to additional management added during the third quarter of 2004.

Interest expense increased to $14,342 for the three months ended March 31, 2005 from $0 for the three months ended March 31, 2004. The increased expense is attributable to the penalty interest paid to the Series B preferred stock issued in December 2003, and interest attributable to the loan from Progressive Gaming - draw downs were made in December 2004 and during the quarter ended March 31, 2005.

Net loss for the three months ended March 31, 2005 was $1,000,904 compared to net loss of $253,769 for the three months ended March 31, 2004.

Year Ended December 31, 2004 Compared to Year Ended December 31, 2003

VirtGame’s gross profit decreased from $357,760 to $253,370 for the year ended December 31, 2004 compared to the prior year as a result of lower PrimeLine installations in 2004.

Expenses from operations increased by 66% for the year ended December 31, 2004 to $2,883,340 compared to $1,741,845 in the prior year. The increase was due to an increase of $353,302 in salary costs associated with the hiring of the new management team in August, as well as an increase in the research and development area with the hiring of some additional programming staff. These activities significantly increased salary expenses for the year. Also contributing to the increase in operating expenses were an increase of $92,615 in research and development expenses including testing, lab related and consulting costs. Other operating expenses increased by $697,628 primarily as a result of higher legal and consulting fees primarily attributable to patent work, severance negotiations related to Mr. Merati’s departure, fund raising, as well as the opening of an office in Las Vegas during the year.

Interest income increased to $15,920 for the year ended December 31, 2004 compared to $6,079 for the prior year due to higher cash balances, on average, during 2004. Interest expense decreased to $0 for the year ended December 31, 2004 compared to $14,812 for the prior year, due to the note forgiveness in the prior year and the borrowing under the credit facility occurring late in the year.

Net loss for the year ending December 31, 2004 increased to $2,623,099 or $0.08 per share, on 33,472,827 weighted average shares outstanding, compared with a loss in 2003 of $1,233,443, or $0.04 per share, on 29,852,088 weighted average shares outstanding.

Year Ended December 31, 2003 Compared to Year Ended December 31, 2002

VirtGame’s gross profit increased from $314,856 to $601,100 for the year ended December 31, 2003 compared to the prior year. Operating expenses from operations decreased by 44% for the year ended December 31, 2003 to $1,741,845 compared to $3,096,469 in the prior year. The reduction can be attributed to lower salaries and payroll expenses declining by approximately $200,000 due to a streamlining in management staff. Research and development costs remained relatively unchanged. Other operating expenses declined by approximately $900,000 due to lower licensing, legal, and advertising fees.

Interest income increased to $6,079 for the year ended December 31, 2003 compared to $516 for the prior year due to higher cash positions during 2003. Interest expense decreased to $14,812 for the year ended December 31, 2003 compared to $52,683 for the prior year, due to lower notes payable during the 2003 year.

Net loss for the year ending December 31, 2003 decreased 54% to $1,233,443 or $0.04 per share, on 29,852,088 weighted average shares outstanding, compared with a loss in 2002 of $2,707,186, or $0.11 per share, on 24,091,248 weighted average shares outstanding.

Liquidity and Capital Resources

VirtGame had a working capital deficit of $472,812 at December 31, 2004, a decrease of $2,969,875 in working capital compared to working capital of $2,497,063 as of December 31, 2003. VirtGame had a working capital deficit of $1,466,314 as of March 31, 2005, a decrease of $993,502 in working capital since December 31, 2004. This decrease was a result of Virtgame’s drawing down on the loan from Progressive Gaming during the quarter ended March 31, 2005.

In connection with its agreement to acquire VirtGame, Progressive has agreed to lend VirtGame up to $2.5 million, subject to certain restrictions on the use of funds provided. As of June 1, 2005 VirtGame has borrowed $1,746,831 under this credit facility and may borrow up to an additional $753,169. Interest accrues on the principal amount outstanding under the credit facility at an annual rate of 7%, which rate is subject to increase to 15% per annum in the event of a default. VirtGame’s obligations under the credit facility are secured by its grant to Progressive Gaming of a security interest in substantially all of VirtGame’s assets. VirtGame believes that the Progressive credit facility will be sufficient to fund its operations and transactional expenses through the close of the merger acquisition. However, in the event that the merger with Progressive does not occur, VirtGame will need significant additional working capital in order to fund its continued gaming software development during fiscal 2005 and, if necessary, to finance future losses from operations as it endeavors to build revenue and reach a profitable level of operations. If VirtGame gives no effect to its proposed acquisition by Progressive, including the $2.5 million credit facility, VirtGame estimates that it would need approximately $5 million of additional capital over the next 12 months in order to fund continued development and expected operating losses. In the event the merger with Progressive does not occur, VirtGame will endeavor to raise additional required funds through various financing sources by issuing additional shares of its securities. However, there can be no guarantees that such funds will be available on commercially reasonable terms, if at all. Should VirtGame be unable to raise the required funds, its ability to continue as a going concern will be materially adversely affected.

Off Balance Sheet Arrangements

VirtGame does not have any off-balance sheet financing arrangements or liabilities.

Recent Accounting Standards

FASB Interpretation No. 46 (FIN 46), “Consolidation of Variable Interest Entities,” was issued in January 2003, and a revised interpretation of FIN 46 (FIN 46-R) was issued in December 2003. FIN 46 requires certain variable interest entities to be consolidated by the primary beneficiary of the entity if the equity investors in the entity do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. The provisions of FIN 46 were effective immediately for all arrangements entered into after January 31, 2003, and application of FIN 46 was required through the end of the Company’s first annual period beginning after December 15, 2004. VirtGame does not believe it has investments in variable interest entities and, as a result, the adoption of FIN 46-R will not impact its financial statements.

In December 2004, the FASB issued SFAS No. 153, Exchanges of Nonmonetary Assets an amendment of APB Opinion No. 29. SFAS No. 153 amends the guidance in APB Opinion No. 29, Accounting for Nonmonetary Transactions, which is based on the principle that exchanges of nonmonetary assets should be measured based on the fair value of the assets exchanged, with certain exceptions. SFAS No. 153 amends APB Opinion 29 to eliminate the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. A nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. The provisions of SFAS No. 153 are effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. VirtGame does not believe the adoption of SFAS No. 153 will impact its financial statements.

In December 2004, the FASB issued SFAS 123(R), “Share-Based Payment,” (“SFAS No. 123R”) a revision to SFAS 123, “Accounting for Stock-Based Compensation.” This statement supersedes APB Opinion No. 25, “Accounting for Stock Issued to Employees.” SFAS No. 123R establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services. Examples include stock options and awards of restricted stock in which an employer receives employee services in exchange for equity securities of the company or liabilities that are based on the fair value of the company’s equity securities. S AS No. 123R requires that the cost of share-based payment transactions be recorded as an expense at their fair value determined by applying a fair value measurement method at the date of the grant, with limited exceptions. Costs will be recognized over the period in which the goods or services are received. The provisions of SFAS No. 123R are effective as of the first interim reporting period beginning after December 15, 2005. VirtGame currently believes that SFAS No. 123R does not have impact on its results of the current year’s operations and financial statements.

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

None.

LEGAL MATTERS

The validity of the shares of Progressive common stock offered by this document will be passed upon for Progressive by Michael Dreitzer, Esq., Executive Vice President and General Counsel of Progressive. Certain legal matters with respect to the material federal income tax consequences of the transaction will be passed upon for Progressive by Cooley Godward LLP, San Diego, California. Certain legal matters with respect to the material federal income tax consequences of the transaction will be passed upon for VirtGame by Preston Gates & Ellis LLP, Irvine, California.

EXPERTS

The financial statements of Progressive appearing in Progressive’s Annual Report on Form 10-K for the year ended December 31, 2004 have been audited by BDO Seidman LLP, an independent registered public accounting firm, to the extent and for the periods set forth in their reports included therein and incorporated herein by reference, and are incorporated herein by reference in reliance upon such reports given upon the authority of said firm as experts in auditing and accounting.

The audited financial statements of VirtGame included in this Registration Statement have been so included in reliance on the report of PKF, Certified Public Accountants, independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

Both Progressive and VirtGame file reports, proxy statements and other information with the Securities and Exchange Commission. Progressive and VirtGame stockholders may read and copy any reports, proxy statements or other information filed by either Progressive or VirtGame at the Securities and Exchange Commission’s Public Reference Room at Station Place, 100 F Street, N.E., Room 5080, Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at (800) SEC-0330.

Copies of these materials can also be obtained by mail at prescribed rates from the Public Reference Section of the Securities and Exchange Commission, Station Place, 100 F Street, N.E., Washington, D.C. 20549 or by calling Securities and Exchange Commission at (800) SEC-0330. The Securities and Exchange Commission maintains a website that contains reports, proxy statements and other information regarding Progressive and VirtGame. The address of the Securities and Exchange Commission website is http://www.sec.gov.

Reports, proxy statements and other information regarding either Progressive or VirtGame may also be inspected at The National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

The Securities and Exchange Commission allows Progressive to “incorporate by reference” information into this proxy statement/prospectus, which means that Progressive can disclose important information to its stockholders by referring them to another document filed separately with the Securities and Exchange Commission. The documents incorporated by reference into this proxy statement/prospectus contain important information that you should read about Progressive.

The following documents, which have been filed by Progressive with the Securities and Exchange Commission, are incorporated by reference into this document:

1. Progressive’s Annual Report on Form 10-K, as amended, for the fiscal year ended December 31, 2004 filed on March 15, 2005;

2. Progressive’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2005 filed on May 10, 2005;

3. Progressive’s Current Reports on Form 8-K filed on January 24, 2005, January 31, 2005, February 17, 2005, February 23, 2005, March 7, 2005, April 26, 2005, May 6, 2005, May 12, 2005, June 17, 2005, June 20, 2005 and June 28, 2005;

4. The description of Progressive’s Common Stock which is contained in a Registration Statement on Form 8-A filed under the Exchange Act on November 2, 1993, including any amendment or report filed for the purpose of updated such description; and

5. The description of Progressive’s stockholder rights plan contained in a Registration Statement on Form 8-A filed under the Exchange Act on August 2, 2000, including any amendment or report filed for the purpose of updating such description.

Progressive also incorporates by reference into this proxy statement/prospectus all documents filed with the Securities and Exchange Commission by Progressive pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of this proxy statement/prospectus but prior to the termination of the offering. These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

Progressive has supplied all information contained or incorporated by reference in this proxy statement/prospectus relating to Progressive and VirtGame has supplied all information contained in this proxy statement/prospectus relating to VirtGame.

You may have previously received some of the documents incorporated by reference in this proxy statement/prospectus, but you can obtain any of them through us, the Securities and Exchange Commission or the Securities and Exchange Commission’s internet world wide web site as described above. Documents incorporated by reference are available from Progressive without charge, excluding all exhibits, unless Progressive has specifically incorporated by reference an exhibit in this proxy statement/prospectus. You may obtain documents incorporated by reference in this proxy statement/prospectus by requesting them in writing or by telephone at the following addresses:

Progressive Gaming International Corporation

920 Pilot Road

Las Vegas, Nevada 89119

(702) 896-3890

Attn: Investor Relations

If you would like to request documents from us, please do so by                     , 2005 in order to receive them before VirtGame’s special meeting.

Any statement contained herein or in a document incorporated or deemed to be incorporated by reference into this document will be deemed to be modified or superseded for purposes of the document to the extent that a statement contained in this document or any other subsequently filed document that is deemed to be incorporated by reference into this document modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this document.

Progressive has filed a registration statement under the Securities Act with the Securities and Exchange Commission with respect to Progressive common stock to be issued to VirtGame stockholders in the transaction. This proxy statement/prospectus constitutes the prospectus of Progressive filed as part of the registration statement. This proxy statement/prospectus does not contain all of the information set forth in the registration statement because parts of the registration statement are omitted in accordance with the rules and regulations of the Securities and Exchange Commission. The registration statement and its exhibits are available for inspection and copying at the Securities and Exchange Commission’s offices as set forth above.

You should rely only on the information contained or incorporated by reference in this proxy statement/prospectus to vote on the approval of the merger agreement and the transaction. Progressive and VirtGame have not authorized anyone to provide you with information that is different from what is contained in this proxy statement/prospectus. This proxy statement/prospectus is dated                     , 2005. You should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than                     , 2005, and neither the mailing of this proxy statement/prospectus to Progressive and VirtGame stockholders nor the issuance of Progressive common stock in the transaction shall create any implication to the contrary.

Information on Progressive’s Web Site

Information on any Progressive internet web site or the web site of any subsidiary of Progressive is not part of this document and you should not rely on that information in deciding whether to approve the proposals described in the proxy statement/prospectus, unless that information is also in this document or in a document that is incorporated by reference in this document.

VIRTGAME CORP. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

March 31, 2005 and December 31, 2004

	March 31, 2005	December 31, 2004
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$183,887	$76,064
Accounts receivable, net of allowances	98,496	162,400
Prepaid expenses and other current assets	26,880	33,176

Total current assets	309,263	271,640

Noncurrent assets:
Deposits	5,924	7,274
Property and equipment, net	196,357	190,953
Capitalized software, net	1,189,499	1,200,430

Total noncurrent assets	1,391,780	1,398,657

Total assets	$1,701,043	$1,670,297

LIABILITIES AND SHAREHOLDERS’ (DEFICIT) EQUITY
Current liabilities:
Accounts payable	$318,954	$177,254
Accrued expenses	284,792	317,198
Notes payable	1,171,831	250,000

Total current liabilities	1,775,577	744,452

Shareholders’ (deficit) equity:
Preferred stock, $.0001 par value, 10,000,000 shares authorized, Series A, 1,942.5 and 1,992.5 shares issued and outstanding at March 31, 2005 and December 31, 2004, respectively	1	1
Series B, 1,705 shares issued and outstanding at March 31, 2005 and December 31, 2004	—	—
Common stock, $.00001 par value; 100,000,000 shares authorized; 35,864,654 and 34,088,145 shares issued and outstanding in 2005 and 2004, respectively; 1,537,500 and 700,739 issuable at March 31, 2005 and December 31, 2004, respectively	348	348
Additional paid-in capital	27,112,263	27,126,513
Deferred compensation	(44,190)	(44,190)
Receivable from exercise of options	(99,900)	(140,250)
Accumulated deficit	(27,043,056)	(26,016,577)

Total shareholders’ (deficit) equity	(74,534)	925,845

Total liabilities and shareholders’ (deficit) equity	$1,701,043	$1,670,297

See Accompanying Notes to Consolidated Financial Statements (Unaudited)

VIRTGAME CORP. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF OPERATIONS

For the three months ended March 31, 2005 and 2004

	Three months ended March 31,
	2005	2004
	(Unaudited)	(Unaudited)
Revenue	$73,501	$18,950
Cost of goods sold	56,994	6,680

Gross profit	16,507	12,270

Operating expenses (income):
Salaries and payroll expenses	183,818	99,386
Research and development	127,564	145,898
Variable award stock-based compensation	(92,250)	(86,100)
Other operating expenses	784,084	110,945

Total expenses from operations	1,003,216	270,129

Loss from operations before financial expense and income taxes	(986,709)	(257,859)
Financial income (expense):
Interest income	36	4,090
Other income	111	—
Interest expense	(14,342)	—

Total financial expense	(14,195)	4,090

Loss from operations before income taxes	(1,000,904)	(253,769)
Income tax expense	—	(4,817)

Net loss	$(1,000,904)	$(258,586)

Basic and diluted net loss per share	$(0.03)	$(0.01)

Shares used to compute basic and diluted net loss per share	35,040,723	31,361,835

See Accompanying Notes to Consolidated Financial Statements (Unaudited)

VIRTGAME CORP. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS

For the three months ended March 31, 2005 and 2004

	Three months ended March 31,
	2005	2004
	(Unaudited)	(Unaudited)
Cash flows from operating activities:
Net loss	$(1,000,904)	$(258,586)
Adjustments to reconcile net loss to net cash flows used in operating activities:
Depreciation and amortization	97,588	104,575
Issuance of common stock, options and warrants for consulting fees and compensation	(92,250)	(76,600)
Changes in operating assets and liabilities:
(Increase) decrease in:
Accounts receivable	63,904	161,808
Prepaid expenses and other current assets	6,296	(29,475)
Deposits	1,350	2,085
Accounts payable and accrued expenses	83,719	(43,746)

Net cash flows used in operating activities	(840,297)	(190,389)

Cash flows from investing activities:
Purchase of property and equipment	(16,877)	(47,612)
Capitalization of software development cost	(75,184)	(315,740)

Net cash flows used in investing activities	(92,061)	(363,352)

Cash flows from financing activities:
Receipt of subscription receivable	40,350	—
Proceeds from exercise of options and warrants	78,000	—
Current note payable	921,831	—

Net cash flows provided by financing activities	1,040,181	—

Net decrease in cash and cash equivalents	107,823	(553,741)
Cash and cash equivalents at beginning of period	76,064	2,629,219

Cash and cash equivalents at end of period	$183,887	$2,075,478

Supplemental disclosures of non-cash investing and financing activities Unpaid dividends	$25,575	$25,225

See Accompanying Notes to Consolidated Financial Statements (Unaudited)

VIRTGAME CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

Basis of Presentation

These consolidated financial statements of VirtGame Corp. (the “Company”) do not include all of the information and footnotes required by accounting principles generally accepted in the United States of America for complete financial statements and should be read in conjunction with the financial statements and notes thereto included in the Company’s Form 10-KSB for 2004. In the opinion of management, the financial information set forth in the accompanying consolidated financial statements reflects all adjustments necessary for a fair statement of the periods reported, and all such adjustments were of a normal and recurring nature. Interim results are not necessarily indicative of results for a full year.

Private Placement

During December 2002 to April 2003 we sold 1,000,000 shares of our common stock at $0.50 a share to two accredited investors for an aggregate purchase price of $500,000 in private placements pursuant to agreements that included anti-dilution provisions. During the third quarter of 2003 additional 315,788 shares of common stock and warrants to purchase 700,000 shares of common stock, exercisable at $0.38 per share were issued to these two investors in accordance with these anti-dilution provisions.

In July 2003 we completed a private placement offering of 120 units of our securities, at $25,000 per unit, resulting in total net proceeds of $2,304,214. Each unit consists of 25 shares of our Series A preferred stock and 35,000 common stock purchase warrants. The Series A Preferred Stock has a liquidation preference of $1,000 per share. Each share of Series A preferred stock is convertible into shares of our common stock at a conversion price equal to $0.38 per share, or at a rate of one common share for each $0.38 of liquidation preference, subject to certain anti-dilution rights, including a downward adjustment in the conversion price in the event of our sale of any common shares over the 24 month period following the termination date of the offering at a price less than $0.33 per share. The warrants made part of the units entitle their holders to purchase one share of our common stock, over a five-year period, at an exercise price of $0.38 per share.

At March 31, 2005, of the 120 units of Series A preferred shares, holders of 42.3 units had converted 1,057.5 shares of Series A preferred shares to 2,782,877 shares of our common stock.

Between November 2003 and December 2003, we sold a total of 17.05 units to 6 accredited investors in a private placement offering pursuant to Section 4(2) of the Securities Act of 1933, as amended, and Rule 506 thereunder. The offering price was $100,000 per unit, resulting in total gross proceeds of $1,705,000. Each unit consisted of 100 shares of our Series B convertible preferred stock and warrants to purchase 35,714 shares of our common stock at a exercise price of $0.70 per share. The placement agent for the offering received commissions equal to 10% of the gross proceeds from the sale of the units, a warrant to purchase 243,571 shares of our common stock for $0.70 per share and a non-accountable expense allowance of $120,000.

During 2004, the Company received $2,625 from an option holder who exercised 10,500 common stock options at $0.25 per share. Also during 2004 the Company received two notes receivable from two other option holders who exercised 800,000 common stock options at $0.11 per share. The Company received a total of $154,000 in two notes representing both the options exercised during 2004, plus a $66,000 receivable as of December 31, 2003 from one of the option holders. The $154,000 notes receivable as of September 30, 2004 and the $66,000 receivable as of December 31, 2003, less amounts received to date are included in the shareholders’ (deficit) equity section of the balance sheet.

During 2004, the Company received $5,000 from an option holder who exercised 20,000 common stock options at $0.25 per share. Also during 2004 the Company converted 68,800 warrants originally issued in prior years into 35,597 shares of the Company’s common stock. The number of shares issued was the difference

VIRTGAME CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)—(Continued)

between the exercise price per warrant and the market value of the shares on the date the transaction was requested. The warrant holders were not required to make any payments through this exchange.

During the quarter ending March 31, 2005, the Company received $50,500 from two option holder who exercised 202,000 common stock options at $0.25 per share. Also during the quarter ending March 31, 2005, the Company received $27,500 from two warrant holders who exercised 110,000 warrants at $0.25 per share. Also during the quarter ended March 31, 2005, the Company converted 70,000 warrants originally issued in prior years into 31,623 shares of the Company’s common stock. The number of shares issued was the difference between the exercise price per warrant and the market value of the shares on the date the transaction was requested. The warrant holders were not required to make any payments through this exchange. Also during the quarter ended March 31, 2005, the Company converted 2,215,000 options originally issued in prior years into 600,569 shares of the Company’s common stock. The number of shares issued was the difference between the exercise price per option and the market value of the shares on the date the transaction was requested. The option holder was not required to make any payment through this exchange.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Significant Accounting Policies

Revenue recognition

The Company generates revenue as an application software provider for the gaming and lottery industries.

Software license fee revenue and related accounting pronouncements

The Company recognizes software license fee revenue in accordance with the provisions of Statement of Position (SOP) 97-2, “Software Revenue Recognition,” as amended by SOP 98-9, “Software Revenue Recognition, With Respect to Certain Transactions.” Software license fees represent revenues related to licenses for software delivered to customers for in-house applications. Revenues from single-element software license agreements are recognized upon shipment of the software. Revenues from software arrangements involving multiple elements are allocated to the individual elements based on their relative fair values. If services are considered essential to the functionality of the software products, both the software product revenue and service revenue are recognized using the percentage of completion method in accordance with the provisions of SOP 81-1, “Accounting for Performance of Construction Type and Certain Production Type Contracts. Contract revenues are recognized based on labor hours incurred to date compared to total estimated labor hours for the contract. Contract costs include all direct labor, direct material and indirect costs related to contract performance. Selling, general and administrative costs are charged to expense as incurred. Provisions for estimated losses on uncompleted contracts are recorded in the period in which such losses become probable based on the current contract estimates. Hosting fees represent revenues from post-contract customer support services where the Company’s software is resident on a company server and are recognized ratably over the hosting period. Event fees are recognized as the events take place.

In December 2003, the SEC staff issued Staff Accounting Bulletin (SAB) No. 104, “Revenue Recognition,” which summarized the SEC staff’s views regarding the recognition and reporting of revenues in certain

VIRTGAME CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)—(Continued)

transactions. The implementation of SAB No. 104 does not require the Company to change the method by which it recognizes revenues. Revenues are recognized principally as services are provided to customers. Amounts billed in advance are recorded as current or long-term deferred revenue on the balance sheet, with current deferred revenue reflecting services expected to be provided within the next twelve months. During the quarter ended March 31, 2005 the Company recorded $0 in deferred revenues.

Capitalized Software

Effective January 1, 1999 the Company adopted Statement of Position (“SOP”) 98-1, “Accounting for the Costs of Computer Software Developed or Obtained for Internal Use.” Among other provisions, SOP 98-1 requires that entities capitalize certain internal-use software costs once certain criteria are met. Under SOP 98-1, overhead, general and administrative and training costs are not capitalized. In addition, certain computer software costs are capitalized in accordance with SFAS No. 86, “Accounting for the Costs of Computer Software to Be Sold, Leased or Otherwise Marketed,” and are reported at the lower of unamortized cost or net realizable value. Capitalized software is amortized over five years and the amortization expense for the quarters ended March 31, 2005 and 2004 was $86,115 and $98,634 respectively. Research and development costs expensed for the quarters ended March 31, 2005 and 2004 were $127,564 and $145,898, respectively.

Loss per common share

Basic loss per common share has been computed on the basis of the weighted-average number of common shares outstanding. The common shares issuable upon exercise of employee stock options and stock warrants have not been included in the computation of diluted loss per common share because their inclusion would have had an anti-dilutive effect.

The Company has elected to account for its stock-based compensation plans under APB 25. However, the Company has computed, for pro forma disclosure purposes, the value of all options granted during the period ended March 31, 2005 and 2004 using the minimum value method as prescribed by Statement of Financial Accounting Standards No. 123 (SFAS 123), as amended by SFAS No. 148. Under this method, the Company used the risk-free interest rate at the date of grant, the expected volatility, the expected dividend yield and the expected life of the options to determine the fair value of options granted. The risk-free interest rates of 3.7%, expected volatility of 70%, the dividend yield was assumed to be zero, and the expected life of the options was assumed to be three to five years based on the vesting period of options granted.

If the Company had accounted for these options in accordance with SFAS 123, the total value of options granted during the periods ended March 31, 2005 and 2004 would be amortized on a pro forma basis over the vesting period of the options. Thus, the Company’s consolidated net loss would have been as follows:

	Three Months Ended March 31,
	2005	2004
Net loss:
As reported	$(1,000,904)	$(258,586)
Deduct: Stock based compensation included in reported net income net of related tax effects	(92,250)	(86,100)
Deduct: Stock based employee compensation expense determined under fair value method, net of related tax results	(0)	(128,369)

Pro forma	$(1,093,154)	$(473,055)

Loss per Share:
As reported	$(0.03)	$(0.01)
Pro forma	$(0.03)	$(0.02)

VIRTGAME CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)—(Continued)

Recent Accounting Standards

FASB Interpretation No. 46 (FIN 46), “Consolidation of Variable Interest Entities,” was issued in January 2003, and a revised interpretation of FIN 46 (FIN 46-R) was issued in December 2003. FIN 46 requires certain variable interest entities to be consolidated by the primary beneficiary of the entity if the equity investors in the entity do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. The provisions of FIN 46 were effective immediately for all arrangements entered into after January 31, 2003, and application of FIN 46 was required through the end of the Company’s first annual period beginning after December 15, 2004. The Company does not believe it has investments in variable interest entities and, as a result, the adoption of FIN 46-R will not impact its financial statements.

In December 2004, the FASB issued SFAS No. 153, Exchanges of Nonmonetary Assets an amendment of APB Opinion No. 29. SFAS No. 153 amends the guidance in APB Opinion No. 29, Accounting for Nonmonetary Transactions, which is based on the principle that exchanges of nonmonetary assets should be measured based on the fair value of the assets exchanged, with certain exceptions. SFAS No. 153 amends APB Opinion 29 to eliminate the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. A nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. The provisions of SFAS No. 153 are effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. The Company does not believe the adoption of SFAS No. 153 will impact its financial statements.

In December 2004, the FASB issued SFAS 123(R), “Share-Based Payment,” (“SFAS No. 123R”) a revision to SFAS 123, “Accounting for Stock-Based Compensation.” This statement supersedes APB Opinion No. 25, “Accounting for Stock Issued to Employees.” SFAS No. 123R establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services. Examples include stock options and awards of restricted stock in which an employer receives employee services in exchange for equity securities of the company or liabilities that are based on the fair value of the company’s equity securities. SFAS No. 123R requires that the cost of share-based payment transactions be recorded as an expense at their fair value determined by applying a fair value measurement method at the date of the grant, with limited exceptions. Costs will be recognized over the period in which the goods or services are received. The provisions of SFAS No. 123R are effective as of the beginning of our next fiscal year. The Company currently believes that SFAS No. 123R does not have impact on its results of the current year’s operations and financial statements.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders

VirtGame Corp.

San Diego, California

We have audited the consolidated balance sheets of VirtGame Corp. and Subsidiary (the “Company”) as of December 31, 2004 and 2003 and the related consolidated statements of operations, shareholders’ equity and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States of America). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of VirtGame Corp. and Subsidiary as of December 31, 2004 and 2003, and the consolidated results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 9 to the financial statements, the Company has suffered recurring losses from operations since inception, has limited operating revenue and limited capital resources. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Notes 9 and 10. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

San Diego, California	PKF
March 11, 2005	Certified Public Accountants
A Professional Corporation

VIRTGAME CORP. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

December 31, 2004 and 2003

	2004	2003
ASSETS
Current assets:
Cash and cash equivalents	$76,064	$2,629,219
Accounts receivable, net of allowances	162,400	161,808
Prepaid expenses and other current assets	33,176	47,227

Total current assets	271,640	2,838,254

Noncurrent assets:
Deposits	7,274	6,379
Property and equipment, net	190,953	57,650
Capitalized software, net	1,200,430	923,326

Total noncurrent assets	1,398,657	987,355

Total assets	$1,670,297	$3,825,609

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$177,254	$168,468
Accrued expenses	317,198	172,723
Notes payable	250,000	—

Total current liabilities	744,452	341,191

Shareholders’ equity:
Preferred stock, $.0001 par value, 10,000,000 shares authorized, Series A, 1,992 and 3,000 shares issued and outstanding in 2004 and 2003, respectively	1	1
Series B, 1,705 shares issued and outstanding	—	—
Common stock, $.00001 par value; 100,000,000 shares authorized; 34,088,145 and 30,130,044 shares issued and outstanding in 2004 and 2003, respectively; 700,739 and 1,087,055 issuable in 2004 and 2003, respectively	348	312
Additional paid-in capital	27,126,513	26,841,283
Deferred compensation	(44,190)	—
Receivable from exercise of options	(140,250)	(66,000)
Accumulated deficit	(26,016,577)	(23,291,178)

Total shareholders’ equity	925,845	3,484,418

Total liabilities and shareholders’ equity	$1,670,297	$3,825,609

See Accompanying Notes to Consolidated Financial Statements

VIRTGAME CORP. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF OPERATIONS

For the Years Ended December 31, 2004 and 2003

	2004	2003
Revenue	413,800	601,100
Cost of sales	(160,430)	(243,340)

Gross profit	253,370	357,760

Operating expenses:
Salaries and payroll expenses	678,451	325,149
Research and development	550,628	458,013
Variable award stock-based compensation	120,950	123,000
Other operating expenses	1,533,311	835,683

Total expenses from operations	2,883,340	1,741,845

Loss from operations before financial income (expense) and income taxes	(2,629,970)	(1,384,085)

Financial income (expense):
Interest income	15,920	6,079
Other income	23	162,718
Interest expense	—	(14,812)

Net financial income	15,943	153,985

Loss from operations before income taxes	(2,614,027)	(1,230,100)
Income taxes	(9,072)	(3,343)

Net loss	$(2,623,099)	$(1,233,443)

Basic net loss per share	$(0.08)	$(0.04)

Shares used to compute basic net loss per share	33,472,827	29,852,088

See Accompanying Notes to Consolidated Financial Statements

VIRTGAME CORP. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

For the Years Ended December 31, 2004 and 2003

	Series A and B Preferred Stock		Common Stock		Additional Paid-In Capital	Receivable from Exercise of Options	Accumulated Deficit	Total
	Shares	Amount	Shares	Amount
Balance forwarded December 31, 2002	—	$—	28,314,993	283	19,901,674	(66,500)	(19,753,520)	$81,937
Exercise of options by consultants for services rendered net of issuance costs	—	—	1,060,000	11	273,989	—	—	274,000
Issuance of common stock to consultants for services rendered net of issuance costs	—	—	1,026,316	10	309,612	500	—	310,122
Issuance of common stock, cash received during April 2003	—	—	657,895	6	249,994	—	—	250,000
Issuance of common stock, cash received during December 2002	—	—	157,895	2	—	—	—	2
Issuance of series A preferred stock, cash received during July 2003 net of issuance costs	3,000	1	—	—	2,304,214	—	—	2,304,215
Proceeds from series B preferred stock issuable, cash received during December 2003, net of issuance costs	1,705	—	—	—	1,374,585	—	—	1,374,585
Beneficial conversion feature of preferred offering	—	—	—	—	2,304,215	—	(2,304,215)	—
Compensation adjustment for variable stock options	—	—	—	—	123,000	—	—	123,000
Net loss for the year ended December 31, 2003	—	—	—	—	—	—	(1,233,443)	(1,233,443)

Balance, December 31, 2003	4,705	$1	31,217,099	$312	$26,841,283	$(66,000)	$(23,291,178)	$3,484,418

See Accompanying Notes to Consolidated Financial Statements

VIRTGAME CORP. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY—(Continued)

For the Years Ended December 31, 2004 and 2003

	Series A and B Preferred Stock		Common Stock		Additional Paid-In Capital	Deferred Compensation	Receivable from Exercise of Options	Accumulated Deficit	Total
	Shares	Amount	Shares	Amount
Balance forwarded December 31, 2003	4,705	$1	31,217,099	$312	$26,841,283	$—	$(66,000)	$(23,291,178)	$3,484,418
Issuance of common stock to consultants for services rendered during March 2004	—	—	25,000	—	9,500	—	—	—	9,500
Exercise of options by consultants for services rendered during April 2004	—	—	800,000	8	87,992	—	(88,000)	—	—
Exercise of warrants, cash received during April 2004	—	—	10,500	—	2,625	—	—	—	2,625
Issuance of options to consultants for services rendered during August 2004	—	—	—	—	44,190	(44,190)	—	—	—
Exercise of options by employee, cash received during October 2004	—	—	20,000	—	5,000	—	—	—	5,000
Issuance of common stock to consultants for services rendered during December 2004	—	—	36,585	1	14,999	—	—	—	15,000
Payments received on prior receivables from exercise of options	—	—	—	—	—	—	13,750	—	13,750
Conversion of Series A preferred stock into common stock	(1,008)	—	2,644,983	27	(27)	—	—	—	—
Exercise of options by consultants for netted value of shares	—	—	34,717	—	—	—	—	—	—
Stock based compensation expense	—	—	—	—	274,701	—	—	—	274,701
Dividends on Series B preferred stock	—	—	—	—	—	—	—	(102,300)	(102,300)
Compensation adjustment for variable stock options	—	—	—	—	(153,750)	—	—	—	(153,750)
Net loss for the year ended December 31, 2004	—	—	—	—	—	—	—	(2,623,099)	(2,623,099)

Balance, December 31, 2004	3,697	$1	34,788,884	$348	$27,126,513	$(44,190)	$(140,250)	$(26,016,577)	$925,845

See Accompanying Notes to Consolidated Financial Statements

VIRTGAME CORP. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS

For the Years Ended December 31, 2004 and 2003

	2004	2003
Cash flows from operating activities:
Net loss	$(2,623,099)	$(1,233,443)
Adjustments to reconcile net loss to net cash flows used in operating activities:
Bad debt expense	10,000	—
Stock based compensation expense	120,951	123,000
Gain on forgiveness of debt	—	(162,716)
Depreciation and amortization	479,371	332,113
Issuance of common stock, options and warrants for consulting fees and compensation	24,500	310,122
Changes in operating assets and liabilities:
(Increase) decrease in:
Accounts receivable	(10,592)	(53,816)
Prepaid expenses and other current assets	14,051	(39,918)
Deposits	(895)	3,420
Increase (decrease) in:
Accounts payable and accrued expenses	102,111	(268,613)

Net cash flows used in operating activities	(1,883,602)	(989,851)

Cash flows from investing activities:
Purchase of property and equipment	(157,076)	(44,853)
Capitalization of software development costs	(732,702)	(576,567)

Net cash flows used in investing activities	(889,778)	(621,420)

Cash flows from financing activities:
Net proceeds from the issuance of common stock	7,625	524,000
Net proceeds from the issuance of preferred stock	—	3,678,800
Preferred dividends paid	(51,150)	—
Receipt of option exercise receivable	13,750	125,000
Borrowings on notes payable	250,000	—
Payments on notes payable	—	(145,000)
Principal payments under capital lease	—	(2,653)

Net cash flows provided by financing activities	220,225	4,180,147

Net (decrease) increase in cash and cash equivalents	(2,553,155)	2,568,876
Cash and cash equivalents at beginning of year	2,629,219	60,343

Cash and cash equivalents at end of year	$76,064	$2,629,219

See Accompanying Notes to Consolidated Financial Statements

VIRTGAME CORP. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS—(Continued)

For the Years Ended December 31, 2004 and 2003

	2004	2003
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid during the period for:
Interest	$—	$8,088

Income taxes	$9,072	$3,343

Supplemental disclosures of non-cash investing and financing activities:
Receivable from exercise of options	$88,000	$—

Retirement of debt and accounts payable for stock issued	$—	$1,348

Beneficial conversion feature of preferred offering	$—	$2,304,215

Deferred compensation issued to consultants	$44,190	$—

Unpaid dividends	$51,150	$—

See Accompanying Notes to Consolidated Financial Statements

VIRTGAME CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1—ORGANIZATION AND BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

Organization and Business

VirtGame Corp. (the “Company,”) was incorporated in the State of Delaware on October 24, 1995, under the name MBA Licensing Corp. On June 20, 1996, the Board of Directors approved the change of the Company’s name to Internet Gaming Technologies, Inc., on January 22, 1997, to Virtual Gaming Technologies, Inc., and on September 9, 1999, to Virtgame.com Corp. On February 2002, the Company changed its name to VirtGame Corp.

VirtGame Corp. is a provider of open architecture gaming software to the regulated gaming and lottery industries and offers licensed casinos, sports wagering and lottery operations a comprehensive suite of software products. VirtGame Corp’s solution is based on an open architecture supporting multiple operating system platforms and databases that requires no special or proprietary hardware and provides distribution of server-based casino games, sports wagering and lotteries through various distribution channels, including local networks with a casino, such as over-the-counter, stand alone kiosks and in-room wagering, and wide area networks such as online closed loop Intranets or the Internet.

On December 21, 1999, the Company entered into a securities acquisition agreement and plan of reorganization (the “PrimeLine Acquisition”) with PrimeLine Gaming Technologies, Inc. (“PrimeLine”). The PrimeLine Acquisition resulted in the Company acquiring 100% of the outstanding capital stock of PrimeLine in return for the issuance of 447,208 shares of its common stock. The PrimeLine Acquisition has been accounted for as a purchase at historical cost.

Principles of Consolidation

The accompanying financial statements consolidate the accounts of the Company and its wholly-owned subsidiary, PrimeLine Gaming Technologies, Inc., a California Corporation. All significant inter-company accounts and transactions have been eliminated in consolidation.

Financial Instruments

The carrying amounts reported in the consolidated balance sheets for cash, accounts receivable, prepaid expenses and other current assets, deposits, accounts payable, and accrued expenses approximate fair value due to the immediate short-term maturity of these financial instruments.

The fair value of the Company’s capital lease obligation and notes payable approximate the carrying amount based on the current rates offered to the Company for debt of the same remaining maturities with similar collateral requirements.

Property and Equipment

Property and equipment is recorded at cost. Depreciation is calculated on the straight-line basis over the estimated useful life of five years, or related lease life, if shorter.

Cash and Cash Equivalents

The Company considers all cash accounts, which are not subject to withdrawal restrictions or penalties, and certificates of deposit and money market funds purchased with an original maturity of three months or less to be cash equivalents.

VIRTGAME CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The Company maintains its cash accounts at financial institutions located in California. Accounts at the financial institutions located in California are insured by the Federal Deposit Insurance Corporation (FDIC) up to $100,000. The Company has not experienced any losses in such accounts and management believes it places its cash on deposit with financial institutions which are financially stable.

Revenue Recognition

In December 2003, the SEC staff issued Staff Accounting Bulletin (SAB) No. 104, “Revenue Recognition,” which summarized the SEC staff’s views regarding the recognition and reporting of revenues in certain transactions. The implementation of SAB No. 104 does not require the Company to change the method by which it recognizes revenues. Revenues are recognized principally as services are provided to customers. Amounts billed in advance are recorded as current or long-term deferred revenue on the balance sheet, with current deferred revenue reflecting services expected to be provided within the next twelve months. During the years ended December 31, 2004 and 2003 the Company recorded $0 in deferred revenues.

The Company recognizes software license fee revenue in accordance with the provisions of Statement of Position (SOP) 97-2, “Software Revenue Recognition,” as amended by SOP 98-9, “Software Revenue Recognition, With Respect to Certain Transactions.” Software license fees represent revenues related to licenses for software delivered to customers for in-house applications. Revenues from single-element software license agreements are recognized upon shipment of the software. Revenues from software arrangements involving multiple elements are allocated to the individual elements based on their relative fair values. If services are considered essential to the functionality of the software products, both the software product revenue and service revenue are recognized using the percentage of completion method in accordance with the provisions of SOP 81-1, “Accounting for Performance of Construction Type and Certain Production Type Contracts. Contract revenues are recognized based on labor hours incurred to date compared to total estimated labor hours for the contract. Contract costs include all direct labor, direct material and indirect costs related to contract performance. Selling, general and administrative costs are charged to expense as incurred. Provisions for estimated losses on uncompleted contracts are recorded in the period in which such losses become probable based on the current contract estimates. Hosting fees represent revenues from post-contract customer support services where the Company’s software is resident on a company server and are recognized ratably over the hosting period. Event fees are recognized as the events take place.

Other Income

During the year ended December 31, 2003, the Company recognized approximately $162,718 of income through the forgiveness of a note payable and the forgiveness of interest upon the recognition of the Statute of Limitations with regards to a licensing agreement. Other income for 2004 was approximately $23.

Accounts Receivable and Allowances for Uncollectible Accounts

Accounts receivable are stated at the historical carrying amount net of write-offs and allowances for uncollectible accounts. The Company establishes an allowance for uncollectible accounts based on historical experience and any specific customer collection issues that the Company has identified. Uncollectible accounts receivable are written off when a settlement is reached for an amount that is less than the outstanding balance or when the Company has determined that balance will not be collected.

Stock Based Compensation

In December 2002, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 148 “Accounting for Stock-Based Compensation Transition and Disclosure an

VIRTGAME CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Amendment of FASB Statement No. 123” (SFAS 148). SFAS 148 amends SFAS 123, “Accounting for Stock-Based Compensation” (SFAS 123), to provide alternative methods of transition for an entity that voluntarily changes to the fair value based method of accounting for stock-based employee compensation. It also amends the disclosure provisions of SFAS 123 to require prominent disclosure about the effects on reported net income of an entity’s accounting policy decisions with respect to stock-based employee compensation. Finally, SFAS 148 amends APB Opinion No. 28, Interim Financial Reporting, to require disclosure about those effects in interim financial information. At December 31, 2004, and 2003, the Company has stock-based employee compensation plans, which are described more fully in Note 7. The Company accounts for those plans under the recognition and measurement principles of APB Opinion No. 25, “Accounting for Stock Issued to Employees” (APB No. 25), and related Interpretations. No stock-based employee compensation cost is reflected in net income, as all options granted under those plans had an exercise price equal to the market value of the underlying common stock on the date of grant. However, certain options had been repriced resulting in compensation adjustments, which have been reflected in net income. The following table illustrates the effect on net income and earnings per share if the Company had applied the fair value recognition provisions of SFAS 123, to stock-based employee compensation.

Under SFAS 148, the fair value of each option granted during the years ended December 31, 2004 and 2003 was estimated on the measurement date utilizing the then current fair value of the underlying shares less the exercise price discounted over the average expected life of the options of zero to five years, with an average risk-free interest rate of 3.5% to 5.00%, price volatility of 60% to 140% and no dividends.

Had compensation cost for all awards been determined based on the fair value method as prescribed by SFAS 123, reported net loss and loss per common share would have been as follows:

	December 31, 2004	December 31, 2003
Net loss:
As reported	$(2,623,099)	$(1,233,443)
Add: Stock based employee compensation included in reported net income, net of related tax effects	120,951	123,000
Deduct: Stock based employee compensation expense determined under fair value method, net of related tax effects	(215,741)	(123,000)

Proforma	$(2,717,889)	$(1,233,443)

Basic net loss per share:
As reported	$(0.08)	$(0.04)

Proforma	$(0.08)	$(0.04)

Advertising Costs

The Company charges the cost of advertising to expense as incurred. Advertising costs for the years ended December 31, 2004 and 2003, were approximately $34,000 and $2,700, respectively.

Capitalized Software

Effective January 1, 1999, the Company adopted Statement of Position 98-1 (“SOP 98-1”), “Accounting for the Costs of Computer Software Developed or Obtained for Internal Use.” Among other provisions, SOP 98-1 requires that entities capitalize certain internal-use software costs once certain criteria are met. Under SOP 98-1, overhead, general and administrative and training costs are not capitalized. In addition, certain computer software costs are capitalized in accordance with SFAS No. 86, “Accounting for the Costs of Computer Software to Be

VIRTGAME CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Sold, Leased or Otherwise Marketed,” and are reported at the lower of unamortized cost or net realizable value. Capitalized software amortization expense for the years ended December 31, 2004 and 2003 was approximately $456,000 and $310,000, respectively. Costs capitalized for the years ended December 31, 2004 and 2003 were approximately $733,000 and $577,000, respectively.

Concentrations of Major Customers

Sales to three and four customers represented 81% and 100% of revenues during the years ended December 31, 2004 and 2003, respectively. These customers represented 94% and 100% of accounts receivable at December 31, 2004 and 2003, respectively.

Income Taxes

The Company accounts for income taxes using the asset and liability method. Under the asset and liability method, deferred income taxes are recognized for the tax consequences of “temporary differences” by applying enacted statutory tax rates applicable to future years to differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized.

Net Loss Per Share

Basic net loss per share excludes dilution and is computed by dividing net loss by the weighted average number of common shares outstanding during the reported periods. Diluted net loss per share reflects the potential dilution that could occur if stock options and other commitments to issue common stock were exercised. During the years ended December 31, 2004 and 2003, options and warrants to purchase 20,705,977 and 16,566,971 common shares, respectively, were anti-dilutive and have been excluded from the weighted average share computation.

Other Comprehensive Income

For the years ended December 31, 2004 and 2003, the Company had no items that were required to be recognized as components of other comprehensive income.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Disclosure about segments

The Company has determined that it operates in one segment.

Recent Accounting Standards

FASB Interpretation No. 46 (FIN 46), “Consolidation of Variable Interest Entities,” was issued in January 2003, and a revised interpretation of FIN 46 (FIN 46-R) was issued in December 2003. FIN 46 requires certain

VIRTGAME CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

variable interest entities to be consolidated by the primary beneficiary of the entity if the equity investors in the entity do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. The provisions of FIN 46 were effective immediately for all arrangements entered into after January 31, 2003, and application of FIN 46 was required through the end of the Company’s first annual period beginning after December 15, 2004. The Company does not believe it has investments in variable interest entities and, as a result, the adoption of FIN 46-R will not impact its financial statements.

In December 2004, the FASB issued SFAS No. 153, Exchanges of Nonmonetary Assets an amendment of APB Opinion No. 29. SFAS No. 153 amends the guidance in APB Opinion No. 29, Accounting for Nonmonetary Transactions, which is based on the principle that exchanges of nonmonetary assets should be measured based on the fair value of the assets exchanged, with certain exceptions. SFAS No. 153 amends APB Opinion 29 to eliminate the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. A nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. The provisions of SFAS No. 153 are effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. The Company does not believe the adoption of SFAS No. 153 will impact its financial statements.

In December 2004, the FASB issued SFAS 123(R), “Share-Based Payment,” (“SFAS No. 123R”) a revision to SFAS 123, “Accounting for Stock-Based Compensation.” This statement supersedes APB Opinion No. 25, “Accounting for Stock Issued to Employees.” SFAS No. 123R establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services. Examples include stock options and awards of restricted stock in which an employer receives employee services in exchange for equity securities of the company or liabilities that are based on the fair value of the company’s equity securities. SFAS No. 123R requires that the cost of share-based payment transactions be recorded as an expense at their fair value determined by applying a fair value measurement method at the date of the grant, with limited exceptions. Costs will be recognized over the period in which the goods or services are received. The provisions of SFAS No. 123R are effective as of the first interim reporting period beginning after December 15, 2005. The Company currently believes that SFAS No. 123R does not have impact on its results of the current year’s operations and financial statements.

Reclassifications

Certain prior year balances have been reclassified to conform to the current year presentation.

NOTE 2—PROPERTY AND EQUIPMENT

Property and equipment consists of the following at December 31:

	2004	2003
Computer hardware	$282,565	$127,818
Office furniture and equipment	34,993	32,663

	317,558	160,481
Less: accumulated depreciation	(126,605)	(102,831)

	$190,953	$57,650

VIRTGAME CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

NOTE 3—CAPITALIZED SOFTWARE

	2004	2003
Computer software	$2,703,330	$1,970,638
Less: accumulated amortization	(1,502,900)	(1,047,312)

	$1,200,430	$923,326

NOTE 4—ACCRUED EXPENSES

	2004	2003
Accrued payroll	$50,518	$49,909
Accrued dividends	51,150	—
Accrued severance	90,000	—
Accrued other	125,530	122,814

	$317,198	$172,723

NOTE 5—NOTES PAYABLE

During the year ended December 31, 2004, the Company entered into an agreement with Progressive Gaming International Corporation (“PGIC”) pursuant to a development agreement (see Note 10) whereby PGIC agreed to lend the Company up to $500,000, subject to certain restrictions on the use of funds. As at December 31, 2004 the Company had utilized $250,000 of the available development agreement.

NOTE 6—COMMITMENTS AND CONTINGENCIES

Operating Leases

During 2002 the Company signed a lease for its office facilities under a non-cancelable operating lease through February 2005. In January 2004, the Company opened a Las Vegas, Nevada office and entered into a month-to-month basis lease. The leases call for monthly payments of approximately $6,000 per month.

Rental expense for office facilities for the years ended December 31, 2004 and 2003 totaled approximately $65,100 and $35,000, respectively.

Capital Lease

During the years ended December 31, 2004 and 2003, the Company recorded amortization expense on leased equipment of approximately $0 and $2,300 respectively.

Employment Agreements

The Company has entered into two year employment agreements with various officers and employees during the year. Terms of the agreement provide for a negotiated annual salary and bonuses and stock options provided certain financial milestones are met. During the year ended December 31, 2004, the Company signed employment agreements authorizing options to purchase 1,700,000 shares of the Company’s common stock for $0.38 per share. The options vest ratably over five years from the date of grant. These options, along with other options and warrants issued during fiscal 2004 are subject to approval by the Series A shareholders, and as such the Company has not issued these options nor are these options included in the option schedule in Note 7. In addition of these options, an additional 1,300,000 options are issuable to these employees and directors upon a change of control or merger.

VIRTGAME CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Licensing Agreement

On September 17, 2004, the Company entered into a licensing agreement with a third party whereby it would be granted exclusive licenses to certain proprietary information. The Company has stipulated certain performance goals in order for the exclusivity and license agreement to remain in effect over the next three years. In addition to certain fees paid to this party, the Company was to issue 750,000 shares of restricted stock at the onset of this agreement. The Company has not made any sales subject to this agreement nor has it issued the shares as of December 31, 2004.

In addition, the Company was to issue an additional 250,000 options to a consultant as finder fees pertaining to this agreement. These options have not been issued as of December 31, 2004.

NOTE 7—SHAREHOLDERS’ EQUITY

Stock, Options and Warrants Issued for Services

During the year ended December 31, 2003, the Company issued 2,665,000 warrants in conjunction with financing arrangements entered into during 2002 and 2003. All of the warrants are immediately exercisable and expire within five years from the date of issuance. The warrants were issued at exercise prices that exceed the stock’s market value at the time of grant.

During the year ended December 31, 2003, the Company issued 3,186,316 options to acquire the Company’s common stock to various consultants, a former employee and investment bankers as compensation for services performed. These options were fully vested and were exercised. Proceeds from the exercise of these options amounted to $584,122.

During the year ended December 31, 2004, the Company issued 2,291,449 warrants in conjunction with financing arrangements entered into during 2003 and 2004. All of the warrants are immediately exercisable and expire within five years from the date of issuance. The warrants were issued at exercise prices that were at or exceed the stock’s market value at the time of grant.

During the year ended December 31, 2004, the Company issued 930,000 options to acquire the Company’s common stock to various consultants, employee and investment bankers as compensation for services performed. These options vest at various intervals.

During the year ended December 31, 2004, the Company issued 36,585 shares of the Company’s common stock to a vendor as partial payment of services rendered.

During the year ended December 31, 2004, the Company issued 25,000 restricted shares of the Company’s common stock to a vendor as partial payment of services rendered. The Company recognized $9,500 in compensation in relation to these services.

Stock Issued for Cash and Receivables

During the year ended December 31, 2003, the Company issued 657,895 shares of its common stock in exchange for $250,000 in a private placement agreement. There were no issuance costs associated with this transaction.

During the year ended December 31, 2003, the Company issued 120 units of Series A convertible preferred stock (each unit consisting of 25 shares of Series A convertible preferred stock and warrants to purchase 35,000 shares of common stock) pursuant to a private placement completed in July 2003. Cash proceeds from the private

VIRTGAME CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

placement, net of issuance costs amounted to approximately $2,304,000. Because the conversion price ($0.38 per share) was below the trading price ($0.78 per share) on the day the financing closed and because the shares were immediately convertible the Company fully amortized the beneficial conversion element upon closing of the private placement. As a result the Company recorded a beneficial conversion of approximately $2,304,000.

During December 2003, the Company completed a private placement that raised approximately $1,375,000, net of issuance costs. The private placement was Units, each consisting of 100 shares of Series B convertible preferred stock and warrants to purchase 35,714 shares of common stock. As of December 31, 2003 the preferred shares were not issued.

During April 2004, two consultants exercised 800,000 options with an exercise price of $0.11 per share and became indebted to the Company for $88,000.

During the year ended December 31, 2004, a consultant exercised 10,500 warrants with an exercise price of $0.25 per share for cash totaling $2,625.

During the year ended December 31, 2004, an employee exercised stock options to purchase 20,000 shares of the Company’s common stock for $5,000.

Stock Issued Through Exercise of Options

During the year ended December 31, 2004, the Company converted 68,800 warrants originally issued in prior years into 34,717 shares of the Company’s common stock. The number of shares issued was the difference between the exercise price per warrant and the market value of the shares on the date the transaction was requested. The warrant holders were not required to make any payments through this exchange.

Stock Issued Through Conversion of Series A Preferred Stock

During the year ended December 31, 2004, certain holders of the Company’s series A convertible preferred stock elected to convert their shares of series A stock into shares of the Company’s common stock. The Company converted 1,008 shares of series A preferred stock into 2,644,983 shares of common stock. The conversion rate used was approximately 2,630 common shares for each series A preferred share. Future conversions of series A preferred stock may be adjusted based on anti-dilution rights and other provisions per the security agreement.

Deferred Compensation

In August 2004, the Company issued 200,000 options to two consultants with exercise prices of $0.38 per share and vest August 2005. A deferred stock based compensation expense of $44,170 recorded by the Company.

Compensation Adjustment For Variable Option Awards

During the year ended December 31, 2002, the Company reduced the exercise price of 615,000 options to purchase common stock, previously issued to the then CEO. Under APB No. 25 the intrinsic value of the option has been changed which has triggered variable accounting for these options. The provisions of APB No. 25 require the Company to reevaluate the amount of compensation at the end of each quarter or reporting period. For the years ended December 31, 2004 and 2003 the difference between the exercise price and the fair market value of the Company’s common stock has decreased by $0.25 per share in 2004 and increased by $0. per share in 2003. Accordingly, the Company has recorded gain and loss on deferred compensation for the years ended December 31, 2004 and 2003 of $153,750 and $(123,000), respectively, in the accompanying consolidated financial statements. (See Note 1)

VIRTGAME CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Stock Options

In 1997, the Company adopted a stock option plan (the “Plan”) under which options to purchase up to 500,000 shares of common stock may be granted to officers, employees or directors of the Company, as well as consultants, independent contractors or other service providers of the Company. Both “incentive” and “nonqualified” options may be granted under the Plan. Incentive options may be granted at an exercise price equal to the fair market value of the shares at the date of grant while nonqualified options may be granted at an exercise price determined by the Board of Directors. Individual option agreements will contain such additional terms as may be determined by the Board of Directors at the time of the grant. The Plan provides for grants of options with a term of up to 10 years. Incentive options must be granted with exercise prices equal to the fair market value on the date of grant, except that incentive options granted to persons owning stock possessing more than 10% of the total combined voting power of all classes of stock of the Company may not be granted at less than 110% of the fair market value on the date of grant. The Company amended the Plan to increase the number of options to purchase 5,000,000 shares of common stock in 2000 and in 2001 increased the number of options to purchase 10,000,000 shares of common stock.

The Company has elected to account for nonqualified grants and grants under its Plan following APB No. 25, SFAS 148, which amended SFAS 123, and related interpretations. Accordingly, compensation costs of approximately $275,000 and $0 have been recognized for options for the years ended December 31, 2004 and 2003, respectively.

A summary of the activity of the stock options are as follows:

	Shares	2004 Weighted Average Exercise Price	Shares	2003 Weighted Average Exercise Price
Outstanding at beginning of year	7,703,600	$0.32	7,424,600	$0.27
Granted	930,000	0.68	2,800,000	0.45
Cancelled	(145,000)	0.25	(500,000)	0.65
Exercised	(820,000)	0.11	(1,700,000)	0.22
Expired	(50,000)	0.25	(321,000)	0.55

Outstanding at end of year	7,618,600	$0.35	7,703,600	$0.32

Exercisable at end of year	6,918,600	$0.38	6,603,600	$0.32

Weighted-average fair value of options granted during the year		$0.68		$0.45

Weighted-average remaining contractual life of options outstanding at end of year		2.8 years		2.7 years

Not included in the above schedule of outstanding options are approximately 3,000,000 options potentially issuable to employees and directors which have not been authorized or for which agreements have not been issued (see Note 6).

VIRTGAME CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The following table summarizes information about the stock options outstanding as of December 31, 2004:

Range of exercise price	Number of options outstanding	Weighted- average exercisable price	Weighted-average remaining contractual life of shares outstanding (years)	Number of exercisable	Weighted- average exercisable price
$ 0.11-0.25	4,488,600	$0.24	1.9	4,488,600	$0.24
0.32-0.75	3,130,000	0.64	3.6	2,430,000	0.64
$ 0.11-1.00	7,618,600	$0.35	2.8	6,918,600	$0.38

Warrants

The following table summarizes information about the stock purchase warrants outstanding as of December 31, 2004:

Range of exercise price	Number of warrants outstanding	Weighted- average exercisable price	Weighted-average remaining contractual life of shares outstanding (years)
$ 0.22-0.38	7,284,878	$0.36	3.1
0.40-0.75	2,802,499	0.59	3.9
$ 0.22-5.00	10,087,377	$0.42	3.3

Restricted Stock

The Company periodically issues shares of restricted stock for services or as compensation for services received. As of December 31, 2004, the Company has issued 7,788,637 shares of restricted stock which is included in the number of shares outstanding.

NOTE 8—INCOME TAXES

Deferred income taxes reflect the net tax effects of the temporary differences between the carrying amounts of assets and liabilities for financial reporting and the amounts used for income tax purposes. The tax effect of temporary differences consisted of the following as of December 31:

	2004	2003
Deferred tax assets:
Net operating loss carryforwards	$7,283,000	$6,394,000
Compensation items	931,000	909,000
Other	44,000	—

Gross deferred tax assets	8,258,000	7,303,000
Deferred tax liabilities:
Depreciation	$(130,000)	(206,000)

	8,128,000	7,097,000
Less valuation allowance	(8,128,000)	(7,097,000)

Net deferred tax assets	$—	$—

VIRTGAME CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Realization of deferred tax assets is dependant upon sufficient future taxable income during the period that deductible temporary differences and carryforwards are expected to be available to reduce taxable income. As the achievement of required future taxable income is uncertain, the Company recorded a valuation allowance. The valuation allowance increased by $1,031,000 and $492,000 from 2003 and 2002, respectively.

As of December 31, 2004, the Company has net operating loss carryforwards for both federal and state income tax purposes. Federal net operating loss carryforwards totaling approximately $17,898,000 expire through 2024. State net operating loss carryforwards totaling approximately $17,866,000 expire through 2014.

A reconciliation of the effective tax rates with the federal statutory rate is as follows as of December 31:

	2004	2003
Income tax benefit at statutory rate	$909,700	$435,000
Change in valuation allowance	(1,031,000)	(492,000)
Non-deductible expenses	(21,000)	(10,000)
State income taxes, net	148,100	72,000
Other	(14,872)	(8,343)

	$(9,072)	$(3,343)

Pursuant to Internal Revenue Code Section 382, the Company’s use of its net operating loss carryforwards may be limited as a result of cumulative changes in ownership of more than 50% over a three year period.

The Company has unused California state tax credits of approximately $37,000 that begin to expire 2013.

NOTE 9—MANAGEMENT’S PLANS FOR FUTURE OPERATIONS AND FINANCING

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. However, the Company has experienced cumulative losses since its inception of approximately $26,017,000, inclusive of noncash charges for capital stock, dividends, options and warrants issuance-related activity at December 31, 2004. At present, the Company’s working capital may not be sufficient to meet the Company’s objectives as structured. Although these conditions indicate that the Company may be unable to continue as a going concern, management did anticipate that considerable losses would be incurred before the Company became self-sustaining. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Based on current contract negotiations as noted in Note 10, management believes the Company will generate sufficient revenues and cash flows from software licensing agreements and the available funding under its credit facility with PGIC, to meet its current obligations during the year ending December 31, 2005. To the extent such revenues are not realized, management believes it has the ability to raise additional capital to cover its current obligations until sufficient software licensing revenues and cash flows can be achieved by the Company.

The Company believes that the PGIC credit facility (see Note 5) will be sufficient to fund its operations through the close of the merger acquisition (see Note 10). However, in the event that the merger with PGIC does not occur, the Company will need significant additional working capital in order to fund the continued gaming software development in the future.

VIRTGAME CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

NOTE 10—SUBSEQUENT EVENTS

On February 19, 2005, the Company entered into an Agreement and Plan of Merger and Reorganization (“Agreement”) with Mikohn Gaming Corporation, a Nevada corporation d/b/a Progressive Gaming International Corporation (“PGIC”). Pursuant to the Agreement, PGIC will issue up to 2,000,000 shares of its common stock in exchange for all of the Company’s outstanding shares of common stock and preferred stock and all of the outstanding options and warrants, subject to a downward adjustment to the 2,000,000 share figure for amounts owed by the Company to PGIC as of the closing of the transaction and the amount by which our adjusted working capital is less than $100,000.

Concurrent with the execution of the Agreement, the Company entered into a credit facility agreement with PGIC pursuant to which PGIC has agreed to lend the Company up to $2,500,000, subject to certain restrictions on the use of funds provided. This amount incorporates the borrowings made under the Company’s development agreement. As part of its development agreement with PGIC (as noted in Note 5), the Company borrowed an additional $250,000 in January 2005, to fund its operations.

ANNEX A—AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

among:

MIKOHN GAMING CORPORATION,

D/B/A PROGRESSIVE GAMING INTERNATIONAL CORPORATION,

a Nevada corporation;

VIKING ACQUISITION SUB, INC.,

a Delaware corporation;

VIKING MERGER SUBSIDIARY, LLC,

a Delaware limited liability company; and

VIRTGAME CORP.,

a Delaware corporation

Dated as of February 19, 2005

ANNEX A—AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

THIS AGREEMENT AND PLAN OF MERGER AND REORGANIZATION (“Agreement”) is made and entered into as of February 19, 2005 by and among: MIKOHN GAMING CORPORATION, a Nevada corporation d/b/a Progressive Gaming International Corporation (“Parent”); VIKING ACQUISITION SUB, INC., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub I”); VIKING MERGER SUBSIDIARY, LLC, a Delaware limited liability company (“Merger Sub II” and, together with Merger Sub I, “Merger Subs”); and VIRTGAME CORP., a Delaware corporation (the “Company”). Certain capitalized terms used in this Agreement are defined in Exhibit A.

RECITALS

A. Parent, Merger Subs and the Company intend to effect (1) a merger of Merger Sub I with and into the Company (“Merger I”) in accordance with this Agreement and the DGCL, and (2) immediately following the effectiveness of Merger I, a merger of the Company with and into Merger Sub II in accordance with the Delaware Limited Liability Company Act (the “LLC Act”) and the DGCL (“Merger II,” and together with Merger I, the “Transaction”). Upon consummation of the Transaction, the Company will cease to exist.

B. Parent, Merger Subs and the Company intend that Merger I and Merger II shall be treated as an integrated transaction and that the Transaction shall qualify as a tax-free reorganization within the meaning of Section 368(a) of the Code.

C. The respective boards of directors of Parent, Merger Sub I and the Company, and the member of Merger Sub II have approved this Agreement and the Transaction. The Board of Directors of the Company has approved and determined to recommend that the stockholders of the Company (i) adopt this Agreement and approve Merger I and (ii) approve an amendment to its Certificate of Incorporation (the “Charter Amendment”) to amend the Certificate of Designations of Series B Preferred Stock to exclude the Transaction from Section 7(c)(viii) thereof.

D. In order to induce Parent to enter into this Agreement and to cause the Transaction to be consummated, certain stockholders of the Company are executing voting agreements in favor of Parent concurrently with the execution and delivery of this Agreement (the “Voting Agreements”).

E. The Company has, as of the date hereof, executed a Secured Promissory Note and a Security Agreement (collectively, the “Credit Facility”) in favor of Parent.

AGREEMENT

The parties to this Agreement, intending to be legally bound, agree as follows:

Section 1. DESCRIPTION OF TRANSACTION

1.1 The Transaction. At the Effective Time of Merger I (as defined in Section 1.3), and upon the terms and subject to the conditions set forth in this Agreement, Merger Sub I shall be merged with and into the Company, and the separate existence of Merger Sub I shall cease. The Company shall continue as the surviving corporation in Merger I (“Surviving Entity I”). Immediately following the Effective Time of Merger I, upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL and the LLC Act, Surviving Entity I will be merged with and into Merger Sub II, and the separate existence of Surviving Entity I shall cease. Merger Sub II shall continue as the surviving entity in Merger II (“Surviving Entity”) and shall succeed to and assume all the rights and obligations of the Company or Surviving Entity I in accordance with the DGCL and the LLC Act.

1.2 Effects of the Transaction. The Transaction shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL and the LLC Act.

1.3 Closing; Effective Time. The consummation of the transactions contemplated by this agreement (the “Closing”) shall take place at the offices of Mikohn Gaming Corporation, 920 Pilot Road, Las Vegas, Nevada, at 10:00 a.m. on a date to be designated by Parent, which shall be no later than the fifth business day after the satisfaction or waiver of the last to be satisfied or waived of the conditions set forth in Sections 6 and 7 (other than the conditions set forth in Sections 6.6(c), 6.6(d), 6.6(e), 6.6(f), 7.5(a) and 7.5(b), but subject to the satisfaction or waiver of each of such conditions). The date on which the Closing actually takes place is referred to as the “Closing Date.” Subject to the provisions of this Agreement, a Certificate of Merger for Merger I, satisfying the applicable requirements of the DGCL (the “Certificate of Merger”), shall be duly executed by the Company in connection with the Closing and, concurrently with or as soon as practicable following the Closing, shall be filed with the Secretary of State of the State of Delaware. Merger I shall become effective at the time of the filing of such Certificate of Merger with the Secretary of State of the State of Delaware or at such later time as may be specified in such Certificate of Merger with the consent of Parent and Company (the time as of which Merger I becomes effective being referred to as the “Effective Time of Merger I”). Subject to the provisions of this Agreement, a Certificate of Merger for Merger II satisfying the applicable requirements of the DGCL and the LLC Act (the “Second Certificate of Merger”), shall be duly executed by Merger Sub II and concurrently with or as soon as practicable following the Effective Time of Merger I, shall be filed with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL and the LLC Act (the time of such filing with the Secretary of State of the State of Delaware (or such later time as may be designated by Parent and specified in the Second Certificate of Merger) being the “Effective Time of Merger II”).

1.4 Certificate of Incorporation and Bylaws; Certificate of Organization; Limited Liability Company Agreement; Directors and Officers. Unless otherwise determined by Parent prior to the Effective Time of Merger I:

(a) At the Effective Time of Merger I, the Certificate of Incorporation of Surviving Entity I shall be amended and restated in its entirety to be identical to the Certificate of Incorporation of Merger Sub I, as in effect immediately prior to the Effective Time of Merger I, until thereafter amended in accordance with and as provided in such Certificate of Incorporation.”;

(b) At the Effective Time of Merger I, the Bylaws of Surviving Entity I shall be amended and restated in their entirety to be identical to the Bylaws of Merger Sub I, as in effect immediately prior to the Effective Time of Merger I, until thereafter amended in accordance with the DGCL and as provided in such Bylaws;

(c) The directors and officers of Surviving Entity I immediately after the Effective Time of Merger I shall be the respective individuals who are directors and officers of Merger Sub I immediately prior to the Effective Time of Merger I;

(d) The Certificate of Organization of Surviving Entity immediately after the Effective Time of Merger II shall be in a form approved by Parent and in compliance with the LLC Act;

(e) The Limited Liability Company Agreement of Surviving Entity immediately after the Effective Time of Merger II shall be in a form approved by Parent and in compliance with the LLC Act; and

(f) The managers and officers of Surviving Entity immediately after the Effective Time of Merger II shall be the respective individuals who are directors and officers of Surviving Entity I immediately prior to the Effective Time of Merger II.

1.5 Conversion of Shares.

(a) Subject to the terms and conditions of this Agreement, at the Effective Time of Merger I, by virtue of Merger I and without any further action on the part of Parent, Merger Subs, the Company or any stockholder of the Company:

(i) any shares of Company Common Stock held by the Company or any wholly-owned Subsidiary of the Company (or held in the Company’s treasury) immediately prior to the Effective Time of Merger I shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor;

(ii) any shares of Company Common Stock held by Parent, Merger Sub I, Merger Sub II or any other wholly-owned Subsidiary of Parent immediately prior to the Effective Time of Merger I shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor;

(iii) except as provided in clauses (i) and (ii) above and subject to Sections 1.5(b), 1.5(d) and 1.5(e), (A) each share of Company Common Stock outstanding immediately prior to the Effective Time of Merger I shall be converted into the right to receive a fraction of a share of Parent Common Stock equal to the Common Stock Exchange Ratio, and a right to receive a portion of the Balance Shares pursuant to Section 1.11 below, (B) each share of the Company’s Series A Preferred Stock outstanding immediately prior to the Effective Time of Merger I shall be converted into the right to receive such number of shares of Parent Common Stock as is equal to the Series A Preferred Stock Exchange Ratio, and a right to receive a portion of the Balance Shares pursuant to Section 1.11 below, and (C) each share of the Company’s Series B Preferred Stock outstanding immediately prior to the Effective Time of Merger I shall be converted into the right to receive such number of shares of Parent Common Stock as is equal to the Series B Preferred Stock Exchange Ratio, and a right to receive a portion of the Balance Shares pursuant to Section 1.11 below; and

(iv) each share of the Common Stock, $0.01 par value per share, of Merger Sub I outstanding immediately prior to the Effective Time of Merger I shall be converted into one share of common stock of Surviving Entity I. Each stock certificate of Merger Sub I evidencing ownership of any such shares shall, as of the Effective Time of Merger I, evidence ownership of such shares of Common Stock of Surviving Entity I.

The fraction of a share or number of shares of Parent Common Stock specified in clause (iii) of the preceding sentence (as such may be adjusted in accordance with Sections 1.5(b) and 1.5(c)) is referred to as the “Exchange Ratio.”

(b) IN NO EVENT WILL PARENT ISSUE IN EXCESS OF AN AGGREGATE OF TWO MILLION (2,000,000) SHARES OF PARENT COMMON STOCK (THE “MAXIMUM TRANSACTION SHARES”) IN CONNECTION WITH THE TRANSACTION, INCLUDING SHARES ISSUABLE WITH RESPECT TO SHARES OF COMPANY COMMON STOCK AND COMPANY PREFERRED STOCK PURSUANT TO SECTION 1.5(a)(iii) AND SECTION 1.11 AND UPON THE EXERCISE OF COMPANY OPTIONS (AS DEFINED IN SECTION 2.3(b)) AND COMPANY WARRANTS ASSUMED BY PARENT PURSUANT TO THE PROVISIONS OF SECTION 5.4. For illustrative purposes, a mathematical example showing the operation of Sections 1.5(a)(iii) and 5.4 is set forth on Annex 1 attached to this Agreement. If, during the period commencing on the date of this Agreement and ending at the Effective Time of Merger I, the outstanding shares of Company Common Stock or Parent Common Stock are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, then the Exchange Ratio shall be appropriately adjusted to provide the holders of Company Common Stock the same total number and class of shares of Parent Common Stock and other property after the Effective Time of Merger I as such holders would have owned had the Effective Time of Merger I occurred prior to such event and such holders continued to hold such shares until after the event requiring adjustment. If, during the period commencing at the Effective Time of Merger I and ending on the Balance Share Distribution Date (as defined in Section 1.11), the outstanding shares of Parent Common Stock are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization, reorganization, consolidation, merger or other similar transaction, then the values set forth for the Maximum Transaction Shares, the Primary Shares (as defined in Section 1.11) and the Balance Shares (as defined in Section 1.11) shall be appropriately adjusted to provide the recipients of Balance Shares the same total number and class of shares of Parent Common Stock, or other securities or property as such holders would have owned had the issuance of shares pursuant to

Section 1.11 below occurred prior to such event and such holders continued to hold such shares until after the event requiring adjustment.

(c) If any shares of Company Common Stock outstanding immediately prior to the Effective Time of Merger I are unvested or are subject to a repurchase option, risk of forfeiture or other condition under any applicable restricted stock purchase agreement or other Contract or under which the Company has any rights, then the shares of Parent Common Stock issued in exchange for such shares of Company Common Stock will also be unvested and subject to the same repurchase option, risk of forfeiture or other condition, and the certificates representing such shares of Parent Common Stock may accordingly be marked with appropriate legends. The Company shall take all action that may be necessary to ensure that, from and after the Effective Time of Merger I: (i) such shares of Parent Common Stock shall remain so unvested and subject to such repurchase option, risk of forfeiture or other condition; (ii) such shares of Parent Common Stock need not be delivered until such time as such repurchase option, risk of forfeiture or other condition lapses or otherwise terminates; and (iii) Parent is entitled to exercise any such repurchase option or other right set forth in any such restricted stock purchase agreement or other Contract.

(d) No fractional shares of Parent Common Stock shall be issued in connection with Merger I, and no certificates or scrip for any such fractional shares shall be issued. Any holder of Company Common Stock or Company Preferred Stock who would otherwise be entitled to receive a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock issuable to such holder) shall, in lieu of such fraction of a share and upon surrender of such holder’s Company Stock Certificate(s) (as defined in Section 1.6), be paid in cash the dollar amount (rounded to the nearest whole cent), without interest, determined by multiplying such fraction by the closing price of a share of Parent Common Stock on the NASDAQ National Market on the date on which the Effective Time of Merger I occurs.

(e) Notwithstanding anything in this Agreement to the contrary, each share of Company Common Stock or Company Preferred Stock issued and outstanding immediately prior to the Effective Time of Merger I owned by stockholders who did not vote in favor of Merger I and to which appraisal rights under Section 262 of the DGCL are available (“Dissenting Shares”) shall not be converted into the right to receive the Exchange Ratio or a portion of the Balance Shares pursuant to Section 1.11 with respect to such shares, but shall become the right to receive an amount in cash equal to the fair market value of such Dissenting Shares as may be determined as provided in the DGCL. Notwithstanding the foregoing, if any holder of Dissenting Shares (a “Dissenting Stockholder”) fails to make a timely demand for purchase, withdraws his or her demand for appraisal, or fails to perfect or otherwise loses his or her right of appraisal, in any case pursuant to the DGCL, the shares of Company Common Stock or Company Preferred Stock held by such Dissenting Stockholder shall be deemed to be converted as of the Effective Time of Merger I into the right to receive the Exchange Ratio and a portion of the Balance Shares pursuant to Section 1.11 with respect to such shares, without interest. The Company shall promptly notify Parent of any demands for purchase of Company Common Stock or Company Preferred Stock, withdrawals of such demands and any other instruments served pursuant to the DGCL that are received by the Company, and Parent shall have the right to participate in and direct all negotiations and proceedings with respect to such demands. The Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands, or agree or commit to do any of the foregoing.

1.6 Closing of the Company’s Transfer Books. At the Effective Time of Merger I: (a) all shares of Company Common Stock and Company Preferred Stock outstanding immediately prior to the Effective Time of Merger I shall automatically be canceled and retired and shall cease to exist, and all holders of certificates representing shares of Company Common Stock or Company Preferred Stock that were outstanding immediately prior to the Effective Time of Merger I shall cease to have any rights as stockholders of the Company; and (b) the stock transfer books of the Company shall be closed with respect to all shares of Company Common Stock and Company Preferred Stock outstanding immediately prior to the Effective Time of Merger I. No further transfer of any such shares of Company Common Stock and Company Preferred Stock shall be made on such stock transfer books after the Effective Time of Merger I. If, after the Effective Time of Merger I, a valid certificate previously representing any shares of Company Common Stock or Company Preferred Stock outstanding immediately prior to the Effective Time of Merger I (each, a “Company Stock Certificate”) is presented to the Exchange Agent (as defined in Section 1.7(a)) or to Surviving Entity I, Surviving Entity or Parent, such Company Stock Certificate shall be canceled and shall be exchanged as provided in Section 1.7.

1.7 Surrender of Certificates.

(a) On or prior to the Closing Date, Parent shall select a reputable bank or trust company to act as exchange agent in Merger I (the “Exchange Agent”). Promptly after the Effective Time of Merger I, Parent shall deposit with the Exchange Agent: (i) certificates representing the shares of Parent Common Stock issuable pursuant to Section 1.5(a)(iii); (ii) nontransferable certificates representing the right to receive a portion of the Balance Shares pursuant to Section 1.11 below or alternatively, shall provide for a global certificate representing such rights to be deposited with The Depositary Trust Company; and (iii) cash sufficient to make payments in lieu of fractional shares in accordance with Section 1.5(d). The shares of Parent Common Stock and cash amounts so deposited with the Exchange Agent, together with any dividends or distributions received by the Exchange Agent with respect to such shares, are referred to collectively as the “Exchange Fund.”

(b) Promptly after the Effective Time of Merger I, the Exchange Agent will mail to the Persons who were record holders of Company Stock Certificates immediately prior to the Effective Time of Merger I: (i) a letter of transmittal in customary form and containing such provisions as Parent may reasonably specify (including a provision confirming that delivery of Company Stock Certificates shall be effected, and risk of loss and title to Company Stock Certificates shall pass, only upon delivery of such Company Stock Certificates to the Exchange Agent); and (ii) instructions for use in effecting the surrender of Company Stock Certificates in exchange for certificates representing Parent Common Stock. The letter of transmittal shall provide a reasonably detailed description of (A) the method employed by Parent for calculating the Common Stock Exchange Ratio, the Series A Preferred Stock Exchange Ratio and the Series B Preferred Stock Exchange Ratio based on the capitalization of the Company as of the Effective Time of Merger I and (B) the aggregate number of shares of Parent Common Stock then issuable upon Company Options and Company Warrants assumed by Parent pursuant to Section 5.4. Upon surrender of a Company Stock Certificate to the Exchange Agent for exchange, together with a duly executed letter of transmittal and such other documents as may be reasonably required by the Exchange Agent or Parent: (1) the holder of such Company Stock Certificate shall be entitled to receive in exchange therefor a certificate representing the number of whole shares of Parent Common Stock that such holder has the right to receive pursuant to the provisions of Section 1.5 (and cash in lieu of any fractional share of Parent Common Stock); and (2) the Company Stock Certificate so surrendered shall be canceled. Until surrendered as contemplated by this Section 1.7(b), each Company Stock Certificate shall be deemed, from and after the Effective Time of Merger I, to represent only the right to receive shares of Parent Common Stock (and cash in lieu of any fractional share of Parent Common Stock) as contemplated by Section 1.5. If any Company Stock Certificate shall have been lost, stolen or destroyed, Parent may, in its discretion and as a condition precedent to the delivery of any shares of Parent Common Stock with respect to the shares of Company Common Stock previously represented by such Company Stock Certificate, require the owner of such lost, stolen or destroyed Company Stock Certificate to provide an appropriate affidavit and to deliver a bond (in such sum as Parent may reasonably direct) as indemnity against any claim that may be made against the Exchange Agent, Parent, Surviving Entity I or Surviving Entity with respect to such Company Stock Certificate.

(c) Notwithstanding anything to the contrary contained in this Agreement, no shares of Parent Common Stock (or certificates therefor) shall be delivered in exchange for any Company Stock Certificate to any Person who may be an “affiliate” (as that term is used in Rule 145 under the Securities Act) of the Company until such Person shall have delivered to Parent and the Company a duly executed Affiliate Agreement as contemplated by Section 5.9.

(d) No dividends or other distributions declared or made with respect to Parent Common Stock with a record date after the Effective Time of Merger I shall be paid to the holder of any unsurrendered Company Stock Certificate with respect to the shares of Parent Common Stock that such holder has the right to receive in Merger I until such holder surrenders such Company Stock Certificate in accordance with this Section 1.7 (at which time such holder shall be entitled, subject to the effect of applicable abandoned property, escheat or similar laws, to receive all such dividends and distributions, without interest).

(e) Any portion of the Exchange Fund that remains undistributed to holders of Company Stock Certificates as of the date 180 days after the Closing Date shall be delivered to Parent upon demand, and any holders of Company Stock Certificates who have not theretofore surrendered their Company Stock Certificates in accordance with this Section 1.7 shall thereafter look only to Parent for satisfaction of their claims for Parent Common Stock, a portion of the Balance Shares pursuant to Section 1.11, cash in lieu of fractional shares of Parent Common Stock and any dividends or distributions with respect to shares of Parent Common Stock.

(f) Each of the Exchange Agent, Parent and Surviving Entity shall be entitled to deduct and withhold from any consideration deliverable pursuant to this Agreement to any holder of any Company Stock Certificate such amounts as Parent determines in good faith are required to be deducted or withheld from such consideration under the Code or any provision of state, local or foreign tax law or under any other applicable Legal Requirement. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

(g) Neither Parent, Surviving Entity I nor Surviving Entity shall be liable to any holder of any Company Stock Certificate or to any other Person with respect to any shares of Parent Common Stock (or dividends or distributions with respect thereto), or for any cash amounts, delivered to any public official pursuant to any applicable abandoned property law, escheat law or similar Legal Requirement.

(h) Parent shall at all times prior to the Balance Share Distribution Date maintain an accurate and complete list of the record holders of all rights to receive a portion of the Balance Shares pursuant to Section 1.11 below. After the Effective Time of Merger I, Parent shall use its commercially reasonable efforts to deliver appropriate notices and communications to securities depositories and take such other steps as may be commercially reasonable for such depositaries to record and take note of those beneficial owners of the Primary Shares as of the Effective Time of Merger I on whose behalf such depositories hold Primary Shares in their record name.

1.8 Effect on Membership Interests. By virtue of Merger II and without any further action on the part of Parent, Merger Sub II or Surviving Entity I, (i) each membership interest of Merger Sub II then outstanding shall remain outstanding and each certificate therefor shall continue to evidence one membership interest of the Surviving Entity and (ii) each share of common stock of Surviving Entity I then outstanding shall be converted into one membership interest of the Surviving Entity.

1.9 Tax Consequences. For federal income tax purposes, the Transaction is intended to constitute a reorganization within the meaning of Section 368 of the Code. The parties hereto adopt this Agreement as a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations.

1.10 Further Action. If, at any time after the Effective Time of Merger I, any further action is determined by Parent or Surviving Entity to be necessary or desirable to carry out the purposes of this Agreement or to vest Surviving Entity with full right, title and possession of and to all rights and property of Merger Sub I and the Company, then the officers and directors of Parent and Merger Subs shall be fully authorized to take such action.

1.11 Balance Shares. Immediately following the expiration of the last to expire Company Option or Company Warrant assumed by Parent pursuant to Section 5.4 below, Parent shall calculate the aggregate number of shares of Parent Common Stock that Parent has issued (a) pursuant to Section 1.5(a)(iii) with respect to shares of Company Common Stock and Company Preferred Stock outstanding immediately prior to the Effective Time of Merger I and (b) upon the exercise of Company Options and Company Warrants assumed by the Company pursuant to Section

5.4 below (collectively, the “Primary Shares”). In the event that (i) the number of Primary Shares is less than (ii) 2,000,000 minus the Closing Adjustment to Purchase Shares (such difference, if any, between (i) and (ii) being hereinafter referred to at the “Balance Shares”) minus (iii) 5,000, Parent shall, subject to Sections 1.5(b), 1.5(d) and 1.5(e), cause the Balance Shares to be issued to the recipients of Primary Shares no later than 30 days from the date set forth in the first sentence above (“Balance Share Distribution Date”). The number of Balance Shares of to be issued to each recipient of Primary Shares in accordance with the preceding sentence shall equal (A) the aggregate number of Balance Shares to be issued under this Section 1.11 multiplied by (B) a fraction, the numerator of which is the aggregate number of Primary Shares issued to the recipient and the denominator of which is the aggregate number of Primary Shares issued to all recipients. To the extent required under applicable law, the distribution of the Balance Shares shall be registered pursuant to an appropriate registration statement filed with the SEC pursuant to Section 5 of the Securities Act, and shall be accompanied by a letter from the Parent and signed by a senior executive officer of Parent describing in reasonable detail the method employed in calculating the number of Balance Shares issued under this Section 1.11.

Section 2. REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Parent and Merger Subs as follows:

2.1 Subsidiaries; Due Organization; Etc.

(a) The Company has no Subsidiaries, except for the Entities identified in Part 2.1(a)(i) of the Disclosure Schedule; and neither the Company nor any of the other Entities identified in Part 2.1(a)(i) of the Disclosure Schedule owns any capital stock of, or any equity interest of any nature in, any other Entity, other than the Entities identified in Part 2.1(a)(ii) of the Disclosure Schedule. None of the Acquired Corporations has agreed or is obligated to make, or is bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity. None of the Acquired Corporations has, at any time, been a general partner of, or has otherwise been liable for any of the debts or other obligations of, any general partnership, limited partnership or other Entity.

(b) Each of the Acquired Corporations is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all necessary power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; and (iii) to perform its obligations under all Contracts by which it is bound.

(c) Each of the Acquired Corporations is qualified to do business as a foreign corporation, and is in good standing, under the laws of all jurisdictions where the nature of its business requires such qualification, except for failures to so qualify which, individually or in the aggregate, would not have a Company Material Adverse Effect.

2.2 Certificate of Incorporation; Bylaws; Charters and Codes of Conduct. The Company has delivered to Parent accurate and complete copies of the certificate of incorporation, bylaws and other charter and organizational documents of the respective Acquired Corporations, including all amendments thereto. Part 2.2 of the Disclosure Schedule lists, and the Company has delivered to Parent, accurate and complete copies of: (a) the charters of all committees of the Company’s board of directors; and (b) any code of conduct or similar policy adopted by any of the Acquired Corporations or by the board of directors, or any committee of the board of directors, of any of the Acquired Corporations.

2.3 Capitalization, Etc.

(a) The authorized capital stock of the Company consists of: (i) 100,000,000 shares of Company Common Stock, of which 34,431,768 shares are issued and are outstanding as of the date of this Agreement; and (ii) 10,000,000 shares of Preferred Stock, $0.00001 par value per share, of which 1,992.5 shares of Series A Preferred Stock and 1,705 shares of Series B Preferred Stock are issued and are outstanding as of the date of this Agreement. Except as set forth in Part 2.3(a)(i) of the Disclosure Schedule, the Company does not hold any shares of its capital stock in its treasury. All of the outstanding shares of Company Common Stock have been duly authorized and validly issued, and are fully paid and nonassessable. There are no shares of Company Common Stock held by any of the other Acquired Corporations. Except as set forth in Part 2.3(a)(ii) of the Disclosure Schedule: (A) none of the outstanding shares of Company Common Stock is entitled or subject to any preemptive right, right of participation, right of maintenance or any similar right; (B) none of the outstanding shares of Company Common Stock is subject to any right of first refusal in favor of the Company; and (C) there is no Company Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or granting any option or similar right with respect to), any shares of Company Common Stock. None of the Acquired Corporations is under any obligation, or is bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of Company Common Stock or other securities. Part 2.3(a)(iii) of the Disclosure Schedule accurately and completely describes all repurchase rights held by the Company with respect to shares of Company Common Stock (including shares issued pursuant to the exercise of stock options), and specifies which of those repurchase rights are currently exercisable.

(b) As of the date of this Agreement: (i) 8,096,600 shares of Company Common Stock are subject to issuance pursuant to stock options granted and outstanding under the Company’s 1997 Stock Option Plan (the “1997 Plan”) and/or the Company’s 2002 Stock Plan (the “2002 Plan”); (ii) 11,675,521 shares of Company Common Stock are reserved for future issuance pursuant to the Company Warrants; and (iii) 1,738,239 shares of Company Common Stock are reserved for future issuance pursuant to other agreements entered into by the Company. (Options to purchase shares of Company Common Stock (whether granted by the Company pursuant to the 1997 Plan, the 2002 Plan, assumed by the Company in connection with any merger, acquisition or similar transaction or otherwise issued or granted) are referred to in this Agreement as “Company Options”.) Part 2.3(b) of the Disclosure Schedule sets forth the following information with respect to each Company Option outstanding as of the date of this Agreement: (A) the particular Option Plan (if any) pursuant to which such Company Option was granted; (B) the name of the optionee; (C) the number of shares of Company Common Stock subject to such Company Option; (D) the exercise price of such Company Option; (E) the date on which such Company Option was granted; (F) the applicable vesting schedule, and the extent to which such Company Option is vested and exercisable as of the date of this Agreement; (G) the date on which such Company Option expires; and (H) whether such Company Option is an “incentive stock option” (as defined in the Code) or a non-qualified stock option. Part 2.3(b) of the Disclosure Schedule also sets forth the following information with respect to each Company Warrant outstanding as of the date of this Agreement: (1) the name of the grantee; (2) the number of shares of Company Common Stock subject to such Company Warrant; (3) the exercise price of such Company Warrant; (4) the date on which such Company Warrant was granted; (5) the extent to which such Company Warrant is exercisable as of the date of this Agreement; and (6) the date on which such Company Warrant expires. The Company has made available to Parent accurate and complete copies of the 1997 Plan, the 2002 Plan and the forms of all stock option agreements evidencing outstanding Company Options. The Company has made available to Parent accurate and complete copies of the Company Warrants.

(c) Except as set forth in Part 2.3(b) of the Disclosure Schedule, there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of any of the Acquired Corporations; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of any of the Acquired Corporations; (iii) stockholder rights plan (or similar plan commonly referred to as a “poison pill”) or Contract under which any of the Acquired Corporations is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities; or (iv) condition or circumstance that may give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of any of the Acquired Corporations from an Acquired Corporation.

(d) Except as set forth in Part 2.3(d) of the Disclosure Schedule, all outstanding shares of Company Common Stock, options, warrants and other securities of the Acquired Corporations have been issued and granted in compliance with: (i) all applicable securities laws and other applicable Legal Requirements; and (ii) all requirements set forth in applicable Contracts.

(e) All of the outstanding shares of capital stock of each of the Company’s Subsidiaries have been duly authorized and validly issued, are fully paid and nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof, and are owned beneficially and of record by the Company, free and clear of any Encumbrances.

2.4 SEC Filings; Financial Statements.

(a) The Company has delivered or made available to Parent accurate and complete copies of all registration statements, proxy statements, Certifications (as defined below) and other statements, reports, schedules, forms and other documents filed by the Company with the SEC since January 1, 2001 (the “Company SEC Documents”) as well as all comment letters received by the Company from the SEC since January 1, 2001 and all responses to such comment letters provided to the SEC by or on behalf of the Company. Except as set forth in Part 2.4(a) of the Disclosure Schedule, all statements, reports, schedules, forms and other documents required to have been filed by the Company or its officers with the SEC have been so filed on a timely basis. None of the Company’s Subsidiaries is required to file any documents with the SEC. Except as set forth in Part 2.4(a) of the Disclosure Schedule, as of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing): (i) each of the Company SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be); and (ii) none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The certifications and statements required by: (A) Rule 13a-14 under the Exchange Act; and (B) 18 U.S.C. §1350 (Section 906 of the Sarbanes-Oxley Act) relating to the Company SEC Documents (collectively, the “Certifications”) are accurate and complete, and comply as to form and content with all applicable Legal Requirements. As used in this Section 2, the term “file” and variations thereof shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

(b) The Acquired Corporations maintain disclosure controls and procedures that satisfy the requirements of Rule 13a-15 under the Exchange Act. Such disclosure controls and procedures are effective to ensure that all material information concerning the Acquired Corporations is made known on a timely basis to the individuals responsible for the preparation of the Company’s filings with the SEC and other public disclosure documents. Part 2.4(b) of the Disclosure Schedule lists, and the Company has made available to Parent accurate and complete copies of, all written descriptions of, and all policies, manuals and other documents promulgating, such disclosure controls and procedures. The Company is in compliance with the applicable rules and regulations of the OTC Bulletin Board and has not since January 1, 2001 received any notice from the OTC Bulletin Board asserting any non-compliance with such rules and regulations.

(c) The financial statements (including any related notes) contained or incorporated by reference in the Company SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements or, in the case of unaudited financial statements, as permitted by Form 10-QSB of the SEC, and except that the unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments that will not, individually or in the aggregate, be material in amount); and (iii) fairly present the consolidated financial position of the Company and its consolidated subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows of the Company and its consolidated subsidiaries for the periods covered thereby. No financial statements of any Person other than the Acquired Corporations are required by generally accepted accounting principles to be included in the consolidated financial statements of the Company. The financial statements required to be delivered to Parent pursuant to Section 4.1(i): (A) will be prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods covered (except that such financial statements may not contain footnotes and may be subject to normal and recurring year-end adjustments that will not, individually or in the aggregate, be material in amount); and (B) will fairly present the consolidated financial position of the Company and its consolidated subsidiaries as of the respective dates thereof and the consolidated results of operations of the Company and its consolidated subsidiaries for the periods covered thereby.

(d) The Company’s auditor has at all times required by the Sarbanes-Oxley Act or the regulations of the Public Company Accounting Oversight Board been: (i) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act); (ii) “independent” with respect to the Company within the meaning of Regulation S-X under the Exchange Act; and (iii) to the Company’s knowledge, in compliance with subsections (g) through (l) of Section 10A of the Exchange Act and the rules and regulations promulgated by the SEC and the Public Company Accounting Oversight Board thereunder. Part 2.4(d) of the Disclosure Schedule contains an accurate and complete description of all non-audit services performed by the Company’s auditors for the Acquired Corporations since June 30, 2002 and the fees paid for such services. All such non-audit services were approved as required by Section 202 of the Sarbanes-Oxley Act.

(e) The Acquired Corporations maintain a system of internal accounting controls sufficient to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Part 2.4(e) of the Disclosure Schedule lists, and the Company has made available to Parent accurate and complete copies of, all written descriptions of, and all policies, manuals and other documents promulgating, such internal accounting controls.

(f) Part 2.4(f) of the Disclosure Schedule lists, and the Company has made available to Parent accurate and complete copies of the documentation creating or governing, all securitization transactions and “off-balance sheet arrangements” (as defined in Item 303(c) of Regulation S-K under the Exchange Act) effected by any of the Acquired Corporations since January 1, 2002.

2.5 Absence of Changes. Except as set forth in Part 2.5 of the Disclosure Schedule, since December 31, 2003:

(a) there has not been any Company Material Adverse Effect, and no event has occurred or circumstance has arisen that, in combination with any other events or circumstances, could reasonably be expected to have or result in a Company Material Adverse Effect;

(b) there has not been any material loss, damage or destruction to, or any material interruption in the use of, any of the assets of any of the Acquired Corporations (whether or not covered by insurance);

(c) none of the Acquired Corporations has: (i) declared, accrued, set aside or paid any dividend or made any other distribution in respect of any shares of capital stock; or (ii) repurchased, redeemed or otherwise reacquired any shares of capital stock or other securities;

(d) none of the Acquired Corporations has sold, issued or granted, or authorized the issuance of: (i) any capital stock or other security (except for Company Common Stock issued upon the valid exercise of outstanding Company Options or Company Warrants or the valid conversion of Company Preferred Stock); (ii) any option, warrant or right to acquire any capital stock or any other security (except for Company Options identified in Part 2.3(b) of the Disclosure Schedule); or (iii) any instrument convertible into or exchangeable for any capital stock or other security;

(e) the Company has not amended or waived any of its rights under, or permitted the acceleration of vesting under any provision of: (i) any of the Company’s stock option plans; (ii) any Company Option or any Contract evidencing or relating to any Company Option; (iii) any restricted stock purchase agreement; or (iv) any other Contract evidencing or relating to any equity award (whether payable in cash or stock);

(f) there has been no amendment to the certificate of incorporation, bylaws or other charter or organizational documents of any of the Acquired Corporations, and none of the Acquired Corporations has effected or been a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

(g) none of the Acquired Corporations has received any Acquisition Proposal or Acquisition Inquiry;

(h) none of the Acquired Corporations has formed any Subsidiary or acquired any equity interest or other interest in any other Entity;

(i) except as reported in the Company’s Quarterly Reports on Form 10-QSB for the quarters ended March 31, 2004, June 30, 2004 and September 30, 2004, as amended (each as filed with the SEC, the “2004 Quarterly Reports”), none of the Acquired Corporations has made any capital expenditure that, when added to all other capital expenditures made on behalf of the Acquired Corporations since December 31, 2003, exceeds $10,000 in the aggregate;

(j) except as reported in the 2004 Quarterly Reports, none of the Acquired Corporations has made any expenditure or series of related expenditures in excess of $10,000;

(k) none of the Acquired Corporations has: (i) entered into or permitted any of the assets owned or used by it to become bound by any Material Contract (as defined in Section 2.10); or (ii) amended or terminated, or waived any material right or remedy under, any Material Contract;

(l) none of the Acquired Corporations has: (i) acquired, leased or licensed any material right or other material asset from any other Person; (ii) sold or otherwise disposed of, or leased or licensed, any material right or other material asset to any other Person; or (iii) waived or relinquished any right, except for rights or other assets acquired, leased, licensed or disposed of in the ordinary course of business and consistent with past practices;

(m) none of the Acquired Corporations has written off as uncollectible, or established any extraordinary reserve with respect to, any account receivable or other indebtedness;

(n) none of the Acquired Corporations has made any pledge of any of its assets or otherwise permitted any of its assets to become subject to any Encumbrance, except for pledges of or Encumbrances with respect to immaterial assets made in the ordinary course of business and consistent with past practices;

(o) none of the Acquired Corporations has: (i) lent money to any Person; or (ii) incurred or guaranteed any indebtedness for borrowed money;

(p) none of the Acquired Corporations has: (i) adopted, established or entered into any Company Benefit Plan or Company Benefit Agreement; (ii) caused or permitted any Company Benefit Plan to be amended in any material respect; or (iii) paid any bonus or made any profit-sharing or similar payment to, or materially increased the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or other employees;

(q) none of the Acquired Corporations has changed any of its methods of accounting or accounting practices in any material respect;

(r) none of the Acquired Corporations has made any material Tax election;

(s) none of the Acquired Corporations has commenced or settled any Legal Proceeding;

(t) none of the Acquired Corporations has entered into any material transaction or taken any other material action that has had, or could reasonably be expected to have or result in, a Company Material Adverse Effect;

(u) none of the Acquired Corporations has entered into any material transaction or taken any other material action outside the ordinary course of business or inconsistent with past practices; and

(v) none of the Acquired Corporations has agreed or committed to take any of the actions referred to in clauses (c) through (u) above.

2.6 Title to Assets. The Acquired Corporations own, and have good and valid title to, all assets purported to be owned by them, including: (a) all assets reflected on the Unaudited Interim Balance Sheet (except for changes in current assets in the ordinary course of business since the date of the Unaudited Interim Balance Sheet); and (b) all other assets reflected in the books and records of the Acquired Corporations as being owned by the Acquired Corporations. All of said assets are owned by the Acquired Corporations free and clear of any Encumbrances, except for: (i) any lien for current taxes not yet due and payable; (ii) minor liens that have arisen in the ordinary course of business and that do not (in any case or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of any of the Acquired Corporations; and (iii) liens described in Part 2.6 of the Disclosure Schedule. The Acquired Corporations are the lessees of, and hold valid leasehold interests in, all assets purported to have been leased by them, including: (A) all assets reflected as leased on the Unaudited Interim Balance Sheet; and (B) all other assets reflected in the books and records of the Acquired Corporations as being leased by the Acquired Corporations, and enjoy undisturbed possession of such leased assets.

2.7 Receivables; Customers; Inventories.

(a) All existing accounts receivable of the Acquired Corporations (including those accounts receivable reflected on the Unaudited Interim Balance Sheet that have not yet been collected and those accounts receivable that have arisen since the date of the Unaudited Interim Balance Sheet and have not yet been collected): (i) represent valid obligations of customers of the Acquired Corporations arising from bona fide transactions entered into in the ordinary course of business; and (ii) are current and, to the Company’s knowledge, will be collected in full when due, without any counterclaim or set off (net of an allowance for doubtful accounts not to exceed $10,000 in the aggregate).

(b) Part 2.7(b) of the Disclosure Schedule contains an accurate and complete list of each outstanding loan or advance made by any of the Acquired Corporations to any Company Associate, other than routine travel advances made to employees in the ordinary course of business.

(c) Part 2.7(c) of the Disclosure Schedule accurately identifies, and provides an accurate and complete breakdown of the revenues received from, each customer of the Acquired Corporations in each of the fiscal years ended 2002, 2003 and 2004. None of the Acquired Corporations has received any notice or other communication or information (in writing or otherwise) indicating, and the Company has no basis for believing, that any customer identified in Part 2.7(c) of the Disclosure Schedule may cease dealing with any of the Acquired Corporations or may otherwise materially reduce the volume of business transacted by such Person with any of the Acquired Corporations below historical levels.

(d) Except as set forth in Part 2.7(d) of the Disclosure Schedule, the inventory of the Acquired Corporations reflected on the Unaudited Interim Balance Sheet was as of the date of the Unaudited Interim Balance Sheet, and the current inventory of the Acquired Corporations (the “Current Inventory”) is, in usable and saleable condition in the ordinary course of business. The Current Inventory is not excessive and is adequate in relation to the current trading requirements of the businesses of the Acquired Corporations, and none of the Current Inventory is obsolete, slow moving, unmarketable or of limited value in relation to the current businesses of the Acquired Corporations. The finished goods, work in progress, raw materials and other materials and supplies included in the Current Inventory are of a standard that is at least as high as the generally accepted standard prevailing in the industries in which the Acquired Corporations operate.

2.8 Equipment; Real Property; Leasehold. All material items of equipment and other tangible assets owned by or leased to the Acquired Corporations are adequate for the uses to which they are being put, are in good and safe condition and repair (ordinary wear and tear excepted) and are adequate for the conduct of the businesses of the Acquired Corporations in the manner in which such businesses are currently being conducted. None of the Acquired Corporations own any real property or any interest in real property, except for the leaseholds created under the real property leases identified in Part 2.8(a) of the Disclosure Schedule.

2.9 Intellectual Property.

(a) Part 2.9(a) of the Disclosure Schedule accurately identifies and describes:

(i) in Part 2.9(a)(i) of the Disclosure Schedule, each proprietary product or service developed, manufactured, marketed, or sold by any of the Acquired Corporations at any time since January 1, 2002 and any product or service currently under development by any of the Acquired Corporations;

(ii) in Part 2.9(a)(ii) of the Disclosure Schedule: (A) each item of Registered IP in which any of the Acquired Corporations has or purports to have an ownership interest of any nature (whether exclusively, jointly with another Person or otherwise); (B) the jurisdiction in which such item of Registered IP has been registered or filed and the applicable registration or serial number; (C) any other Person that has an ownership interest in such item of Registered IP and the nature of such ownership interest; and (D) each product or service identified in Part 2.9(a)(i) of the Disclosure Schedule that embodies, utilizes or is based upon or derived from (or, with respect to products and services under development, that is expected to embody, utilize or be based upon or derived from) such item of Registered IP;

(iii) in Part 2.9(a)(iii) of the Disclosure Schedule: (A) all Intellectual Property Rights or Intellectual Property licensed to each of the Acquired Corporations (other than any non-customized software that: (1) is licensed solely in executable or object code form pursuant to a nonexclusive, internal use software license, (2) is not incorporated into, or used directly in the development, manufacturing or distribution of, the products or services of any of the Acquired Corporations, and (3) is generally available on standard terms for less than $1,000); (B) the corresponding Contract or Contracts pursuant to which such Intellectual Property Rights or Intellectual Property is licensed to the Acquired Corporation; and (C) whether the license or licenses granted to the Acquired Corporations are exclusive or nonexclusive; and

(iv) in Part 2.9(a)(iv) of the Disclosure Schedule, each Contract pursuant to which any Person has been granted any license under, or otherwise has received or acquired any right (whether or not currently exercisable) or interest in, any Company IP.

(b) The Company has provided to Parent a complete and accurate copy of each standard form of Company IP Contract used by any of the Acquired Corporations at any time, including each standard form of: (i) end-user license agreement; (ii) development agreement; (iii) distributor or reseller agreement; (iv) employee agreement containing any assignment or license of Intellectual Property or Intellectual Property Rights or any confidentiality provision; (v) consulting or independent contractor agreement containing any assignment or license of Intellectual Property or Intellectual Property Rights or any confidentiality provision; or (vi) confidentiality or nondisclosure agreement. Part 2.9(b) of the Disclosure Schedule accurately identifies each Company IP Contract that deviates in any material respect from the corresponding standard form agreement provided to Parent. Except for the nonexclusive licenses and rights granted in Contracts identified in Part 2.9(a)(iv) of the Disclosure Schedule, none of the Acquired Corporations is bound by, and no Company IP is subject to, any Contract containing any covenant or other provision that in any way limits or restricts the ability of any of the Acquired Corporations to use, exploit, assert, or enforce any Company IP anywhere in the world.

(c) Except as set forth in Part 2.9(c) of the Disclosure Schedule, the Acquired Corporations exclusively own all right, title and interest to and in the Company IP (other than Intellectual Property Rights or Intellectual Property exclusively licensed to the Company, as identified in Part 2.9(a)(iii) of the Disclosure Schedule) free and clear of any Encumbrances (other than nonexclusive licenses granted pursuant to the

Contracts listed in Part 2.9(a)(iv) of the Disclosure Schedule). Without limiting the generality of the foregoing:

(i) Except as set forth in Part 2.9(c)(i) of the Disclosure Schedule, all documents and instruments necessary to perfect the rights of the Acquired Corporations in the Company IP have been validly executed, delivered and filed in a timely manner with the appropriate Governmental Body;

(ii) each Person who is or was an employee or independent contractor of any of the Acquired Corporations and who is or was involved in the creation or development of any Company IP has signed a valid and enforceable agreement containing an irrevocable assignment of Intellectual Property Rights to the Acquired Corporation for which such Person is or was an employee or independent contractor and confidentiality provisions protecting the Company IP;

(iii) no Company Associate has any claim, right (whether or not currently exercisable) or interest to or in any Company IP;

(iv) no employee or independent contractor of any of the Acquired Corporations is: (A) bound by or otherwise subject to any Contract restricting him or her from performing his or her duties for such Acquired Corporation; or (B) in breach of any Contract with any former employer or other Person concerning Intellectual Property Rights or confidentiality;

(v) no funding, facilities or personnel of any Governmental Body were used, directly or indirectly, to develop or create, in whole or in part, any Company IP;

(vi) each of the Acquired Corporations has taken all reasonable steps to maintain the confidentiality of and otherwise protect and enforce its rights in all proprietary information held by any of the Acquired Corporations, or purported to be held by any of the Acquired Corporations, as a trade secret;

(vii) since January 1, 2002, none of the Acquired Corporations has assigned or otherwise transferred ownership of, or agreed to assign or otherwise transfer ownership of, any Intellectual Property Right to any other Person;

(viii) none of the Acquired Corporations is now or has ever been a member or promoter of, or a contributor to, any industry standards body or similar organization that could require or obligate any of the Acquired Corporations to grant or offer to any other Person any license or right to any Company IP; and

(ix) the Acquired Corporations own or otherwise have, and after the Closing Surviving Entity will continue to have, all Intellectual Property Rights needed to conduct the business of the Acquired Corporations as currently conducted and currently planned by the Company to be conducted.

(d) All Company IP is valid, subsisting and enforceable. Without limiting the generality of the foregoing:

(i) each U.S. patent application and U.S. patent in which the Company has or purports to have an ownership interest was filed within one year of the first printed publication, public use or offer for sale of each invention described in such U.S. patent application or U.S. patent;

(ii) each foreign patent application and foreign patent in which any of the Acquired Corporations has or purports to have an ownership interest was filed, or claims priority to a patent application filed, before the time at which each invention described in such foreign patent application or foreign patent was first made available to the public;

(iii) no trademark (whether registered or unregistered) or trade name owned, used, or applied for by any of the Acquired Corporations conflicts or interferes with any trademark (whether registered or unregistered) or trade name owned, used or applied for by any other Person;

(iv) none of the goodwill associated with or inherent in any trademark (whether registered or unregistered) in which any of the Acquired Corporations has or purports to have an ownership interest has been impaired;

(v) each item of Company IP that is Registered IP is and at all times has been in compliance with all Legal Requirements, and all filings, payments and other actions required to be made or taken to maintain such item of Company IP in full force and effect have been made by the applicable deadline;

(vi) no application for a patent or for a copyright, mask work or trademark registration or any other type of Registered IP filed by or on behalf of any of the Acquired Corporations has been abandoned or allowed to lapse;

(vii) Part 2.9(d)(vii) of the Disclosure Schedule accurately identifies and describes each filing, payment, and action that must be made or taken on or before the date that is 120 days after the date of this Agreement in order to maintain each such item of Company IP in full force and effect;

(viii) the Company has provided to Parent complete and accurate copies of all applications, correspondence and other material documents related to each such item of Registered IP;

(ix) no interference, opposition, reissue, reexamination or other Legal Proceeding of any nature is or has been pending or, to the Company’s knowledge, threatened, in which the scope, validity or enforceability of any Company IP is being, has been or could reasonably be expected to be contested or challenged; and

(x) there is no basis for a claim that any Company IP is invalid or unenforceable.

(e) Neither the execution, delivery or performance of the Agreement nor the consummation of any of the Contemplated Transactions will, with or without notice or the lapse of time, result in or give any other Person the right or option to cause or declare: (i) a loss of, or Encumbrance on, any Company IP; (ii) a breach of any Contract listed or required to be listed in Part 2.9(a)(iii) of the Disclosure Schedule; (iii) the release, disclosure or delivery of any Company IP by or to any escrow agent or other Person; or (iv) the grant, assignment or transfer to any other Person of any license or other right or interest under, to or in any of the Company IP.

(f) To the Company’s knowledge, no Person has infringed, misappropriated, or otherwise violated, and no Person is currently infringing, misappropriating or otherwise violating, any Company IP. Part 2.9(f) of the Disclosure Schedule accurately identifies (and the Company has provided to Parent a complete and accurate copy of) each letter or other written or electronic communication or correspondence that has been sent or otherwise delivered by or to any of the Acquired Corporations or any Representative of any of the Acquired Corporations regarding any actual, alleged or suspected infringement or misappropriation of any Company IP and provides a brief description of the current status of the matter referred to in such letter, communication or correspondence.

(g) None of the Acquired Corporations has ever infringed (directly, contributorily, by inducement or otherwise), misappropriated or otherwise violated any Intellectual Property Right of any other Person. Without limiting the generality of the foregoing:

(i) no product, information or service ever manufactured, produced, distributed, published, used, provided or sold by or on behalf of any of the Acquired Corporations, and no Intellectual Property ever owned, used or developed by any of the Acquired Corporations, has ever infringed, misappropriated or otherwise violated any Intellectual Property Right of any other Person;

(ii) no infringement, misappropriation or similar claim or Legal Proceeding is pending or has been threatened against any of the Acquired Corporations or against any other Person who may be entitled to be indemnified, defended, held harmless or reimbursed by the Company with respect to such claim or Legal Proceeding;

(iii) none of the Acquired Corporations has ever received any notice or other communication (in writing or otherwise) relating to any actual, alleged or suspected infringement, misappropriation or violation of any Intellectual Property Right of another Person;

(iv) none of the Acquired Corporations is bound by any Contract to indemnify, defend, hold harmless or reimburse any other Person with respect to any intellectual property infringement,

misappropriation or similar claim (other than pursuant to the standard forms of Company IP Contracts described in Section 2.9(b));

(v) none of the Acquired Corporations has ever assumed, or agreed to discharge or otherwise take responsibility for, any existing or potential liability of another Person for infringement, misappropriation or violation of any Intellectual Property Right; and

(vi) no claim or Legal Proceeding involving any Intellectual Property or Intellectual Property Right licensed to any of the Acquired Corporations is pending or, to the Company’s knowledge, has been threatened, except for any such claim or Legal Proceeding that, if adversely determined, would not adversely affect: (A) the use or exploitation of such Intellectual Property or Intellectual Property Right by any of the Acquired Corporations; or (B) the manufacturing, distribution or sale of any product or service being developed, offered, manufactured, distributed or sold by any of the Acquired Corporations.

(h) None of the Company Software: (i) contains any bug, defect or error (including any bug, defect or error relating to or resulting from the display, manipulation, processing, storage, transmission or use of date data) that materially and adversely affects the use, functionality or performance of such Company Software or any product or system containing or used in conjunction with such Company Software; or (ii) fails to comply with any applicable warranty or other contractual commitment relating to the use, functionality or performance of such software or any product or system containing or used in conjunction with such Company Software. The Company has provided to Parent a complete and accurate list of all known bugs, defects and errors in each version and component of the Company Software.

(i) None of the Company Software contains any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” or “worm” (as such terms are commonly understood in the software industry) or any other code designed or intended to have, or capable of performing, any of the following functions: (i) disrupting, disabling, harming or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed; or (ii) damaging or destroying any data or file without the user’s consent.

(j) None of the Company Software is subject to any “copyleft” or other obligation or condition (including any obligation or condition under any “open source” license such as the GNU Public License, Lesser GNU Public License or Mozilla Public License) that: (i) could or does require, or could or does condition the use or distribution of such Company Software on, the disclosure, licensing or distribution of any source code for any portion of such Company Software; or (ii) could or does otherwise impose any limitation, restriction or condition on the right or ability of the Company to use or distribute any Company Software.

(k) No source code for any Company Software has been delivered, licensed or made available to any escrow agent or other Person who is not, as of the date of this Agreement, an employee of one of the Acquired Corporations. None of the Acquired Corporations has any duty or obligation (whether present, contingent or otherwise) to deliver, license or make available the source code for any Company Software to any escrow agent or other Person who is not, as of the date of this Agreement, an employee of one of the Acquired Corporations. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, result in the delivery, license or disclosure of any source code for any Company Software to any other Person who is not, as of the date of this Agreement, an employee of one of the Acquired Corporations.

2.10 Contracts.

(a) Part 2.10 of the Disclosure Schedule identifies each Company Contract currently in effect that constitutes a “Material Contract” (other than end-user license agreements for Company Software entered into by an Acquired Corporation, or an authorized distributor of an Acquired Corporation, in the ordinary course of business). For purposes of this Agreement, each of the following shall be deemed to constitute a “Material Contract”:

(i) any Contract: (A) relating to the employment of, or the performance of services by, any employee or consultant; (B) pursuant to which any of the Acquired Corporations is or may become obligated to make any severance, termination or similar payment to any current or former employee or director; or (C) pursuant to which any of the Acquired Corporations is or may become obligated to make any bonus or similar payment (other than payments constituting base salary) in excess of $20,000 to any current or former employee or director;

(ii) any Company IP Contract;

(iii) any Contract relating to the acquisition, sale, spin-off, outsourcing or disposition of any business operation or unit or any product line of any Acquired Corporation;

(iv) any Contract in which another Person is appointed as a distributor, reseller or sales representative with respect to, or otherwise is authorized to market, promote, distribute, resell, sublicense, support or solicit orders for, any Company Software;

(v) any Contract that provides for indemnification of any Company Associate or any current or former agent of any of the Acquired Corporations (an “Indemnification Contract”);

(vi) any Contract imposing any restriction on the right or ability of any Acquired Corporation: (A) to compete with any other Person; (B) to acquire any product or other asset or any services from any other Person; (C) to solicit, hire or retain any Person as an employee, consultant or independent contractor; (D) to develop, sell, supply, distribute, offer, support or service any product or any technology or other asset to or for any other Person; (E) to perform services for any other Person; or (F) to transact business or deal in any other manner with any other Person;

(vii) any Contract (other than Contracts evidencing Company Options): (A) relating to the acquisition, issuance, voting, registration, sale or transfer of any securities; (B) providing any Person with any preemptive right, right of participation, right of maintenance or similar right with respect to any securities; or (C) providing any of the Acquired Corporations with any right of first refusal with respect to, or right to repurchase or redeem, any securities;

(viii) any Contract incorporating or relating to any guaranty, any warranty, any sharing of liabilities or any indemnity or similar obligation, except for Contracts substantially identical to the standard forms of end-user licenses previously delivered by the Company to Parent;

(ix) any Contract relating to any currency hedging;

(x) any Contract: (A) imposing any confidentiality obligation on any of the Acquired Corporations or on any other Person (other than routine confidentiality or nondisclosure agreements entered into by any Acquired Corporation in the ordinary course of business that do not otherwise constitute Material Contracts under this Section 2.10(a)); or (B) containing “standstill” or similar provisions;

(xi) any Contract: (A) to which any Governmental Body is a party or under which any Governmental Body has any rights or obligations; or (B) directly or indirectly benefiting any Governmental Body (including any subcontract or other Contract between any Acquired Corporation and any contractor or subcontractor to any Governmental Body);

(xii) any Contract requiring that any of the Acquired Corporations give any notice or provide any information to any Person prior to considering or accepting any Acquisition Proposal or similar proposal, or prior to entering into any discussions, agreement, arrangement or understanding relating to any Acquisition Transaction or similar transaction;

(xiii) any Contract that has a term of more than 60 days and that may not be terminated by an Acquired Corporation (without penalty) within 60 days after the delivery of a termination notice by such Acquired Corporation;

(xiv) any Contract that contemplates or involves the payment or delivery of cash or other consideration in an amount or having a value in excess of $20,000 in the aggregate, or contemplates or involves the performance of services having a value in excess of $20,000 in the aggregate;

(xv) any Contract that could reasonably be expected to have or result in a material effect on: (A) the business, condition (financial or otherwise), capitalization, assets (including Intellectual Property), liabilities (accrued, contingent or otherwise), operations, financial performance or prospects of any of the Acquired Corporations; or (B) the ability of the Company to perform any of its obligations under this Agreement or to consummate any of the Contemplated Transactions; and

(xvi) any other Contract, if a cancellation or termination (pursuant to its terms or otherwise) of such Contract could reasonably be expected to have or result in a Company Material Adverse Effect.

The Company has delivered to Parent an accurate and complete copy of each Company Contract that constitutes a Material Contract (other than Company IP Contracts that do not need to be specifically identified in Part 2.9 of the Disclosure Schedule).

(b) Each Company Contract that constitutes a Material Contract is valid and in full force and effect, and is enforceable in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

(c) Except as set forth in the applicable subsections of Part 2.10(c) of the Disclosure Schedule: (i) none of the Acquired Corporations has violated or breached, or committed any default under, any Company Contract; and, to the Company’s knowledge, except for violations or breaches that, either individually or in the aggregate, did not result in, and would not reasonably be expected to result in, a Company Material Adverse Effect, no other Person has violated or breached, or committed any default under, any Company Contract; (ii) except for express warranty and indemnification remedies set forth in the standard forms of Company IP Contracts described in Section 2.9(b), no end-user, distributor, or other licensee of the Company Software has any conditional or unconditional return, refund, or credit rights exercisable against the Acquired Corporations with respect to such Company Software; (iii) no Company Contract that constitutes a Material Contract will expire according to its terms on or before December 31, 2005; (iv) to the Company’s knowledge, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) could reasonably be expected to: (A) result in a violation or breach of any of the provisions of any Company Contract, except for violations or breaches by Persons other than the Company that, either individually or in the aggregate, did not result in, and would not reasonably be expected to result in, a Company Material Adverse Effect; (B) give any Person the right to declare a default or exercise any remedy under any Company Contract; (C) give any Person the right to receive or require a rebate, chargeback, penalty or change in delivery schedule under any Company Contract; (D) give any Person the right to accelerate the maturity or performance of any Company Contract; (E) result in the disclosure, release or delivery of any Company Source Code; or (F) give any Person the right to cancel, terminate or modify any Company Contract; and (v) since January 1, 2002, none of the Acquired Corporations has received any notice or other communication regarding any actual or possible violation or breach of, or default under, any Company Contract, except for violations or breaches that, either individually or in the aggregate, did not result in, and would not reasonably be expected to result in, a Company Material Adverse Effect.

2.11 Sale of Products; Performance of Services.

(a) Part 2.11(a) of the Disclosure Schedule accurately identifies and describes each Company Software product that is currently being developed, marketed, distributed, licensed or sold by any Acquired Corporation.

(b) Except as set forth in Part 2.11(b) of the Disclosure Schedule, each product, system, program, item of Intellectual Property or other asset designed, developed, manufactured, assembled, sold, installed, repaired, licensed or otherwise made available by any of the Acquired Corporations to any Person: (i) conformed and complied in all material respects with the terms and requirements of any applicable warranty or other Contract and with all applicable Legal Requirements; and (ii) was free of any bug, virus, design defect or other defect or deficiency at the time it was sold, licensed or otherwise made available, other than any immaterial bug or similar defect that has not had and could not reasonably be expected to have an adverse effect, in any material respect, on such product, system, program, Intellectual Property or other asset (or the operation or performance thereof). The Company has made available to Parent an accurate and complete copy of the most recent “bug list” with respect to each component or module of the Company Software.

(c) All installation services, programming services, integration services, repair services, maintenance services, support services, training services, upgrade services and other services that have been performed by the Acquired Corporations were performed properly and in conformity with the terms and requirements of all applicable warranties and other Contracts and with all applicable Legal Requirements, in all material respects.

(d) Except as set forth in Part 2.11(d) of the Disclosure Schedule, since December 31, 2003, no customer or other Person has asserted or, to the Company’s knowledge, threatened to assert any claim against any of the Acquired Corporations: (i) under or based upon any warranty provided by or on behalf of any of the Acquired Corporations; or (ii) based upon any services performed by any of the Acquired Corporations.

(e) Except as set forth in Part 2.11(e) of the Disclosure Schedule, since December 31, 2003, no end-user customer, distributor, reseller, or sales representative has terminated or, to the Company’s knowledge, threatened or expressed an intention or desire to terminate or not to renew, its relationship or any Contract with any of the Acquired Corporations, or expressed any dissatisfaction with the performance, operation or functionality of the Company Software (other than reporting “bugs” in the ordinary course of business).

2.12 Liabilities. None of the Acquired Corporations has, and none of the Acquired Corporations is or may become responsible for performing or discharging, any accrued, contingent or other liabilities of any nature, either matured or unmatured, except for: (a) liabilities identified as such in the “liabilities” column of the Unaudited Interim Balance Sheet; (b) normal and recurring current liabilities that have been incurred by the Acquired Corporations since the date of the Unaudited Interim Balance Sheet in the ordinary course of business and consistent with past practices; (c) liabilities for performance of obligations of the Acquired Corporation under Company Contracts, to the extent such liabilities are readily ascertainable (in nature, scope and amount) from the copies of such Company Contracts delivered to Parent prior to the date of this Agreement; and (d) liabilities described in Part 2.12 of the Disclosure Schedule.

2.13 Compliance with Legal Requirements. Each of the Acquired Corporations is, and has at all times since January 1, 2002 been, in compliance in all material respects with all applicable Legal Requirements. To the Company’s knowledge, each Person who is or was a director or officer of any Acquired Corporation is, and has at all times since January 1, 2002 been, in compliance in all material respects with all applicable Legal Requirements. Since January 1, 2002, none of the Acquired Corporations has received any notice or other communication from any Governmental Body or other Person regarding any actual or possible violation of, or failure to comply with, any Legal Requirement, except for such violations or failures to comply that, either individually or in the aggregate, did not result in, and would not reasonably be expected to result in, a Company Material Adverse Effect.

2.14 Certain Business Practices. None of the Acquired Corporations, and (to the Company’s knowledge) no director, officer, other employee or agent of any of the Acquired Corporations, has: (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; (b) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended; or (c) made any other unlawful payment.

2.15 Governmental Authorizations.

(a) The Acquired Corporations hold all Governmental Authorizations necessary to enable the Acquired Corporations to conduct their respective businesses in the manner in which such businesses are currently being conducted. None of the Acquired Corporations has suffered a suspension or revocation or imposition of penalties or fines with respect to any Governmental Authorization held under any Gaming Laws. There is no event which, to the Company’s knowledge, would reasonably be likely to result in the revocation, withdrawal, suspension, reconsideration, cancellation, non-renewal, termination or adverse modification of any such Governmental Authorization, except for any such event that would not reasonably be likely to have a Company Material Adverse Effect. All such Governmental Authorizations are valid and in full force and effect. Each Acquired Corporation is, and at all times since January 1, 2002 has been, in compliance in all material respects with the terms and requirements of such Governmental Authorizations. Since January 1, 2002, none of the Acquired Corporations has received any claim, complaint, order, notice or other communication from any Governmental Body regarding: (i) any actual or possible violation of or failure to comply with any term or requirement of any material Governmental Authorization; or (ii) any actual or possible revocation, withdrawal, suspension, non-renewal reconsideration, imposition of penalties or fines under, imposition of additional conditions or requirements under, cancellation, termination or modification of any material Governmental Authorization. No Governmental Body has at any time challenged in writing the right of any of the Acquired Corporations to design, manufacture, offer or sell any product or service.

(b) Part 2.15(b) of the Disclosure Schedule accurately and completely describes the terms of each grant, incentive or subsidy provided or made available to or for the benefit of any of the Acquired Corporations by any U.S. or foreign Governmental Body or otherwise. Each of the Acquired Corporations is in compliance in all material respects with all of the terms and requirements of each grant, incentive and subsidy identified or required to be identified in Part 2.15(b) of the Disclosure Schedule. Neither the execution, delivery or performance of this Agreement, nor the consummation of Merger I or any of the other Contemplated Transactions, will (with or without notice or lapse of time) give any Person the right to revoke, withdraw, suspend, cancel, terminate or modify any grant, incentive or subsidy identified or required to be identified in Part 2.15(b) of the Disclosure Schedule.

2.16 Tax Matters.

(a) Each of the Tax Returns required to be filed by or on behalf of the respective Acquired Corporations with any Governmental Body on or before the Closing Date (the “Company Returns”) (i) has been or will be filed on or before the applicable due date (including any extensions of such due date), and (ii) has been, or will be when filed, true and correct in all material respects and completed in all material respects in compliance with all applicable Legal Requirements. All amounts shown on the Company Returns to be due on or before the Closing Date have been or will be paid on or before the Closing Date.

(b) The Unaudited Interim Balance Sheet accrues all actual and contingent liabilities for Taxes with respect to all periods through the date thereof in accordance with generally accepted accounting principles. Part 2.16(b) of the Disclosure Schedule sets forth the aggregate amount that the Company will be required to reserve for the adequate payment of all Taxes of the Acquired Corporations for the period from the date of the Unaudited Interim Balance Sheet through the Closing Date.

(c) To the Company’s knowledge, no Company Return has ever been examined or audited by any Governmental Body. No extension or waiver of the limitation period applicable to any of the Company Returns has been granted (by the Company or any other Person), and no such extension or waiver has been requested from any Acquired Corporation.

(d) No claim or Legal Proceeding is pending or, to the Company’s knowledge, has been threatened against or with respect to any Acquired Corporation in respect of any material Tax. There are no unsatisfied liabilities for material Taxes (including liabilities for interest, additions to tax and penalties thereon and related expenses) with respect to any notice of deficiency or similar document received by any Acquired Corporation with respect to any material Tax (other than liabilities for Taxes asserted under any such notice of deficiency or similar document which are being contested in good faith by the Acquired Corporations and with respect to which adequate reserves for payment have been established on the Unaudited Interim Balance Sheet). There are no liens for material Taxes upon any of the assets of any of the Acquired Corporations except liens for current Taxes not yet due and payable. None of the Acquired Corporations has entered into or become bound by any agreement or consent pursuant to former Section 341(f) of the Code (or any comparable provision of state or foreign Tax laws). None of the Acquired Corporations has been or will be, required to include any adjustment in taxable income for any tax period (or portion thereof) pursuant to Section 481 or 263A of the Code (or any comparable provision of state or foreign Tax laws) as a result of transactions or events occurring, or accounting methods employed, prior to the Closing.

(e) None of the Acquired Corporations is a party to any agreement, plan, arrangement or other Contract covering, benefiting or relating to any Company Associate that, considered individually or considered collectively with any other such Contracts, could reasonably be expected to give rise directly or indirectly to the payment of any amount in connection with the consummation of Merger I that would not be deductible pursuant to Section 280G or Section 162 of the Code (or any comparable provision of state or foreign Tax laws). None of the Acquired Corporations is, or has ever been, a party to or bound by any tax indemnity agreement, tax sharing agreement, tax allocation agreement or similar Contract. No Acquired Corporation is a party to any agreement to compensate any Person for excise taxes payable pursuant to Section 4999 of the Code.

(f) No claim has ever been made by any Governmental Body in a jurisdiction where an Acquired Corporation does not file a Tax Return that such Acquired Corporation is or may be subject to taxation by that jurisdiction.

(g) There is no Company Contract relating to allocating or sharing of Taxes. No Acquired Corporation: (i) is liable for Taxes of any other Person, or is currently under any contractual obligation to indemnify any Person with respect to any portion of such Person’s Taxes (except for customary agreements to indemnify lenders or security holders in respect of Taxes); or (ii) is a party to or bound by any Contract providing for payments by such Acquired Corporation with respect to any amount of Taxes of any other Person.

(h) No Acquired Corporation has constituted either a “distributing corporation” or a “controlled corporation” within the meaning of Section 355(a)(1)(A) of the Code. No Acquired Corporation is or has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code, and Parent will not be required to withhold any Tax on the purchase of the Company by reason of Section 1445 of the Code.

(i) No Acquired Corporation has been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code or within the meaning of any similar Legal Requirement to which an Acquired Corporation may be subject, other than the affiliated group of which the Company is the common parent.

(j) The Company has made available to Parent accurate and complete copies of all material Tax Returns of the Acquired Corporations.

(k) No Acquired Corporation previously elected to be treated as an S Corporation under Section 1361 of the Code.

(l) The Company has disclosed on its federal income Tax Returns all positions that could give rise to a material understatement penalty within the meaning of Section 6662 of the Code or any similar Legal Requirement.

(m) No Acquired Corporation has participated, or is currently participating, in a “Listed Transaction” or a “Reportable Transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2) or in a similar transaction under any corresponding or similar Legal Requirement.

(n) To the Company’s knowledge, there is no fact or circumstance, and none of the Acquired Corporations has a plan or intention to take or refrain from taking any action, that would be reasonably likely to prevent the Transaction from qualifying as a reorganization pursuant to the provisions of Section 368 of the Code.

2.17 Employee and Labor Matters; Benefit Plans.

(a) Part 2.17(a) of the Disclosure Schedule accurately sets forth, with respect to each employee of each of the Acquired Corporations (including any employee of any of the Acquired Corporations who is on a leave of absence or on layoff status):

(i) the name of such employee, the Acquired Corporation by which such employee is employed and the date as of which such employee was originally hired by such Acquired Corporation;

(ii) such employee’s title, and a description of such employee’s duties and responsibilities;

(iii) the aggregate dollar amount of the compensation (including wages, salary, commissions, director’s fees, fringe benefits, bonuses, profit-sharing payments and other payments or benefits of any type) received by such employee from the applicable Acquired Corporation with respect to services performed in the fiscal year ended December 31, 2004;

(iv) such employee’s annualized compensation as of the date of this Agreement;

(v) each Company Benefit Plan in which such employee participates or is eligible to participate; and

(vi) any Governmental Authorization that is held by such employee and that relates to or is useful in connection with the businesses of the Acquired Corporations.

(b) Part 2.17(b) of the Disclosure Schedule accurately identifies each employee of any of the Acquired Corporations who is not fully available to perform work because of disability or other leave and sets forth the basis of such disability or leave and the anticipated date of return to full service.

(c) Part 2.17(c) of the Disclosure Schedule accurately identifies each former employee of any of the Acquired Corporations who is receiving or is scheduled to receive (or whose spouse or other dependent is receiving or is scheduled to receive) any benefits (whether from any of the Acquired Corporations or otherwise) relating to such former employee’s employment with any of the Acquired Corporations; and Part 2.17(c) of the Disclosure Schedule accurately describes such benefits.

(d) The employment of each of the Acquired Corporations’ employees is terminable by the applicable Acquired Corporation at will. The Company has made available to Parent accurate and complete copies of all employee manuals and handbooks, disclosure materials, policy statements and other materials relating to the employment of those Company Associates currently employed by the Company.

(e) To the Company’s knowledge:

(i) no employee of any of the Acquired Corporations intends to terminate his employment with the Company, nor has any such employee threatened or expressed any intention to do so;

(ii) no employee of any of the Acquired Corporations has received an offer to join a business that may be competitive with the businesses of the Acquired Corporations; and

(iii) no employee of any of the Acquired Corporations is a party to or is bound by any confidentiality agreement, noncompetition agreement or other Contract (with any Person) that may have an adverse effect on: (A) the performance by such employee of any of his duties or responsibilities as an employee of such Acquired Corporation; or (B) the business or operations of the Acquired Corporations.

(f) Part 2.17(f) of the Disclosure Schedule accurately sets forth, with respect to each Person who is or was, at any time since January 1, 2003, an independent contractor of any of the Acquired Corporations and who has received or may be entitled to receive in excess of $10,000 from any of the Acquired Corporations:

(i) the name of such independent contractor, the Acquired Corporation with which such independent contractor is or was under contract and the date as of which such independent contractor was originally hired by such Acquired Corporation;

(ii) a description of such independent contractor’s performance, objectives, services, duties and responsibilities;

(iii) the aggregate dollar amount of the compensation (including all payments or benefits of any type) received by such independent contractor from the applicable Acquired Corporation with respect to services performed in the fiscal years ended December 31, 2003 and December 31, 2004;

(iv) the terms of compensation of such independent contractor; and

(v) any Governmental Authorization that is held by such independent contractor and that relates to or is useful in connection with the businesses of the Acquired Corporations.

(g) Except as set forth in Part 2.17(g) of the Disclosure Schedule, none of the Acquired Corporations is a party to, bound by, or has a duty to bargain for, any collective bargaining agreement or other Contract with a labor organization representing any of its employees, and there are no labor organizations representing, purporting to represent or, to the Company’s knowledge, seeking to represent any employees of any of the Acquired Corporations.

(h) There has never been, nor has there been any threat of, any strike, slowdown, work stoppage, lockout, job action, union organizing activity, question concerning representation or any similar activity or dispute, affecting any of the Acquired Corporations or any of their employees. No event has occurred, and no condition or circumstance exists, that might directly or indirectly give rise to or provide a basis for the commencement of any such strike, slowdown, work stoppage, lockout, job action, union organizing activity, question concerning representation or any similar activity or dispute.

(i) None of the Acquired Corporations is or has ever been engaged, in any unfair labor practice within the meaning of the National Labor Relations Act. There is no Legal Proceeding, claim, labor dispute or grievance pending or, to the Company’s knowledge, threatened or reasonably anticipated relating to any employment contract, privacy right, labor dispute, wages and hours, leave of absence, plant closing notification, workers’ compensation policy, long-term disability policy, harassment, retaliation, immigration, employment statute or regulation, safety or discrimination matter involving any Company Associate, including charges of unfair labor practices or discrimination complaints.

(j) No current or former independent contractor of any of the Acquired Corporations could be deemed to be a misclassified employee. Except as set forth in Part 2.17(j) of the Disclosure Schedule, no independent contractor (i) has provided services to any of the Acquired Corporations for a period of six consecutive months or longer or (ii) is eligible to participate in any Company Benefit Plan. No Acquired Corporations has ever had any temporary or leased employees that were not treated and accounted for in all respects as employees of such Acquired Corporation.

(k) Part 2.17(k) of the Disclosure Schedule contains an accurate and complete list as of the date hereof of each Company Benefit Plan and each Company Benefit Agreement, other than Company Stock Options disclosed in Part 2.3(b) of the Disclosure Schedule. Except as set forth in Part 2.17 (k) of the Disclosure Schedule, none of the Acquired Corporations has any plan or commitment to create any additional Company Benefit Plan, or to modify or change any existing Company Benefit Plan (other than to comply with applicable Legal Requirements as previously disclosed to Parent in writing) in a manner that would affect any Company Associate.

(l) With respect to each Company Benefit Plan, the Company has made available to Parent: (i) an accurate and complete copy of all documents setting forth the terms of such Company Benefit Plan, including all amendments thereto and all related trust documents; (ii) a complete and accurate copy of the annual report (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code, with respect to such Company Benefit Plan for the three most recent plan years; (iii) if such Company Benefit Plan is subject to the minimum funding standards of Section 302 of ERISA, the most recent annual and periodic accounting of such Company Benefit Plan’s assets; (iv) the most recent summary plan description together with the summaries of material modifications thereto, if any, required under ERISA with respect to such Company Benefit Plan; (v) if such Company Benefit Plan is funded through a trust or any third party funding vehicle, an accurate and complete copy of the trust or other funding agreement (including all amendments thereto) and accurate and complete copies of the most recent financial statements thereof; (vi) accurate and complete copies of all Contracts relating to such Company Benefit Plan, including service provider agreements, insurance contracts, minimum premium contracts, stop-loss agreements, investment management agreements, subscription and participation agreements and recordkeeping agreements; (vii) all written materials provided to any Company Associate relating to such Company Benefit Plan and any proposed Company Benefit Plans, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events that would result in any liability to any of the Acquired Corporations or any Company Affiliate; (viii) all material correspondence, if any, to or from any Governmental Body relating to such Company Benefit Plan; (ix) all forms and related notices required under COBRA with respect to such Company Benefit Plan; (x) all insurance policies, if any, in the possession of any of the Acquired Corporations or any Company Affiliate pertaining to fiduciary liability insurance covering the fiduciaries for such Company Benefit Plan; (xi) if such Company Benefit Plan is intended to be qualified under Section 401(a) of the Code, all discrimination tests, if any, required under the Code for such Company Benefit Plan for the three most recent plan years; (xii) if such Company Benefit Plan is intended to be qualified under Section 401(a) of the Code, the most recent IRS determination letter (or opinion letter, if applicable) received with respect to such Company Benefit Plan; and (xiii) if such Company Benefit Plan is a Foreign Plan, all Governmental Authorizations received from any foreign Governmental Body with respect to such Company Benefit Plan.

(m) Each of the Company Benefit Plans has been operated and administered in all material respects in accordance with its terms and with applicable Legal Requirements, including ERISA, the Code, applicable U.S. and non-U.S. securities laws and regulations and applicable foreign Legal Requirements. Each of the Acquired Corporations and Company Affiliates have performed all obligations required to be performed by them under each Company Benefit Plan and none of the Acquired Corporations is in material default or violation of the terms of any Company Benefit Plan. To the Company’s knowledge, there has been no material default or violation by any other party with respect to any term of any Company Benefit Plan. Any Company Benefit Plan intended to be qualified under Section 401(a) of the Code has obtained a favorable determination letter (or opinion letter, if applicable) as to its qualified status under the Code, and to the Company’s knowledge, there is not and there has never been any event, condition or circumstance that could reasonably be expected to result in disqualification under the Code (or, in the case of a Foreign Plan, the equivalent of disqualification under any applicable foreign Legal Requirement). No “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA (other than a transaction exempt under Section 408 of ERISA), has occurred with respect to any Company Benefit Plan. There are no claims or Legal Proceedings pending, or, to the Company’s knowledge, threatened or reasonably anticipated (other than routine claims for benefits), against any Company Benefit Plan or against the assets of any Company Benefit Plan. To the Company’s knowledge, no breach of fiduciary duty has occurred with respect to which any Acquired Corporation or any of its fiduciaries could reasonably be expected to incur a material liability. Each Company Benefit Plan (other than any Company Benefit Plan to be terminated prior to the Closing in accordance with this Agreement) can be amended, terminated or otherwise discontinued after the Effective Time of Merger I in accordance with its terms, without liability to Parent, Merger Subs, the Acquired Corporations or any Company Affiliate (other than ordinary administration expenses). To the Company’s knowledge, no Company Benefit Plan is under audit or investigation, or is subject to any other Legal Proceeding commenced by the IRS, the DOL or any other Governmental Body, nor is any such audit, investigation or other Legal Proceeding pending or, to the Company’s knowledge, threatened. None of the Acquired Corporations nor any Company Affiliate has ever incurred any penalty or tax with respect to any Company Benefit Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code. No mortgage, lien, pledge, charge, security interest or other Encumbrance of any kind has been imposed under the Code, ERISA or any foreign Legal Requirement with respect to any Company Benefit Plan or any of the assets of any Company Benefit Plan. All contributions, premiums and expenses to or in respect of each Company Benefit Plan have been paid in full or, to the extent not yet due, have been adequately accrued on the Unaudited Interim Balance Sheet.

(n) None of the Acquired Corporations nor any Company Affiliate has ever maintained, established, sponsored, participated in, or contributed to any: (i) Company Benefit Plan subject to Section 302 or Title IV of ERISA or Section 412 of the Code; (ii) “multiemployer plan” within the meaning of Section 3(37) of ERISA; (iii) “multiple employer plan” (within the meaning of Section 413(c) of the Code); or (iv) Company Benefit Plan in which stock of any of the Acquired Corporations or any Company Affiliate is or was held as a “plan asset” within the meaning of DOL Regulations Section 2510.3-101. The fair market value of the assets of each funded Foreign Plan, the liability of each insurer for any Foreign Plan funded through insurance, or the book reserve established for any Foreign Plan, together with any accrued contributions, is sufficient to procure or provide in full for the accrued benefit obligations, with respect to all current and former participants in such Foreign Plan according to the actuarial assumptions and valuations most recently used to determine employer contributions to and obligations under such Foreign Plan. Neither the execution of this Agreement, nor the consummation of any of the Contemplated Transactions, will cause any of the assets or insurance obligations to be less than the benefit obligations under such Company Benefit Plan or Foreign Plan.

(o) No Company Benefit Plan provides (except at no cost to the Acquired Corporations or any Company Affiliate), or reflects or represents any liability of any of the Acquired Corporations or any Company Affiliate to provide, retiree life insurance, retiree health benefits or other retiree employee welfare benefits to any Person for any reason, except as may be required by COBRA or other applicable Legal Requirements. Other than commitments made that involve no future costs to any of the Acquired Corporations or any Company Affiliate, no Acquired Corporations nor any Company Affiliate has ever represented, promised or contracted (whether in oral or written form) to any Company Associate (either individually or as a part of a group of Company Associates) or any other Person that such Company Associate or other person would be provided with retiree life insurance, retiree health benefit or other retiree employee welfare benefits, except to the extent required by applicable Legal Requirements.

(p) Except as set forth in Part 2.17(p) of the Disclosure Schedule, neither the execution of this Agreement nor the consummation of any of the Contemplated Transactions (either alone or in combination with another event, whether contingent or otherwise) will (i) result in any bonus, severance or other payment or obligation to any Company Associate (whether or not under any Company Benefit Plan); (ii) materially increase the benefits payable or provided to, or result in a forgiveness of any indebtedness of, any Company Associate; (iii) accelerate the vesting, funding or time of payment of any compensation, equity award or other similar benefit; (iv) result in any “parachute payment” under Section 280G of the Code (whether or not such payment is considered to be reasonable compensation for services rendered); or (v) cause any compensation to fail to be deductible under Section 162(m) of the Code or any other provision of the Code or any similar foreign Legal Requirement. Without limiting the generality of the foregoing (and except as set forth in Part 2.17(p) of the Disclosure Schedule), the consummation of the Contemplated Transactions will not result in the acceleration of vesting of any unvested Company Options.

(q) Except as set forth in Part 2.17(q) of the Disclosure Schedule, each of the Acquired Corporations and Company Affiliates: (i) is, and at all times has been, in compliance in all material respects with all applicable Legal Requirements respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to Company Associates, including the health care continuation requirements of COBRA, the requirements of FMLA, the requirements of HIPAA and any similar provisions of state law; (ii) has withheld and reported all amounts required by any Legal

Requirement or Contract to be withheld and reported with respect to wages, salaries and other payments to any Company Associate; (iii) has no liability for any arrears of wages or any Taxes or any penalty for failure to comply with the Legal Requirements applicable to any of the foregoing; and (iv) has no liability for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Body with respect to unemployment compensation benefits, social security or other benefits or obligations for any Company Associate (other than routine payments to be made in the normal course of business and consistent with past practice). Since January 1, 2002, none of the Acquired Corporations has effectuated a “plant closing,” partial “plant closing,” “relocation” or “termination” (each as defined in the Worker Adjustment and Retraining Notification Act (the “WARN Act”) or any similar Legal Requirement) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of any of the Acquired Corporations.

(r) To the Company’s knowledge, no stockholder nor any Company Associate is obligated under any Contract or subject to any judgment, decree, or order of any court or other Governmental Body that would interfere with such Person’s efforts to promote the interests of the Acquired Corporations or that would interfere with the businesses of the Acquired Corporations or any Company Affiliate. Neither the execution nor the delivery of this Agreement, nor the carrying on of the business of the Acquired Corporations or any Company Affiliate as presently conducted nor any activity of such stockholder or Company Associate in connection with the carrying on of the business of the Acquired Corporations or any Company Affiliate as presently conducted will, to the Company’s knowledge, conflict with, result in a breach of the terms, conditions or provisions of, or constitute a default under, any Contract under which any of such stockholders or Company Associates is now bound.

2.18 Environmental Matters.

(a) Each of the Acquired Corporations: (i) is and has been in compliance in all material respects with, and has not been and is not in material violation of or subject to any material liability under, any applicable Environmental Requirements (as defined in Section 2.18(f)); and (ii) possesses all permits and other Environmental Authorizations (as defined in Section 2.18(f)), and is in compliance with the terms and conditions thereof.

(b) None of the Acquired Corporations has received any written notice or other communication (in writing or otherwise), whether from a Governmental Body, citizens group, Company Associate or otherwise, that alleges that any of the Acquired Corporations is not or might not be in compliance with any Environmental Requirement or Environmental Authorization, and, to the Company’s knowledge, there are no circumstances that may prevent or interfere with the compliance by any of the Acquired Corporations with any existing Environmental Requirement or Environmental Authorization in the future.

(c) To the Company’s knowledge: (i) all property that is or was leased to, controlled by or used by any of the Acquired Corporations, and all surface water, groundwater and soil associated with or adjacent to such property, is free of any Materials of Environmental Concern (as defined in Section 2.18(f)) or material environmental contamination of any nature; (ii) none of the property that is or was leased to, controlled by or used by any of the Acquired Corporations contains any underground storage tanks, asbestos, equipment using PCBs or underground injection wells; and (iii) none of the property that is or was leased to, controlled by or used by any of the Acquired Corporations contains any septic tanks in which process wastewater or any Materials of Environmental Concern have been Released (as defined in Section 2.18(f)).

(d) No Acquired Corporation has ever Released any Materials of Environmental Concern except in compliance in all material respects with all applicable Environmental Requirement.

(e) No Acquired Corporation has ever sent or transported, or arranged to send or transport, any Materials of Environmental Concern to a site that, pursuant to any applicable Environmental Requirement: (i) has been placed on the “National Priorities List” of hazardous waste sites or any similar state list; (ii) is otherwise designated or identified as a potential site for remediation, cleanup, closure or other environmental remedial activity; or (iii) is subject to a Legal Requirement to take “removal” or “remedial” action as detailed in any applicable Environmental Requirement or to make payment for the cost of cleaning up any site.

(f) For purposes of this Section 2.18: (i) “Environmental Requirement” means any federal, state, local or foreign Legal Requirement, order, writ, injunction, directive, authorization, judgment, decree, grant, franchise, Contract or other governmental restriction and requirement, whether judicial or administrative, relating to pollution or protection of human health and safety, natural resources or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any Legal Requirement relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern; (ii) “Environmental Authorization” means any Governmental Authorization required under applicable Environmental Requirements; (iii) “Materials of Environmental Concern” include chemicals, pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products and any other substance that is now or hereafter regulated by any Environmental Requirement or that is otherwise a danger to health, reproduction or the environment; and (iv) “Release” means any spilling, leaking, emitting, discharging, depositing, escaping, leaching, dumping or other releasing into the environment, whether intentional or unintentional.

2.19 Insurance.

(a) The Company has made available to Parent accurate and complete copies of all material insurance policies and all material self insurance programs and arrangements relating to the business, assets, liabilities and operations of the Acquired Corporations. Each of such insurance policies is in full force and effect. Except as set forth in Part 2.19(a) of the Disclosure Schedule, since January 1, 2002, none of the Acquired Corporations has received any notice or other communication regarding any actual or possible: (i) cancellation or invalidation of any insurance policy; (ii) refusal or denial of any coverage, reservation of rights or rejection of any material claim under any insurance policy; or (iii) material adjustment in the amount of the premiums payable with respect to any insurance policy. Except as set forth in Part 2.19(a) of the Disclosure Schedule, there is no pending workers’ compensation or other claim under or based upon any insurance policy of any of the Acquired Corporations. All information provided to insurance carriers (in applications and otherwise) on behalf of each of the Acquired Corporations is accurate and complete in all material respects. Except as set forth in Part 2.19(a) of the Disclosure Schedule, the Company has provided timely written notice to the appropriate insurance carrier(s) of each Legal Proceeding pending or threatened against any of the Acquired Corporations, and no such carrier has issued a denial of coverage or a reservation of rights with respect to any such Legal Proceeding, or informed any of the Acquired Corporations of its intent to do so.

(b) The Company has made available to Parent accurate and complete copies of all material correspondence between any of the Acquired Corporations and any insurance carrier or insurance broker.

(c) Attached as Annex 2.19(c) to the Disclosure Schedule are accurate and complete copies of the existing policies (primary and excess) of directors’ and officers’ liability insurance maintained by the Company as of the date of this Agreement (the “Existing D&O Policies”). The Company has made available to Parent accurate and complete copies of all directors’ and officers’ liability insurance policies issued to the Company incepting on or after January 1, 2002. Part 2.19(c) of the Disclosure Schedule accurately sets forth the most recent annual premiums paid by the Company with respect to the Existing D&O Policies.

2.20 Transactions with Affiliates. Except as set forth in the Company SEC Documents filed prior to the date of this Agreement, since the date of the Company’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2003, as filed with the SEC, no event has occurred that would be required to be reported by the Company pursuant to Item 404 of Regulation S-K promulgated by the SEC. Part 2.20 of the Disclosure

Schedule identifies each Person who is (or who may be deemed to be) an “affiliate” (as that term is used in Rule 145 under the Securities Act) of the Company as of the date of this Agreement.

2.21 Legal Proceedings; Orders.

(a) Except as set forth in Part 2.21(a) of the Disclosure Schedule, there is no pending Legal Proceeding, and (to the Company’s knowledge) no Person has threatened to commence any Legal Proceeding: (i) that involves any of the Acquired Corporations, any Company Associate (in his or her capacity as such) or any of the assets owned or used by any of the Acquired Corporations; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, Merger I or any of the other Contemplated Transactions. Except as set forth in Part 2.21(a) of the Disclosure Schedule or any demand for appraisal under Section 262 of the DGCL, to the Company’s knowledge, no event has occurred, and no claim, dispute or other condition or circumstance exists, that could reasonably be expected to give rise to or serve as a basis for the commencement of any such Legal Proceeding. The Legal Proceedings identified in Part 2.21(a) of the Disclosure Schedule have not had and, if decided adversely to any Acquired Corporation, could not reasonably be expected to have or result in a Company Material Adverse Effect.

(b) There is no order, writ, injunction, judgment or decree to which any of the Acquired Corporations, or any of the assets owned or used by any of the Acquired Corporations, is subject other than administrative and other orders issued by the Gaming Authorities enabling the Acquired Corporations to own and use their assets and conduct their business. To the Company’s knowledge, no officer or other key employee of any of the Acquired Corporations is subject to any order, writ, injunction, judgment or decree that prohibits such officer or other employee from engaging in or continuing any conduct, activity or practice relating to the business of any of the Acquired Corporations.

2.22 Authority; Binding Nature of Agreement. The Company has all necessary corporate power and authority to enter into and to perform its obligations under this Agreement. The board of directors of the Company (at a meeting duly called and held) has: (a) determined that Merger I is advisable and fair to and in the best interests of the Company and its stockholders; (b) determined that the Charter Amendment is advisable and fair to and in the best interests of the Company and its stockholders; (c) authorized and approved the execution, delivery and performance of this Agreement by the Company and approved Merger I; (d) approved the Charter Amendment; (e) recommended the adoption and approval of this Agreement by the holders of Company Common Stock and Company Preferred Stock and directed that this Agreement and Merger I be submitted for consideration by the Company’s stockholders at the Company Stockholders’ Meeting (as defined in Section 5.2); (f) recommended the approval of the Charter Amendment by the holders of Company Common Stock and Company Preferred Stock and directed that the Charter Amendment be submitted for consideration by the Company’s stockholders at the Company Stockholders’ Meeting; and (g) to the extent necessary, adopted a resolution having the effect of causing the Company not to be subject to any state takeover law or similar Legal Requirement that might otherwise apply to Merger I or any of the other Contemplated Transactions. This Agreement constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to: (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies. Prior to the execution of the Voting Agreements, the Board of Directors of the Company received and considered the Voting Agreements and the transactions contemplated thereby.

2.23 Inapplicability of Anti-takeover Statutes. The board of directors of the Company has taken and will take all actions necessary to ensure that the restrictions applicable to business combinations contained in Section 203 of the DGCL are, and will be, inapplicable to the execution, delivery and performance of this Agreement and the Voting Agreements and to the consummation of Merger I and the other Contemplated Transactions. No other state takeover statute or similar Legal Requirement applies or purports to apply to Merger I, this Agreement, the Voting Agreements or any of the other Contemplated Transactions.

2.24 Inapplicability of Section 2115 of California Corporations Code. The Company is not subject to Section 2115 of the California Corporations Code.

2.25 No Discussions. Except as permitted pursuant to Section 4.3(a) of this Agreement, none of the Acquired Corporations, and no Representative of any of the Acquired Corporations, is engaged, directly or indirectly, in any discussions or negotiations with any other Person relating to any Acquisition Proposal. Since January 1, 2003, none of the Acquired Corporations has terminated or waived any rights under any confidentiality, “standstill,” nonsolicitation or similar agreement with any third party to which any of the Acquired Corporations is or was a party or under which any of the Acquired Corporations has or had any rights.

2.26 Vote Required. The affirmative vote of (a) the holders of a majority of the shares of Company Common Stock and Series A Preferred Stock (on an as-converted basis) outstanding on the record date for the Company Stockholders’ Meeting and entitled to vote, (b) the holders of a majority of the shares of Series A Preferred Stock outstanding on the record date for the Company Stockholders’ Meeting and entitled to vote, and (c) the holders of a majority of the shares of Series B Preferred Stock outstanding on the record date for the Company Stockholders’ Meeting and entitled to vote (collectively, the “Required Stockholder Vote”) are the only votes of the holders of any class or series of the Company’s capital stock necessary to adopt or approve this Agreement and approve Merger I or the other Contemplated Transactions and to approve the Charter Amendment.

2.27 Non-Contravention; Consents. Except as set forth in Part 2.27 of the Disclosure Schedule, neither (a) the execution, delivery or performance of this Agreement, nor (b) the consummation of Merger I or any of the other Contemplated Transactions, will directly or indirectly (with or without notice or lapse of time):

(a) contravene, conflict with or result in a violation of (i) any of the provisions of the certificate of incorporation, bylaws or other charter or organizational documents of any of the Acquired Corporations, or (ii) any resolution adopted by the stockholders, the board of directors or any committee of the board of directors of any of the Acquired Corporations;

(b) subject to compliance with the HSR Act, if applicable, contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge Merger I or any of the other Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any order, writ, injunction, judgment or decree to which any of the Acquired Corporations, or any of the assets owned or used by any of the Acquired Corporations, is subject;

(c) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by any of the Acquired Corporations or that otherwise relates to the business of any of the Acquired Corporations or to any of the assets owned or used by any of the Acquired Corporations so long as all approvals required under Gaming Laws for the consummation of the Contemplated Transactions have been obtained;

(d) contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Company Contract, or give any Person the right to: (i) declare a default or exercise any remedy under any Company Contract; (ii) a rebate, chargeback, penalty or change in delivery schedule under any such Company Contract; (iii) accelerate the maturity or performance of any Company Contract; or (iv) cancel, terminate or modify any term of any Company Contract;

(e) result in the imposition or creation of any Encumbrance upon or with respect to any asset owned or used by any of the Acquired Corporations (except for minor liens that will not, in any case or in the aggregate, materially detract from the value of the assets subject thereto or materially impair the operations of any of the Acquired Corporations); or

(f) result in, or increase the likelihood of, the disclosure or delivery to any escrow holder or other Person of any Company Source Code, or the transfer of any material asset of any of the Acquired Corporations to any Person.

Except as may be required by the Exchange Act, the DGCL, the Gaming Laws, the HSR Act, if applicable, any foreign antitrust Legal Requirement and the NASD Bylaws (as they relate to the Form S-4 Registration Statement and the Prospectus/Proxy Statement), none of the Acquired Corporations was, is or will be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with (1) the execution, delivery or performance of this Agreement, or (2) the consummation of Merger I or any of the other Contemplated Transactions.

2.28 Fairness Opinion. The Company’s board of directors has received the written opinion of Trenwith Valuation, LLC, financial advisor to the Company (the “Financial Advisor”), dated the date of this Agreement, to the effect that the Exchange Ratio is fair, from a financial point of view, to the stockholders of the Company. The Company has furnished an accurate and complete copy of said written opinion to Parent. All information provided on behalf of the Company to the Financial Advisor and considered by the Financial Advisor in preparing its fairness opinion is accurate and complete.

2.29 Financial Advisor. Except for the Financial Advisor, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finder’s fee, opinion fee, success fee, transaction fee or other fee or commission in connection with Merger I or any of the other Contemplated Transactions based upon arrangements made by or on behalf of any of the Acquired Corporations. The Company has furnished to Parent accurate and complete copies of all agreements under which any such fees, commissions or other amounts have been paid or may become payable and all indemnification and other agreements related to the engagement of the Financial Advisor.

2.30 Full Disclosure.

(a) Section 2 of this Agreement (including the Disclosure Schedule) does not, and the certificate referred to in Section 6.6(e) will not: (i) contain any representation, warranty or information that is false, misleading or incomplete with respect to any material fact; or (ii) omit to state any material fact necessary in order to make the representations, warranties and information contained and to be contained herein and therein (in the light of the circumstances under which such representations, warranties and information were or will be made or provided) not false or misleading.

(b) None of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the Form S-4 Registration Statement will, at the time the Form S-4 Registration Statement is filed with the SEC or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the Prospectus/Proxy Statement will, at the time the Prospectus/Proxy Statement is mailed to the stockholders of the Company or at the time of the Company Stockholders’ Meeting (or any adjournment or postponement thereof), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Prospectus/Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated by the SEC thereunder.

Section 3. REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUBS

Parent and Merger Subs represent and warrant to the Company as follows:

3.1 Due Organization. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada. Merger Sub I is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Merger Sub II is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware.

3.2 Certificate of Incorporation; Bylaws. Parent has made available to the Company accurate and complete copies of the certificate of incorporation, bylaws and other charter and organizational documents of Parent and Merger Sub I, including all amendments thereto.

3.3 Capitalization. The authorized capital stock of Parent consists of 100,000,000 shares of Parent Common Stock and 5,000,000 shares of Parent Preferred Stock. As of December 31, 2004, 22,280,451 shares of Parent Common Stock were issued and outstanding. As of the date of this Agreement, no shares of Parent Preferred Stock are outstanding. All of the outstanding shares of Parent Common Stock have been duly authorized and validly issued, and are fully paid and nonassessable. As of December 31, 2004, 6,530,609 shares of Parent Common Stock were reserved for future issuance pursuant to outstanding stock options or warrants to purchase Parent Common Stock. Except as set forth in this Section 3.3, there are (i) no other shares of capital stock or voting securities of Parent, (ii) no securities of Parent convertible into or exchangeable for shares of capital stock or voting securities of Parent and (iii) no options or other rights to acquire from Parent, and no obligations of Parent to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Parent. The authorized capital stock of Merger Sub I consists of 100 shares of Common Stock, par value $0.001 per share, all of which are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub I is, and at the Effective Time of Merger I will be, owned by Parent, and there are (i) no other shares of capital stock or voting securities of Merger Sub I, (ii) no securities of Merger Sub I convertible into or exchangeable for shares of capital stock or voting securities of Merger Sub I, and (iii) no options or other rights to acquire from Merger Sub I, and no obligations of Merger Sub I to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Merger Sub I. Merger Sub I has not conducted any business prior to the date hereof and has no, and prior to the Effective Time of Merger I will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Transaction and the other transactions contemplated by this Agreement.

3.4 SEC Filings; Financial Statements.

(a) Parent has delivered or made available to the Company accurate and complete copies (excluding copies of exhibits) of each report, registration statement and definitive proxy statement filed by Parent with the SEC since January 1, 2004 (the “Parent SEC Documents”). All statements, reports, schedules, forms and other documents required to have been filed by Parent with the SEC since January 1, 2004 have been so filed on a timely basis. As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing): (i) each of the Parent SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be); and (ii) none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(b) The consolidated financial statements contained or incorporated by reference in the Parent SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements and, in the case of unaudited financial statements, as permitted by Form 10-Q of the SEC, and except that unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments that will not, individually or in the aggregate, be material in amount); and (iii) fairly present the consolidated financial position of Parent and its consolidated subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows of Parent and its consolidated subsidiaries for the periods covered thereby.

3.5 Absence of Changes. Since September 30, 2004:

(a) there has not been any event that has had a Parent Material Adverse Effect;

(b) there has not been any material loss, damage or destruction to, or any material interruption in the use of, any of the assets of Parent (whether or not covered by insurance);

(c) Parent has not declared, accrued, set aside or paid any dividend or made any other distribution in respect of any shares of capital stock; and

(d) there has been no amendment to the certificate of incorporation, bylaws or other charter or organizational documents of Parent or Merger Subs.

3.6 Authority; Binding Nature of Agreement. Parent and Merger Subs have the absolute and unrestricted right, power and authority to perform their obligations under this Agreement; and the execution, delivery and performance by Parent and Merger Subs of this Agreement have been duly authorized by any necessary action on the part of Parent and Merger Subs and their respective boards of directors or managers. This Agreement constitutes the legal, valid and binding obligation of Parent and Merger Subs, enforceable against them in accordance with its terms, subject to: (a) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.

3.7 No Vote Required. No vote of the holders of Parent Common Stock is required to authorize the Contemplated Transactions.

3.8 Non-Contravention; Consents. Neither the execution and delivery of this Agreement by Parent and Merger Subs nor the consummation by Parent and Merger Subs of the Transaction will: (a) conflict with or result in any breach of the certificate of incorporation or bylaws of Parent or Merger Sub I; (b) conflict with or result in any breach of the certificate of organization or limited liability company agreement of Merger Sub II; (c) result in a default by Parent or Merger Subs under any Contract to which either Parent or Merger Subs are a party, except for any default that has not had and will not have a Parent Material Adverse Effect; or (d) provided all approvals required under Gaming Laws for consummation of the Contemplated Transactions are obtained, result in a violation by Parent or Merger Subs of any Legal Requirement or any order, writ, injunction, judgment or decree to which either Parent or Merger Subs are subject, except for any violation that will not have a Parent Material Adverse Effect. Except as may be required by the Securities Act, the Exchange Act, state securities or “blue sky” laws, the DGCL, the Gaming Laws, the HSR Act, any foreign antitrust Legal Requirement and the NASD Bylaws (as they relate to the Form S-4 Registration Statement and the Prospectus/Proxy Statement), neither Parent nor Merger Subs were, are or will be required to make any filing with or give any notice to, or to obtain any Consent from, any Governmental Body in connection with: (i) the execution, delivery or performance of this Agreement; or (ii) the consummation of Merger I or any of the other Contemplated Transactions.

3.9 Valid Issuance. The Parent Common Stock, including the Balance Shares, and the rights to receive the Balance Shares pursuant to Section 1.11 to be issued in the Transaction will, when issued in accordance with the provisions of this Agreement, be validly issued, fully paid and nonassessable. From the Effective Time of Merger I, Parent shall have at all times a reserve of duly authorized shares of Parent Common Stock at least equal to of the greater of (a) the aggregate number of shares of Parent Common Stock issuable upon exercise the outstanding options and warrants assumed by Parent pursuant to Section 5.4 and (b) the aggregate number of shares of Parent Common Stock issuable pursuant to Section 1.11.

3.10 Disclosure. None of the information to be supplied by or on behalf of Parent for inclusion in the Form S-4 Registration Statement will, at the time the Form S-4 Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. None of the information to be supplied by or on behalf of Parent for inclusion in the Prospectus/Proxy Statement will, at the time the Prospectus/Proxy Statement is mailed to the stockholders of the Company or at the time of the Company Stockholders’ Meeting (or any adjournment or postponement thereof), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Form S-4 Registration Statement will comply as to form in all material respects with the provisions of the Securities Act and the rules and regulations promulgated by the SEC thereunder.

3.11 Tax-Free Reorganization. To Parent’s knowledge, there is no fact or circumstance, and Parent has no plan or intention to take or refrain from taking any action, that would be reasonably likely to prevent the Transaction from qualifying a as a reorganization pursuant to the provisions of Section 368 of the Code.

Section 4. CERTAIN COVENANTS OF THE COMPANY

4.1 Access and Investigation. Subject to the Confidentiality Agreement and Gaming Laws, during the period commencing on the date of this Agreement and ending at the Effective Time of Merger I (the “Pre-Closing Period”), the Company shall, and shall cause the respective Representatives of the Acquired Corporations to: (a) provide Parent and Parent’s Representatives with reasonable access to the Acquired Corporations’ Representatives, personnel and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to the Acquired Corporations; (b) provide Parent and Parent’s Representatives with such copies of the existing books, records, Tax Returns, work papers and other documents and information relating to the Acquired Corporations, and with such additional financial, operating and other data and information regarding the Acquired Corporations, as Parent may reasonably request; and (c) permit Parent’s officers and other employees to meet, upon reasonable notice and during normal business hours, with the chief financial officer and other officers and managers of the Company responsible for the Company’s financial statements and the internal controls of the Acquired Corporations to discuss such matters as Parent may deem necessary or appropriate in order to enable Parent to satisfy its obligations under the Sarbanes-Oxley Act and the rules and regulations relating thereto. Without limiting the generality of any of the foregoing, during the Pre-Closing Period, the Company shall promptly provide Parent with copies of:

(i) the unaudited monthly consolidated balance sheets of the Acquired Corporations as of the end of each calendar month and the related unaudited monthly consolidated statements of operations, statements of stockholders’ equity and statements of cash flows for such calendar month, which shall be delivered by the Company to Parent within fifteen days after the end of such calendar month;

(ii) all material operating and financial reports prepared by the Acquired Corporations for the Company’s senior management, including sales forecasts, marketing plans, development plans, discount reports, write-off reports, hiring reports and capital expenditure reports prepared for the Company’s senior management;

(iii) any written materials or communications sent by or on behalf of the Company to its stockholders;

(iv) any material notice, document or other communication sent by or on behalf of any of the Acquired Corporations to any party to any Material Contract or sent to any of the Acquired Corporations by any party to any Material Contract (other than any communication that relates solely to routine commercial transactions between an Acquired Corporation and the other party to any such Material Contract and that is of the type sent in the ordinary course of business and consistent with past practices);

(v) any notice, report or other document filed with or otherwise furnished, submitted or sent to any Governmental Body on behalf of any of the Acquired Corporations in connection with the Transaction or any of the other Contemplated Transactions;

(vi) any non-privileged notice, document or other communication sent by or on behalf of, or sent to, any of the Acquired Corporations relating to any pending or threatened Legal Proceeding involving or affecting any of the Acquired Corporations; and

(vii) any material notice, report or other document received by any of the Acquired Corporations from any Governmental Body.

4.2 Operation of the Company’s Business.

(a) During the Pre-Closing Period: (i) the Company shall ensure that each of the Acquired Corporations conducts its business and operations: (A) in the ordinary course and in accordance with past practices; and (B) in compliance with all applicable Legal Requirements and the requirements of all Company Contracts that constitute Material Contracts; (ii) the Company shall use reasonable efforts to ensure that each of the Acquired Corporations preserves intact its current business organization, keeps available the services of its current officers and other employees and maintains its relations and goodwill with all suppliers, customers, landlords, creditors, licensors, licensees, employees and other Persons having business relationships with the respective Acquired Corporations; (iii) the Company shall keep in full force all insurance policies referred to in Section 2.19; (iv) the Company shall cause to be provided all notices, assurances and support required by any Company Contract relating to any Intellectual Property or Intellectual Property Right in order to ensure that no condition under such Company Contract occurs that could result in, or could increase the likelihood of: (A) any transfer or disclosure by any Acquired Corporation of any Company Source Code; or (B) a release from any escrow of any Company Source Code that has been deposited or is required to be deposited in escrow under the terms of such Company Contract; (v) the Company shall promptly notify Parent of: (A) any notice or other communication from any Person alleging that the Consent of such Person is or may be required in connection with any of the Contemplated Transactions; and (B) any Legal Proceeding against, relating to, involving or otherwise affecting any of the Acquired Corporations that is commenced, or, to the Company’s knowledge, threatened against, any of the Acquired Corporations; and (vi) the Company shall (to the extent requested by Parent) cause its officers and the officers of its Subsidiaries to report regularly to Parent concerning the status of the Company’s business.

(b) During the Pre-Closing Period, the Company shall not (without the prior written consent of Parent), and shall not (without the prior written consent of Parent) permit any of the other Acquired Corporations to:

(i) declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock (other than dividends payable on outstanding shares of the Company’s Series B Preferred Stock), or repurchase, redeem or otherwise reacquire any shares of capital stock or other securities;

(ii) sell, issue, grant or authorize the sale, issuance or grant of: (A) any capital stock or other security; (B) any option, call, warrant or right to acquire any capital stock or other security; or (C) any instrument convertible into or exchangeable for any capital stock or other security, except that the Company may issue shares of Company Common Stock upon the valid exercise of Company Options or Company Warrants outstanding as of the date of this Agreement;

(iii) except as set forth in Part 2.17(k) of the Disclosure Schedule, amend or waive any of its rights under, or permit the acceleration of the vesting under, any provision of: (A) any of the Company’s stock option plans; (B) any Company Option, Company Warrant or any agreement evidencing or relating to any outstanding stock option or warrant; (C) any restricted stock purchase agreement; or (D) any other Contract evidencing or relating to any equity award (whether payable in cash or stock);

(iv) amend or permit the adoption of any amendment to its certificate of incorporation or bylaws or other charter or organizational documents, or effect or become a party to any merger, consolidation, share exchange, business combination, amalgamation, recapitalization, reclassification of shares, stock split, reverse stock split, division or subdivision of shares, consolidation of shares or similar transaction;

(v) form any Subsidiary or acquire any equity interest or other interest in any other Entity;

(vi) make any capital expenditure;

(vii) other than in the ordinary course of business consistent with past practices, enter into or become bound by, or permit any of the assets owned or used by it to become bound by, any Material Contract, or amend or terminate, or waive or exercise any material right or remedy under, any Material Contract;

(viii) acquire, lease or license any right or other asset from any other Person or sell or otherwise dispose of, or lease or license (other than licenses in the ordinary course of business consistent with past practices), any right or other asset to any other Person, or waive or relinquish any material right;

(ix) write off as uncollectible, or establish any extraordinary reserve with respect to, any receivable or other indebtedness;

(x) make any pledge of any of its assets or permit any of its assets to become subject to any Encumbrances;

(xi) lend money to any Person, or incur or guarantee any indebtedness;

(xii) establish, adopt, enter into or amend any Company Benefit Plan or Company Benefit Agreement, pay any bonus or make any profit-sharing or similar payment to, or increase the amount of the wages, salary, commissions, fringe benefits or other compensation (including equity-based compensation, whether payable in stock, cash or other property) or remuneration payable to, any of its directors or any of its officers or other employees;

(xiii) hire any employee;

(xiv) change any of its pricing policies, product return policies, product maintenance polices, service policies, product modification or upgrade policies, personnel policies or other business policies, or any of its methods of accounting or accounting practices in any respect;

(xv) make any Tax election or file any Tax Return;

(xvi) commence or settle any Legal Proceeding;

(xvii) enter into any material transaction or take any other material action outside the ordinary course of business or inconsistent with past practices, including entering into or modifying any commitment with respect to potential gaming activities in any jurisdiction; or

(xviii) agree or commit to take any of the actions described in clauses (i) through (xvii) of this Section 4.2(b).

(c) During the Pre-Closing Period, the Company shall promptly notify Parent in writing of: (i) the discovery by the Company of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes a material inaccuracy in any representation or warranty made by the Company in this Agreement; (ii) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute a material inaccuracy in any representation or warranty made by the Company in this Agreement if: (A) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance; or (B) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement; (iii) any material breach of any covenant or obligation of the Company; and (iv) any event, condition, fact or circumstance that could reasonably be expected to make the timely satisfaction of any of the conditions set forth in Section 6 or Section 7 impossible or materially less likely or that has had or could reasonably be expected to have or result in a Company Material Adverse Effect. Without limiting the generality of the foregoing, the Company shall promptly advise Parent in writing of any Legal Proceeding or material claim threatened, commenced or asserted against or with respect to, or otherwise affecting, any of the Acquired Corporations or (to the Company’s knowledge) any director, officer or key employee of any of the Acquired Corporations. No notification given to Parent pursuant to this Section 4.2(c) shall limit or otherwise affect any of the representations, warranties, covenants or obligations of the Company contained in this Agreement.

(d) The Company shall (to the extent directed by Parent in writing) timely exercise in full any right or option it may have to repurchase shares of its capital stock which is or becomes exercisable during the Pre-Closing Period, provided that any such exercise may be conducted subject to and concurrent with the Closing. The Company shall use reasonable efforts to notify Parent in writing at least ten days in advance of any such repurchase right or option becoming exercisable.

4.3 No Solicitation.

(a) The Company shall not directly or indirectly do, and shall not authorize any Representative of any of the Acquired Corporations directly or indirectly to do, any of the following: (i) solicit, initiate, encourage, induce or facilitate the communication, making, submission or announcement of any Acquisition Proposal or Acquisition Inquiry or take any action that could reasonably be expected to lead to an Acquisition Proposal or Acquisition Inquiry; (ii) furnish any information regarding any of the Acquired Corporations to any Person in connection with or in response to an Acquisition Proposal or Acquisition Inquiry; (iii) engage in discussions or negotiations with any Person with respect to any Acquisition Proposal or Acquisition Inquiry; (iv) approve, endorse or recommend any Acquisition Proposal; or (v) execute or enter into any letter of intent or similar document or any Contract contemplating or otherwise relating to any Acquisition Transaction; provided, however, that, notwithstanding anything contained in this Section 4.3(a) (but subject to the other provisions of this Agreement), prior to the adoption and approval of this Agreement and the Charter Amendment by the Required Stockholder Vote, the Company may furnish nonpublic information regarding the Acquired Corporations to, or enter into discussions with, any Person in response to a Superior Offer that is submitted to the Company by such Person (and not withdrawn) if: (A) neither the Company nor any Representative of any of the Acquired Corporations shall have breached any of the provisions set forth in this Section 4.3; (B) the board of directors of the Company concludes in good faith, after having taken into account the written advice of its outside legal counsel, that such action is required in order for the board of directors of the Company to comply with its fiduciary obligations to the Company’s stockholders under applicable Legal Requirements; (C) prior to furnishing any such nonpublic information to, or entering into discussions with, such Person, the Company gives Parent written notice of the identity of such Person and of the Company’s intention to furnish nonpublic information to, or enter into discussions with, such Person; (D) the Company receives from such Person an executed confidentiality agreement containing provisions (including nondisclosure provisions, use restrictions, non-solicitation provisions, no hire provisions and “standstill” provisions) at least as favorable to the Company as those contained in the Confidentiality Agreement; and (E) prior to or concurrent with furnishing any such nonpublic information to such Person, the Company furnishes such nonpublic information to Parent (to the extent such nonpublic information has not been previously furnished by the Company to Parent). Without limiting the generality of the foregoing, the Company acknowledges and agrees that, in the event any Representative of any of the Acquired Corporations (whether or not such Representative is purporting to act on behalf of any of the Acquired Corporations) takes any action that, if taken by the Company, would constitute a breach of this Section 4.3 by the Company, the taking of such action by such Representative shall be deemed to constitute a breach of this Section 4.3 by the Company for purposes of this Agreement.

(b) If any Acquired Corporation or any Representative of any Acquired Corporation receives an Acquisition Proposal or Acquisition Inquiry at any time during the Pre-Closing Period, then the Company shall promptly (and in no event later than 24 hours after receipt of such Acquisition Proposal or Acquisition Inquiry) advise Parent orally and in writing of such Acquisition Proposal or Acquisition Inquiry (including the identity of the Person making or submitting such Acquisition Proposal or Acquisition Inquiry, and the terms thereof). The Company shall keep Parent fully informed with respect to the status and terms of any such Acquisition Proposal or Acquisition Inquiry and any modification or proposed modification thereto.

(c) The Company shall immediately cease and cause to be terminated any existing discussions with any Person that relate to any Acquisition Proposal or Acquisition Inquiry.

(d) The Company shall not release or permit the release of any Person from, or waive or permit the waiver of any provision of or right under, any confidentiality, non-solicitation, no hire, “standstill” or similar agreement to which any of the Acquired Corporations is a party or under which any of the Acquired Corporations has any rights, and shall enforce or cause to be enforced each such agreement to the extent requested by Parent. The Company shall promptly request each Person that has executed a confidentiality or similar agreement in connection with its consideration of a possible Acquisition Transaction or equity investment to return to the Acquired Corporations all confidential information heretofore furnished to such Person by or on behalf of any of the Acquired Corporations.

(e) In the event that, prior to the thirtieth day after the date of this Agreement, the Company receives a Qualified Primeline/SBX/STB Offer, Parent and the Company shall attempt in good faith to negotiate appropriate amendments to this Agreement to facilitate, to the extent reasonably feasible, the closing of such transaction prior to the Effective Time of Merger I and the distribution to the Company’s stockholders of one-half of that portion of the cash consideration received upon the closing of such transaction, if any, that exceeds $9.0 million.

4.4 Net Operating Losses. The Company shall use reasonable efforts to cause an examination of the usability of the net operating losses of the Company under Section 382 of the Code to be completed as soon as practicable following the date of this Agreement, but in no event later than the Closing. An accounting firm of nationally recognized reputation jointly selected by the Company and Parent shall conduct such examination. The Company shall use reasonable efforts to cooperate with Parent and the accounting firm in conducting the examination.

Section 5. ADDITIONAL COVENANTS OF THE PARTIES

5.1 Registration Statement; Prospectus/Proxy Statement.

(a) As promptly as practicable after the date of this Agreement, Parent and the Company shall prepare and cause to be filed with the SEC the Prospectus/Proxy Statement and Parent shall prepare and cause to be filed with the SEC the Form S-4 Registration Statement, in which the Prospectus/Proxy Statement will be included as a prospectus. Each of Parent and the Company shall use reasonable efforts to cause the Form S-4 Registration Statement and the Prospectus/Proxy Statement to comply with the applicable rules and regulations promulgated by the SEC, to respond promptly to any comments of the SEC or its staff and to have the Form S-4 Registration Statement declared effective under the Securities Act as promptly as practicable after it is filed with the SEC. The Company shall use reasonable efforts to cause the Prospectus/Proxy Statement to be mailed to the Company’s stockholders as promptly as practicable after the Form S-4 Registration Statement is declared effective under the Securities Act. The Company shall promptly furnish to Parent all information concerning the Acquired Corporations and the Company’s stockholders that may be required or reasonably requested in connection with any action contemplated by this Section 5.1. If any event relating to any of the Acquired Corporations occurs, or if the Company becomes aware of any information, that should be disclosed in an amendment or supplement to the Form S-4 Registration Statement or the Prospectus/Proxy Statement, then the Company shall promptly inform Parent thereof and shall cooperate with Parent in filing such amendment or supplement with the SEC and, if appropriate, in mailing such amendment or supplement to the stockholders of the Company. If any event relating to Parent occurs, or if Parent becomes aware of any information, that should be disclosed in an amendment or supplement to the Form S-4 Registration Statement or the Prospectus/Proxy Statement, then Parent shall promptly inform the Company thereof and shall cooperate with the Company in filing such amendment or supplement with the SEC and, if appropriate, in mailing such amendment or supplement to the stockholders of the Company.

(b) Prior to the Effective Time of Merger I, Parent shall use reasonable efforts to obtain all regulatory approvals needed to ensure that the Parent Common Stock to be issued in Merger I will (to the extent required) be registered or qualified or exempt from registration or qualification under the securities law of every jurisdiction of the United States in which any registered holder of Company Common Stock has an address of record on the record date for determining the stockholders entitled to notice of and to vote at the Company Stockholders’ Meeting; provided, however, that Parent shall not be required: (i) to qualify to do business as a foreign corporation in any jurisdiction in which it is not now qualified; or (ii) to file a general consent to service of process in any jurisdiction.

5.2 Company Stockholders’ Meeting.

(a) The Company shall take all action necessary under all applicable Legal Requirements to call, give notice of and hold a meeting of the holders of Company Common Stock and Company Preferred Stock to

vote on the adoption and approval of this Agreement (which shall be conditioned on the approval of the Charter Amendment but shall not be conditioned on any other proposal that may be set forth in the Prospectus/Proxy Statement) and the Charter Amendment (which shall not be conditioned on any other proposal that may be set forth in the Prospectus/Proxy Statement) (the “Company Stockholders’ Meeting”). The Company Stockholders’ Meeting shall be held (on a date selected by the Company in consultation with Parent) as promptly as practicable after the Form S-4 Registration Statement is declared effective under the Securities Act. The Company shall ensure that all proxies solicited by or on behalf of the Company in connection with the Company Stockholders’ Meeting are solicited in compliance with all applicable Legal Requirements.

(b) Subject to Section 5.2(c): (i) the Prospectus/Proxy Statement shall include a statement to the effect that the board of directors of the Company recommends that the Company’s stockholders vote to adopt and approve this Agreement and the Charter Amendment at the Company Stockholders’ Meeting (the recommendation of the Company’s board of directors that the Company’s stockholders vote to adopt and approve this Agreement and the Charter Amendment being referred to as the “Company Board Recommendation”); and (ii) the Company Board Recommendation shall not be withdrawn or modified in a manner adverse to Parent, and no resolution by the board of directors of the Company or any committee thereof to withdraw or modify the Company Board Recommendation in a manner adverse to Parent shall be adopted or proposed. The Prospectus/Proxy Statement shall include the opinion of the Financial Advisor referred to in Section 2.29.

(c) Notwithstanding anything to the contrary contained in Section 5.2(b), at any time prior to the adoption and approval of this Agreement and the Charter Amendment by the Required Stockholder Vote, the Company Board Recommendation may be withdrawn or modified in a manner adverse to Parent if: (i) an unsolicited, bona fide written offer to purchase all of the outstanding shares of Company Common Stock and Company Preferred Stock is made to the Company and is not withdrawn; (ii) such unsolicited, bona fide, written offer was not obtained or made as a direct or indirect result of a breach of this Agreement or the Confidentiality Agreement; (iii) the Company provides Parent with prior notice of any meeting of the Company’s board of directors at which such board of directors will consider and determine whether such offer is a Superior Offer; (iv) the Company’s board of directors determines in good faith (after consulting with an independent financial advisor of nationally recognized reputation) that such offer constitutes a Superior Offer; (v) the Company’s board of directors determines in good faith, after consulting with the Company’s outside legal counsel, that, in light of such Superior Offer, the withdrawal or modification of the Company Board Recommendation is required in order for the Company’s board of directors to comply with its fiduciary obligations to the Company’s stockholders under applicable Legal Requirements; and (vi) the Company Board Recommendation is not withdrawn or modified in a manner adverse to Parent at any time within five business days after Parent receives written notice of such Superior Offer.

(d) The Company’s obligation to call, give notice of and hold the Company Stockholders’ Meeting in accordance with Section 5.2(a) shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission of any Superior Offer or other Acquisition Proposal, or by any withdrawal or modification of the Company Board Recommendation.

5.3 Regulatory Approvals. Each party shall use all reasonable efforts to file or otherwise submit, as soon as practicable after the date of this Agreement, all notices, applications, reports and other documents required to be filed by such party with or otherwise submitted by such party to any Governmental Body with respect to the Transaction, and to submit promptly any additional information requested by any such Governmental Body. Without limiting the generality of the foregoing, the Company and Parent shall, promptly after the date of this Agreement, prepare and file (a) the notification and report forms required to be filed under the HSR Act, (b) any notification or other document required to be filed in connection with the Transaction under any applicable foreign Legal Requirement relating to antitrust or competition matters, and (c) all applications necessary to obtain all required Governmental Authorizations under Gaming Laws. Also without limiting the generality of the foregoing, the Company and Parent shall use all reasonable efforts to (i) take all reasonable action necessary to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to any Contemplated

Transaction or this Agreement and (ii) if any state takeover statute or similar statute or regulation becomes applicable to the Transaction or this Agreement, take all reasonable action necessary to ensure that the Transaction may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation thereon. The Company and Parent shall respond as promptly as practicable to: (A) any inquiries or requests received from the Federal Trade Commission or the Department of Justice for additional information or documentation; and (B) any inquiries or requests received from any state attorney general, foreign antitrust or competition authority or other Governmental Body in connection with antitrust or competition matters. At the request of Parent, the Company shall agree to divest, sell, dispose of, hold separate or otherwise take or commit to take any other action with respect to any of the businesses, product lines or assets of the Acquired Corporations, provided that any such action is conditioned upon the consummation of Merger I.

5.4 Company Options and Company Warrants .

(a) At the Effective Time of Merger I, each Company Option that is outstanding and unexercised immediately prior to the Effective Time of Merger I, whether or not vested, shall be converted into and become an option to purchase Parent Common Stock, and Parent shall assume each such Company Option in accordance with the terms (as in effect as of the date of this Agreement) of the stock option agreement by which such Company Option is evidenced. All rights with respect to Company Common Stock under Company Options assumed by Parent shall thereupon be converted into rights with respect to Parent Common Stock. Accordingly, from and after the Effective Time of Merger I: (i) each Company Option assumed by Parent may be exercised solely for shares of Parent Common Stock; (ii) the number of shares of Parent Common Stock subject to each Company Option assumed by Parent shall be determined by multiplying the number of shares of Company Common Stock that were subject to such Company Option immediately prior to the Effective Time of Merger I by the Common Stock Exchange Ratio, and rounding the resulting number down to the nearest whole number of shares of Parent Common Stock; (iii) the per share exercise price for the Parent Common Stock issuable upon exercise of each Company Option assumed by Parent shall be determined by dividing the per share exercise price of Company Common Stock subject to such Company Option, as in effect immediately prior to the Effective Time of Merger I, by the Common Stock Exchange Ratio, and rounding the resulting exercise price up to the nearest whole cent; and (iv) any restriction on the exercise of any Company Option assumed by Parent shall continue in full force and effect and the term, exercisability, vesting schedule and other provisions of such Company Option shall otherwise remain unchanged; provided, however, that: (A) each Company Option assumed by Parent in accordance with this Section 5.4(a) shall, in accordance with its terms, be subject to further adjustment as appropriate to reflect any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction with respect to Parent Common Stock subsequent to the Effective Time of Merger I; and (B) Parent’s board of directors or a committee thereof shall succeed to the authority and responsibility of the Company’s board of directors or any committee thereof with respect to each Company Option assumed by Parent.

(b) At the Effective Time of Merger I, each Company Warrant that is outstanding and unexercised immediately prior to the Effective Time of Merger I shall be converted into and become a warrant to purchase Parent Common Stock, and Parent shall assume each such Company Warrant in accordance with the terms of the warrant agreement by which such Company Warrant is evidenced. All rights with respect to Company Common Stock under Company Warrants assumed by Parent shall thereupon be converted into rights with respect to Parent Common Stock. Accordingly, from and after the Effective Time of Merger I: (i) each Company Warrant assumed by Parent may be exercised solely for shares of Parent Common Stock; (ii) the number of shares of Parent Common Stock subject to each Company Warrant assumed by Parent shall be determined by multiplying the number of shares of Company Common Stock that were subject to such Company Warrant immediately prior to the Effective Time of Merger I by the Common Stock Exchange Ratio, and rounding the resulting number down to the nearest whole number of shares of Parent Common Stock; (iii) the per share exercise price for the Parent Common Stock issuable upon exercise of each Company Warrant assumed by Parent shall be determined by dividing the per share exercise price of

Company Common Stock subject to such Company Warrant, as in effect immediately prior to the Effective Time of Merger I, by the Common Stock Exchange Ratio, and rounding the resulting exercise price up to the nearest whole cent; and (iv) any restriction on the exercise of any Company Warrant assumed by Parent shall continue in full force and effect and the term, exercisability, vesting schedule and other provisions of such Company Warrant shall otherwise remain unchanged; provided, however, that each Company Warrant assumed by Parent in accordance with this Section 5.4(b) shall, in accordance with its terms, be subject to further adjustment as appropriate to reflect any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction with respect to Parent Common Stock subsequent to the Effective Time of Merger I.

(c) Parent shall prepare and file with the SEC, at Parent’s expense, an appropriate registration statement under the Securities Act for purposes of registering the issuance of Parent Common Stock pursuant to the exercise of Company Options and Company Warrants assumed by Parent pursuant to clauses (a) and (b) above or, if the issuance is not deemed to be a registrable transaction, the resale of the Parent Common Stock issuable upon exercise of the Company Options and Company Warrants assumed by Parent pursuant to clauses (a) and (b) above.

5.5 Employee Benefits.

(a) Parent agrees that, subject to any necessary transition period and subject to any applicable plan provisions, contractual requirements or Legal Requirements, all employees of the Acquired Corporations who continue employment with Parent, Surviving Entity or any Subsidiary of the Parent or Surviving Entity after the Effective Time of Merger I (“Continuing Employees”) shall be eligible to participate in Parent’s health, vacation and 401(k) plans, to substantially the same extent as similarly situated employees of Parent. Nothing in this Section 5.5(a) or elsewhere in this Agreement shall be construed to create a right in any Company Associate to employment with Parent, Surviving Entity or any Subsidiary of the Parent or Surviving Entity, and the employment of each Continuing Employee shall be “at will” employment. No Company Associate or Continuing Employee shall be deemed to be a third party beneficiary of this Agreement.

(b) If requested by Parent prior to the Closing, the Company shall take (or cause to be taken) all actions necessary or appropriate to terminate, effective as of the Effective Time of Merger I, any Company Benefit Plan that contains a cash or deferred arrangement intended to qualify under Section 401(k) of the Code (a “Company 401(k) Plan”). If the Company is required to terminate any Company 401(k) Plan, then the Company shall provide to Parent prior to the Closing Date written evidence of the adoption by the Company’s board of directors of resolutions authorizing the termination of such Company 401(k) Plan (the form and substance of which resolutions shall be subject to the prior review and approval of Parent). The Company also shall take such other actions in furtherance of terminating such Company 401(k) Plan as Parent may reasonably request.

5.6 Indemnification of Officers and Directors.

(a) All rights to indemnification by the Company existing in favor of each individual who is an officer or director of the Company as of the date of this Agreement (each such individual, an “Indemnified Person”) for his acts and omissions as a director or officer of the Company occurring prior to the Effective Time of Merger I, as provided in the Company’s bylaws (as in effect as of the date of this Agreement) and as provided in the Indemnification Contract between the Company and such Indemnified Person (as in effect as of the date of this Agreement) in the form disclosed by the Company to Parent prior to the date of this Agreement, shall survive Merger I and shall continue in full force and effect (to the fullest extent such rights to indemnification are available under and are consistent with Delaware law) for a period of two (2) years from the date on which Merger I becomes effective.

(b) From the Effective Time of Merger I until the second anniversary of the date on which Merger I becomes effective, Surviving Entity shall maintain in effect, for the benefit of the Indemnified Persons with respect to their acts and omissions as directors and officers of the Company occurring prior to the Effective

Time of Merger I, the Existing D&O Policies, to the extent that directors’ and officers’ liability insurance coverage is available on commercially reasonable terms; provided, however, that: (i) Surviving Entity may substitute for the Existing D&O Policies a policy or policies of comparable coverage; (ii) Surviving Entity shall not be required to pay annual premiums for the Existing D&O Policies (or for any substitute policies) that exceed, in the aggregate, $135,000 (the “Maximum Premium”); and (iii) in the event the annual premiums are more than the Maximum Premium, the former officers and directors of the Company shall be allowed to fund the difference in order that the policy may be maintained for their benefit.

5.7 Additional Agreements.

(a) Subject to Section 5.7(b), Parent and the Company shall use reasonable efforts to cause to be taken all actions necessary to consummate Merger I and make effective the other Contemplated Transactions. Without limiting the generality of the foregoing, but subject to Section 5.7(b), each party to this Agreement: (i) shall make all filings and other submissions (if any) and give all notices (if any) required to be made and given by such party in connection with Merger I and the other Contemplated Transactions; (ii) shall use reasonable efforts to obtain each Consent (if any) required to be obtained (pursuant to any applicable Legal Requirement or Contract, or otherwise) by such party in connection with Merger I or any of the other Contemplated Transactions; and (iii) shall use reasonable efforts to lift any injunction prohibiting, or any other legal bar to, Merger I or any of the other Contemplated Transactions. Parent and the Company shall provide each other with a copy of each proposed filing with or other submission to any Governmental Body relating to any of the Contemplated Transactions, and shall give the other party a reasonable time prior to making such filing or other submission in which to review and comment on such proposed filing or other submission. Parent and the Company shall promptly deliver to each other a copy of each such filing or other submission made, each notice given and each Consent obtained by the Company during the Pre-Closing Period.

(b) Notwithstanding anything to the contrary contained in this Agreement, Parent shall not have any obligation under this Agreement: (i) to dispose of or transfer or cause any of its Subsidiaries to dispose of or transfer any assets, or to commit to cause any of the Acquired Corporations to dispose of or transfer any assets; (ii) to discontinue or cause any of its Subsidiaries to discontinue offering any product or service, or to commit to cause any of the Acquired Corporations to discontinue offering any product or service; (iii) to license or otherwise make available, or cause any of its Subsidiaries to license or otherwise make available to any Person any technology, software or other Intellectual Property or Intellectual Property Right, or to commit to cause any of the Acquired Corporations to license or otherwise make available to any Person any technology, software or other Intellectual Property or Intellectual Property Right; (iv) to hold separate or cause any of its Subsidiaries to hold separate any assets or operations (either before or after the Closing Date), or to commit to cause any of the Acquired Corporations to hold separate any assets or operations; (v) to make or cause any of its Subsidiaries to make any commitment (to any Governmental Body or otherwise) regarding its future operations or the future operations of any of the Acquired Corporations; or (vi) to contest any Legal Proceeding or any order, writ, injunction or decree relating to Merger I or any of the other Contemplated Transactions if Parent determines in good faith that contesting such Legal Proceeding or order, writ, injunction or decree might not be advisable.

5.8 Disclosure. Without limiting any of Parent’s or the Company’s obligations under the Confidentiality Agreement, neither Parent or the Company shall, and neither Parent or the Company shall permit any of their respective Subsidiaries or Representatives to, issue any press release or make any disclosure (to any customers or employees of any of the Acquired Corporations, to the public or otherwise) regarding Merger I or any of the other Contemplated Transactions unless: (a) Parent and the Company shall have approved such press release or disclosure in writing; or (b) Parent or the Company shall have delivered to the other party, as applicable, a copy of a written legal opinion from a reputable law firm confirming that such disclosure is required by applicable law and, at least 72 hours before such press release or disclosure is issued or made, the disclosing party advises the other party of, and consults with the other party regarding, the text of such press release or disclosure.

5.9 Affiliate Agreements. The Company shall use reasonable efforts to cause each Person identified in Part 2.20 of the Disclosure Schedule and each other Person who is or becomes (or may be deemed to be) an “affiliate” (as that term is used in Rule 145 under the Securities Act) of the Company to execute and deliver to Parent, prior to the date of the mailing of the Prospectus/Proxy Statement to the Company’s stockholders, an Affiliate Agreement in the form of Exhibit B. Subsequent to the Closing, the Company shall not register, or allow its transfer agent to register, on its books any transfer of any shares of Company Common Stock or Company Preferred Stock of any “affiliate” of the Company who has not provided a signed Affiliate Agreement in accordance with this Section 5.9.

5.10 Tax Matters. At or prior to the filing of the Form S-4 Registration Statement, the Company and Parent shall execute and deliver to Cooley Godward LLP and to Preston, Gates and Ellis, LLP tax representation letters in customary form. To the extent requested by Parent or the Company, each of Parent, Merger Subs and the Company shall confirm to Cooley Godward LLP and to Preston, Gates and Ellis, LLP the accuracy and completeness as of the Effective Time of Merger I of the tax representation letters delivered pursuant to the immediately preceding sentence. Parent and the Company shall use all reasonable efforts prior to the Effective Time of Merger I to cause the Transaction to qualify as a tax-free reorganization under Section 368(a)(1) of the Code. Following the delivery of the tax representation letters pursuant to the first sentence of this Section 5.10, each of Parent and the Company shall use reasonable efforts to cause Cooley Godward LLP and Preston, Gates and Ellis, LLP, respectively, to deliver to it a tax opinion satisfying the requirements of Item 601 of Regulation S-K promulgated under the Securities Act. In rendering such opinions, each of such counsel shall be entitled to rely on the tax representation letters referred to in this Section 5.10.

5.11 Letter of the Company’s Accountants. The Company shall use reasonable efforts to cause to be delivered to Parent a letter of PKF, Certified Public Accountants, dated no more than two business days before the date on which the Form S-4 Registration Statement becomes effective (and reasonably satisfactory in form and substance to Parent), that is customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Form S-4 Registration Statement.

5.12 Listing. Parent shall cause the shares of Parent Common Stock being issued in Merger I to be approved for listing (subject to notice of issuance) on the NASDAQ National Market at or prior to the Effective Time of Merger I.

5.13 Resignation of Officers and Directors. The Company shall use reasonable efforts to obtain and deliver to Parent at or prior to the Effective Time of Merger I the resignation of each officer and director of each of the Acquired Corporations, such resignations to be effective as of the Effective Time of Merger I. The resignations of the Company’s officers and directors hereunder shall not, by themselves, prejudice such officers’ and directors’ rights to compensation under their respective written agreements set forth in Part 2.10 of the Disclosure Schedule, and such resignations shall be treated for purposes of such agreements as a termination by the Company.

5.14 Section 16 Matters. Prior to the Effective Time of Merger I, the Company shall take such reasonable steps as are required to cause the disposition of Company Common Stock in connection with Merger I by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt from Section 16(b) of the Exchange Act pursuant to Rule 16b-3 under the Exchange Act. If the Company delivers the Section 16 Information (as defined below) to Parent at least 30 days prior to the Effective Time of Merger I, then, prior to the Effective Time of Merger I, Parent shall take such reasonable steps as are required to cause the acquisition of Parent Common Stock in connection with Merger I by each individual who, immediately after the Effective Time of Merger I, will become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Parent to be exempt from Section 16(b) of the Exchange Act pursuant to Rule 16b-3 under the Exchange Act. For purposes of this Section 5.14, “Section 16 Information” shall mean the following information for each individual who, immediately after the Effective Time of Merger I, will become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Parent:

(a) the number of shares of Company Common Stock held by such individual and expected to be exchanged for shares of Parent Common Stock in Merger I; and (b) the number of Company Options held by such individual and expected to be converted into shares of Parent Common Stock in connection with Merger I.

5.15 During the Pre-Closing Period, Parent shall not (without the prior written consent of the Company):

(a) declare, accrue, set aside or pay any cash dividend or make any other cash distribution in respect of any shares of capital stock; or

(b) amend or permit the adoption of any amendment to its certificate of incorporation or bylaws so as to adversely affect the holders of Company Common Stock or Company Preferred Stock after the Effective Time of Merger I in a manner different than the holders of Parent Common Stock in general.

5.16 During the Pre-Closing Period, Parent shall promptly notify the Company in writing of: (i) the discovery by Parent of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes a material inaccuracy in any representation or warranty made by Parent in this Agreement; (ii) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute a material inaccuracy in any representation or warranty made by Parent in this Agreement if: (A) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance; or (B) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement; (iii) any material breach of any covenant or obligation of Parent; and (iv) any event, condition, fact or circumstance that could reasonably be expected to make the timely satisfaction of any of the conditions set forth in Section 7 impossible or materially less likely or that has had or could reasonably be expected to have or result in a Parent Material Adverse Effect. No notification given to the Company pursuant to this Section 5.16 shall limit or otherwise affect any of the representations, warranties, covenants or obligations of Parent contained in this Agreement.

Section 6. CONDITIONS PRECEDENT TO OBLIGATIONS OF PARENT AND MERGER SUBS

The obligations of Parent and Merger Subs to effect Merger I and otherwise consummate the transactions to be consummated at the Closing are subject to the satisfaction, at or prior to the Closing, of each of the following conditions:

6.1 Accuracy of Representations.

(a) The representations and warranties of the Company contained in this Agreement shall have been accurate in all material respects as of the date of this Agreement; provided, however, that in determining the accuracy of such representations and warranties for purposes of this Section 6.1(a): (i) all materiality qualifications that are contained in such representations and warranties and that limit the scope of such representations and warranties shall be disregarded; and (ii) any update of or modification to the Disclosure Schedule made or purported to have been made on or after the date of this Agreement shall be disregarded.

(b) The representations and warranties of the Company contained in this Agreement shall be accurate in all respects as of the Closing Date as if made on and as of the Closing Date; provided, however, that: (i) in determining the accuracy of such representations and warranties for purposes of this Section 6.1(b): (A) all materiality qualifications that are contained in such representations and warranties and that limit the scope of such representations and warranties shall be disregarded; and (B) any update of or modification to the Disclosure Schedule made or purported to have been made on or after the date of this Agreement shall be disregarded; and (ii) any inaccuracies in such representations and warranties will be disregarded if the circumstances giving rise to all such inaccuracies (considered collectively) do not constitute, and could not reasonably be expected to have or result in, a Company Material Adverse Effect.

6.2 Performance of Covenants. Each of the covenants or obligations in this Agreement that the Company is required to comply with or to perform at or prior to the Closing shall have been complied with and performed by the Company in all material respects.

6.3 Effectiveness of Registration Statement. The Form S-4 Registration Statement shall have become effective in accordance with the provisions of the Securities Act, and no stop order shall have been issued, and no proceeding seeking a stop order shall have been initiated or be threatened, by the SEC with respect to the Form S-4 Registration Statement.

6.4 Stockholder Approval. This Agreement and the Charter Amendment shall have been duly adopted and approved by the Required Stockholder Vote.

6.5 Consents. All material Consents required to be obtained in connection with Merger I and the other Contemplated Transactions (including the Consents identified on Schedule 6.5), together with those Governmental Authorizations required under Gaming Laws, shall have been obtained and shall be in full force and effect.

6.6 Agreements and Other Documents. Parent and the Company shall have received the following agreements and other documents, each of which shall be in full force and effect:

(a) Affiliate Agreements in the form of Exhibit B, executed by each Person who could reasonably be deemed to be an “affiliate” (as that term is used in Rule 145 under the Securities Act) of the Company;

(b) Noncompetition Agreements in the form of Exhibit C, executed by the Persons identified on Schedule 6.6(b);

(c) a letter from PKF, Certified Public Accountants, dated as of the Closing Date and addressed to Parent, reasonably satisfactory in form and substance to Parent, updating the letter referred to in Section 5.11;

(d) a legal opinion of Cooley Godward LLP dated as of the Closing Date and addressed to Parent, to the effect that the Transaction will constitute a reorganization within the meaning of Section 368 of the Code (it being understood that (i) in rendering such opinion, Cooley Godward LLP may rely upon the tax representation letters referred to in Section 5.10 and any subsequent written confirmation of the continuing accuracy thereof, and (ii) if Cooley Godward LLP does not render such opinion or withdraws or modifies such opinion, this condition shall nonetheless be deemed to be satisfied if Preston, Gates and Ellis, LLP renders such opinion);

(e) a certificate executed by the Chief Executive Officer and Chief Financial Officer of the Company confirming that the conditions set forth in Sections 6.1, 6.2, 6.4, 6.5, 6.8, 6.11, 6.12, 6.13, 6.14 and 6.16 have been duly satisfied;

(f) written resignations in forms satisfactory to Parent, dated as of the Closing Date and effective as of the Closing, executed by the officers and directors of each of the Acquired Corporations;

(g) Release Agreements in the form of Exhibit D, executed by the Persons identified on Schedule 6.6(g); and

(h) Notification Agreements in the form of Exhibit E shall have been executed by each beneficial holder of 5% or more of the shares of Company Common Stock outstanding as of the Effective Time of Merger I.

6.7 Employees. None of the individuals identified on Schedule 6.7(a) shall be Departing Employees. For purposes of this Section 6.7, an individual shall be deemed to be a “Departing Employee” if such individual: (i) shall have ceased to be employed by the Company or any Subsidiary of the Company; (ii) shall have expressed, to any director or the Chief Executive Officer or Chief Financial Officer of the Company or any director or executive officer of Parent, an intention to decline to accept employment with Parent; or (iii) shall have expressed, to any director or the Chief Executive Office or Chief Financial Officer of the Company or any director or executive officer of Parent, an intention to discontinue (prior to, at or promptly after the Closing) his or her employment with Parent or any Acquired Corporation.

6.8 No Company Material Adverse Effect. Since the date of this Agreement, there shall not have occurred and be continuing any Company Material Adverse Effect, and no event shall have occurred or circumstance shall exist that, in combination with any other events or circumstances, could reasonably be expected to have or result in a Company Material Adverse Effect.

6.9 Regulatory Matters.

(a) The waiting period applicable to the consummation of Merger I or any of the other Contemplated Transactions under the HSR Act shall have expired or been terminated, and there shall not be in effect any voluntary agreement between Parent or the Company and the Federal Trade Commission or the Department of Justice pursuant to which Parent or the Company has agreed not to consummate Merger I or any of the Contemplated Transactions for any period of time.

(b) Any waiting period applicable to the consummation of Merger I or any of the other contemplated Transactions under any applicable foreign Legal Requirement shall have expired or been terminated, and there shall not be in effect any voluntary agreement between Parent or the Company and any foreign Governmental Body pursuant to which Parent or the Company has agreed not to consummate Merger I or any of the Contemplated Transactions for any period of time.

(c) Any Governmental Authorization or other Consent required to be obtained under any applicable antitrust or competition law or regulation, Gaming Laws or other Legal Requirement shall have been obtained and shall remain in full force and effect, and no such Governmental Authorization or other Consent shall require, contain or contemplate any term, limitation, condition or restriction that Parent determines in good faith to be materially burdensome.

6.10 Listing. The shares of Parent Common Stock to be issued in Merger I shall have been approved for listing (subject to notice of issuance) on the NASDAQ National Market.

6.11 No Restraints. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of Merger I or any of the other Contemplated Transactions shall have been issued by any court of competent jurisdiction or other Governmental Body and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to Merger I or any of the other Contemplated Transactions that makes consummation of Merger I or any of the other Contemplated Transactions illegal.

6.12 No Governmental Proceedings Relating to Contemplated Transactions or Right to Operate Business. There shall not be pending, and there shall not have been threatened, any Legal Proceeding in which a Governmental Body is or has threatened to become a party or in which a Governmental Body may otherwise be involved, and neither Parent nor the Company shall have received any communication from any Governmental Body in which such Governmental Body indicates the possibility of commencing any Legal Proceeding or taking any other action: (a) challenging or seeking to restrain or prohibit the consummation of Merger I or any of the other Contemplated Transactions; (b) relating to Merger I or any of the other Contemplated Transactions and seeking to obtain from Parent or any of the Acquired Corporations, any damages or other relief that may be material to Parent or the Acquired Corporations; (c) seeking to prohibit or limit in any material respect Parent’s ability to vote, transfer, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of Surviving Entity I; (d) that could materially and adversely affect the right or ability of Parent or any of the Acquired Corporations to own the assets or operate the business of any of the Acquired Corporations; or (e) seeking to compel any of the Acquired Corporations, Parent or any Subsidiary of Parent to dispose of or hold separate any material assets as a result of Merger I or any of the other Contemplated Transactions.

6.13 No Other Proceedings. There shall not be pending any Legal Proceeding in which, in the reasonable judgment of Parent, there is a reasonable possibility of an outcome that is adverse to Parent or any of the Acquired Corporations: (a) challenging or seeking to restrain or prohibit the consummation of Merger I or any of the other Contemplated Transactions; (b) relating to Merger I or any of the other Contemplated Transactions and seeking to obtain from Parent or any of the Acquired Corporations, any damages or other relief that may be material to Parent or the Acquired Corporations; (c) seeking to prohibit or limit in any material respect Parent’s ability to vote, transfer, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of Surviving Entity I; (d) that could materially and adversely affect the right or ability of Parent or any of the Acquired Corporations to own the assets or operate the business of any of the Acquired Corporations; or (e) seeking to compel any of the Acquired Corporations, Parent or any Subsidiary of Parent to dispose of or hold separate any material assets as a result of the Transaction or any of the other transactions contemplated by this Agreement.

6.14 Sarbanes-Oxley Certifications. Neither the chief executive officer nor the chief financial officer of the Company shall have failed to provide, with respect to any Company SEC Document filed (or required to be filed) with the SEC on or after the date of this Agreement, any necessary certification in the form required under Rule 13a-14 under the Exchange Act and 18 U.S.C. §1350.

6.15 Dissenting Shares. Holders of shares of Company Common Stock or Company Preferred Stock representing, on an as-converted basis, not more than three percent (3%) of the number of shares of Company Common Stock outstanding as of the Effective Time of Merger I shall have validly made, and not withdrawn (including by a vote in favor of Merger I), a demand for appraisal with respect to their shares of Company Common Stock under Section 262 of the DGCL.

Section 7. CONDITIONS PRECEDENT TO OBLIGATION OF THE COMPANY

The obligation of the Company to effect Merger I and consummate the transactions to be consummated at the Closing is subject to the satisfaction, at or prior to the Closing, of the following conditions:

7.1 Accuracy of Representations.

(a) The representations and warranties of Parent and Merger Subs contained in this Agreement shall have been accurate in all material respects as of the date of this Agreement; provided, however, that in determining the accuracy of such representations and warranties for purposes of this Section 7.1(a), all materiality qualifications that are contained in such representations and warranties and that limit the scope of such representations and warranties shall be disregarded.

(b) The representations and warranties of Parent and Merger Subs contained in this Agreement shall be accurate in all respects as of the Closing Date as if made on and as of the Closing Date; provided, however, that: (i) in determining the accuracy of such representations and warranties for purposes of this Section 7.1(b), all materiality qualifications that are contained in such representations and warranties and that limit the scope of such representations and warranties shall be disregarded; and (ii) any inaccuracies in such representations and warranties will be disregarded if the circumstances giving rise to all such inaccuracies (considered collectively) do not constitute, and could not reasonably be expected to have or result in, a Parent Material Adverse Effect.

7.2 Performance of Covenants. All of the covenants and obligations in this Agreement that Parent and Merger Subs are required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

7.3 Effectiveness of Registration Statement. The Form S-4 Registration Statement shall have become effective in accordance with the provisions of the Securities Act, and no stop order shall have been issued, and no proceeding for that purpose shall have been initiated or be threatened, by the SEC with respect to the Form S-4 Registration Statement.

7.4 Stockholder Approval. This Agreement and the Charter Amendment shall have been duly adopted and approved by the Required Stockholder Vote.

7.5 Documents. The Company shall have received the following documents:

(a) a legal opinion of Preston, Gates and Ellis, LLP, dated as of the Closing Date, to the effect that the Transaction will constitute a reorganization within the meaning of Section 368 of the Code (it being understood that, in rendering such opinion, (i) Preston, Gates and Ellis, LLP may rely upon the tax representation letters referred to in Section 5.10 and any subsequent written confirmation of the continuing accuracy thereof, and (ii) if Preston, Gates and Ellis, LLP does not render such opinion or withdraws or modifies such opinion, this condition shall nonetheless be deemed to be satisfied if Cooley Godward LLP renders such opinion); and

(b) a certificate executed by an executive officer of Parent, confirming that the conditions set forth in Sections 7.1 and 7.2 have been duly satisfied.

7.6 HSR Act. If applicable, the waiting period applicable to the consummation of Merger I or any of the other Contemplated Transactions under the HSR Act shall have expired or been terminated, and there shall not be in effect any voluntary agreement between Parent or the Company and the Federal Trade Commission or the Department of Justice pursuant to which Parent or the Company has agreed not to consummate Merger I or any of the other Contemplated Transactions for any period of time.

7.7 Listing. The shares of Parent Common Stock to be issued in Merger I shall have been approved for listing (subject to notice of issuance) on the NASDAQ National Market.

7.8 No Restraints. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Transaction by the Company shall have been issued by any U.S. court of competent jurisdiction and remain in effect, and there shall not be any U.S. federal or state Legal Requirement enacted or deemed applicable to the Transaction that makes consummation of the Transaction by the Company illegal.

7.9 Nevada Commission Approval. Any Governmental Authorization required to be obtained prior to the consummation of the Transaction from the Nevada Commission under any Gaming Laws shall have been obtained and shall remain in full force and effect.

7.10 No Parent Material Adverse Effect. Since the date of this Agreement, there shall not have occurred and be continuing any Parent Material Adverse Effect.

Section 8. TERMINATION

8.1 Termination. This Agreement may be terminated prior to the Effective Time of Merger I (whether before or after the adoption and approval of this Agreement by the Required Stockholder Vote):

(a) by mutual written consent of Parent and the Company;

(b) by either Parent or the Company if Merger I shall not have been consummated by August 1, 2005 (the “Outside Date”); provided, however, that: (i) a party shall not be permitted to terminate this Agreement pursuant to this Section 8.1(b) if the failure to consummate Merger I by the Outside Date is attributable to a failure on the part of such party to perform any covenant or obligation in this Agreement that is required to be performed by such party at or prior to the Effective Time of Merger I. Notwithstanding the foregoing, if as of the Outside Date (A) any hearing with respect to any necessary approval under Gaming Laws has been scheduled for a later date or any such hearing is then pending, and (B) all conditions precedent to the Closing set forth in Sections 6 and 7 have been satisfied or waived by the party or parties entitled to the benefits thereof (other than conditions with respect to actions the respective parties will take at the Closing), except for the receipt of all approvals required under Gaming Laws, and Parent is still awaiting and has a reasonable expectation of obtaining such approvals under Gaming Laws, then, by Parent giving written notice to the Company, Parent may extend the Outside Date for an additional 90 days;

(c) by either Parent or the Company if a court of competent jurisdiction or other Governmental Body shall have issued a final and nonappealable order, decree or ruling, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the Transaction;

(d) by either Parent or the Company if: (i) the Company Stockholders’ Meeting shall have been held and completed and the Company’s stockholders shall have taken a final vote on proposals to adopt and approve this Agreement and the Charter Amendment; and (ii) this Agreement or the Charter Amendment shall not have been adopted and approved at the Company Stockholders’ Meeting by the Required Stockholder Vote; provided, however, that: (A) a party shall not be permitted to terminate this Agreement pursuant to this Section 8.1(d) if the failure to have this Agreement adopted and approved by the Required Stockholder Vote is attributable to a failure on the part of such party to perform any covenant or obligation in this Agreement that is required to be performed by such party at or prior to the Effective Time of Merger I;

(e) by Parent (at any time prior to the adoption of this Agreement by the Required Stockholder Vote) if a Triggering Event shall have occurred;

(f) by Parent if: (i) any of the Company’s representations and warranties contained in this Agreement shall be inaccurate as of the date of this Agreement, or shall have become inaccurate as of a date subsequent to the date of this Agreement (as if made on and as of such subsequent date), such that the condition set forth in Section 6.1(a) or Section 6.1(b) would not be satisfied (it being understood that, in determining the accuracy of such representations and warranties as of the date of this Agreement or as of any subsequent date for purposes of this Section 8.1(f): (A) all materiality qualifications that are contained in such representations and warranties and that limit the scope of such representations and warranties shall be disregarded; and (B) any update of or modification to the Disclosure Schedule made or purported to have been made on or after the date of this Agreement shall be disregarded); or (ii) any of the Company’s covenants or obligations contained in this Agreement shall have been breached such that the condition set forth in Section 6.2 would not be satisfied; provided, however, that if an inaccuracy in any of the Company’s representations and warranties as of a date subsequent to the date of this Agreement or a breach of a covenant or obligation by the Company is curable by the Company prior to the Outside Date and the Company is continuing to exercise reasonable efforts to cure such inaccuracy or breach, then Parent may not terminate this Agreement under this Section 8.1(f) on account of such inaccuracy or breach until: (A) the Outside Date; or (B) earlier if such inaccuracy or breach is not capable of being fully cured prior to the Outside Date in a manner that does not result in a breach of any covenant or obligation of the Company; or

(g) by the Company if: (i) any of Parent’s representations and warranties contained in this Agreement shall be inaccurate as of the date of this Agreement, or shall have become inaccurate as of a date subsequent to the date of this Agreement (as if made on and as of such subsequent date), such that the condition set forth in Section 7.1(a) or Section 7.1(b) would not be satisfied (it being understood that, in determining the accuracy of such representations and warranties as of the date of this Agreement or as of any subsequent date for purposes of this Section 8.1(g), all materiality qualifications that are contained in such representations and warranties and that limit the scope of such representations and warranties shall be disregarded); or (ii) any of Parent’s covenants or obligations contained in this Agreement shall have been breached such that the condition set forth in Section 7.2 would not be satisfied; provided, however, that if an inaccuracy in any of Parent’s representations and warranties as of a date subsequent to the date of this Agreement or a breach of a covenant or obligation by Parent is curable by Parent prior to the Outside Date and Parent is continuing to exercise reasonable efforts to cure such inaccuracy or breach, then the Company may not terminate this Agreement under this Section 8.1(g) on account of such inaccuracy or breach until: (A) the Outside Date; or (B) earlier if such inaccuracy or breach is not capable of being fully cured prior to the Outside Date in a manner that does not result in a breach of any covenant or obligation of Parent.

8.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 8.1, this Agreement shall be of no further force or effect; provided, however, that (i) this Section 8.2, Section 8.3 and Section 9 (and the Confidentiality Agreement) shall survive the termination of this Agreement and shall remain in full force and effect, and (ii) the termination of this Agreement shall not relieve any party from any liability for any inaccuracy in or breach of any representation or warranty contained in this Agreement, or any willful breach of any covenant, obligation or other provision contained in this Agreement.

8.3 Expenses; Termination Fees.

(a) Except as set forth in this Section 8.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses, whether or not the Transaction is consummated; provided, however, that:

(i) Parent and the Company shall share equally all fees and expenses, other than attorneys’ and accountants’ fees, incurred in connection with: (A) the filing, printing and mailing of the Form S-4 Registration Statement and the Prospectus/Proxy Statement and any amendments or supplements thereto; and (B) the filing by the parties hereto of the premerger notification and report forms relating to the Transaction under the HSR Act, if any, and the filing of any notice or other document under any applicable foreign Legal Requirement relating to antitrust or competition matters; and

(ii) if this Agreement is terminated by Parent or the Company pursuant to Section 8.1(b) or Section 8.1(d) and at or prior to the time of the termination of this Agreement a Triggering Event shall have occurred or an Acquisition Proposal shall have been disclosed, announced, commenced, submitted or made, or if this Agreement is terminated by Parent pursuant to Section 8.1(e), then (without limiting any obligation of the Company to pay any fee payable pursuant to Section 8.3(d)), the Company shall make a nonrefundable cash payment to Parent, at the time specified in Section 8.3(c), in an amount equal to the aggregate amount (not to exceed $3 million) of all out-of-pocket fees and expenses (including all attorneys’ fees, accountants’ fees, fees and expenses paid in connection with filings under Gaming Laws, financial advisory fees and filing fees) that have been paid or that may become payable by or on behalf of Parent in connection with the preparation and negotiation of this Agreement and otherwise in connection with Merger I and the other Contemplated Transactions (the “Termination Expenses”); provided, however, in the case this Agreement is terminated by Parent or the Company pursuant to Section 8.1(b) or Section 8.1(d) and at or prior to the time of the termination of this Agreement an Acquisition Proposal shall have been disclosed, announced, commenced, submitted or made but no Triggering Event shall have occurred, the Termination Expenses shall be payable only if within 12 months of the termination of this Agreement an Acquisition Transaction is consummated with the party who made such Acquisition Proposal.

(b) If this Agreement is terminated by Parent or the Company pursuant to Section 8.1(b) or Section 8.1(d) then (unless Parent is then entitled to receive a fee pursuant to Section 8.3(d)) the Company shall repay to Parent, in cash pursuant to and at the time specified under the terms and conditions of the Credit Facility (and in addition to the amounts payable by the Company pursuant to Section 8.3(a)) all amounts then outstanding under the Credit Facility that have not been repaid pursuant to the terms of the Credit Facility.

(c) In the case of termination of this Agreement by the Company pursuant to Section 8.1(b) or Section 8.1(d), any nonrefundable payment required to be made pursuant to clause (ii) of the proviso to Section 8.3(a) shall be made by the Company within two days of such termination; and in the case of termination of this Agreement by Parent pursuant to Section 8.1(b) or Section 8.1(d), any nonrefundable payment required to be made pursuant to clause (ii) of the proviso to Section 8.3(a) shall be made by the Company within two business days after such termination.

(d) If: (i) this Agreement is terminated by Parent or the Company pursuant to Section 8.1(b) or Section 8.1(d) and at or prior to the time of the termination of this Agreement a Triggering Event shall have occurred or an Acquisition Proposal shall have been disclosed, announced, commenced, submitted or made; or (ii) this Agreement is terminated by Parent pursuant to Section 8.1(e) or Section 8.1(f)(ii), then the Company shall (A) pay to Parent, in cash at the time specified in the next sentence (and in addition to the amounts payable pursuant to Section 8.3(a)), a nonrefundable fee in the amount equal to $500,000 (the

“Termination Fee”) and (B) repay to Parent, in cash pursuant to and at the time specified under the terms and conditions of the Credit Facility, all amounts then outstanding under the Credit Facility that have not been repaid pursuant to the terms of the Credit Facility. The Termination Fee shall be paid by the Company within two business days after such termination; provided, however, in the case this Agreement is terminated by Parent or the Company pursuant to Section 8.1(b) or Section 8.1(d) and at or prior to the time of the termination of this Agreement an Acquisition Proposal shall have been disclosed, announced, commenced, submitted or made but no Triggering Event shall have occurred, the Termination Fee shall be payable only if within 12 months of the termination of this Agreement an Acquisition Transaction is consummated with the party who made such Acquisition Proposal.

(e) If this Agreement is terminated by the Company pursuant to Section 8.1(g)(ii), then Parent shall pay to the Company, in cash within two business days after such termination, a nonrefundable fee in the amount equal to $500,000.

(f) If Parent or the Company fails to pay when due any amount payable under this Section 8.3, then (i) the party failing to make such payment shall reimburse the party to whom such payment is to have been made for all costs and expenses (including fees and disbursements of counsel) incurred in connection with the collection of such overdue amount and the enforcement by the party to whom such payment is to have been made of its rights under this Section 8.3, and (ii) the party failing to make such payment shall pay to the party to whom such payment is to have been made interest on such overdue amount (for the period commencing as of the date such overdue amount was originally required to be paid and ending on the date such overdue amount is actually paid in full) at an annual rate three percentage points above the “prime rate” (as announced by Bank of America or any successor thereto) in effect on the date such overdue amount was originally required to be paid.

Section 9. MISCELLANEOUS PROVISIONS

9.1 Amendment. This Agreement may be amended with the approval of the respective boards of directors of the Company and Parent at any time (whether before or after the adoption and approval of this Agreement by the Company’s stockholders); provided, however, that after any such adoption and approval of this Agreement by the Company’s stockholders, no amendment shall be made which by law requires further approval of the stockholders of the Company without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

9.2 Waiver.

(a) No failure on the part of any party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

(b) No party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

9.3 No Survival of Representations and Warranties. None of the representations and warranties contained in this Agreement or in any certificate delivered pursuant to this Agreement shall survive Merger I.

9.4 Entire Agreement; Counterparts; Exchanges by Facsimile. This Agreement and the other agreements referred to in this Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter hereof and thereof; provided, however, that Sections 1 through 9 and Section 12 of the Confidentiality Agreement shall not be superseded and shall remain in full force and effect in accordance with their terms. This

Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by facsimile shall be sufficient to bind the parties to the terms and conditions of this Agreement.

9.5 Applicable Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws. In any action or suit between any of the parties arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement: (a) each of the parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the state and federal courts located in the State of California; (b) if any such action or suit is commenced in a state court, then, subject to applicable Legal Requirements, no party shall object to the removal of such action or suit to any federal court located in the Southern District of California; and (c) each of the parties irrevocably waives the right to trial by jury.

9.6 Disclosure Schedule. The Disclosure Schedule shall be arranged in separate parts corresponding to the numbered and lettered sections contained in Section 2, and the information disclosed in any numbered or lettered part shall be deemed to relate to and to qualify only the particular representation or warranty set forth in the corresponding numbered or lettered section in Section 2, and shall not be deemed to relate to or to qualify any other representation or warranty. For purposes of this Agreement, each statement or other item of information set forth in the Disclosure Schedule or in any update to the Disclosure Schedule shall be deemed to be a representation and warranty made by the Company in Section 2.

9.7 Attorneys’ Fees. In any action at law or suit in equity to enforce this Agreement or the rights of any of the parties under this Agreement, the prevailing party in such action or suit shall be entitled to receive a reasonable sum for its attorneys’ fees and all other reasonable costs and expenses incurred in such action or suit.

9.8 Assignability. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any of the Parent’s or the Company’s rights or obligations hereunder may be assigned or delegated by either party without the prior written consent of the other parties hereto, and any attempted assignment or delegation of this Agreement or any of such rights or obligations by either party without the prior written consent of the other party shall be void and of no effect. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than: (a) the parties hereto; and (b) the Indemnified Persons to the extent of their respective rights pursuant to Section 5.6) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

9.9 Notices. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered by hand, by registered mail, by courier or express delivery service or by facsimile to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto):

if to Parent or Merger Subs:

Mikohn Gaming Corporation d/b/a

Progressive Gaming International Corporation

920 Pilot Road

Las Vegas, NV 89119

Attention: Michael A. Sicuro, Chief Financial Officer

Facsimile: (702) 896-2461

with a copy to:

Cooley Godward LLP

401 Eastgate Mall

San Diego, CA 92121

Attention: Steven M. Przesmicki, Esq.

Facsimile: (858) 550-6420

if to the Company:

VirtGame Corp.

6969 Corte Santa Fe, Suite A

San Diego, CA 92121

Attention: Mark Newburg, Chief Executive Officer

Facsimile: (858) 373-5007

with a copy to:

Preston, Gates and Ellis, LLP

1900 Main Street, Suite 600

Irvine, CA 92614

Attention: Daniel K. Donahue, Esq.

Facsimile: (949) 253-0902

9.10 Cooperation. Parent and the Company agree to cooperate fully with each other and to execute and deliver such further documents, certificates, agreements and instruments and to take such other actions as may be reasonably requested by the other parties hereto to evidence or reflect the Contemplated Transactions and to carry out the intent and purposes of this Agreement.

9.11 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

9.12 Construction.

(a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

(b) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c) As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d) Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits” and “Schedules” are intended to refer to Sections of this Agreement and Exhibits and Schedules to this Agreement.

(e) The bold-faced headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

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EXECUTION COPY

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

MIKOHN GAMING CORPORATION

By:	/S/ MICHAEL A. SICURO

VIKING ACQUISITION SUB, INC.

By:	/S/ MICHAEL A. SICURO

VIKING MERGER SUBSIDIARY, LLC

By:	/S/ MICHAEL A. SICURO

VIRTGAME CORP.

By:	/S/ MARK R. NEWBURG

ANNEX 1

EXCHANGE RATIO EXAMPLE CALCULATION

Maximum Transaction Shares			2,000,000

A. Closing Adjustment to Purchase Shares

Amounts owned by the Company to Parent under the Credit Facility plus any Indebtedness		$2,500,000
Less: Fees and expenses paid to advisor and counsel in connection with the Transaction		$425,000
Less: Contracts executed prior to Closing		$500,000
Less: Anticipated Cash Rec’d from in-the-money Options/Warrants		$1,000,000

Net purchase price adjustment		$575,000
Parent share price (10-day Avg at DA)		11.97

Closing Adjustment to Purchase Shares			(48,033)

Net total Parent Shares to be issued in the Merger			1,951,967

Total fully diluted Company Common Stock			63,621,263

Common Stock Exchange Ratio			0.03068

B. Parent Common Stock to be issued to holders of Company Common Stock, Options & Warrants
		Company Common Stock	Parent Common Stock Issuable
(i) Company Common Stock issued and outstanding, including shares committed to be issued		36,170,007	1,109,734
(ii) Company Common Stock issuable upon the exercise of any and all Company Options outstanding		8,096,600	248,412
(iii) Company Common Stock issuable upon the exercise of any and all Company Warrants outstanding		11,675,5211	358,217

		55,942,128	1,716,363
C. Company Preferred Stock

(1) Series A Preferred ($.38)
Shares of Preferred Stock Series A	1,992,5002
Series B Preferred Stock Exchange Ratio	2,631,5793

Parent Common Stock Shares issued to Series B Preferred Stock holders		5,243,421	160,874

(2) Series B Preferred ($.70)
Shares of Preferred Stock Series B	1,705,0004
Series B Preferred Stock Exchange Ratio	1,428,5715

Parent Common Stock Shares issued to Series B Preferred Stock holders		2,435,714	74,730

Total Parent Common Stock issued to holders of Company Series A & B Preferred Stock		7,679,135	235,604
Total Parent Common Stock issuable in connection with the Merger		63,621,263	1,951,967

1	Includes 300 Series A Preferred and 420,000 warrants that are issuable upon exercise of units issued to placement agent
2	Convertible into 5,243,421 Company Common Stock based on a $.38 conversion price
3	Based on exchange ratio of .0307 * $1,000/share/$.38 Conversion Price
4	Convertible into 2,435,715 Company Common Stock based on a $.70 conversion price
5	Based on exchange ratio of .0307 * $1,000/share/ $.70 Conversion Price

EXHIBIT A

CERTAIN DEFINITIONS

For purposes of the Agreement (including this Exhibit A):

Acquired Corporations. “Acquired Corporations” shall mean the Company and its Subsidiaries and the respective predecessors of the Company and its Subsidiaries (including any Entity that shall have merged into the Company or any Subsidiary of the Company).

Acquisition Inquiry. “Acquisition Inquiry” shall mean an inquiry, indication of interest or request for information (other than an inquiry, indication of interest or request for information made or submitted by Parent) that could reasonably be expected to lead to an Acquisition Proposal.

Acquisition Proposal. “Acquisition Proposal” shall mean any offer or proposal (other than an offer or proposal made or submitted by Parent) contemplating or otherwise relating to any Acquisition Transaction.

Acquisition Transaction. “Acquisition Transaction” shall mean any transaction or series of transactions involving:

(a) any merger, consolidation, amalgamation, share exchange, business combination, issuance of securities, acquisition of securities, reorganization recapitalization, tender offer, exchange offer or other similar transaction: (i) in which any of the Acquired Corporations is a constituent corporation; (ii) in which a Person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) of Persons directly or indirectly acquires beneficial or record ownership of securities representing more than 15% of the outstanding securities of any class of voting securities of any of the Acquired Corporations; or (iii) in which any Acquired Corporation issues securities representing more than 15% of the outstanding securities of any class of voting securities of such Acquired Corporation;

(b) any sale, lease, exchange, transfer, license, acquisition or disposition of any business or businesses or assets that constitute or account for: (i) 15% or more of the consolidated net revenues of the Acquired Corporations, consolidated net income of the Acquired Corporations or consolidated book value of the assets of the Acquired Corporations; or (ii) 15% or more of the fair market value of the assets of the Acquired Corporations; or

(c) any liquidation or dissolution of any of the Acquired Corporations, other than a liquidation or dissolution of any subsidiary of the Company after which the Company continues to hold all of the assets and rights previously held by such subsidiary.

Agreement. “Agreement” shall mean the Agreement and Plan of Merger and Reorganization to which this Exhibit A is attached, as it may be amended from time to time.

Closing Adjustment to Purchase Shares. “Closing Adjustment to Purchase Shares” shall mean the value determined by dividing:

(A) (i) all amounts owed by the Company to Parent under the Credit Facility immediately prior to the Effective Time of Merger I, minus (ii) all fees and expenses, not to exceed $425,000 in the aggregate, owed by the Company to its legal and financial advisors in connection with the Transaction, minus (iii) the value of all New Company Revenue immediately prior to the Effective Time of Merger I, plus (iv) any indebtedness of the Company (other than the Credit Facility) outstanding immediately prior to the Effective Time of Merger I that was not reflected in the Company’s Quarterly Report on Form 10-QSB for the quarter ended September 30, 2004, plus (v) the amount, if any, by which Company’s working capital immediately prior to the Effective Time of Merger I is less than $100,000 (provided, however, that for purposes of this subsection (v), working capital shall be determined without giving effect to (x) any cash and cash equivalents held by the Company, and (y) any amounts owed by the Company to Parent under the Credit Facility); by

(B) 11.971.

Immediately prior to the Effective Time of Merger I, Parent and the Company shall reasonably and mutually agree upon a balance sheet of the Company as of the Closing Date and a calculation setting forth the Closing Adjustment to Purchase Shares.

COBRA. “COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

Code. “Code” shall mean the Internal Revenue Code of 1986, as amended.

Common Stock Exchange Ratio. “Common Stock Exchange Ratio” shall mean a fraction, (A) the numerator of which shall be (x) 2,000,000 minus (y) the Closing Adjustment to Purchase Shares (provided that the Closing Adjustment to Purchase Shares is a value greater than zero) and (B) the denominator of which shall be the sum of (i) the number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time of Merger I, (ii) the number of shares of Company Common Stock issuable upon the conversion of any and all shares of Company Preferred Stock issued and outstanding immediately prior to the Effective Time of Merger I, (iii) the number of shares of Company Common Stock issuable upon the exercise of any and all Company Options outstanding immediately prior to the Effective Time of Merger I, (iv) the number of shares of Company Common Stock issuable upon the exercise of all Company Warrants that are exercisable for shares of Company Common Stock and outstanding immediately prior to the Effective Time of Merger I, and (v) the number of shares of Company Common Stock issuable upon the conversion of any and all shares of Company Preferred Stock issuable upon the exercise of all Company Warrants that are exercisable for shares of Company Preferred Stock and outstanding immediately prior to the Effective Time of Merger I.

Company Affiliate. “Company Affiliate” shall mean any Person under common control with any of the Acquired Corporations within the meaning of Sections 414(b), (c), (m) and (o) of the Code, and the regulations issued thereunder.

Company Associate. “Company Associate” shall mean any current or former employee, independent contractor, officer or director of any of the Acquired Corporations or any Company Affiliate.

Company Benefit Agreement. “Company Benefit Agreement” shall mean each management, employment, severance, change in control, consulting, relocation, repatriation or expatriation agreement or other Contract between any of the Acquired Corporations or any Company Affiliate and any Company Associate, other than any such Contract with a Company Associate that is terminable “at will” without any obligation on the part of the applicable Acquired Corporation or Company Affiliate to make any payments or provide any benefits in connection with such termination.

Company Benefit Plan. “Company Benefit Plan” shall mean each employment, consulting, salary, bonus, vacation, deferred compensation, incentive compensation, stock purchase, stock option or other equity-based, severance, termination, retention, change-in-control, death and disability benefits, hospitalization, medical, life or other insurance, flexible benefits, supplemental unemployment benefits, other welfare fringe benefits, profit-sharing, pension or retirement plan, program, Contract or commitment and each other employee benefit plan or arrangement, whether written or unwritten, and whether funded or unfunded, including each Foreign Plan and each “employee benefit plan,” within the meaning of Section 3(3) of ERISA (whether or not ERISA is applicable to such plan), that is or has been sponsored, maintained, contributed to or required to be contributed to by any of the Acquired Corporations or any Company Affiliate for the benefit of any Company Associate or with respect to which any of the Acquired Corporations or any Company Affiliate has or may have any liability or obligation.

Company Common Stock. “Company Common Stock” shall mean the Common Stock, $0.00001 par value per share, of the Company.

Company Contract. “Company Contract” shall mean any Contract: (a) to which any of the Acquired Corporations is a party; (b) by which any of the Acquired Corporations or any Company IP or any other asset of any of the Acquired Corporations is or may become bound or under which any of the Acquired Corporations has, or may become subject to, any obligation; or (c) under which any of the Acquired Corporations has or may acquire any right or interest.

Company IP. “Company IP” shall mean (a) all Intellectual Property Rights in the Company Software (including the Company Source Code) and (b) all other Intellectual Property Rights and Intellectual Property in which any of the Acquired Corporations has (or purports to have) an ownership interest or an exclusive license or similar exclusive right.

Company IP Contract. “Company IP Contract” shall mean any Contract to which any of the Acquired Corporations is or was a party or by which any of the Acquired Corporations is or was bound or to which any Company IP is or was subject, that contains any assignment or license of, or any covenant not to assert or enforce, any Intellectual Property Right or that otherwise relates to any Company IP or any Intellectual Property developed by, with or for any of the Acquired Corporations.

Company Material Adverse Effect. “Company Material Adverse Effect” shall mean any effect, change, event or circumstance that, considered together with all other effects, changes, events or circumstances, is or could reasonably be expected to be or to become materially adverse to, or has or could reasonably be expected to have or result in a material adverse effect on: (a) the business, condition (financial or otherwise), capitalization, assets (including Intellectual Property), liabilities (accrued, contingent or otherwise), operations, financial performance or prospects of the Acquired Corporations taken as a whole; (b) the ability of the Company to consummate Merger I by the Outside Date or to perform any of its covenants or obligations under the Agreement; or (c) Parent’s ability to vote, transfer, receive dividends with respect to or otherwise exercise ownership rights with respect to any of the interests of Surviving Entity I. Without limiting the generality of the foregoing, for purposes of Section 6.8 of this Agreement, a Company Material Adverse Effect shall be deemed to have occurred if any event, condition, fact or circumstance (including but not limited to any third party claim, dispute, action, suit, litigation, arbitration or proceeding) occurs, arises or exists that causes or constitutes an inaccuracy, or that in the reasonable determination of Parent could be determined adversely to the Company and give rise to or serve as a basis for an inaccuracy, in any of the Designated Representations and Warranties as if such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance (whether prior to or after the date of this Agreement and without regard to any description of such event, condition, fact or circumstance made or purported to have been made on the Disclosure Schedule).

Company Preferred Stock. “Company Preferred Stock” shall mean the Preferred Stock, $0.00001 par value per share, of the Company.

Company Software. “Company Software” shall mean any software (including firmware and other software embedded in hardware devices) owned, developed (or currently being developed), used, marketed, distributed, licensed or sold by any of the Acquired Corporations at any time (other than non-customized third-party software licensed to any of the Acquired Corporations solely for internal use on a non-exclusive basis) and shall include each version of the software products known as PrimeLine Race Book, PrimeLine Sports Book, SBX, STB VirtLottery, VirtCasino, VirtControl and VirtStation.

Company Source Code. “Company Source Code” shall mean the human-readable source code version of any Company Software, including all calculation formulae embodied in the Company Software, descriptions or details of any algorithms embodied in the Company Software and all annotations, commentary, instructions, specifications (including design, functional and other technical specifications), programmer notes (technical or otherwise), logic diagrams, flowcharts, input and output layouts, field descriptions, sort sequences, data dictionaries and file layouts relating to any Company Software.

Company Warrants. “Company Warrants” shall mean all outstanding warrants to purchase shares of Company Common Stock or shares of Company Preferred Stock, or any other security issued or issuable by the Company.

Confidentiality Agreement. “Confidentiality Agreement” shall mean the Confidentiality Agreement dated October 4, 2004 between the Company and Parent.

Consent. “Consent” shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

Contemplated Transactions. “Contemplated Transactions” shall mean Merger I, Merger II and the other transactions and actions contemplated by this Agreement and the transactions and actions contemplated by the Voting Agreements.

Contract. “Contract” shall mean any written, oral or other agreement, contract, subcontract, lease, understanding, arrangement, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature.

Designated Representations and Warranties. “Designated Representations and Warranties” shall mean any representation or warranty made by the Company in this Agreement in: (i) the first sentence of Section 2.3(a); (ii) the penultimate sentence of Section 2.3(a); (iii) Section 2.3(b); (iv) Section 2.3(c); (v) Section 2.9(c); (vi) Section 2.9(g); (vii) Section 2.12; (viii) Section 2.29; (ix) Section 2.30(a); and (x).

DGCL. “DGCL” shall mean the Delaware General Corporation Law.

Disclosure Schedule. “Disclosure Schedule” shall mean the disclosure schedule that has been prepared by the Company in accordance with the requirements of Section 9.6 of the Agreement and that has been delivered by the Company to Parent on the date of the Agreement.

DOL. “DOL” shall mean the United States Department of Labor.

Encumbrance. “Encumbrance” shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

Entity. “Entity” shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity.

ERISA. “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

Exchange Act. “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

FMLA. “FMLA” shall mean the Family Medical Leave Act of 1993, as amended.

Foreign Plan. “Foreign Plan” shall mean: (a) any plan, program, policy, practice, Contract or other arrangement mandated by a Governmental Body outside the United States to which any of the Acquired Corporations is required to contribute or under which any of the Acquired Corporations has or may have any liability; (b) any Company Benefit Plan that is subject to any of the Legal Requirements of any jurisdiction outside the United States; and (c) any Company Benefit Plan that covers or has covered any Company Associate whose services are or have been performed primarily outside of the United States.

Form S-4 Registration Statement. “Form S-4 Registration Statement” shall mean the registration statement on Form S-4 to be filed with the SEC by Parent in connection with issuance of Parent Common Stock in Merger I, as said registration statement may be amended prior to the time it is declared effective by the SEC.

Gaming Authorities. “Gaming Authorities” shall mean any or all licensing, gaming and regulatory authorities or Governmental Bodies in any jurisdiction whose Consent is necessary or appropriate under Gaming Laws for the ownership of an interest in any party, the operation of any party’s business or for the consummation of any of the Contemplated Transactions.

Gaming Laws. “Gaming Laws” shall mean, with respect to any Person, any federal, local, municipal, tribal, foreign or other law, statute, constitution, resolution, ordinance, code, edict, decree, rule, regulation, permit, consent, approval, license, judgment, order, injunction, authorization, ruling or requirement issued, enacted, adopted, promulgated, implemented, governing or otherwise put into effect by or under the authority of any Gaming Authorities relating to the current or contemplated gaming activities and operations of such Person and its affiliates.

Governmental Authorization. “Governmental Authorization” shall mean any: (a) permit, license, certificate, franchise, finding of suitability, exemption, entitlement, approval, permission, variance, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body (including the Gaming Authorities) or pursuant to any Legal Requirement (including the Gaming Laws); or (b) right under any Contract with any Governmental Body.

Governmental Body. “Governmental Body” shall mean any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, tribal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or Entity and any court or other tribunal); or (d) self-regulatory organization (including the NASDAQ National Market).

HIPAA. “HIPAA” shall mean the Health Insurance Portability and Accountability Act of 1996, as amended.

HSR Act. “HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

Intellectual Property. “Intellectual Property” shall mean algorithms, application programmers’ interfaces (APIs), apparatus, circuit designs and assemblies, gate arrays, IP cores, net lists, photomasks, semiconductor devices, test vectors, databases, data and results from simulations or tests, design rules, diagrams, formulae, GDSII files, inventions (whether or not patentable), know-how, logos, marks (including brand names, product names, logos and slogans), methods, network configurations and architectures, processes, proprietary information, protocols, schematics, simulation methods or techniques, specifications, software, software code (in any form, including source code and executable or object code), software development tools, subroutines, techniques, test vectors, user interfaces, uniform resource locators (URLs), web sites, works of authorship and other forms of technology (whether or not embodied in any tangible form and including all tangible embodiments of the foregoing, such as instruction manuals, laboratory notebooks, prototypes, samples, studies and summaries).

Intellectual Property Rights. “Intellectual Property Rights” shall mean all rights of the following types, which may exist or be created under the laws of any jurisdiction in the world: (a) rights associated with works of authorship, including exclusive exploitation rights, copyrights, moral rights and mask works; (b) trademark and trade name rights and similar rights; (c) trade secret rights; (d) patent and industrial property rights; (e) other proprietary rights in Intellectual Property; and (f) rights in or relating to registrations, renewals, extensions, combinations, divisions and reissues of, and applications for, any of the rights referred to in clauses (a) through (e) above.

IRS. “IRS” shall mean the United States Internal Revenue Service.

Legal Proceeding. “Legal Proceeding” shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, regulatory, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

Legal Requirement. “Legal Requirement” shall mean any federal, state, local, municipal, tribal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, permit, consent, approval, license, judgment, order, injunction, authorization, ruling or requirement issued, enacted, adopted, promulgated, implemented, governing or otherwise put into effect by or under the authority of any Governmental Body (or under the authority of the NASDAQ National Market), including Gaming Laws.

New Company Revenue. “New Company Revenue” shall mean the aggregate net cash payments that each of (i) Parent’s Chief Executive Officer or Chief Financial Officer, (ii) Parent’s independent registered public accounting firm and (iii) the Company’s Chief Executive Officer or Chief Financial Officer reasonably agree would be collected by Company during the one year period immediately following the Effective Time of Merger I pursuant to any New Company Contract.

New Company Contract. “New Company Contract” shall mean any written agreement contemplating a license of the Company’s products that is entered into by the Company after the date of this Agreement and prior to the Effective Time of Merger I, provided that the terms and conditions of such agreement are consistent in all material respects with those set forth in the written proposal related thereto that the Company provided to Parent prior to the date of this Agreement.

Parent Common Stock. “Parent Common Stock” shall mean the Common Stock, $0.10 par value per share, of Parent.

Parent Material Adverse Effect. “Parent Material Adverse Effect” shall mean any effect, change, event or circumstance that, considered together with all other effects, changes, events or circumstances, is or could reasonably be expected to be or to become materially adverse to, or has or could reasonably be expected to have or result in a material adverse effect on: (a) the business, condition (financial or otherwise), capitalization, assets (including Intellectual Property), liabilities (accrued, contingent or otherwise), operations, financial performance or prospects of Parent and its Subsidiaries taken as a whole; or (ii) the ability of Parent to consummate Merger I or any of the other Contemplated Transactions or to perform any of its obligations under the Agreement; provided, however, that a decline in Parent’s stock price, in and of itself, shall not be deemed to be, to have or to result in a Parent Material Adverse Effect.

Person. “Person” shall mean any individual, Entity or Governmental Body.

Prospectus/Proxy Statement. “Prospectus/Proxy Statement” shall mean the prospectus/proxy statement to be sent to the Company’s stockholders in connection with the Company Stockholders’ Meeting.

“Qualified Primeline/SBX/STB Offer” shall mean an unsolicited bona fide written offer by a third party to purchase, for cash in an amount greater than $9.0 million, the Primeline/SBX/STB portion of the Company’s business, that: (a) was not obtained or made as a direct or indirect result of a breach of this Agreement, the Confidentiality Agreement or any “standstill” or similar agreement under which any Acquired Corporation has any rights or obligations; and (b) is on such other terms and conditions that each of Parent and the Company determine, in their respective reasonable, good faith judgment that it is reasonably likely that such transaction would be consummated; provided, however, that such transaction shall be deemed not reasonably likely to be consummated if any financing required to consummate such transaction is not committed and is not reasonably capable of being obtained by such third party, or if the consummation of such transaction is contingent on any such financing being obtained.

Registered IP. “Registered IP” shall mean all Intellectual Property Rights that are registered, filed or issued by, with or under the authority of any Governmental Body, including all patents, registered copyrights, registered mask works and registered trademarks and all applications for any of the foregoing.

Representatives. “Representatives” shall mean directors, officers, other employees, agents, attorneys, accountants, advisors and representatives.

Sarbanes-Oxley Act. “Sarbanes-Oxley Act” shall mean the Sarbanes-Oxley Act of 2002, as it may be amended from time to time.

SEC. “SEC” shall mean the United States Securities and Exchange Commission.

Securities Act. “Securities Act” shall mean the Securities Act of 1933, as amended.

Series A Preferred Stock. “Series A Preferred Stock” shall mean the Series A Preferred Stock, $0.00001 par value per share, of the Company.

Series A Preferred Stock Exchange Ratio. “Series A Preferred Stock Exchange Ratio” shall mean the Common Stock Exchange Ratio multiplied by 2631.579.

Series B Preferred Stock. “Series B Preferred Stock” shall mean the Series B Preferred Stock, $0.00001 par value per share, of the Company.

Series B Preferred Stock Exchange Ratio. “Series B Preferred Stock Exchange Ratio” shall mean the Common Stock Exchange Ratio multiplied by the value determined by dividing (A) the sum of (i) $1,000 plus (ii) the amount of all dividends that have accrued with respect to one share of Series B Preferred Stock and remain unpaid immediately prior to the Effective Time of Merger I, by (B) $0.70.

Subsidiary. An entity shall be deemed to be a “Subsidiary” of another Person if such Person directly or indirectly owns or purports to own, beneficially or of record, (a) an amount of voting securities of other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity’s board of directors or other governing body, or (b) at least 50% of the outstanding equity, voting, beneficial or financial interests in such Entity.

Superior Offer. “Superior Offer” shall mean an unsolicited bona fide written offer by a third party to purchase, in exchange for consideration consisting exclusively of cash and/or publicly traded equity securities, all of the outstanding shares of Company Common Stock (including a two-step exchange-merger transaction), that: (a) was not obtained or made as a direct or indirect result of a breach of Section 4.3 of this Agreement, the Confidentiality Agreement or any “standstill” or similar agreement under which any Acquired Corporation has any rights or obligations; and (b) is on terms and conditions that the board of directors of the Company determines, in its reasonable, good faith judgment, after consultation with an independent financial advisor of nationally recognized reputation: (i) to be more favorable, from a financial point of view, to the Company’s stockholders than the terms of Merger I; and (ii) make it reasonably likely that such transaction would be consummated; provided, however, that any such offer shall not be deemed to be a “Superior Offer” if any financing required to consummate the transaction contemplated by such offer is not committed and is not reasonably capable of being obtained by such third party, or if the consummation of such transaction is contingent on any such financing being obtained.

Tax. “Tax” shall mean any federal, state, local, tribal, foreign or other tax (including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, estimated tax, unemployment tax, national health insurance tax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, gaming tax, withholding tax or payroll tax), levy, assessment, tariff, duty (including any customs duty), deficiency or fee, and any related charge or amount (including any fine, penalty, addition to tax or interest), imposed, assessed or collected by or under the authority of any Governmental Body.

Tax Return. “Tax Return” shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information, and any amendment or supplement to any of the foregoing, filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

Triggering Event. A “Triggering Event” shall be deemed to have occurred if: (a) the board of directors of the Company shall have failed to recommend that the Company’s stockholders vote to adopt and approve the Agreement, or shall have withdrawn or modified in a manner adverse to Parent the Company Board Recommendation; (b) the Company shall have failed to include in the Prospectus/Proxy Statement the Company Board Recommendation; (c) the board of directors of the Company fails to reaffirm publicly the Company Board Recommendation, within ten business days after Parent requests in writing that such recommendation or determination be reaffirmed publicly (or five business days if such request is made by Parent within ten business days of the Company Stockholders’ Meeting); (d) the board of directors of the Company shall have approved, endorsed or recommended any Acquisition Proposal; (e) the Company shall have executed any letter of intent, memorandum of understanding or similar document relating to the terms and conditions of any Acquisition Proposal or any Contract accepting any Acquisition Proposal; (f) a tender or exchange offer relating to securities of the Company shall have been commenced and the Company shall not have sent to its securityholders, within ten business days after the commencement of such tender or exchange offer, a statement disclosing that the Company recommends rejection of such tender or exchange offer; (g) any of the Acquired Corporations or any Representative of any of the Acquired Corporations shall have materially breached any of the provisions set forth in Section 4.3; or (h) the Company shall have failed to hold the Company Stockholders’ meeting as promptly as practicable and in any event within 45 days after the Form S-4 Registration Statement is declared effective under the Securities Act.

Unaudited Interim Balance Sheet. “Unaudited Interim Balance Sheet” shall mean the unaudited consolidated balance sheet of the Company and its consolidated subsidiaries as of September 30 2004, included in the Company’s Report on Form 10-QSB for the fiscal quarter ended September 30, 2004, as filed with the SEC prior to the date of this Agreement.

ANNEX B—OPINION OF TRENWITH VALUATION, LLC

ANNEX B—OPINION OF TRENWITH VALUATION, LLC

February 19, 2005

Board of Directors

VirtGame Corp.

6969 Corte Santa Fe, Suite A

San Diego, California 92121-3270

To the Board of Directors:

We understand that VirtGame Corp., a Delaware corporation (the “Company”), and Mikohn Gaming Corporation, a Nevada Corporation, d/b/a Progressive Gaming International Corporation (the “Acquiror”), have proposed to (i) effect a merger of Viking Acquisition Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Acquiror (“Merger Sub I”), with and into the Company, and (ii) immediately following the effectiveness of such merger, effect a second merger of the Company with and into Viking Merger Subsidiary, LLC, a Delaware limited liability company (“Merger Sub II”). The mergers referenced in clauses (i) and (ii) above are referred to herein as the “Transaction”. Upon consummation of the Transaction, the Company shall cease to exist. The Agreement and Plan of Merger and Reorganization (the “Agreement”), to be entered into among Acquiror, Merger Sub I, Merger Sub II and the Company, sets forth the principal terms of the Transaction. Capitalized terms used herein but not otherwise defined herein shall have the respective meanings stated or ascribed to them in the Agreement.

You have requested our opinion as to whether the Exchange Ratio is fair from a financial point of view to the stockholders of the Company, other than Acquiror.

The Agreement provides, among other things, that the stockholders of the Company (other than the Company, any wholly-owned subsidiary of the Company, Acquiror or any wholly-owned subsidiary of Acquiror) will receive the number of shares of Acquiror’s common stock, par value $0.10 per share (the “Acquiror Common Stock”), as determined pursuant to the Exchange Ratio. We note the Agreement provides that in no event will Acquiror issue in excess of an aggregate of 2,000,000 shares of Acquiror Common Stock in connection with the Transaction (including all shares of Acquiror Common Stock issuable upon the exercise of Company Options and Company Warrants assumed by Acquiror pursuant to the Agreement). We note further that a significant percentage of Acquiror Common Stock issuable in connection with the Transaction may be issued to holders of Company Options and Company Warrants pursuant to the terms of the Agreement.

In connection with our opinion, we have:

(a)	considered the draft dated February 14, 2005 of the Agreement;

(b)	considered certain financial and other information relating to the Company and the Acquiror that was publicly available or furnished to us by the Company, including financial forecasts;

(c)	met with members of the Company’s management to discuss the business, operations, historical financial results and future prospects of the Company and the Acquiror;

(d)	considered certain financial and securities data of the Company and the Acquiror and compared that data with similar data for other publicly-held companies in businesses similar to those of the Company and the Acquiror;

(e)	considered the financial terms of certain recent acquisitions of companies in businesses similar to those of the Company;

Board of Directors of

VirtGame Corp.

February 19, 2005

(f)	performed a discounted cash flow analysis, a transaction method analysis and a guideline company method analysis; and

(g)	considered such other information, financial studies, analyses and investigations and financial, economic and market criteria as we deemed relevant and appropriate for purposes of this opinion.

Our opinion is based on prevailing interest rates, dividend rates and market conditions, and other circumstances and conditions existing as of the date hereof, and our opinion does not represent our view as to what the value of the Acquiror Common Stock actually will be when the Acquiror Common Stock is issued to the stockholders of the Company following consummation of the Transaction. Such actual value of the Acquiror Common Stock could be higher or lower depending upon changes in such interest rates, dividend rates, market conditions, general economic conditions and other factors, which generally influence the price of securities. Because of the large aggregate amount of Acquiror Common Stock being issued to stockholders of the Company and other factors, such securities may trade initially at prices below those at which they would trade on a fully distributed basis. Furthermore, any valuation of securities is only an approximation, subject to uncertainties and contingencies, all of which are difficult to predict and beyond the control of our firm.

The opinions expressed herein are subject to the following additional qualifications and limitations:

(i)	In arriving at our opinion, we have relied upon and assumed, without independent verification, the accuracy and completeness of all financial and other information that was publicly available or furnished to us by the Company or Acquiror. With respect to the financial forecasts analyzed by us, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the Company’s and Acquiror’s management as to the future financial performance of the Company and Acquiror.

(ii)	We have assumed, with your consent, that the Transaction will be consummated in accordance with the terms described in the Agreement, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary regulatory or third party approvals, consents and releases for the Transaction, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on the Company or the Transaction. Representatives of the Company have advised us, and we further have assumed, that the final terms of the Agreement will not vary materially from those set forth in the draft reviewed by us.

(iii)	We have not made an independent evaluation or appraisal of the assets of the Company, including, without limitation, the Company’s software and other proprietary information, nor have we been furnished with any such appraisals. We have not been requested to, and did not, solicit third party indications of interest in acquiring all or any part of the Company.

(iv)	Our opinion does not address, and should not be construed to address, a view as to the allocation of the consideration paid in the Transaction among the holders of Company Common Stock, Company Preferred Stock, Company Options and Company Warrants. Additionally, we have assumed with your consent that the definition of Common Stock Exchange Ratio is entirely consistent with the respective rights of the holders of Company Common Stock, Company Preferred Stock, Company Options and Company Warrants under the applicable agreements between the Company and such holders, the by-laws of the Company, the certificate of incorporation of the Company, as amended from time to time, and applicable Delaware law.

Board of Directors of

VirtGame Corp.

February 19, 2005

(v)	Our opinion does not constitute a view regarding the solvency of the Company or Acquiror prior to or subsequent to the Transaction. Trenwith Valuation, LLC (“Trenwith”) has performed no procedures to determine the solvency of the Company or Acquiror. As such, this Opinion does not constitute a solvency opinion, and should not be relied upon for such purposes.

(vi)	Our opinion does not address, and should not be construed to address, either the underlying business decision to effect the Transaction or whether the consideration to be received by the stockholders in the Transaction represents the highest price obtainable. We express no view as to the federal, state or local tax consequences of the Transaction.

(vii)	Our opinion is based on business, economic, market and other conditions as they exist as of the date hereof or as of the date of the information provided to us.

(viii)	This opinion is effective as of the date hereof. We have no obligation to update the opinion unless requested by you in writing to do so and expressly disclaim any responsibility to do so in the absence of any such request.

We will receive a fee as compensation for our services in rendering this opinion. We have advised you and you have acknowledged that our affiliate, BDO Seidman, LLP, is the auditor of Acquiror.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio is fair from a financial point of view to the stockholders of the Company, other than Acquiror.

This letter is for the information of the Board of Directors in connection with the Transaction described herein. This opinion may not be quoted or referred to, in whole or in part, filed with, or furnished or disclosed to any other party, or used for any other purpose, without our prior written consent, except that this opinion may be included in its entirety in any proxy statement/prospectus filed with the U.S. Securities and Exchange Commission and to be distributed to the stockholders of the Company in connection with the Transaction.

Yours sincerely,

ANNEX C—SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW

ANNEX C—SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW

SECTION 262.    Appraisal Rights.

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to Section 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to Section 251 (other than a merger effected pursuant to Section 251(g) of this title), Section 252, Section 254, Section 257, Section 258, Section 263 or Section 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of Section 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to Sections 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under Section 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to Section 228 or Section 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.	INDEMNIFICATION OF DIRECTORS AND OFFICERS

The Articles of Incorporation of Mikohn Gaming Corporation, d/b/a Progressive Gaming International Corporation (the “Company”), provide that no officer or director will be personally liable to the Company or any stockholders for damages for breach of fiduciary duty as a director or officer, except for (i) acts or omissions that involve intentional misconduct, fraud or a knowing violation of law, or (ii) the payment of dividends in violation of the General Corporation Law of Nevada (the “Corporation Law”). If the Corporation Law is amended or interpreted to eliminate or limit further the personal liability of directors or officers, then the liability of all directors and officers automatically will be eliminated or limited to the full extent then so permitted. These provisions in the Articles of Incorporation will not eliminate the fiduciary duties of the directors and officers and, in appropriate circumstances, equitable remedies such as injunctive relief or other forms of non-monetary relief will remain available under Nevada law. These provisions also will not affect responsibilities imposed under any other law, such as the federal securities laws or state or federal environmental laws.

The Company Bylaws provide that the Company will indemnify its directors and officers and may indemnify its employees and other agents to the fullest extent permitted under the Corporation Law. The Company believes that indemnification under its Bylaws covers at least negligence and gross negligence by indemnified parties and permits the Company to advance litigation expenses in the case of stockholders derivative actions or other actions, against an undertaking by the indemnified party to repay such advances if it is ultimately determined that the indemnified party is not entitled to indemnification. The Board of Directors has authorized the purchase by the Company of liability insurance for its officers and directors.

The Company has entered into separate indemnification agreements with each of its directors and officers. These agreements require the Company, among other things, to indemnify such persons against certain liabilities that may arise by reason of their status or service as directors or officers (other than liabilities arising from actions not taken in good faith or in a manner the indemnitee believed to be opposed to the best interests of the Company), to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified and to obtain directors’ and officers’ liability insurance, if available, on terms deemed reasonable by the Board of Directors. These indemnification agreements are separate and independent of the indemnification rights under the Bylaws and are irrevocable.

ITEM 21.	EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a)	Exhibits

The following exhibits are filed as part of this Registration Statement:

2.1	Agreement and Plan of Merger and Reorganization, dated as of February 19, 2005, by and among Mikohn Gaming Corporation, d/b/a Progressive Gaming International Corporation, Viking Acquisition Sub, Inc., Viking Merger Subsidiary, LLC and VirtGame Corp., incorporated by reference to Exhibit 2.1 to Mikohn’s Current Report on Form 8-K filed on February 23, 2005.

3.1	Amended and Restated Articles of Incorporation, incorporated by reference to Exhibit 3.1 to Amendment No. 1 to Mikohn’s Registration Statement on Form S-1 (No. 33-69076).

3.2	Amended and Restated Bylaws, incorporated by reference to Exhibit 3.2 to Amendment No. 1 to Mikohn’s Registration Statement on Form S-1 (No. 33-69076).

3.3	Certificate of Designation, Rights, Preferences, and Rights of Series A Junior Participating Preferred Stock of the Registrant, incorporated by reference to Exhibit A of Exhibit 3 to the Registration Statement on Form 8-A filed on August 2, 2000.

4.1		Rights Agreement dated as of June 14, 1999 between the Registrant and U.S. Stock Transfer Corporation, as the Rights Agent, incorporated by reference to Exhibit 3 to the Registration Statement on Form 8-A filed on August 2, 2000.

4.2		Indenture, dated as of August 22, 2001, by and among the Registrant, Firstar Bank, N.A. and the Guarantors, incorporated by reference to Exhibit 4.8 of Mikohn’s registration statement on Form S-3 filed on September 14, 2001.

4.3		Guarantee, dated August 22, 2001, by and among the Guarantors named therein, incorporated by reference to Exhibit 4.9 of Mikohn’s registration statement on Form S-3 filed on September 14, 2001.

4.4		Pledge and Security Agreement, dated August 22, 2001, by and among the Registrant, Firstar Bank, N.A. and the Guarantors named therein, incorporated by reference to Exhibit 4.10 of Mikohn’s registration statement on Form S-3 filed on September 14, 2001.

4.5		Deed of Trust, Security Agreement and Fixture Filing with Assignment of Rents, dated as of August 22, 2001, by and among the Registrant, Stewart Title of Nevada and Firstar Bank, N.A., incorporated by reference to Exhibit 4.11 of Mikohn’s registration statement on Form S-3 filed on September 14, 2001.

4.6		Trademark Security Agreement, dated as of August 22, 2001, by and between the Registrant and Firstar Bank, N.A., incorporated by reference to Exhibit 4.12 of Mikohn’s registration statement on Form S-3 filed on September 14, 2001.

4.7		Patent Security Agreement, dated as of August 22, 2001, by and between the Registrant and Firstar Bank, N.A., incorporated by reference to Exhibit 4.13 of Mikohn’s registration statement on Form S-3 filed on September 14, 2001.

4.8		Copyright Security Agreement, dated as of August 22, 2001, by and between the Registrant and Firstar Bank, N.A., incorporated by reference to Exhibit 4.14 of Mikohn’s registration statement on Form S-3 filed on September 14, 2001.

4.9		Specimen Certificate of common stock of Mikohn, incorporated by reference to Mikohn’s Registration Statement of Form S-1 (No. 33-69076).

5.1		Opinion of Michael Dreitzer, Esq., regarding the validity of the securities to be issued.

8.1	†	Form of Opinion of Cooley Godward LLP, regarding tax disclosure.

8.2	†	Form of Opinion of Preston, Gates and Ellis LLP, regarding tax disclosure.

10.15		Secured Promissory Note, dated February 19, 2005, executed by VirtGame Corp. in favor of Mikohn Gaming Corporation, d/b/a Progressive Gaming International Corporation, incorporated by reference to Exhibit 99.1 to Mikohn’s Current Report on Form 8-K filed on February 23, 2005.

21.1		Subsidiaries, incorporated by reference to Exhibit 21.1 to Mikohn’s Annual Report on Form 10-K for the year ended December 31, 2004.

23.1		Consent of BDO Seidman, LLP, independent registered public accounting firm, with respect to Mikohn Gaming Corporation.

23.2		Consent of PKF, Certified Public Accountants, independent registered public accounting firm, with respect to VirtGame Corp.

24.1	†	Power of Attorney.

99.1	*	Form of proxy card for special meeting for stockholders of VirtGame Corp.

99.2		Consent of Trenwith Valuation LLC, financial advisors to VirtGame Corp.

†	Previously filed.
*	To be filed by amendment.

(b)	Financial Statement Schedules

None.

ITEM 22.	UNDERTAKINGS

The undersigned Registrant hereby undertakes:

(a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (§230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(d) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(e) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(f) That every prospectus: (i) that is filed pursuant to paragraph (e) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post–effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(g) Insofar as indemnification for liabilities under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 20 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(h) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of any such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of this registration statement through the date of responding to the request.

(i) To supply by means of a post–effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Amendment No. 2 to the Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in Las Vegas, Nevada, on June 28, 2005.

MIKOHN GAMING CORPORATION D/B/A PROGRESSIVE GAMING INTERNATIONAL CORPORATION

By:	/S/ RUSSEL H. MCMEEKIN
Russel H. McMeekin President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated:

Signature	Title	Date

/S/ RUSSEL H. MCMEEKIN Russel H. McMeekin	President and Chief Executive Officer (Principal Executive Officer)	June 28, 2005

/S/ MICHAEL A. SICURO Michael A. Sicuro	Executive Vice President, Chief Financial Officer, Treasurer and Secretary (Principal Financial Officer)	June 28, 2005

/S/ HEATHER A. ROLLO Heather A. Rollo	Vice President of Finance and Chief Accounting Officer (Principal Accounting Officer)	June 28, 2005

* Peter G. Boynton	Chairman of the Board	June 28, 2005

* Terrance W. Oliver	Director	June 28, 2005

* Rick L. Smith	Director	June 28, 2005

* James E. Meyer	Director	June 28, 2005

* Douglas M. Todoroff	Director	June 28, 2005

*By:	/S/ MICHAEL A. SICURO
Michael A. Sicuro Attorney-In-Fact

EXHIBIT INDEX

2.1	Agreement and Plan of Merger and Reorganization, dated as of February 19, 2005, by and among Mikohn Gaming Corporation, d/b/a Progressive Gaming International Corporation, Viking Acquisition Sub, Inc., Viking Merger Subsidiary, LLC and VirtGame Corp., incorporated by reference to Exhibit 2.1 to Mikohn’s Current Report on Form 8-K filed on February 23, 2005.

3.1	Amended and Restated Articles of Incorporation, incorporated by reference to Exhibit 3.1 to Amendment No. 1 to Mikohn’s Registration Statement on Form S-1 (No. 33-69076).

3.2	Amended and Restated Bylaws, incorporated by reference to Exhibit 3.2 to Amendment No. 1 to Mikohn’s Registration Statement on Form S-1 (No. 33-69076).

3.3	Certificate of Designation, Rights, Preferences, and Rights of Series A Junior Participating Preferred Stock of the Registrant, incorporated by reference to Exhibit A of Exhibit 3 to the Registration Statement on Form 8-A filed on August 2, 2000.

4.1	Rights Agreement dated as of June 14, 1999 between the Registrant and U.S. Stock Transfer Corporation, as the Rights Agent, incorporated by reference to Exhibit 3 to the Registration Statement on Form 8-A filed on August 2, 2000.

4.2	Indenture, dated as of August 22, 2001, by and among the Registrant, Firstar Bank, N.A. and the Guarantors, incorporated by reference to Exhibit 4.8 of Mikohn’s registration statement on Form S-3 filed on September 14, 2001.

4.3	Guarantee, dated August 22, 2001, by and among the Guarantors named therein, incorporated by reference to Exhibit 4.9 of Mikohn’s registration statement on Form S-3 filed on September 14, 2001.

4.4	Pledge and Security Agreement, dated August 22, 2001, by and among the Registrant, Firstar Bank, N.A. and the Guarantors named therein, incorporated by reference to Exhibit 4.10 of Mikohn’s registration statement on Form S-3 filed on September 14, 2001.

4.5	Deed of Trust, Security Agreement and Fixture Filing with Assignment of Rents, dated as of August 22, 2001, by and among the Registrant, Stewart Title of Nevada and Firstar Bank, N.A., incorporated by reference to Exhibit 4.11 of Mikohn’s registration statement on Form S-3 filed on September 14, 2001.

4.6	Trademark Security Agreement, dated as of August 22, 2001, by and between the Registrant and Firstar Bank, N.A., incorporated by reference to Exhibit 4.12 of Mikohn’s registration statement on Form S-3 filed on September 14, 2001.

4.7	Patent Security Agreement, dated as of August 22, 2001, by and between the Registrant and Firstar Bank, N.A., incorporated by reference to Exhibit 4.13 of Mikohn’s registration statement on Form S-3 filed on September 14, 2001.

4.8	Copyright Security Agreement, dated as of August 22, 2001, by and between the Registrant and Firstar Bank, N.A., incorporated by reference to Exhibit 4.14 of Mikohn’s registration statement on Form S-3 filed on September 14, 2001.

4.9	Specimen Certificate of common stock of Mikohn, incorporated by reference to Mikohn’s Registration Statement of Form S-1 (No. 33-69076).

5.1	Opinion of Michael Dreitzer, Esq., regarding the validity of the securities to be issued.

8.1†	Form of Opinion of Cooley Godward LLP, regarding tax disclosure.

8.2†	Form of Opinion of Preston, Gates and Ellis LLP, regarding tax disclosure.

10.15	Secured Promissory Note, dated February 19, 2005, executed by VirtGame Corp. in favor of Mikohn Gaming Corporation, d/b/a Progressive Gaming International Corporation, incorporated by reference to Exhibit 99.1 to Mikohn’s Current Report on Form 8-K filed on February 23, 2005.

21.1	Subsidiaries, incorporated by reference to Exhibit 21.1 to Mikohn’s Annual Report on Form 10-K for the year ended December 31, 2004.

23.1	Consent of BDO Seidman, LLP, independent registered public accounting firm, with respect to Mikohn Gaming Corporation.

23.2	Consent of PKF, Certified Public Accountants, independent registered public accounting firm, with respect to VirtGame Corp.

24.1†	Power of Attorney.

99.1*	Form of proxy card for special meeting for stockholders of VirtGame Corp.

99.2	Consent of Trenwith Valuation LLC, financial advisors to VirtGame Corp.

†	Previously filed.
*	To be filed by amendment.